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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 7, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

RLJ Lodging Trust
(Exact Name of Registrant as Specified in governing instruments)

3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Thomas J. Baltimore, Jr.
President and Chief Executive Officer
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814
(301) 280-7777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Warren Gorrell, Jr.
David W. Bonser
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common shares of beneficial interest, $0.01 par value per share	65,557,064	(2)	$1,043,668,458.88	$119,605

(1)
Includes an indeterminate number of shares which may be issued by RLJ Lodging Trust (the "Registrant") with respect to such common shares of beneficial interests by way of a share dividend, share split or in connection with a share combination, recapitalization, merger, consolidation or otherwise.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the Registrant's common shares of beneficial interest as reported by the New York Stock Exchange on December 2, 2011.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 7, 2011

PROSPECTUS

65,557,064 Shares

Common Shares

        This prospectus relates to the offer and sale from time to time of up to 65,557,064 common shares of beneficial interest, or common shares, of RLJ Lodging Trust by the selling shareholders identified in this prospectus or in supplements to this prospectus. See "Selling Shareholders." This prospectus does not necessarily mean that the selling shareholders will offer or sell those shares. We cannot predict when or in what amounts the selling shareholders may sell any of the shares offered by this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling shareholders.

        Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "RLJ." On December 6, 2011, the last reported sale price of our common shares on the NYSE was $16.35 per share. Our principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, and our telephone number is (301) 280-7777.

        We are not offering for sale any common shares in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our common shares by the selling shareholders, but will incur expenses.

        We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. To assist us in qualifying as a REIT, shareholders generally are restricted from owning more than 9.8% of our outstanding common shares or our preferred shares of beneficial interest, in each case by value or number of shares, whichever is more restrictive. See "Description of Shares—Restrictions on Ownership and Transfer."

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 4 of this prospectus for a description of various risks you should consider in evaluating an investment in our common shares.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2011.

i

        You should rely only on the information contained in this prospectus. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, earnings before interest, taxes, depreciation and amortization, or EBITDA, funds from operations, or FFO, results of operations and prospects may have changed since those dates.

        This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Marriott International, Inc., Hilton Worldwide, InterContinental Hotels Group, Hyatt Hotels Corporation and Choice Hotels International, Inc., or their respective parents, subsidiaries or affiliates. Other than Marriott Hotel Services, Inc., which is an affiliate of Marriott International, Inc. and a selling shareholder, none of the owners of these trademarks, their respective parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, shareholders, owners, agents or employees, which we collectively refer to as the Trademark Owner Parties, is a seller of the common shares being offered hereby, plays (or will play) any role in the offer or sale of our common shares, has endorsed the offer of common shares hereby, or has any responsibility for the creation or contents of this prospectus. In addition, none of the Trademark Owner Parties has or will have any liability or responsibility whatsoever arising out of or related to the offer or sale of the common shares being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the common shares offered hereby. You must understand that, if you purchase our common shares, your sole recourse for any alleged or actual impropriety relating to the offer and sale of such common shares and/or our operation of our business will be against us and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the Trademark Owner Parties.

        Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

  •
  "our company," "we," "us" and "our" refer to RLJ Lodging Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including RLJ Lodging Trust, L.P., a Delaware limited partnership, which we refer to as "our operating partnership";

  •
  "our predecessor" collectively refers to RLJ Development, LLC, or RLJ Development, and two lodging-focused private equity funds that were sponsored and managed by RLJ Development, RLJ Lodging Fund II, L.P. (and its parallel fund), or collectively, Fund II, and RLJ Real Estate Fund III, L.P. (and its parallel fund), or collectively, Fund III, all of which were entities under the common control of Robert L. Johnson, our Executive Chairman;

  •
  "our hotels" refers to the 140 hotels owned by us as of September 30, 2011;

  •
  "our formation transactions" refers to a series of transactions in which, among other things, (1) our company was formed, (2) our operating partnership was formed, (3) each of Fund II and Fund III was merged with and into our company, with investors in each of Fund II and Fund III receiving common shares as consideration, and (4) RLJ Development contributed substantially all of its assets and liabilities to our operating partnership in exchange for units of limited partnership interest in our operating partnership, or OP Units; for a more complete description of our formation transactions, see the final prospectus relating to our initial public offering, which was filed with the Securities and Exchange Commission, or the SEC, on May 11, 2011;

ii

  •
  a "compact full-service hotel" typically refers to any hotel with (1) less than 300 guestrooms and less than 12,000 square feet of meeting space or (2) more than 300 guestrooms where, unlike traditional full-service hotels, the operations focus primarily on the rental of guestrooms such that a significant majority of its total revenue is generated from room rentals rather than other sources, such as food and beverage;

  •
  a "focused-service hotel" typically refers to any hotel where the operations focus primarily on the rental of guestrooms and that offers services and amenities to a lesser extent than a typical full-service or compact full-service hotel (for example, a focused-service hotel may have a restaurant, but, unlike a restaurant in a typical full-service or compact full-service hotel, it may not offer three meals per day and may not offer room service); in addition, a focused-service hotel differs from a compact full-service hotel in that it typically has less than 2,000 square feet of meeting space, if any at all; and

  •
  "TRSs" refers to our taxable REIT subsidiaries that are wholly-owned, directly or indirectly, by our operating partnership and any disregarded subsidiaries of our TRSs.

        We refer to the "RevPAR penetration index" of our hotels to measure each hotel's revenue per available room, or RevPAR, in relation to the average RevPAR of that hotel's competitive set. Each hotel's competitive set consists of a small group of hotels in the relevant market that we and the third-party hotel management company that manages the hotel believe are comparable for purposes of benchmarking the performance of such hotel.

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common shares. You should read carefully the more detailed information set forth under the heading "Risk Factors" and the other information included in this prospectus, including our historical and pro forma financial statements and related notes.

 Our Company

        We are a self-advised and self-administered Maryland REIT, that invests primarily in premium-branded, focused-service and compact full-service hotels. We are one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our hotels are concentrated in urban and dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We believe focused-service and compact full-service hotels with these characteristics generate high levels of RevPAR, strong operating margins and attractive returns.

        As of September 30, 2011, we owned interests in 140 hotels with 20,488 suites/rooms located in 19 states and the District of Columbia. In addition, on October 27, 2011, we acquired the 176-room Courtyard Charleston Historic District in Charleston, South Carolina. As of the date of this prospectus, we, through wholly-owned subsidiaries, own a 100% interest in 140 of our hotels and a 95% interest in one hotel.

        Our strategy is to invest primarily in premium-branded, focused-service and compact full-service hotels. Focused-service and compact full-service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets and meeting space and require fewer employees than traditional full-service hotels. We believe premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those achieved by traditional full-service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels, which have operating characteristics that resemble those of focused-service hotels. International lodging brands that are consistent with our premium-branded investment strategy include, among others, Courtyard by MarriottTM, Residence Inn by MarriottTM, Hilton Garden InnTM, Homewood Suites by HiltonTM, Hyatt PlaceTM and Embassy SuitesTM.

        We intend to elect and qualify to be taxed as a REIT, for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. Substantially all of our assets are held by, and all of our operations are conducted through, our operating partnership. We are the sole general partner of our operating partnership. As of the date of this prospectus, we own, through a combination of direct and indirect interests, 99.2% of the OP units. See "Description of Our Operating Partnership and Our Partnership Agreement."

Our Hotels

        As of September 30, 2011, we owned interests in 140 hotels with 20,488 suites/rooms located in 19 states and the District of Columbia. No metropolitan statistical area, or MSA, and no individual hotel accounted for more than 15.4% or 8.2%, respectively, of our total revenue for the nine months ended September 30, 2011.

        Our hotels operate under strong, premium brands, with approximately 93% of our hotels operating under existing relationships with either Marriott International, Inc. or its affiliates, or Marriott, subsidiaries of Hilton Worldwide, or Hilton, or Hyatt Hotels Corporation or its affiliates, or Hyatt. The following table sets forth the brand affiliations of our hotels:

Brand Affiliations(1)	Number of Hotels	Percentage of Total Hotels	Number of Rooms	Percentage of Total Rooms
Marriott
Courtyard by Marriott	32	22.9%	4,223	20.6%
Fairfield Inn & Suites by Marriott	14	10.0%	1,433	7.0%
Marriott	6	4.3%	1,834	9.0%
Renaissance	3	2.1%	782	3.8%
Residence Inn by Marriott	33	23.6%	3,607	17.6%
SpringHill Suites by Marriott	11	7.9%	1,354	6.6%

Subtotal	99	70.8%	13,233	64.6%
Hilton
Doubletree	2	1.4%	911	4.5%
Embassy Suites	4	2.9%	950	4.6%
Hampton Inn/Hampton Inn & Suites	9	6.4%	1,115	5.4%
Hilton	2	1.4%	462	2.3%
Hilton Garden Inn	6	4.3%	1,174	5.7%
Homewood Suites	2	1.4%	301	1.5%

Subtotal	25	17.8%	4,913	24.0%
Hyatt
Hyatt Summerfield Suites	6	4.3%	828	4.0%

Subtotal	6	4.3%	828	4.0%
Other Brand Affiliation/Independent(2)	10	7.1%	1,514	7.4%

Total	140	100.0%	20,488	100.0%

(1)
Table does not reflect the 176-room Courtyard Charleston Historic District, which was acquired on October 27, 2011.

(2)
We are in the process of branding or rebranding 5 of these 10 hotels into brands affiliated with Hilton or InterContinental.

        For the nine months ended September 30, 2011, the average occupancy rate for our hotels was 73.1%, and the average daily rate, or ADR, and revenue per available room, or RevPAR, of our hotels was $123.24 and $90.06, respectively.

Risk Factors

        You should carefully consider the matters discussed under the heading "Risk Factors" beginning on page 4 of this prospectus prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  We will continue to be significantly influenced by the economies and other conditions in the specific markets in which we operate, particularly in the metropolitan areas where we have high concentrations of hotels.

  •
  We are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not manage our hotels in our best interests.

  •
  Restrictive covenants in certain of our hotel management and franchise agreements contain provisions limiting or restricting the sale or financing of our hotels, which could have a material adverse effect on us.

  •
  Substantially all of our hotels operate under either Marriott or Hilton brands; therefore, we are subject to risks associated with concentrating our portfolio in just two brand families.

  •
  Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional hotels and the failure to make such acquisitions could materially impede our growth.

  •
  The departure of any of our key personnel who have significant experience and relationships in the lodging industry could materially and adversely affect us.

  •
  As of September 30, 2011, we had approximately $1.34 billion of debt outstanding, which may materially and adversely affect our operating performance and put us at a competitive disadvantage.

  •
  Our management has limited experience operating a public company, which may impede their ability to successfully manage our business.

  •
  If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce our earnings and the amount of cash available for distribution to our shareholders.

  •
  Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected or required levels, and we may need to borrow funds or rely on other external sources in order to make such distributions, or we may not be able to make such distributions at all, which could cause the market price of our common shares to decline significantly.

  •
  The number of common shares available for future issuance or sale could adversely affect the per share trading price of our common shares.

Our Principal Office

        Our principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814. Our telephone number is (301) 280-7777. Our website is located at www.rljlodgingtrust.com. The information found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we have filed or will file with, or have furnished or will furnish to, the SEC. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

        An investment in our common shares involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common shares, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, EBITDA, FFO and results of operations and our ability to service our debt and make distributions to our shareholders could be materially and adversely affected, the market price per common share could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

 Risks Related to Our Business and Properties

We will continue to be significantly influenced by the economies and other conditions in the specific markets in which we operate, particularly in the metropolitan areas where we have high concentrations of hotels.

        Our hotels located in the New York, New York, Chicago, Illinois, Austin, Texas, Denver-Boulder, Colorado, Louisville, Kentucky, and the Baltimore, Maryland-Washington, D.C. metropolitan areas accounted for approximately 15.4%, 12.8%, 10.9%, 9.7%, 6.7%, and 5.1%, respectively, of our total revenue for the nine months ended September 30, 2011. As a result, we are particularly susceptible to adverse market conditions in these areas, including industry downturns, relocation of businesses and any oversupply of hotel rooms or a reduction in lodging demand. Adverse economic developments in the markets in which we have a concentration of hotels, or in any of the other markets in which we operate, or any increase in hotel supply or decrease in lodging demand resulting from the local, regional or national business climate, could materially and adversely affect us.

We are dependent on the performance of the third-party hotel management companies that manage the operations of each of our hotels and could be materially and adversely affected if such third-party managers do not manage our hotels in our best interests.

        Since federal income tax laws restrict REITs and their subsidiaries from operating or managing hotels, we do not operate or manage our hotels. Instead, we lease all of our hotels to subsidiaries of our TRSs, and our TRS lessees retain third-party managers to operate our hotels pursuant to management agreements. We have entered into individual hotel management agreements for our hotels, 104 of which are with White Lodging Services, or WLS. We could be materially and adversely affected if any of our third-party managers fail to provide quality services and amenities, fail to maintain a quality brand name or otherwise fail to manage our hotels in our best interest. In addition, from time to time, disputes may arise between us and our third-party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect our results of operations. We generally will attempt to resolve any such disputes through discussions and negotiations; however, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to terminate our management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the outcome of which may be unfavorable to us.

        Under the terms of the hotel management agreements, our ability to participate in operating decisions regarding our hotels is limited to certain matters, including approval of the annual operating budget, and we do not have the authority to require any hotel to be operated in a particular manner (for instance, setting room rates). While our TRS lessees closely monitor the performance of our third-party managers, our general recourse under the hotel management agreements is limited to termination upon sixty days' notice if we believe our third-party managers are not performing adequately. For example, we have a right to terminate a management agreement with WLS, our largest provider of management services, if WLS fails to achieve certain hotel performance criteria measured over any two consecutive fiscal years, as outlined in each WLS management agreement. However, even if WLS fails to perform under the terms of a management agreement, it has the option (exercisable a maximum of three times per hotel) to avoid a performance termination by paying a performance deficit fee as specified in the management agreement.

        In the event that we terminate any of our management agreements, we can provide no assurances that we could find a replacement manager or that our franchisors will consent to a replacement manager in a timely manner, or at all, or that any replacement manager will be successful in operating our hotels. Furthermore, if WLS, as our largest provider of management services, is financially unable or unwilling to perform its obligations pursuant to our management agreements, our ability to find a replacement manager or managers for our WLS-managed hotels could be challenging and time consuming, depending on the number of WLS-managed hotels affected, and could cause us to incur significant costs to obtain new management agreements for the affected hotels. Accordingly, if we lose a significant number of our WLS management agreements, we could be materially and adversely affected. In addition, many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. If any of the foregoing were to occur, it could have a material adverse effect on us.

Restrictive covenants in certain of our hotel management and franchise agreements contain provisions limiting or restricting the sale or financing of our hotels, which could have a material adverse effect on us.

        Hotel management and franchise agreements typically contain restrictive covenants that limit or restrict our ability to sell or refinance a hotel without the consent of the hotel management company or franchisor. Many of our franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel. Generally, we may not agree to sell, lease or otherwise transfer particular hotels unless the transferee is not a competitor of the hotel management company or franchisor and the transferee assumes the related hotel management and franchise agreements. For example, substantially all of our management agreements with WLS provide that any sale of a hotel to a purchaser who does not meet all of the requirements under the applicable franchise agreement associated with such hotel must be first approved by WLS. If the hotel management company or franchisor does not consent to the sale or financing of our hotels, we may be prohibited from taking actions that would otherwise be in our and our shareholders' best interests.

Substantially all of our hotels operate under either Marriott or Hilton brands; therefore, we are subject to risks associated with concentrating our portfolio in just two brand families.

        125 of the 141 hotels that we own as of the date of this prospectus utilize brands owned by Marriott or Hilton. As a result, our success is dependent in part on the continued success of Marriott and Hilton and their respective brands. We believe that building brand value is critical to increase demand and build customer loyalty. Consequently, if market recognition or the positive perception of Marriott and/or Hilton is reduced or compromised, the goodwill associated with the Marriott- and Hilton-branded hotels in our portfolio may be adversely affected. Furthermore, if our relationship with Marriott or Hilton were to deteriorate or terminate as a result of disputes regarding the management of our hotels or for other reasons, Marriott and/or Hilton could, under certain circumstances, terminate our current franchise licenses with them or decline to provide franchise licenses for hotels that we may acquire in the future. If any of the foregoing were to occur, it could have a material adverse effect on us.

Our long-term growth depends in part on successfully identifying and consummating acquisitions of additional hotels and the failure to make such acquisitions could materially impede our growth.

        We can provide no assurances that we will be successful in identifying attractive hotels or that, once identified, we will be successful in consummating an acquisition. We face significant competition for attractive investment opportunities from other well-capitalized investors, some of which have greater financial resources and a greater access to debt and equity capital to acquire hotels than we do. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of such competition, we may be unable to acquire certain hotels that we deem attractive or the purchase price may be significantly elevated or other terms may be substantially more onerous. In addition, we expect to finance future acquisitions through a combination of borrowings under our three-year, $300 million unsecured revolving credit facility, the use of retained cash flows, and offerings of equity and debt securities, which may not be available on advantageous terms, or at all. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede our growth.

The departure of any of our key personnel who have significant experience and relationships in the lodging industry, including Robert L. Johnson, Thomas J. Baltimore, Jr. and Ross H. Bierkan, could materially and adversely affect us.

        We depend on the experience and relationships of our senior management team, especially Robert L. Johnson, Executive Chairman of our board of trustees, Thomas J. Baltimore, Jr., our President and Chief Executive Officer and a member of our board of trustees, and Ross H. Bierkan, our Chief Investment Officer, to manage our day-to-day operations and strategic business direction. Messrs. Johnson, Baltimore and Bierkan have 17, 22 and 25 years of experience in the lodging industry, respectively, during which time they have established an extensive network of lodging industry contacts and relationships, including relationships with global and national hotel brands, hotel owners, financiers, operators, commercial real estate brokers, developers and management companies. We can provide no assurances that any of our key personnel will continue their employment with us, even though all of the members of our senior management team have entered employment agreements with us. The loss of services of Messrs. Johnson, Baltimore or Bierkan, or of the services of other members of our senior management team, or any difficulty attracting and retaining other talented and experienced personnel, could adversely affect our ability to source potential investment opportunities, our relationship with global and national hotel brands and other industry participants and the execution of our business strategy. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our common shares.

Our business strategy depends on achieving revenue and net income growth from anticipated increases in demand for hotel rooms; accordingly, any delay or a weaker than anticipated economic recovery could materially and adversely affect us and our growth prospects.

        Our hotels have experienced declining operating performance across various U.S. markets during the most recent economic recession. Our business strategy depends on achieving revenue and net income growth from anticipated improvement in demand for hotel rooms as part of the economic recovery. As a result, any delay or a weaker than anticipated economic recovery could materially and adversely affect us and our growth prospects. Furthermore, even if the economy continues to recover, we cannot provide any assurances that demand for hotel rooms will increase from current levels. If demand does not increase in the near future, or if demand weakens further, our future results of operations and our growth prospects could also be materially and adversely affected.

The ongoing need for capital expenditures at our hotels could have a material adverse effect on us.

        Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of maintaining the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotels. The costs of all these capital improvements could materially and adversely affect us.

Any difficulties in obtaining capital necessary to make required periodic capital expenditures and renovation of our hotels could materially and adversely affect our financial condition and results of operations.

        Our hotels require periodic capital expenditures and renovation to remain competitive. In addition, acquisitions or redevelopment of additional hotels will require significant capital expenditures. We may not be able to fund capital improvements on our hotels or acquisitions of new hotels solely from cash provided from our operating activities because we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or hotel redevelopment through retained earnings is very limited. Consequently, we expect to rely upon the availability of debt or equity capital to fund capital improvements and acquisitions. In addition, our organizational documents do not limit the amount of debt that we can incur. If we are unable to obtain the capital necessary to make required periodic capital expenditures and renovate our hotels on favorable terms, or at all, our financial condition, liquidity and results of operations could be materially and adversely affected.

Adverse global market and economic conditions and dislocations in the markets could cause us to recognize impairment charges, which could materially and adversely affect our business, financial condition and results of operations.

        We continually monitor events and changes in circumstances, including those resulting from the recent economic downturn that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. When circumstances indicate that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. Because our predecessor acquired many of our hotels in the last five years, when prices for hotels in many markets were at or near their peaks, we may be particularly susceptible to future non-cash impairment charges as compared to companies that have carrying values well below current market values, which could materially and adversely affect our business, financial condition and results of operations. During 2008 and 2009, our predecessor recognized impairment charges on certain of our hotels of approximately $21.5 million and $98.4 million, respectively, in the aggregate.

        Projections of expected future cash flows require management to make assumptions to estimate future occupancy, hotel operating expenses, and the number of years the hotel is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the hotel's fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets on our balance sheet and our results of operations. Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value the hotels owned by us, as well as the value of our intangible assets. As a result of adverse market and economic conditions, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value.

Competition from other hotels in the markets in which we operate could adversely affect occupancy levels and/or ADRs, which could have a material adverse effect on us.

        We face significant competition from owners and operators of other hotels. These competitors may have an operating model that enables them to offer rooms at lower rates than we can, which, particularly in the recent economic downturn, could result in those competitors increasing their occupancy at our expense and adversely affecting our ADRs. Given the importance of occupancy and ADR at focused-service and compact full-service hotels, this competition could adversely affect our ability to attract prospective guests, which could materially and adversely affect our results of operations.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

        Our business strategy contemplates the use of both non-recourse secured and unsecured debt to finance long-term growth. In addition, our organizational documents contain no limitations on the amount of debt that we may incur, and our board of trustees may change our financing policy at any time without shareholder notice or approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

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  our cash flows from operations may be insufficient to make required payments of principal and interest;

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  our debt may increase our vulnerability to adverse economic and industry conditions;

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  we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

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  the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced; and

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  the use of leverage could adversely affect our ability to raise capital from other sources or to make distributions to our shareholders and could adversely affect the market price of our common shares.

        If we violate covenants in future agreements relating to indebtedness that we may incur, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. In addition, future indebtedness agreements may require that we meet certain covenant tests in order to make distributions to our shareholders.

Disruptions in the financial markets could adversely affect our ability to obtain sufficient third-party financing for our capital needs, including expansion, acquisition and other activities, on favorable terms or at all, which could materially and adversely affect us.

        In recent years, the U.S. stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing, even for companies which otherwise are qualified to obtain financing. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Continued volatility and uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for our capital needs, including expansion, acquisition activities and other purposes, on favorable terms or at all, which may negatively affect our business. Additionally, due to this uncertainty, we may in the future be unable to refinance or extend our debt, or the terms of any refinancing may not be as favorable as the terms of our existing debt. If we are not successful in refinancing our debt when it becomes due, we may be forced to dispose of hotels on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to further adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of new equity capital or the incurrence of additional secured or unsecured debt, which could materially and adversely affect us.

As of September 30, 2011, we had approximately $1.34 billion of debt outstanding, which may materially and adversely affect our operating performance and put us at a competitive disadvantage.

        Required repayments of debt and related interest may materially and adversely affect our operating performance. As of September 30, 2011, we had approximately $1.34 billion of outstanding debt. Increases in interest rates on any variable rate debt would increase our interest expense, which could harm our cash flows and our ability to pay distributions to shareholders.

        Because we anticipate that our internally generated cash will be adequate to repay only a portion of our debt at maturity, we expect that we will be required to repay debt through debt refinancings and/or equity offerings. The amount of our outstanding debt may adversely affect our ability to refinance our debt.

        If we are unable to refinance our debt on acceptable terms, or at all, we may be forced to dispose of one or more of our hotels on disadvantageous terms, which may result in losses to us and may adversely affect cash available for distributions to our shareholders. In addition, if then prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, our interest expense would increase, which would adversely affect our future operating results and liquidity.

        Our substantial outstanding debt may harm our business, financial condition, liquidity, EBITDA, FFO and results of operations, including:

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  requiring us to use a substantial portion of our cash flows to pay principal and interest, which reduces the cash available for distributions to our shareholders;

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  placing us at a competitive disadvantage compared to our competitors that have less debt;

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  making us vulnerable to the current economic recession, particularly if it continues for the foreseeable future and reduces our flexibility to respond to difficult economic conditions; and

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  limiting our ability to borrow more money for operations, capital or finance future acquisitions.

The use of debt to finance future acquisitions could restrict operations, inhibit our ability to grow our business and revenues, and negatively affect our business and financial results.

        We may incur additional debt in connection with future hotel acquisitions. We may, in some instances, borrow under our $300 million unsecured revolving credit facility or borrow new funds to acquire hotels. In addition, we may incur mortgage debt by obtaining loans secured by a portfolio of some or all of the hotels that we own or acquire. If necessary or advisable, we also may borrow funds to make distributions to our shareholders in order to maintain our qualification as a REIT for U.S. federal income tax purposes. To the extent that we incur debt in the future and do not have sufficient funds to repay such debt at maturity, it may be necessary to refinance the debt through debt or equity financings, which may not be available on acceptable terms or at all and which could be dilutive to our shareholders. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of hotels at inopportune times or on disadvantageous terms, which could result in losses. To the extent we cannot meet our future debt service obligations, we will risk losing to foreclosure some or all of our hotels that may be pledged to secure our obligations.

        For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. In addition, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our hotels. When we give a guarantee on behalf of an entity that owns one of our hotels, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any of our hotels are foreclosed on due to a default, our ability to pay cash distributions to our shareholders will be limited.

Hedging against interest rate exposure may adversely affect us.

        Subject to maintaining our qualification as a REIT, we may manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as cap agreements and swap agreements. These agreements involve the risks that these arrangements may fail to protect or adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability;

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  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

        As a result of any of the foregoing, our hedging transactions, which are intended to limit losses, could have a material adverse effect on us.

Our failure to comply with all covenants in our existing or future debt agreements could materially and adversely affect us.

        The mortgages on our hotels, and hotels that we may acquire in the future likely will, contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable hotel or to discontinue insurance coverage. In addition, our continued ability to borrow under our revolving credit facility is subject to compliance with our financial and other covenants, including covenants relating to debt service coverage ratios and leverage ratios, and our ability to meet these covenants will be adversely affected if U.S. lodging fundamentals do not improve when and to the extent that we expect. In addition, any credit facility or secured loans that we enter into in the future likely will contain customary financial covenants, restrictions, requirements and other limitations with which we must comply. Our failure to comply with covenants in our existing or future indebtedness, as well as our inability to make required payments, could cause a default under the applicable debt agreement, which could result in the acceleration of the debt and require us to repay such debt with capital obtained from other sources, which may not be available to us or may be available only on unattractive terms. Furthermore, if we default on secured debt, lenders can take possession of the hotel or hotels securing such debt. In addition, debt agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on several of our debt agreements or any significant debt agreement, we could be materially and adversely affected.

Covenants applicable to future debt could restrict our ability to make distributions to our shareholders and, as a result, we may be unable to make distributions necessary to qualify as a REIT, which could materially and adversely affect us and the market price of our common shares.

        We intend to continue to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. If, as a result of covenants applicable to our future debt, we are restricted from making distributions to our shareholders, we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT, which could materially and adversely affect us.

Costs associated with, or failure to maintain, franchisor operating standards may materially and adversely affect us.

        Under the terms of our franchise license agreements, we are required to meet specified operating standards and other terms and conditions. We expect that our franchisors will periodically inspect our hotels to ensure that we and the hotel management companies follow brand standards. Failure by us, or any hotel management company that we engage, to maintain these standards or other terms and conditions could result in a franchise license being canceled or the franchisor requiring us to undertake a costly property improvement program. If a franchise license is terminated due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the franchisor for a termination payment, which will vary by franchisor and by hotel. Furthermore, under certain circumstances, a franchisor may require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. If the funds required to maintain franchisor operating standards are significant, or if a franchise license is terminated, we could be materially and adversely affected.

If we were to lose a franchise license at one or more of our hotels, the value of the affected hotels could decline significantly and we could incur significant costs to obtain new franchise licenses, which could have a material adverse effect on us.

        If we were to lose a franchise license, we would be required to rebrand the affected hotel(s). As a result, the underlying value of a particular hotel could decline significantly from the loss of associated name recognition, marketing support, participation in guest loyalty programs and the centralized reservation system provided by the franchisor, which could require us to recognize an impairment on the hotel. Furthermore, the loss of a franchise license at a particular hotel could harm our relationship with the franchisor, which could impede our ability to operate other hotels under the same brand, limit our ability to obtain new franchise licenses from the franchisor in the future on favorable terms, or at all, and cause us to incur significant costs to obtain a new franchise license for the particular hotel. Accordingly, if we lose one or more franchise licenses, we could be materially and adversely affected.

Applicable REIT laws may restrict certain business activities.

        As a REIT, we are subject to various restrictions on our income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units. Due to these restrictions, we anticipate that we will conduct certain business activities, including those mentioned above, in one or more of our TRSs. Our TRSs are taxable as regular C corporations and are subject to federal, state, local, and, if applicable, foreign taxation on their taxable income. In addition, neither we, nor our TRSs can directly manage or operate hotels, making us entirely dependent on unrelated third-party operators/managers.

Federal income tax provisions applicable to REITs may restrict our business decisions regarding the potential sale of a hotel.

        The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a "prohibited transaction" that is subject to a 100% excise tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend to hold our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels consistent with our investment objectives. There can be no assurance, however, that the Internal Revenue Service, or the IRS, might not contend that one or more of these sales are subject to the 100% excise tax. Moreover, the potential application of this penalty tax could deter us from selling one or more hotels even though it otherwise would be in the best interests of us and our shareholders for us to do so. There is a statutory safe harbor available for a limited number of sales in a single taxable year of properties that have been owned by a REIT for at least two years, but that safe harbor likely would not apply to all sales transactions that we might otherwise consider. As a result, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect us.

The RevPAR penetration index may not accurately reflect our hotels' respective market shares.

        We use the RevPAR penetration index, which measures a hotel's RevPAR in relation to the average RevPAR of that hotel's competitive set, as an indicator of a hotel's market share in relation to its competitive set. However, as a particular hotel's competitive set is selected by us and the manager of such hotel, no assurance can be given that a competitive set consisting of different hotels would not lead to a more accurate measure of such hotel's market share. As such, the RevPAR penetration index may not accurately reflect our hotels' respective market shares.

Joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners' financial condition and liquidity and disputes between us and our joint venture partners.

        We own the Doubletree Metropolitan Hotel New York City through a joint venture with an affiliate of the hotel's property manager. In addition, we may enter into joint ventures in the future to acquire, develop, improve or partially dispose of hotels, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. Such joint venture investments involve risks not otherwise present in a wholly-owned hotel or a redevelopment project, including the following:

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  we may not have exclusive control over the development, financing, leasing, management and other aspects of the hotel or joint venture, which may prevent us from taking actions that are in our best interest but opposed by our partners;

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  joint venture agreements often restrict the transfer of a partner's interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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  joint venture agreements may contain buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner's interest or selling its interest to that partner;

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  we may not be in a position to exercise sole decision-making authority regarding the hotel or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

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  a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

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  a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

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  a partner may fail to fund its share of required capital contributions or may become bankrupt, which would mean that we and any other remaining partners generally would remain liable for the joint venture's liabilities;

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  relationships with joint-venture partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

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  disputes between us and a partner may result in litigation or arbitration that would increase our expenses and prevent our officers and trustees from focusing their time and efforts on our business and could result in subjecting the hotels owned by the joint venture to additional risk; or

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  we may, in certain circumstances, be liable for the actions of a partner, and the activities of a partner could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

        Any of the above might subject a hotel to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

Risks Related to the Lodging Industry

Our ability to make distributions to our shareholders may be adversely affected by various operating risks common to the lodging industry, including competition, over-building and dependence on business travel and tourism.

        The hotels that we own have different economic characteristics than many other real estate assets. A typical office property, for example, has long-term leases with third-party tenants, which provides a relatively stable long-term stream of revenue. Hotels, on the other hand, generate revenue from guests that typically stay at the hotel for only a few nights, which causes the room rate and occupancy levels at each of our hotels to change every day, and results in earnings that can be highly volatile.

        In addition, our hotels are subject to various operating risks common to the lodging industry, many of which are beyond our control, including, among others, the following:

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  competition from other hotels in the markets in which we operate;

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  over-building of hotels in the markets in which we operate, which results in increased supply and will adversely affect occupancy and revenues at our hotels;

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  dependence on business and commercial travelers and tourism;

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  increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

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  requirements for periodic capital reinvestment to repair and upgrade hotels;

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  increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

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  changes in interest rates;

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  changes in the availability, cost and terms of financing;

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  changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

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  adverse effects of international, national, regional and local economic and market conditions;

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  unforeseen events beyond our control, such as terrorist attacks, travel-related health concerns, including pandemics and epidemics such as the H1N1 influenza, the avian bird influenza and SARS, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

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  adverse effects of continued or worsening conditions in the lodging industry; and

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  risks generally associated with the ownership of hotels and real estate, as we discuss in detail below.

The occurrence of any of the foregoing could materially and adversely affect us.

The seasonality of the lodging industry could have a material adverse effect on us.

        The lodging industry is seasonal in nature, which can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors in certain markets in which we operate. For example, our hotels in the Chicago, Illinois metropolitan area experience lower revenues and profits during the winter months of December through March while our hotels in Florida generally have higher revenues in the months of January through April. This seasonality can be expected to cause periodic fluctuations in a hotel's room revenues, occupancy levels, room rates and operating expenses. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions to our shareholders, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could have a material adverse effect on us.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

        The lodging industry historically has been highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry's performance, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. We can provide no assurances regarding whether, or the extent to which, lodging demand will rebound or whether any such rebound will be sustained. An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could have a material adverse effect on us.

Our acquisition, redevelopment, repositioning, renovation and rebranding activities are subject to various risks, any of which could, among other things, result in disruptions to our hotel operations, strain management resources and materially and adversely affect our business.

        We intend to continue to acquire, redevelop, reposition, renovate and rebrand hotels, subject to the availability of attractive hotels or projects and our ability to undertake such activities on satisfactory terms. In deciding whether to undertake such activities, we will make certain assumptions regarding the expected future performance of the hotel or project. However, newly acquired, redeveloped, renovated, repositioned or rebranded hotels may fail to perform as expected and the costs necessary to bring such hotels up to franchise standards may exceed our expectations, which may result in the hotels' failure to achieve projected returns.

        In particular, to the extent that we engage in the activities described above, they could pose the following risks to our ongoing operations:

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  we may abandon such activities and may be unable to recover expenses already incurred in connection with exploring such opportunities;

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  acquired, redeveloped, renovated or rebranded hotels may not initially be accretive to our results of operations, and we and the hotel management companies may not successfully manage newly acquired, renovated, redeveloped, repositioned or rebranded hotels to meet our expectations;

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  we may be unable to quickly, effectively and efficiently integrate new acquisitions, particularly acquisitions of portfolios of hotels, into our existing operations;

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  our redevelopment, repositioning, renovation or rebranding activities may not be completed on schedule, which could result in increased debt service and other costs and lower revenues; and

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  management attention may be diverted by our acquisition, redevelopment, repositioning or rebranding activities, which in some cases may turn out to be less compatible with our growth strategy than originally anticipated.

The occurrence of any of the foregoing events, among others, could materially and adversely affect our business.

As of the date of this prospectus, seven of our hotels are subject to ground leases; if we are found to be in breach of a ground lease or are unable to renew a ground lease, we could be materially and adversely affected.

        As of the date of this prospectus, seven of our hotels are on land subject to ground leases. Accordingly, we only own a long-term leasehold or similar interest in those seven hotels. If we are found to be in breach of a ground lease, we could lose the right to use the hotel. In addition, unless we can purchase a fee interest in the underlying land and improvements or extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate these properties and our interest in the improvements upon expiration of the leases. Our ability to exercise any extension options relating to our ground leases is subject to the condition that we are not in default under the terms of the ground lease at the time that we exercise such options, and we can provide no assurances that we will be able to exercise any available options at such time. Furthermore, we can provide no assurances that we will be able to renew any ground lease upon its expiration. If we were to lose the right to use a hotel due to a breach or non-renewal of the ground lease, we would be unable to derive income from such hotel and would be required to purchase an interest in another hotel to attempt to replace that income, which could materially and adversely affect us.

We will not recognize any increase in the value of the land or improvements subject to our ground leases and may only receive a portion of compensation paid in any eminent domain proceeding with respect to the hotel.

        Unless we purchase a fee interest in the land and improvements subject to our ground leases, we will not have any economic interest in the land or improvements at the expiration of our ground leases and therefore we will not share in any increase in value of the land or improvements beyond the term of a ground lease, notwithstanding our capital outlay to purchase our interest in the hotel or fund improvements thereon, and will lose our right to use the hotel. Furthermore, if the state or federal government seizes a hotel subject to a ground lease under its eminent domain power, we may only be entitled to a portion of any compensation awarded for the seizure.

The increasing use of Internet travel intermediaries by consumers may materially and adversely affect our profitability.

        Although a majority of rooms sold on the Internet are sold through websites maintained by the hotel franchisors and managers, including Marriott and Hilton, some of our hotel rooms will be booked through Internet travel intermediaries. Typically, these Internet travel intermediaries purchase rooms at a negotiated discount from participating hotels, which could result in lower room rates than the franchisor or manager otherwise could have obtained. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and any hotel management companies that we engage. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality, such as "three-star downtown hotel," at the expense of brand identification or quality of product or service. If consumers develop brand loyalties to Internet reservations systems rather than to the brands under which our hotels are franchised, the value of our hotels could deteriorate and our business could be materially and adversely affected. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be materially and adversely affected.

The need for business-related travel and, thus, demand for rooms in our hotels may be materially and adversely affected by the increased use of business-related technology.

        The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location, such as our hotels. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, demand for our hotel rooms may decrease and we could be materially and adversely affected.

Future terrorist attacks or changes in terror alert levels could materially and adversely affect us.

        Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries over the past several years, often disproportionately to the effect on the overall economy. The extent of the impact that actual or threatened terrorist attacks in the U.S. or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could have a material adverse effect on travel and hotel demand and our ability to insure our hotels, which could materially and adversely affect us.

The outbreak of influenza or other widespread contagious disease could reduce travel and adversely affect hotel demand, which would have a material adverse effect on us.

        The widespread outbreak of an infectious or contagious disease in the U.S., such as the H1N1 virus, could reduce travel and adversely affect demand within the lodging industry. If demand at our hotels decreases significantly or for a prolonged period of time as a result of an outbreak of an infectious or contagious disease, our revenue would be adversely affected, which could have a material adverse effect on us.

Risks Related to Our Organization and Structure

Our management has limited experience operating a public company, which may impede their ability to successfully manage our business.

        Our management has limited experience operating a public company. We have developed and implemented control systems and procedures to assist us in qualifying and maintaining our qualification as a public REIT, satisfying our periodic and current reporting requirements under applicable SEC regulations and complying with NYSE listing standards. Substantial work on our part will be required to continue to implement and execute appropriate reporting and compliance processes and assess their design, remediate any deficiencies identified and test the operation of such processes. We have limited experience implementing and executing such processes in a public company, and this ongoing process is expected to be both costly and challenging. We cannot assure you that the systems and procedures that our management developed and implemented will be effective to operate our company successfully. Failure to effectively develop and implement such systems, policies and procedures could hinder our ability to operate as a public company and adversely affect our results of operations, cash flows and ability to make distributions to our shareholders.

The share ownership limits imposed by the Code for REITs and our declaration of trust may restrict share transfers and/or business combination opportunities, particularly if our management and board of trustees do not favor a combination proposal.

        In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first year. Our declaration of trust, with certain exceptions, authorizes our board of trustees to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person or entity (other than a person or entity who has been granted an exception) may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive.

        Our board may, in its sole discretion, grant an exemption to the share ownership limits, subject to certain conditions and the receipt by our board of certain representations and undertakings. Our board of trustees has granted an exemption from our ownership limits to two selling shareholders who received common shares in our formation transactions. During the time that such waiver is effective, the excepted holders will be subject to an increased ownership limit. As a condition to granting such excepted holder limit, the excepted holders were required to make representations and warranties to us, which are intended to ensure that we will continue to meet the REIT ownership requirements. The excepted holders must inform us if any of these representations becomes untrue or is violated, in which case such excepted holder will lose its exemption from the ownership limit.

        In addition, our board of trustees may change the share ownership limits. Our declaration of trust also prohibits any person from (1) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, our shares if that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including, but not limited to, as a result of any "eligible independent contractor" that operates a "qualified lodging facility" (each as defined in the Code) on behalf of a TRS failing to qualify as such, or us having significant non-qualifying income from "related" parties, or (2) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. The share ownership limits contained in our declaration of trust key off the ownership at any time by any "person," which term includes entities, and take into account direct and indirect ownership as determined under various ownership attribution rules in the Code. The share ownership limits also might delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Our authorized but unissued common shares and preferred shares may prevent a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

        Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our common shares or the number of shares of any class or series of preferred shares that we have authority to issue and classify or reclassify any unissued common shares or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may establish a series of common shares or preferred shares that could delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law, or MGCL, that are applicable to Maryland real estate investment trusts may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares, including:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our voting shares or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose fair price and/or supermajority and shareholder voting requirements on these combinations; and

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  "control share" provisions that provide that "control shares" of our company (defined as voting shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        As permitted by Maryland law, we have elected, by resolution of our board of trustees, to opt out of the business combination provisions of the MGCL and, pursuant to a provision in our bylaws, to exempt any acquisition of our shares from the control share provisions of the MGCL. However, our board of trustees may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt into the control share provisions of the MGCL at any time in the future.

        Certain provisions of the MGCL applicable to Maryland real estate investment trusts permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price. Our declaration of trust contains a provision whereby we will elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of trustees. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws."

Conflicts of interest could arise between the interests of our shareholders and the interests of holders of OP units in our operating partnership, which may impede business decisions that could benefit our shareholders.

        Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our trustees and officers have duties to us and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders. These conflicts may be resolved in a manner that is not in the best interests of our shareholders.

Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our trustees, officers and employees.

        We have adopted a policy that any transaction, agreement or relationship in which any of our trustees, officers or employees has a material direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest. See "Investment Policies and Policies with Respect to Certain Activities—Conflict of Interest Policies."

We may pursue less vigorous enforcement of terms of the merger and other agreements entered into in connection with our formation transactions because of conflicts of interest with certain of our officers and related parties.

        Pursuant to the merger and other agreements entered into in connection with our formation transactions, Fund II, Fund III, the general partners of each of Fund II and Fund III and RLJ Development made limited representations and warranties to us regarding potential material adverse impacts on the hotels and other assets that were acquired by us in our formation transactions and agreed to a holdback of the total consideration paid in the form of common shares or OP units to such parties in our formation transactions with an initial aggregate value of approximately $22.5 million to indemnify us for breaches of such representations and warranties (approximately $11.3 million of which remains available as of the date of this prospectus to satisfy indemnification claims). In addition, we entered into an employment agreement with each of our executive officers. Because of our desire to maintain ongoing relationships with our executive officers and other contributors, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements.

RLJ Acquisition, Inc., a special purpose acquisition company founded by Robert L. Johnson, our Executive Chairman, could acquire operating companies that may compete with us, which could have a material adverse effect on us.

        Robert L. Johnson, our Executive Chairman, founded and serves as chairman of the board of directors of RLJ Acquisition, Inc., a special purpose acquisition company. In February 2011, RLJ Acquisition, Inc. raised approximately $143.8 million of equity proceeds in a blank-check public offering to acquire one or more operating businesses. As of September 30, 2011, RLJ Acquisition, Inc. had not invested any of the proceeds from the public offering. Although RLJ Acquisition, Inc. was not formed with the specific intent to acquire assets in the lodging industry, its organizational documents and investment guidelines do not preclude it from acquiring operating businesses that own and operate hotels, including premium-branded, focused-service and compact full-service hotels. As a result, until RLJ Acquisition, Inc. has fully invested the proceeds of its offering, it could acquire operating businesses that compete with us for investment opportunities. RLJ Acquisition, Inc. will be liquidated if it fails to consummate a business acquisition prior to November 22, 2013. Furthermore, if and to the extent that RLJ Acquisition, Inc. acquires one or more operating companies that compete with us, there could be conflicts of interest due to Mr. Johnson's roles with both RLJ Acquisition, Inc. and us, which could, among other things, result in us not being presented with certain investment opportunities and the diversion of Mr. Johnson's attention away from our business, either of which could have a material adverse effect on us.

Certain provisions in the partnership agreement for our operating partnership may delay or prevent unsolicited acquisitions of us.

        Provisions in the partnership agreement for our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change in our control, although some shareholders might consider such proposals, if made, desirable.

Our operating partnership may issue OP units to third parties without the consent of our shareholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our shareholders.

        As of the date of this prospectus, we own approximately 99.2% of the outstanding OP units in our operating partnership. We may, in connection with our acquisition of hotels or otherwise, issue OP units to third parties in the future. Such issuances would reduce our ownership percentage in our operating partnership and affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our shareholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Termination of the employment agreements with our executive officers could be costly and prevent a change in our control.

        The employment agreements that we entered into with each of our executive officers provide that, if their employment with us terminates under certain circumstances (including upon a change in our control), we are required to pay them significant amounts of severance compensation, including accelerated vesting of equity awards, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in our control that might involve a premium paid for our common shares or otherwise be in the best interests of our shareholders.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions make it more difficult to change our management by removing and replacing trustees and may delay or prevent a change in our control that is in the best interests of our shareholders.

We may change our operational policies, investment guidelines and our investment and growth strategies without shareholder consent, which may subject us to different and more significant risks in the future, which could materially and adversely affect us.

        Our board of trustees determines our operational policies, investment guidelines and our investment and growth strategies. Our board of trustees may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our shareholders. This could result in us conducting operational matters, making investments or pursuing different investment or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could materially and adversely affect us.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit our shareholders' recourse in the event of actions not in our shareholders' best interests.

        Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service to us in that capacity. In addition, we may be obligated to advance the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

If we fail to maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        In connection with operating as a public company, we are required to provide reliable financial statements and reports to our shareholders. To monitor the accuracy and reliability of our financial reporting, we have established an internal audit function that oversees our internal controls. We can provide no assurances that such procedures will be adequate to provide reasonable assurance to our shareholders regarding the reliability of our financial reporting and the preparation of our financial statements. In addition, we have developed policies and procedures with respect to company-wide business processes and cycles in order to implement effective internal control over financial reporting. We have established, or caused our third-party hotel management companies to establish, controls and procedures designed to ensure that hotel revenues and expenses are properly recorded at our hotels. While we have undertaken substantial work to comply with Section 404 of the Sarbanes-Oxley Act of 2002, we cannot be certain that we will be successful in maintaining effective internal control over our financial reporting and may determine in the future that our existing internal controls need improvement. If we fail to comply with proper overall controls, we could be materially harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency in our internal controls could result in errors in our financial statements that could require a restatement, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, leading to a substantial decline in the market price of our common shares.

Risks Related to the Real Estate Industry

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial, and investment conditions or changes in the operating performance of our properties, which could adversely affect our cash flows and results of operations.

        Real estate investments, including the focused-service and compact full-service hotels in our portfolio, are relatively illiquid. As a result, we may not be able to sell a hotel or hotels quickly or on favorable terms in response to changing economic, financial and investment conditions or changes in the hotel's operating performance when it otherwise may be prudent to do so. Current conditions in the U.S. economy and stock and credit markets have made it difficult to sell hotels at attractive prices. We cannot predict whether we will be able to sell any hotel we desire to sell for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel. We may be required to expend funds to correct defects or to make improvements before a hotel can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations.

        Moreover, the Code imposes restrictions on a REIT's ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our hotels for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of hotels that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to make distributions to shareholders and the market price of our common shares.

        In addition, our ability to dispose of some of our hotels could be constrained by their tax attributes. Hotels that we own for a significant period of time or that we acquire through tax deferred contribution transactions in exchange for OP units in our operating partnership may have low tax bases. If we dispose of these hotels outright in taxable transactions, we may be required to distribute the taxable gain to our shareholders under the requirements of the Code applicable to REITs or to pay tax on that gain, either of which, in turn, would impact our cash flow and increase our leverage. In some cases, we may be restricted from disposing of properties contributed to us in the future in exchange for our OP units under tax protection agreements with contributors unless we incur additional costs related to indemnifying those contributors. To dispose of low basis or tax-protected hotels efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the hotel for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes.

Many real estate costs are fixed, even if revenue from our hotels decreases.

        Many costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a hotel is not fully occupied, room rates decrease or other circumstances cause a reduction in revenues. In addition, newly acquired hotels may not produce the revenues we anticipate immediately, or at all, and the hotel's operating cash flow may be insufficient to pay the operating expenses and debt service associated with these new hotels. If we are unable to offset real estate costs with sufficient revenues across our portfolio, our financial performance and liquidity could be materially and adversely affected.

Uninsured and underinsured losses at our hotels could materially and adversely affect us.

        We maintain comprehensive insurance on each of our hotels and intend to maintain comprehensive insurance on any hotels that we acquire, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that coverage will be available at reasonable rates. Various types of catastrophic losses, like windstorms, earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001, or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements, which could have a material adverse effect on us.

        In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotel, which could have a material adverse effect on us.

        In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional chemical, biological, nuclear and radiation terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In many cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our hotels. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses, which could have a material adverse effect on us.

We may be subject to unknown or contingent liabilities related to recently acquired hotels and the hotels that we may acquire in the future, which could have a material adverse effect on us.

        Our recently acquired hotels, and the hotels that we may acquire in the future, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse, against the sellers. In general, the representations and warranties provided under the transaction agreements related to purchase of the hotels we acquire may not survive the completion of the transactions. Furthermore, indemnification under such agreements may be limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses. As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that may be incurred with respect to liabilities associated with these hotels may exceed our expectations, and we may experience other unanticipated adverse effects, all of which may materially and adversely affect us.

Compliance or failure to comply with the Americans with Disabilities Act and other safety regulations and requirements could result in substantial costs.

        Under the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder, which we refer to collectively as the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA's requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. In July 2010, the Department of Justice proposed a substantial number of changes to the ADA, which were published in September 2010. The new guidelines could cause some of our hotels to incur costly measures to become fully compliant. If we are required to make substantial modifications to the hotels that we acquire, whether to comply with the ADA or other changes in governmental rules and regulations, we could be materially and adversely affected.

        Our hotels also are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. If we incur substantial costs to comply with the ADA or other safety regulations and requirements, our financial condition, results of operations, the market price of our common shares, cash flows and our ability to satisfy our debt obligations and to make distributions to our shareholders could be adversely affected.

We could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on us.

        Our hotels are subject to various U.S. federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of a hotel, to perform or pay for the clean up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste or petroleum products) at, on, under or emanating from the hotel and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it became contaminated, it is possible we could incur cleanup costs or other environmental liabilities even after we sell hotels. Contamination at, on, under or emanating from our hotels also may expose us to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

        In addition, our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. Some of our hotels routinely handle and use hazardous or regulated substances and wastes as part of their operations, which substances and wastes are subject to regulation (e.g., swimming pool chemicals). Our hotels incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

        Certain of our hotels contain, and those that we acquire in the future may contain, or may have contained, asbestos-containing material, or ACM. Federal, state and local environmental, health and safety laws require that ACM be properly managed and maintained, and include requirements to undertake special precautions, such as removal or abatement, if ACM would be disturbed during maintenance, renovation or demolition of a building. Such laws regarding ACM may impose fines and penalties on building owners, employers and operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability to third parties if property damage or personal injury occurs.

        Liabilities and costs associated with environmental contamination at, on, under or emanating from our properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could materially and adversely affect us. We can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or that the current environmental condition of our hotels will not be affected by our operations, the condition of the properties in the vicinity of our hotels, or by third parties unrelated to us. The discovery of material environmental liabilities at our properties could subject us to unanticipated significant costs, which could significantly reduce or eliminate our profitability and the cash available for distribution to our shareholders.

We face possible risks associated with the physical effects of climate change.

        We cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on us. For example, many of our properties are located along the Gulf and East coasts. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity and rising sea-levels. Over time, these conditions could result in declining hotel demand or our inability to operate the affected hotels at all. Climate change also may have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal at our properties. There can be no assurance that climate change will not have a material adverse effect on us.

We may incur significant costs complying with various regulatory requirements, which could materially and adversely affect us.

        Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require us to make significant unanticipated expenditures, which could materially and adversely affect us.

Risks Related to Our Status as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Our qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the REIT income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals, and upon our ability to successfully manage the composition of our income and assets on an ongoing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Legislative or regulatory tax changes related to REITs could materially and adversely affect us.

        There are a number of issues associated with an investment in a REIT that are related to the federal income tax laws, including, but not limited to, the consequences of a company's failing to qualify or to continue to qualify as a REIT and the tax rates applicable to REITs and their shareholders. At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended or modified. Any new laws or interpretations may take effect retroactively and could materially and adversely affect us.

If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce our earnings and the amount of cash available for distribution to our shareholders.

        We have been organized, operate, and intend to continue to operate, in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011. Although we do not intend to request a ruling from the IRS as to our REIT qualification, we have received an opinion of Hogan Lovells US LLP that our current organization, and current and intended method of operation (as described herein and in a letter that we have provided to Hogan Lovells US LLP), will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2011, and thereafter. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hogan Lovells US LLP represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our common shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Hogan Lovells US LLP and our qualification as a REIT depend on our satisfaction of the requirements described above under "—Qualifying as a REIT involves highly technical and complex provisions of the Code," the results of which will not be monitored by Hogan Lovells US LLP.

        If we were to fail to qualify as a REIT in any taxable year and any available relief provisions do not apply, we would be subject to U.S. federal and state corporate income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Unless we were entitled to statutory relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

        Any determination that we do not qualify as a REIT would have a material adverse effect on our results of operations and could materially reduce the value of our common shares. Our additional tax liability could be substantial and would reduce our net earnings available for investment, debt service or distributions to shareholders. Furthermore, we would no longer be required to make any distributions to shareholders as a condition to REIT qualification and all of our distributions to shareholders would be taxable as ordinary C corporation dividends to the extent of our current and accumulated earnings and profits. This means that our shareholders currently taxed as individuals would be taxed on those dividends at capital gain rates (through 2012, in the absence of legislative action) and our corporate shareholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Code. Our failure to qualify as a REIT also could cause an event of default under loan documents governing our debt.

REIT distribution requirements could adversely affect our ability to execute our business plan or cause us to finance our needs during unfavorable market conditions.

        We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

        From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In addition, differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions; (2) incur debt or issue additional equity on unfavorable terms; (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt; or (4) make a taxable distribution of our common shares as part of a distribution in which shareholders may elect to receive our common shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or dilute our equity. In addition, because the REIT distribution requirement prevents us from retaining earnings, we generally will be required to refinance debt at its maturity with additional debt or equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the market price of our common shares.

We may in the future choose to pay dividends in the form of our own common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

        We may seek in the future to distribute taxable dividends that are payable in cash and our common shares, at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common shares at the time of the sale. In addition, in such case, a U.S. shareholder could have a capital loss with respect to the common shares sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, such a taxable share dividend could be viewed as equivalent to a reduction in our cash distributions, and that factor, as well as the possibility that a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, may put downward pressure on the market price of our common shares.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to income from "qualified dividends" payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% (through 2012, after which time, in the absence of legislative action, they will be taxed at ordinary income rates).

Dividends payable by REITs, however, generally are not eligible for the reduced rates and will continue to be subject to tax at rates applicable to ordinary income, which will be as high as 35% through 2012 (and in the absence of legislative action, as high as 39.6% starting in 2013). Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes, including payroll taxes, taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, a 100% excise tax on any transactions with a TRS that are not conducted on an arm's-length basis, and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, our TRSs will be subject to U.S. federal, state and local corporate income taxes on their net taxable income, if any. To the extent that we conduct operations outside of the United States, our operations would subject us to applicable foreign taxes, as well. Any of these taxes would decrease cash available for the payment of our debt obligations and distributions to shareholders.

If our leases are not respected as true leases for federal income tax purposes, we would likely fail to qualify as a REIT.

        To qualify as a REIT, we must satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRSs, which we currently expect will continue to constitute substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs and would likely lose our REIT status.

        Rents paid to us by each of our TRSs may not be based on the net income or profits of any person, or they would not be treated as "rents from real property," in which case we would likely fail to qualify for taxation as a REIT. We receive "percentage rents" calculated based on the gross revenues of the hotels subject to leases with our TRSs, but not on net income or profits. We believe our leases have customary terms and rents, reflect normal business practices and do not provide for rent based on net income or profits, but there can be no assurance the IRS will agree.

If our TRSs fail to qualify as "taxable REIT subsidiaries" under the Code, we would likely fail to qualify as a REIT.

        Rent paid by a lessee that is a "related party tenant" will not be qualifying income for purposes of the two gross income tests applicable to REITs. We lease and expect to continue to lease substantially all of our hotels to our TRSs, which will not be treated as "related party tenants" so long as they qualify as "taxable REIT subsidiaries" under the Code. To qualify as such, most significantly, a taxable REIT subsidiary cannot engage in the operation or management of hotels or health care properties. We believe that our TRSs will qualify to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a TRS for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of our TRSs from treatment as a taxable REIT subsidiary, it is likely that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset tests or the gross income tests, we would likely lose our REIT status.

If any hotel management companies that we engage do not qualify as "eligible independent contractors," or if our hotels are not "qualified lodging facilities," we would likely fail to qualify as a REIT.

        Rent paid by a lessee that is a "related party tenant" of ours generally will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of "qualified lodging facilities" to a TRS so long as the hotels are managed by an "eligible independent contractor" and certain other requirements are satisfied. We intend to take advantage of this exception. We lease and expect to lease all or substantially all of our hotels to TRS lessees, which are disregarded subsidiaries of the TRSs, and to engage hotel management companies that are intended to qualify as "eligible independent contractors." Among other requirements, in order to qualify as an eligible independent contractor, the hotel management company must not own, directly or through its shareholders, more than 35% of our outstanding shares, and no person or group of persons can own more than 35% of our outstanding shares and the shares (or ownership interest) of the hotel management company (taking into account certain ownership attribution rules and, with respect to our shares and the outstanding shares of any publicly traded hotel management company, only the shares owned by persons who own, directly or indirectly, more than 5% of a publicly traded class of shares). The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our shares by the hotel management companies and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

        In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating "qualified lodging facilities" (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. As of the date hereof, we believe the hotel management companies operate qualified lodging facilities for certain persons who are not related to us or our TRS. However, no assurances can be provided that this will continue to be the case or that any other hotel management companies that we may engage in the future will in fact comply with this requirement in the future. Failure to comply with this requirement would require us to find other managers for future contracts, and, if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

        Finally, each hotel with respect to which our TRS lessees pay rent must be a "qualified lodging facility." A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. As of the date hereof, we believe that all of the hotels leased to our TRS lessees will be qualified lodging facilities. Although we intend to monitor future acquisitions and improvements of hotels, the REIT provisions of the Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied in all cases.

Our ownership of taxable REIT subsidiaries is limited, and our transactions with our taxable REIT subsidiaries will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm's length terms.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the rules applicable to taxable REIT subsidiaries limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on "redetermined rent" or "redetermined deductions" to the extent rent paid by a taxable REIT subsidiary exceeds an arm's-length amount.

        Our TRSs will pay U.S. federal, state and local income taxes on their net taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed. We anticipate that the aggregate value of the stock and securities of our TRSs will be less than 25% of the value of our total assets (including the stock and securities of our TRSs). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with the ownership limitations applicable to taxable REIT subsidiaries. In addition, we will scrutinize all of our transactions with our TRSs to ensure that they are entered into on arm's-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above. While we believe our leases have customary terms and reflect normal business practices and that the rents paid thereto reflect market terms, there can be no assurance that the IRS will agree.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

        To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a taxable REIT subsidiary, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders. In addition, we may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of, certain attractive investments.

If the IRS were to challenge successfully our operating partnership's status as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

        Our operating partnership will be treated as a separate entity for federal income tax purposes, rather than as an entity that is disregarded as separate from us. We believe, and will take steps to structure any such ownership of OP units so that, our operating partnership will be treated as a partnership for federal income tax purposes, rather than as a corporation. As a partnership, it will not be subject to federal income tax on its income. Instead, each of its partners, including our company, will be required to pay tax on such partner's allocable share of its income. No assurance can be provided, however, that the IRS will not challenge our operating partnership's status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for federal income tax purposes, our company would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT.

As a result of our formation transactions, our TRSs may be limited in using certain tax benefits.

        If a corporation undergoes an "ownership change" within the meaning of Section 382 of the Code and the Treasury Regulations thereunder, such corporation's ability to use net operating losses, or NOLs, generated prior to the time of that ownership change may be limited. To the extent the affected corporation's ability to use NOLs is limited, such corporation's taxable income may increase. As of December 31, 2010, we had approximately $28.5 million of NOLs (all of which are attributable to our TRSs) which will begin to expire in 2026 if not utilized. In general, an ownership change occurs if one or more large stockholders, known as "5% stockholders," including groups of stockholders that may be aggregated and treated as a single 5% stockholder, increase their aggregate percentage interest in a corporation by more than 50% over their lowest ownership percentage during the preceding three-year period. We believe that the formation transactions caused an ownership change within the meaning of Section 382 of the Code with respect to the TRSs of the REITs of Funds II and III. Accordingly, to the extent such TRSs have taxable income in future years, their ability to use NOLs incurred prior to our formation transactions in future years will be limited, and they may have greater taxable income as a result of such limitation.

Risks Related to Our Common Shares

Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected or required levels, and we may need to borrow funds or rely on other external sources in order to make such distributions, or we may not be able to make such distributions at all, which could cause the market price of our common shares to decline significantly.

        We intend to continue to pay regular quarterly distributions to holders of our common shares. All distributions will be made at the discretion of our board of trustees and will depend on our historical and projected results of operations, EBITDA, FFO, liquidity and financial condition, REIT qualification, debt service requirements, capital expenditures and operating expenses, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of trustees may deem relevant from time to time. No assurance can be given that our projections will prove accurate or that any level of distributions or particular yield will be made or sustained. We may not be able to make distributions in the future or may need to fund such distributions through borrowings or other external financing sources, which may be available only at commercially unattractive terms, if at all. Any of the foregoing could cause the market price of our common shares to decline significantly.

Future issuances of debt securities, which would rank senior to our common shares upon our liquidation, and future issuances of equity securities (including OP units), which would dilute the holdings of our existing common shareholders and may be senior to our common shares for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common shares.

        In the future, we may issue debt or equity securities or incur other borrowings. Upon our liquidation, holders of our debt securities and other loans and preferred shares will receive a distribution of our available assets before common shareholders. If we incur debt in the future, our future interest costs could increase, and adversely affect our liquidity, FFO and results of operations. We are not required to offer any additional equity securities to existing common shareholders on a preemptive basis. Therefore, additional common share issuances, directly or through convertible or exchangeable securities (including OP units), warrants or options, will dilute the holdings of our existing common shareholders and such issuances or the perception of such issuances may reduce the market price of our common shares. Our preferred shares, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common shareholders. Because our decision to issue debt or equity securities or incur other borrowings in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common shareholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common shares.

The number of common shares available for future issuance or sale could adversely affect the per share trading price of our common shares.

        As of the date of this prospectus, we have 106,277,209 common shares outstanding. In addition, as of the date of this prospectus, 894,000 OP units in our operating partnership are outstanding, which are redeemable for cash, or at our option, for a like number of our common shares beginning in May 2012. Upon effectiveness of the registration statement of which this prospectus forms a part, 102,546,305 common shares will be freely tradeable without restriction or further registration under the Securities Act (including the 65,557,064 common shares offered by the selling shareholders in this prospectus), subject to the limitations on ownership set forth in our declaration of trust, and except for any common shares held by our "affiliates," as that term is defined in Rule 144 under the Securities, or Rule 144. In addition, 665,141 common shares may be sold subject to applicable restrictions on sale under Rule 144. We cannot predict the effect, if any, of future resales of our common shares or OP units, or the perception of such resales, on the market price of our common shares. Any such future resales, or the perception that such resales might occur, could adversely affect the market price of our common shares and may also make it more difficult for us to sell equity or equity-related securities in the future at times and upon terms that we deem appropriate.

        In addition, subject to applicable law, our board of trustees has the authority, without further shareholder approval, to issue additional common shares and preferred shares on the terms and for the consideration it deems appropriate. We may issue from time to time additional common shares or OP units in connection with hotel acquisitions and may grant registration rights in connection with such issuances, pursuant to which we would agree to register the resale of such securities under the Securities Act. Furthermore, in the future we may issue common shares and securities convertible into, or exchangeable or exercisable for, our common shares under our equity incentive plan. The market price of our common shares may decline significantly upon future issuances of equity under our equity incentive plan or in connection with hotel acquisitions.

The trading volume and market price of our common shares may be volatile and could decline substantially in the future.

        The market price of our common shares may be volatile in the future. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future, including as a result of factors unrelated to our operating performance or prospects. In particular, the market price of our common shares could be subject to wide fluctuations in response to a number of factors, including, among others, the following:

  •
  actual or anticipated differences in our operating results, liquidity, or financial condition;

  •
  changes in our revenues, EBITDA, FFO or earnings estimates;

  •
  publication of research reports about us, our hotels or the lodging or overall real estate industry;

  •
  additions and departures of key personnel;

  •
  the performance and market valuations of other similar companies;

  •
  the passage of legislation or other regulatory developments that adversely affect us or our industry;

  •
  the realization of any of the other risk factors presented in this prospectus;

  •
  speculation in the press or investment community;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market and economic conditions, including factors unrelated to our operating performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common shares. If the market price of our common shares is volatile and this type of litigation is brought against us, it could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on us.

Increases in market interest rates may reduce demand for our common shares and result in a decline in the market price of our common shares.

        The market price of our common shares may be influenced by the distribution yield on our common shares (i.e., the amount of our annual distributions as a percentage of the market price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently low compared to historical levels, may lead prospective purchasers of our common shares to expect a higher distribution yield, which we may not be able, or may choose not, to provide. Higher interest rates would also likely increase our borrowing costs and decrease our operating results and cash available for distribution. Thus, higher market interest rates could cause the market price of our common shares to decline.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, cash flows, EBITDA, FFO, results of operations, and plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

  •
  the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

  •
  market trends in our industry, interest rates, real estate values and the capital markets;

  •
  our investment and growth strategies and, particularly, our ability to identify and complete hotel acquisitions;

  •
  our branding or rebranding initiatives with respect to five of our hotels;

  •
  our projected operating results and cash available for distribution;

  •
  actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

  •
  our ability to manage our relationships with our management companies, as well as franchisors;

  •
  the expected opening date of our hotel under renovation;

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  our ability to obtain and maintain financing arrangements on attractive terms;

  •
  changes in the value of our hotels;

  •
  impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

  •
  our ability to satisfy the requirements for qualification as a REIT under the Code;

  •
  changes in personnel and availability of qualified personnel;

  •
  general volatility and liquidity of the market price of our common shares; and

  •
  degree and nature of our competition.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future events, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these events and factors are described in this prospectus under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties." If a change occurs, our business, financial condition, liquidity, cash flows and results of operations may vary materially from those expressed in or implied by our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common shares by the selling shareholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling shareholders. We have agreed, however, to pay certain expenses relating to the registration of the common shares under applicable securities laws.

DISTRIBUTION POLICY

        We intend over time to make regular quarterly distributions to our common shareholders. In order to qualify and maintain our qualification for taxation as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. On June 20, 2011, we declared a pro-rated cash dividend of $0.08 per common share, which was paid on July 15, 2011 to shareholders of record as of June 30, 2011. On September 19, 2011, we declared a cash dividend $0.15 per common share, which was paid on October 14, 2011 to shareholders of record as of September 30, 2011.

        Any future distributions will be at the sole discretion of our board of trustees, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected financial condition, liquidity, EBITDA, FFO and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of trustees deems relevant. To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various means to cover any such shortfall, including borrowing under our revolving credit facility or other loans, selling certain of our assets or using a portion of the net proceeds we receive from offerings of equity, equity-related or debt securities or declaring taxable share dividends.

MARKET PRICE OF COMMON SHARES AND DIVIDENDS

        Our common shares have been listed on the NYSE since May 11, 2011 and are traded under the symbol "RLJ." The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our common shares and the distributions we declared with respect to the periods indicated.

	High	Low	Last	Distributions
Second quarter(1)	$18.38	$16.65	$17.37	$0.08
Third quarter	$17.89	$11.70	$12.77	0.15
Fourth quarter (through December 6, 2011)	$17.17	$11.66	$16.35	—	(2)

(1)
Information is provided only for the period from May 11, 2011 to June 30, 2011, as our common shares did not begin trading publicly until May 11, 2011.

(2)
As of the date of this prospectus, we have not declared a distribution for the fourth quarter.

        On December 6, 2011, the closing sale price for our common shares, as reported on the NYSE, was $16.35 and there were 101 holders of record of our common shares. This figure does not reflect the beneficial ownership of shares held in nominee name.

 SELECTED FINANCIAL AND OPERATING DATA

        You should read the following selected historical and pro forma combined financial and operating data, together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined consolidated financial statements and related notes included elsewhere in this prospectus.

        We completed our initial public offering, or the IPO, on May 16, 2011. Due to the timing of the IPO, we present herein certain combined consolidated historical financial data for us and our predecessor. Our predecessor was not a legal entity, but rather a combination of the real estate hospitality assets, liabilities and operations of Fund II and Fund III and substantially all of the assets, liabilities and operations of RLJ Development. The historical combined consolidated financial data for our predecessor is not necessarily indicative of our results of operations, cash flows or financial position following the completion of the IPO.

        The historical combined consolidated balance sheet information as of December 31, 2010 and 2009 of our predecessor and the combined consolidated statements of operations information for each of the years ended December 31, 2010, 2009 and 2008 of our predecessor have been derived from the audited historical combined consolidated financial statements included elsewhere in this prospectus.

        The historical combined consolidated balance sheet information as of September 30, 2011 of our company and the combined consolidated statements of operations information for the nine months ended September 30, 2011 and 2010 have been derived from the historical unaudited combined consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. Due to the timing of the IPO, the results of operations for the nine months ended September 30, 2010 reflect the financial condition and results of operations of our predecessor. The results of operations for the nine months ended September 30, 2011 reflect the financial condition and results of operations of our predecessor together with our company. Results for the nine months ended September 30, 2011 are not necessarily indicative of our actual results for the year ending December 31, 2011.

        The historical combined consolidated balance sheet information as of December 31, 2008 and 2007 of our predecessor have been derived from the audited historical combined consolidated financial statements of our predecessor that are not included in this prospectus.

        The selected historical financial information as of December 31, 2006 and for the years ended December 31, 2007 and 2006, have been derived from the unaudited financial statements of our predecessor that are not included in this prospectus.

        Our summary unaudited condensed pro forma combined consolidated financial and operating data for the year ended December 31, 2010 and as of and for the nine months ended September 30, 2011 assume the completion of our formation transactions as of January 1, 2010 for the operating data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine Months Ended September 30, 2011		Year Ended December 31,
	Pro Forma Combined Consolidated	Historical Combined Consolidated	Pro Forma Combined Consolidated	Historical Combined Consolidated
	2011	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(In thousands, except share, per share and property data)
Statement of Operations Data:
Room revenue	$501,097	$495,217	$613,019	$445,630	$389,622	$438,388	$374,833	$171,213
Other hotel revenue	75,405	74,474	100,950	71,036	66,139	79,114	70,335	33,997

Total revenue	576,502	569,691	713,969	516,666	455,761	517,502	445,168	205,210

Expenses:
Room expense	112,126	110,753	138,840	96,389	84,131	90,475	78,427	36,006
Other hotel expense	237,343	234,030	300,981	215,438	195,268	215,290	185,349	86,948

Total hotel operating expense	349,469	344,783	439,821	311,827	279,399	305,765	263,776	122,954

Depreciation and amortization	92,565	91,479	120,626	96,940	91,503	80,105	56,833	23,244
Property tax, ground rent and insurance	36,882	35,951	46,978	32,500	33,191	32,002	28,686	10,924
Impairment loss	—	—	—	—	61,426	21,472	—	—
General and administrative(1)	21,825	17,504	25,302	19,542	18,208	18,784	9,780	5,806
Transaction, pursuit and organization costs	704	3,614	1,447	14,345	8,665	2,100	500	675
IPO Costs	10,333	10,333	—	—	—	—	—	—

Total operating expenses	511,778	503,664	634,174	475,154	492,392	460,228	359,575	163,603

Operating income / (loss)	64,724	66,027	79,795	41,512	(36,631)	57,274	85,593	41,607
Interest and other income	2,006	2,006	3,985	3,981	1,573	2,303	2,950	1,161
Interest expense	(62,274)	(75,415)	(80,728)	(86,735)	(87,849)	(88,656)	(74,917)	(35,225)

Income (loss) before provision for income tax (expense)/ benefit	4,456	(7,382)	3,052	(41,242)	(122,907)	(29,079)	13,626	7,543
Income tax (expense) / benefit	(1,546)	(1,546)	(1,608)	(945)	(1,801)	945	(1,317)	(658)

Net income (loss) from continuing operations	2,910	(8,928)	1,444	(42,187)	(124,708)	(28,134)	12,309	6,885
Net (income) loss attributable to noncontrolling interests
Noncontrolling interest in joint venture	55	55	(8)	213	—	—	—	—
Noncontrolling interest in Operating Partnership	(285)	(285)	—	—	—	—	—	—
Distributions to preferred shareholders	(61)	(61)	—	(62)	(62)	(61)	(31)	(6)

Net income (loss)from continuing operations available to owners	$2,619	$(9,219)	$1,436	$(42,036)	$(124,770)	$(28,195)	$12,278	$6,879

Balance Sheet Data (at period end):
Cash and cash equivalents	$329,558	$368,461		$267,454	$151,382	$156,181	$83,897	$63,290
Investment in hotels, net	2,802,784	2,760,784		2,626,690	1,877,583	1,905,653	1,801,189	1,404,900
Total assets	3,300,859	3,298,630		3,045,824	2,202,865	2,213,108	2,032,470	1,704,618
Total debt	1,344,817	1,342,817		1,747,077	1,598,991	1,448,872	1,340,574	1,009,680
Total liabilities	1,450,093	1,447,864		1,822,091	1,717,118	1,592,376	1,470,251	1,213,745
Total owners' equity	1,850,766	1,850,766		1,223,733	485,747	620,732	562,219	490,873
Total liabilities and owners' equity	3,300,859	3,298,630		3,045,824	2,202,865	2,213,108	2,032,470	1,704,618
Per Share Data:
Pro forma basic and diluted earnings per share(2)	$0.00
Pro forma weighted average shares outstanding—basic and diluted(2)	98,338,387
Other Data:
Number of properties at period end(3)	141	140	140	132	117	115	106	88
Pro forma Adjusted EBITDA	$174,150		$210,956
Pro forma Adjusted FFO	111,640		131,663
Cash flows from:
Operating activities		$90,573		$63,663	$28,852	$76,978	$93,999	$43,752
Investing activities		(265,826)		(786,193)	(198,025)	(130,400)	(204,795)	(1,208,658)
Financing activities		276,260		838,602	164,374	125,706	131,403	1,217,569

(1)
The pro forma general and administrative expense includes non cash share compensation expense amortization for restricted share grants of $3,994 and $5,325 for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

(2)
Income (loss) allocated to noncontrolling interest in our operating partnership has been excluded from the numerator, and OP units of our operating partnership have been omitted from the denominator, for the purpose of calculating diluted earnings per share since the effect of including these amounts in the numerator and denominator would have no impact.

(3)
The historical combined consolidated number of properties includes our hotels and the New York LaGuardia Airport Marriott and excludes the Courtyard Charleston Historic District. The pro forma combined consolidated number of properties excludes the New York LaGuardia Airport Marriott, which was transferred to a third party on August 5, 2011, and includes the Courtyard Charleston Historic District, which was purchased on October 27, 2011.

	Pro Forma
	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
	(In thousands)
Reconciliation of FFO(1), Adjusted FFO(1), EBITDA(2) and Adjusted EBITDA(2) to Net Income from Continuing Operations
Net income from continuing operations	$2,910	$1,444
Add (deduct):
Depreciation and amortization	92,565	120,626
Distributions to preferred unitholders	(61)	—
Noncontrolling interest in joint venture	55	(8)
Adjustments related to joint venture(3)	(222)	(297)

FFO	95,247	121,765
Add:
Transaction and pursuit costs	704	1,447
IPO costs(4)	10,333	—
Amortization of share based compensation	3,994	5,325
Other expenses(5)	1,362	3,126

Adjusted FFO	$111,640	$131,663

Net income from continuing operations	$2,910	$1,444
Add (deduct):
Depreciation and amortization	92,565	120,626
Distributions to preferred unitholders	(61)	—
Interest expense, net	62,274	80,728
Interest and other income(6)	(786)	(2,398)
Income tax expense	1,546	1,608
Noncontrolling interest in joint venture	55	(8)
Adjustments related to joint venture(7)	(746)	(942)

EBITDA	157,757	201,058
Add:
Transaction and pursuit costs	704	1,447
IPO costs(4)	10,333	—
Amortization of share based compensation	3,994	5,325
Other expenses(5)	1,362	3,126

Adjusted EBITDA	$174,150	$210,956

(1)
We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures. We present FFO attributable to common shareholders, which includes our OP units, because our OP units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO attributable to all common shares and OP units.

We further adjust FFO for certain additional items that are not added to net income in NAREIT's definition of FFO, such as hotel transaction and pursuit costs, amortization of share based compensation and other expenses that were the result of the IPO and related formation transactions. Hotel transaction and pursuit costs, which are costs associated with our acquisition activity, do not relate to the operating performance at our hotels. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

(2)
EBITDA is defined as net income or loss excluding: (a) interest expense; (b) provision for income taxes, including income taxes applicable to sale of assets; and (c) depreciation and amortization. We consider EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

We further adjust EBITDA for certain additional items such as hotel transaction and pursuit costs, amortization of restricted share based compensation and other expenses that were the result of the IPO and related formation transactions. Hotel transaction and pursuit costs, which are costs associated with our acquisition activity, do not relate to the operating performance at our hotels. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs. We present EBITDA attributable to common shareholders, which includes our OP units, because our OP units are redeemable for common shares. We believe it is meaningful for the investor to understand EBITDA attributable to all common shares and OP units.

(3)
Includes depreciation and amortization expense allocated to the noncontrolling interest in joint venture.

(4)
Includes formation expenses related to the IPO for the transfer and assumption of indebtedness and other contractual obligations of our predecessor.

(5)
Includes certain compensation obligations of our predecessor.

(6)
Excludes contractual interest income of $1,220 and $1,587, respectively, associated with two owned mortgage loans collateralized by hotels.

(7)
Includes depreciation, amortization expense and interest expense allocated to the noncontrolling interest in joint venture.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the "Selected Financial and Operating Data," the historical combined consolidated financial statements and related notes of our predecessor, "Risk Factors," and "Our Business and Properties" included elsewhere in this prospectus. As used in this section, unless the context otherwise requires, "we," "us," "our" and "our company" mean our predecessor for 2008, 2009 and 2010, and RLJ Lodging Trust and its consolidated subsidiaries for 2011.

Overview

        We are a self-advised and self-administered Maryland real estate investment trust, which invests primarily in premium-branded, focused-service and compact full-service hotels. As of September 30, 2011, we owned 140 hotels in 19 states and the District of Columbia comprising 20,488 rooms. In addition, on October 27, 2011, we acquired the 176-room Courtyard Charleston Historic District in Charleston, South Carolina. We are one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our hotels are concentrated in urban and dense suburban markets that we believe generally exhibit multiple demand generators and high barriers to entry.

        Our strategy is to invest primarily in premium-branded, focused-service and compact full-service hotels. Focused-service hotels typically generate most of their revenue from room rentals, have limited food and beverage outlets and meeting space and require fewer employees than traditional full-service hotels. We believe premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those achieved by traditional full-service hotels while achieving higher profit margins due to their more efficient operating model and less volatile cash flows.

        We recognize the challenging geopolitical environment and the possibility that the current economic recovery might not be as robust as anticipated or that economic conditions could deteriorate. However, with expected growth in lodging supply expected to be below historical averages for the next few years and corporate profits rising, we currently do not anticipate any significant slowdown in lodging fundamentals. Accordingly, we remain cautiously optimistic that we are in the midst of a multiyear lodging recovery.

        Furthermore, we believe that attractive acquisition opportunities that meet our investment profile remain available in the market. We believe our expected access to capital (including availability under our revolving credit facility) along with our senior management team's experience, extensive industry relationships and asset management expertise, will enable us to compete effectively for such acquisitions and enable us to generate additional internal and external growth.

Our Customers

        Substantially all of our hotels consist of premium-branded focused-service and compact full-service hotels. As a result of this property profile, the majority of our customers are transient in nature. Transient business typically represents individual business or leisure travelers. The majority of our hotels are located in the business districts and suburban markets of major metropolitan areas. Accordingly, business travelers represent the majority of the transient demand at our hotels. As a result, macroeconomic factors impacting business travel have a greater effect on our business than factors impacting leisure travel.

        Group business is typically defined as a minimum of 10 guestrooms booked together as part of the same piece of business. Group business may or may not use the meeting space at any given hotel.

Given the limited meeting space at the majority of our hotels, group business represents a smaller component of our customer base.

        A number of our hotels are affiliated with brands marketed toward extended-stay customers. Extended-stay customers are generally defined as those staying five nights or longer. Reasons for extended-stays may include, but are not limited to, training and/or special project business, relocation, litigation and insurance claims.

Our Revenues and Expenses

        Our revenue is derived from hotel operations, including the sale of rooms, food and beverage revenue and other operating department revenue, which consist of telephone, parking and other guest services.

        Our operating costs and expenses consist of the costs to provide hotel services, including room expense, food and beverage expense, management fees and other hotel expenses. Room expense includes housekeeping, reservation systems, room supplies, laundry services and front desk costs. Food and beverage expense primarily includes food, beverage and associated labor costs. Other hotel expenses include labor and other costs associated with the other operating department revenue, as well as labor and other costs associated with administrative departments, franchise fees, sales and marketing, repairs and maintenance and utility costs. Our hotels are managed by independent, third-party management companies under long-term agreements under which the management companies typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We generally receive a cash distribution from the hotel management companies on a monthly basis, which reflects hotel-level sales less hotel-level operating expenses.

Key Indicators of Operating Performance

        We use a variety of operating and other information to evaluate the operating performance of our business. These key indicators include financial information that is prepared in accordance with GAAP as well as other financial measures that are non-GAAP measures. In addition, we use other information that may not be financial in nature, including statistical information and comparative data. We use this information to measure the operating performance of our individual hotels, groups of hotels and/or business as a whole. We also use these metrics to evaluate the hotels in our portfolio and potential acquisitions to determine each hotel's contribution to cash flow and its potential to provide attractive long-term total returns. These key indicators include:

  •
  Occupancy—Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of our hotels' available capacity. We use occupancy to measure demand at a specific hotel or group of hotels in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

  •
  ADR—ADR represents total hotel room revenues divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess the pricing levels that we are able to generate, as changes in rates have a greater impact on operating margins and profitability than changes in occupancy.

  •
  RevPAR—RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues such as food and beverage revenue or other operating department revenues. We use RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional basis.

    RevPAR changes that are primarily driven by changes in occupancy have different implications for overall revenues and profitability than changes that are driven primarily by changes in ADR. For example, an increase in occupancy at a hotel would lead to additional variable operating costs (including housekeeping services, utilities and room supplies) and could also result in increased other operating department revenue and expense. Changes in ADR typically have a greater impact on operating margins and profitability as they do not have a substantial effect on variable operating costs.

        Occupancy, ADR and RevPAR are commonly used measures within the lodging industry to evaluate operating performance. RevPAR is an important statistic for monitoring operating performance at the individual hotel level and across our entire business. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget and prior periods, as well as on a regional and company-wide basis. ADR and RevPAR include only room revenue. Room revenue comprised approximately 86.9% of our total revenue for the nine months ended September 30, 2011 and is dictated by demand (as measured by occupancy), pricing (as measured by ADR) and our available supply of hotel rooms.

        Another commonly used measure in the lodging industry is the RevPAR penetration index, which measures a hotel's RevPAR in relation to the average RevPAR of that hotel's competitive set. Like other lodging companies, we use the RevPAR penetration index as an indicator of a hotel's market share in relation to its competitive set. However, the RevPAR penetration index for a particular hotel is not necessarily reflective of that hotel's relative share of any particular lodging market. The RevPAR penetration index for a particular hotel is calculated as the quotient of (1) the subject hotel's RevPAR divided by (2) the average RevPAR of the hotels in the subject hotel's competitive set, multiplied by 100. For example, if a hotel's RevPAR is $90 and the average RevPAR of the hotels in its competitive set is $90, the RevPAR penetration index would be 100, which would indicate that the subject hotel is capturing its fair market share in relation to its competitive set (i.e., the hotel's RevPAR is, on average, the same as its competitors). If, however, a hotel's RevPAR is $110 and the average RevPAR of the hotels in its competitive set is $90, the RevPAR penetration index of the subject hotel would be 122.2, which would indicate that the subject hotel maintains a RevPAR premium of approximately 22.2% (and, therefore, a market share premium) in relation to its competitive set.

        One critical component in this calculation is the determination of a hotel's competitive set, which consists of a small group of hotels in the relevant market that we and the third-party hotel management company that manages the hotel believe are comparable for purposes of benchmarking the performance of such hotel. A hotel's competitive set is mutually agreed upon by us and the hotel's management company. Factors that we consider when establishing a competitive set include geographic proximity, brand affiliations and rate structure, as well as the level of service provided at the hotel. Competitive set determinations are highly subjective, however, and our methodology for determining a hotel's competitive set may differ materially from those used by other hotel owners and/or management companies.

        For the nine months ended September 30, 2011, the portfolio wide RevPAR penetration index of our hotels was 113.5, which indicates that, on average, our hotels maintained a market share premium of approximately 13.5% in relation to its competitive set.

        We also use FFO, Adjusted FFO, EBITDA and Adjusted EBITDA as measures of the operating performance of our business. See "—Non-GAAP Financial Measures."

Principal Factors Affecting Our Results of Operations

        The principal factors affecting our operating results include overall demand for hotel rooms compared to the supply of available hotel rooms, and the ability of our third-party management companies to increase or maintain revenues while controlling expenses.

  •
  Demand—The demand for lodging, especially business travel, generally fluctuates with the overall economy. Historically, periods of declining demand are followed by extended periods of relatively strong demand, which typically occurs during the growth phase of the lodging cycle.

  •
  Supply—The development of new hotels is driven largely by construction costs, the availability of financing and expected performance of existing hotels.

        We expect that our ADR, occupancy and RevPAR performance will be impacted by macroeconomic factors such as regional and local employment growth, personal income and corporate earnings, office vacancy rates and business relocation decisions, airport and other business and leisure travel, new hotel construction and the pricing strategies of competitors. In addition, our ADR, occupancy and RevPAR performance are dependent on the continued success of the Marriott, Hilton and Hyatt brands.

  •
  Revenue—Substantially all of our revenue is derived from the operation of hotels. Specifically, our revenue is comprised of:

  •
  Room revenue—Occupancy and ADR are the major drivers of room revenue. Room revenue accounts for the substantial majority of our total revenue.

  •
  Food and beverage revenue—Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel's food and beverage outlets).

  •
  Other operating department revenue—Occupancy and the nature of the property are the main drivers of other ancillary revenue, such as telephone, parking and other guest services. Some hotels, due to the limited focus of the services offered and size or space limitations, may not have facilities that generate other operating department revenue.

  •
  Hotel Operating Expenses—The following presents the components of our hotel operating expenses:

  •
  Room expense—These costs include housekeeping wages and payroll taxes, reservation systems, room supplies, laundry services and front desk costs. Like room revenue, occupancy is the major driver of room expense and, therefore, room expense has a significant correlation to room revenue. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.

  •
  Food and beverage expense—These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than restaurant, bar or other on-property food and beverage outlets) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.

  •
  Management fees—Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels. See "Our Principal Agreements—Hotel Management Agreements."

  •
  Other hotel expenses—These expenses include labor and other costs associated with the other operating department revenues, as well as labor and other costs associated with administrative departments, franchise fees, sales and marketing, repairs and maintenance and utility costs.

        Most categories of variable operating expenses, including labor costs such as housekeeping, fluctuate with changes in occupancy. Increases in occupancy are accompanied by increases in most categories of variable operating expenses, while increases in ADR typically only result in increases in limited categories of operating costs and expenses, such as franchise fees, management fees and credit card processing fee expenses which are based on hotel revenues. Thus, changes in ADR have a more significant impact on operating margins than changes in occupancy.

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations is based on our combined consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ significantly from these estimates and assumptions. We have provided a summary of our significant accounting policies in the notes to the historical combined consolidated financial statements. We have set forth below those accounting policies that we believe require material subjective or complex judgments and have the most significant impact on our financial condition and results of operations. We evaluate our estimates, assumptions and judgments on an ongoing basis, based on information that is then available to us, our experience and various matters that we believe are reasonable and appropriate for consideration under the circumstances.

Investment in Hotel Properties

        Hotel acquisitions consist almost exclusively of land, land improvements, buildings, furniture, fixtures and equipment and inventory. We record the purchase price among these asset classes based on their respective fair values. When we acquire hotels, we acquire them for use. Generally, we do not acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. The only intangible assets acquired through September 30, 2011 consist of favorable tenant lease agreements and miscellaneous operating agreements, which are short-term in nature and at market rates. In conjunction with the acquisition of a hotel, we typically negotiate new franchise and management agreements with the selected brand and manager.

        Our investments in hotels are carried at cost and are depreciated using the straight-line method over estimated useful lives of 15 years for land improvements, 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Intangible assets arising from favorable or unfavorable leases are amortized using the straight-line method over the term of the non-cancelable term of the agreement. Maintenance and repairs are expensed and major renewals or improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

        We assess the carrying values of each hotel whenever events or changes in circumstances indicate that the carrying amounts of these hotels may not be fully recoverable. Recoverability of the hotel is measured by comparison of the carrying amount of the hotel to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the hotel. If our analysis indicates that the carrying value of the hotel is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the hotel. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary.

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and economy in general and our strategic plans to manage the underlying hotels. However, assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and our ultimate investment intent that occur subsequent to a current impairment analysis could impact these assumptions and result in future impairment charges of the hotels.

Results of Operations

        At September 30, 2011 and 2010, we owned 140 and 121 hotels, respectively. All hotels owned during these periods, excluding discontinued operations of seven hotels, have been included in our results of operations during those respective periods or since their date of acquisition. At December 31, 2010, 2009 and 2008, we owned 132, 117 and 115 hotels, respectively. All hotels owned during these periods, excluding discontinued operations of seven hotels, have been included in our results of operations during those respective periods or since their date of acquisition.

Comparison of the Nine Months Ended September 30, 2011 to the Nine Months Ended September 30, 2010

        Net loss from continuing operations for the nine months ended September 30, 2011 was $8.9 million compared to a net loss from continuing operations of $31.1 million for the nine months ended September 30, 2010, representing a decrease of $22.2 million. This improved performance was primarily due to a $190.9 million, or 50.4%, increase in total revenue (including $164.5 million attributable to hotels acquired during the periods), partially offset by a $156.1 million, or 44.9%, increase in operating expenses (including $103.1 million attributable to hotels acquired during the periods and nonrecurring IPO costs of $10.3 million), an increase in interest expense of $10.7 million, which was primarily the result of additional indebtedness incurred related to hotel acquisitions during the nine months ended September 30, 2011 as compared to the same period in the prior year and a decrease in interest income of $1.6 million, which was primarily the result of interest income related to our investment in loans which were brought current during the nine months ended September 30, 2010.

	For the nine months ended September 30,
	2011	2010	$ change	% change
Revenue
Hotel operating revenue
Room revenue	$495,217	$327,672	$167,545	51.1%
Food and beverage revenue	59,664	41,749	17,915	42.9%
Other operating department revenue	14,810	9,394	5,416	57.7%

Total revenue	569,691	378,815	190,876	50.4%

Expense
Hotel operating expense
Room	110,753	70,278	40,475	57.6%
Food and beverage	41,767	28,016	13,751	49.1%
Management fees	19,519	13,497	6,022	44.6%
Other hotel expenses	172,744	115,948	56,796	49.0%

Total hotel operating expense	344,783	227,739	117,044	51.4%
Depreciation and amortization	91,479	70,465	21,014	29.8%
Property tax, insurance and other	35,951	27,417	8,534	31.1%
General and administrative	17,504	14,547	2,957	20.3%
Transaction and pursuit costs	3,614	7,438	(3,824)	(51.4)%
IPO Costs	10,333	—	10,333	0.0%

Total operating expense	503,664	347,606	156,058	44.9%

Operating income	66,027	31,209	34,818	111.6%
Other income	742	411	331	80.5%
Interest income	1,264	2,889	(1,625)	(56.2)%
Interest expense	(75,415)	(64,760)	(10,655)	16.5%

Income (Loss) from continuing operations before income taxes	(7,382)	(30,251)	22,869	(75.6)%
Income tax expense	(1,546)	(898)	(648)	72.2%

Income (Loss) from continuing operations	(8,928)	(31,149)	22,221	(71.3)%

Income (loss) from discontinued operations	21,838	19,034	2,804	14.7%

Net income (loss)	12,910	(12,115)	25,025	(206.6)%
Net loss (income) attributable to non-controlling interests
Noncontrolling interest in joint venture	55	—	55	0.0%
Noncontrolling interest in common units of Operating Partnership	(285)	—	(285)	0.0%

Net income (loss) attributable to the Company	12,680	(12,115)	24,795	(204.7)%
Distributions to preferred unitholders	(61)	(48)	(13)	27.1%

Net income (loss) attributable to common shareholders	$12,619	$(12,163)	$24,782	(203.7)%

Revenue

        Total revenue increased $190.9 million, or 50.4%, to $569.7 million for the nine months ended September 30, 2011 from $378.8 million for the nine months ended September 30, 2010. The increase was a result of $164.5 million in revenue attributable to nine hotels that were acquired in 2011 and fifteen hotels that were acquired in 2010 and the effects of improving economic conditions as demonstrated by an 8.0% increase in RevPAR for properties held during the entirety of both periods.

        The following are the key hotel operating statistics for hotels owned at September 30, 2011 and 2010, respectively, for our ownership period:

	For the nine months ended September 30,
	2011	2010	% Change
Number of hotels (at end of period)	140	121	15.7%
Occupancy %	73.2%	69.2%	5.8%
ADR	$123.28	$109.64	12.4%
RevPAR	$90.24	$75.84	19.0%

        Portfolio RevPAR increased to $90.24 from $75.84, a 19.0% increase. For the 116 properties owned for the entirety of both periods, RevPAR increased 8.0% and was driven by a 4.0% increase in occupancy and a 3.8% increase in ADR. The addition of new hotels to the portfolio drove occupancy up by 1.2% and ADR by $10.22 for a total RevPAR impact of $8.85.

  Room Revenue

        Our portfolio consists primarily of premium-branded focused-service and compact full-service hotels that generate the majority of their revenues through room sales. Room revenue increased $167.5 million, or 51.1%, to $495.2 million for the nine months ended September 30, 2011 from $327.7 million for the nine months ended September 30, 2010. This increase was primarily a result of $142.2 million of room revenue from hotels acquired during the periods. The remaining amount came from an 8.0% RevPAR growth in properties owned for the entirety of both periods.

  Food and Beverage Revenue

        Food and beverage revenue increased $17.9 million, or 42.9%, to $59.7 million for the nine months ended September 30, 2011 from $41.7 million for the nine months ended September 30, 2010. The increase includes $16.7 million in food and beverage revenue arising from hotels acquired during the periods.

  Other Operating Department Revenue

        Other operating department revenue, which includes revenue derived from ancillary sources, increased $5.4 million, or 57.7%, to $14.8 million for the nine months ended September 30, 2011 from $9.4 million for the nine months ended September 30, 2010 primarily due to hotels acquired during the periods.

Hotel Operating Expense

        Hotel operating expense increased $117.0 million, or 51.4%, to $344.8 million for the nine months ended September 30, 2011 from $227.7 million for the nine months ended September 30, 2010. This increase includes $103.1 million in hotel operating expense attributable to hotels acquired during the periods. The remaining increase was primarily attributable to variable costs associated with increases in business activity.

Depreciation and Amortization

        Depreciation and amortization expense increased $21.0 million, or 29.8%, to $91.5 million for the nine months ended September 30, 2011 from $70.5 million for the nine months ended September 30, 2010. The increase reflects a $22.1 million increase in depreciation and amortization expense attributable to hotels acquired during the periods. The remaining decrease is the net impact of declines in depreciation expense due to assets being fully depreciated less any increases in depreciation expense due to capital expenditures.

Property Tax, Insurance and Other

        Property tax, insurance and other expense increased $8.5 million, or 31.1%, to $36.0 million for the nine months ended September 30, 2011 from $27.4 million for the nine months ended September 30, 2010. The increase includes $10.1 million in property tax, insurance and other expense attributable to hotels acquired during the periods.

General and Administrative

        General and administrative expense increased $3.0 million, or 20.3%, to $17.5 million for the nine months ended September 30, 2011 from $14.5 million for the nine months ended September 30, 2010. The increase in general and administrative expense is primarily attributable to an increase in accrued bonuses of $1.9 million, amortization of restricted share awards of $1.9 million and an increase in professional fees of $0.2 million, offset by a decrease in legal fees of $0.7 million.

Transaction and Pursuit costs

        Transaction and pursuit costs decreased $3.8 million to $3.6 million for the nine months ended September 30, 2011 from $7.4 million for the nine months ended September 30, 2010. There were nine acquisitions during the nine months ended September 30, 2011 resulting in transaction costs of $3.4 million for the period compared to five acquisitions during the nine months ended September 30, 2010 resulting in transaction costs of $6.6 million. The period-over-period increase in transaction costs was partially offset by a net decrease of $0.7 million of costs associated with unsuccessful acquisition efforts during the periods.

IPO Costs

        In connection with the IPO and related formation transactions, for the nine months ended September 30, 2011, we incurred $10.3 million in non-recurring expenses for the transfer and assumption of indebtedness and other contractual obligations of our predecessor.

Interest Income

        Interest income decreased $1.6 million to $1.3 million for the nine months ended September 30, 2011 from $2.9 million for the nine months ended September 30, 2010. This decrease was primarily due to a $1.4 million decline in interest income from our investment in two mortgage loans secured by hotels between the two periods which were brought current during the nine months ended September 30, 2010.

Interest Expense

        Interest expense increased $10.7 million, or 16.5%, to $75.4 million for the nine months ended September 30, 2011 from $64.8 million for the nine months ended September 30, 2010. Interest expense increased as a result of $13.2 million in additional interest expense arising from debt incurred related to hotel acquisitions during the periods, $2.9 million of expenses related to the payoff of variable rate indebtedness, $5.1 million of interest expense related to borrowings on the term loan, an increase in deferred financing fee amortization of $1.1 million and an increase in unused fee incurred on the $300.0 million line of credit of $0.3 million. The offsetting decrease was primarily due to the expiration of unfavorable interest rate hedges resulting in a decrease in interest expense of $8.0 million and a decrease in interest expense of $4.3 million due to the payoff of variable rate indebtedness.

Income Taxes

        As part of our corporate structure, we own TRSs that are subject to federal and state income taxes. The TRSs' effective tax rates were 37.07% and 0.0% for the nine months ended September 30, 2011 and September 30, 2010, respectively. The change in rate is primarily due to recent acquisitions generating income affecting both our federal income tax rate and state apportionment factor. We recorded tax expense of $1.5 million and $0.9 million for the nine months ended September 30, 2011 and September 30, 2010, respectively, primarily as a result of state taxes based on revenues.

Income from Discontinued Operations

        Net income from discontinued operations increased $2.8 million, or 14.7% to $21.8 million for the nine months ended September 30, 2011 from $19.0 million for the nine months ended September 30, 2010. The increase in net income from discontinued operations arose from the August 5, 2011 transfer of title to the New York LaGuardia Airport Marriott to the former lenders pursuant to a deed in lieu of foreclosure arrangement.

Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009

        Net loss from continuing operations for the year ended December 31, 2010 was $42.2 million compared to a net loss from continuing operations of $124.7 million for the year ended December 31, 2009, representing a decrease of $82.5 million. This improved performance was primarily due to a $60.9 million, or 13.4%, increase in total revenue (including $39.9 million arising from the net impact of acquisitions) and a decrease in impairment charges of $61.4 million, partially offset by a

$32.4 million, or 11.6%, increase in hotel operating expenses and an increase in transaction and pursuit costs of $5.7 million.

	For the years ended December 31,
	2010	2009	$ change	% change
Revenue
Hotel operating revenue
Room revenue	$445,630	$389,622	$56,008	14.4%
Food and beverage revenue	57,710	54,806	2,904	5.3%
Other operating department revenue	13,326	11,333	1,993	17.6%

Total revenue	516,666	455,761	60,905	13.4%

Expense
Hotel operating expense
Room	96,389	84,131	12,258	14.6%
Food and beverage	37,798	35,379	2,419	6.8%
Management fees	18,373	16,510	1,863	11.3%
Other hotel expenses	159,267	143,379	15,888	11.1%

Total hotel operating expense	311,827	279,399	32,428	11.6%
Depreciation	96,940	91,503	5,437	5.9%
Impairment loss	—	61,426	(61,426)	(100.0)%
Property tax, ground rent and insurance	32,500	33,191	(691)	(2.1)%
General and administrative	19,542	18,208	1,334	7.3%
Transaction and pursuit costs	14,345	8,665	5,680	65.6%

Total operating expense	475,154	492,392	(17,238)	(3.5)%

Operating income / (loss)	41,512	(36,631)	78,143	(213.3)%
Other income	629	955	(326)	(34.1)%
Interest income	3,352	618	2,734	442.4%
Interest expense	(86,735)	(87,849)	1,114	(1.3)%

Loss from continuing operations before income taxes	(41,242)	(122,907)	81,665	(66.4)%
Income tax expense	(945)	(1,801)	856	(47.5)%

Loss from continuing operations	(42,187)	(124,708)	82,521	(66.2)%

Income (loss) from discontinued operations	19,571	(43,290)	62,861	(145.2)%

Net loss	(22,616)	(167,998)	145,382	(86.5)%
Net loss attributable to the noncontrolling interest	213	—	213	0.0%

Net loss attributable to the Company	(22,403)	(167,998)	145,595	(86.7)%
Distributions to preferred unitholders	(62)	(62)	—	0.0%

Net loss available to owners	$(22,465)	$(168,060)	$145,595	(86.6)%

  Revenue

        Total revenue increased $60.9 million, or 13.4%, to $516.7 million for the year ended December 31, 2010 from $455.8 million for the year ended December 31, 2009, reflecting improvement in U.S. lodging fundamentals. Comparability of the annual periods was impacted by an increase of $39.9 million in revenue arising from the net impact of acquisitions during the periods.

        The following are the key hotel operating statistics for hotels owned at December 31, 2010 and 2009, respectively:

	For the Year Ended December 31,
	2010	2009	% Change
Number of hotels (at end of period)	131	116	12.9%
Occupancy %	68.0%	63.5%	7.1%
ADR	$110.98	$109.52	1.4%
RevPAR	$75.43	$69.53	8.5%

        Portfolio RevPAR increased to $75.43 from $69.53, an 8.5% increase. Comparability of the annual periods is impacted by increases of 0.5%, $5.08 and $4.03 in occupancy, ADR and RevPAR, respectively, arising from the net impact of acquisitions during the periods. For the 116 properties owned for the entirety of both periods, RevPAR growth of 2.4% was driven by a 6.2% increase in occupancy offset by a 3.6% decline in ADR.

        Room Revenue—Room revenue increased $56.0 million, or 14.4%, to $445.6 million for the year ended December 31, 2010 from $389.6 million for the year ended December 31, 2009. The increase in room revenue was primarily due to an 8.5% increase in RevPAR, driven by a 7.1% increase in occupancy and a 1.4% increase in ADR. Comparability of the annual periods is impacted by an increase of $35.7 million in room revenue arising from the net impact of acquisitions during the periods.

        Food and Beverage Revenue—Food and beverage revenue increased $2.9 million, or 5.3%, to $57.7 million for the year ended December 31, 2010 from $54.8 million for the year ended December 31, 2009. However, comparability of the annual periods was impacted by an increase of $2.6 million in food and beverage revenue arising from the net impact of acquisitions during the periods.

        Other Operating Department Revenue—Other operating department revenue, which includes revenue derived from ancillary sources, increased $2.0 million, or 17.6%, to $13.3 million for the year ended December 31, 2010 from $11.3 million for the year ended December 31, 2009. Comparability of the annual periods is impacted by an increase of $1.7 million in other operating department revenue arising from the net impact of acquisitions during the periods. The majority of the remaining increase was a result of portfolio-wide increase in parking revenue of $0.4 million, which was partially offset by continuing declines in telephone revenue of $0.3 million as guests reduced their usage of in-room telephone equipment.

  Hotel Operating Expense

        Hotel operating expense increased $32.4 million, or 11.6%, to $311.8 million for the year ended December 31, 2010 from $279.4 million for the year ended December 31, 2009. Comparability of the annual periods was impacted by an increase of $23.7 million in hotel operating expense arising from the net impact of acquisitions during the periods. The remaining increase was primarily attributable to increases in occupancy as a result of the improving economy.

  Depreciation

        Depreciation expense increased $5.4 million, or 5.9%, to $96.9 million for the year ended December 31, 2010 from $91.5 million for the year ended December 31, 2009. Comparability of the annual periods was impacted by a $6.1 million increase in depreciation expense arising from the net impact of acquisitions during the periods and a $1.7 million increase in depreciation on building and furniture, fixtures and equipment for capital expenditures made during 2010. The partially offsetting decrease was primarily due to a reduction in fixed asset bases at certain hotels due to impairment charges recognized in prior years.

  Impairment Loss

        No impairment losses were recognized during 2010. During the year ended December 31, 2009, 16 of our hotels were deemed to have carrying values that were not fully recoverable based on changes in the capital markets and the overall decline in lodging demand, and, as a result, we recognized an impairment loss of $61.4 million. This excludes one hotel that was deemed to have a carrying value that was not fully recoverable based on changes in the capital markets and the overall decline in lodging demand, and, as a result, we recognized an impairment loss of $37.0 million which is included in discontinued operations for 2009.

  Property Tax, Ground Rent and Insurance

        Property tax, ground rent and insurance expense decreased $0.7 million, or 2.1%, to $32.5 million for the year ended December 31, 2010 from $33.2 million for the year ended December 31, 2009. Comparability of the annual periods was impacted by an increase of $3.4 million in property tax, ground rent and insurance expense arising from the net impact of acquisitions during the periods. Property tax, ground rent and insurance expense for the remainder of the portfolio decreased $4.1 million due to a combination of declines in assessed property values due to the recession and our efforts to aggressively challenge real estate tax assessments and manage our insurance premiums.

  General and Administrative

        General and administrative expense increased $1.3 million, or 7.3%, to $19.5 million for the year ended December 31, 2010 from $18.2 million for the year ended December 31, 2009. The majority of the increase in general and administrative expense is attributable to an increase in legal fees of $0.9 million, primarily related to our investment in loans and an increase in management advisory services of $0.5 million.

  Transaction and Pursuit costs

        Transaction and pursuit costs increased $5.7 million to $14.3 million for the year ended December 31, 2010 from $8.7 million for the year ended December 31, 2009. Comparability of the annual periods was impacted by an increase of $10.3 million in transaction costs arising from the net impact of acquisitions during the periods. There were 24 acquisitions in 2010 and the first quarter of 2011, which resulted in transaction costs of $13.2 million in 2010, compared to two acquisitions in 2009 resulting in transaction costs of $2.9 million. The period-over-period increase in transaction costs was partially offset by a net decrease of $4.6 million of costs associated with unsuccessful acquisition efforts during the periods. Unsuccessful acquisition costs totaled $1.2 million in 2010 and $5.8 million in 2009, with the 2009 charge arising primarily from a $5.6 million fee paid in 2009 in order to terminate an obligation to purchase two hotels under a purchase and sale agreement. The purchase and sale agreement was terminated due to an overall decline in the economy, which resulted in our deciding not to continue to pursue this acquisition opportunity.

  Interest Income

        Interest income increased $2.7 million to $3.4 million for the year ended December 31, 2010 from $0.6 million for the year ended December 31, 2009. This increase was primarily due to $3.1 million of interest income recognized for the year ended December 31, 2010 arising from our investment in loans that were acquired at the end of 2009. This was partially offset by a decrease in interest income earned on escrowed monies received in 2009 of $0.2 million.

  Interest Expense

        Interest expense decreased $1.1 million, or 1.3%, to $86.7 million for the year ended December 31, 2010 from $87.8 million for the year ended December 31, 2009. Comparability of the annual periods was impacted by an increase of $3.5 million in interest expense arising from the net impact of debt incurred related to acquisitions during the periods. The decrease was primarily due to the expiration of unfavorable interest rate hedges resulting in a decrease in hedge driven interest expense of $9.7 million and a $0.5 million decrease in amortization of deferred financing fees, partially offset by an increase in interest expense of $5.9 million from rising interest rates as well as higher interest rates on $311.1 million of debt obligations that were modified and extended.

  Income Tax Expense

        Income tax expense decreased $0.9 million, or 47.5%, to $0.9 million for the year ended December 31, 2010 from $1.8 million for the year ended December 31, 2009. Tax expense incurred for 2010 was less than 2009 due to expense incurred in 2009 for an immaterial out-of-period adjustment for previously unrecorded state taxes. As part of our structure, we own TRSs that are subject to federal and state income taxes. The TRSs' 2010 and 2009 income tax expense were calculated using an effective tax rate of 37.8% for both years.

  Income from Discontinued Operations

        Net income from discontinued operations increased $62.9 million to $19.6 million for the year ended December 31, 2010 from a net loss of $43.3 million for the year ended December 31, 2009. The increase in net income from discontinued operations is primarily the result of the increase in net income of $21.7 million from the six hotels sold in 2010 (including $23.7 million gain on sale), and an increase in net income of $41.1 million from the New York LaGuardia Airport Marriott. Included in the 2009 net loss from discontinued operations is a $36.9 million impairment charge for the New York LaGuardia Airport Marriott.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

        Net loss from continuing operations for the year ended December 31, 2009 was $124.7 million compared to a net loss from continuing operations of $28.1 million for the year ended December 31, 2008, representing a decline of $96.6 million. This decline was primarily due to a $61.7 million, or 11.9%, decrease in total revenue as a result of weakness in the U.S. lodging market caused by the economic recession and an increase in impairment loss of $40.0 million arising from the write down of 16 hotels to fair value.

	For the years ended December 31,
	2009	2008	$ change	% change
Revenue
Hotel operating revenue
Room revenue	$389,622	$438,388	$(48,766)	(11.1)%
Food and beverage revenue	54,806	63,660	(8,854)	(13.9)%
Other operating department revenue	11,333	15,454	(4,121)	(26.7)%

Total revenue	455,761	517,502	(61,741)	(11.9)%

Expense
Hotel operating expense
Room	84,131	90,475	(6,344)	(7.0)%
Food and beverage	35,379	41,496	(6,117)	(14.7)%
Management fees	16,510	19,184	(2,674)	(13.9)%
Other hotel expenses	143,379	154,610	(11,231)	(7.3)%

Total hotel operating expense	279,399	305,765	(26,366)	(8.6)%
Depreciation	91,503	80,105	11,398	14.2%
Impairment loss	61,426	21,472	39,954	186.1%
Property tax, ground rent and insurance	33,191	32,002	1,189	3.7%
General and administrative	18,208	18,784	(576)	(3.1)%
Transaction and pursuit costs	8,665	1,955	6,710	343.2%
Organization costs	—	145	(145)	(100.0)%

Total operating expense	492,392	460,228	32,164	7.0%

Operating income / (loss)	(36,631)	57,274	(93,905)	(164.0)%
Other income	955	745	210	28.2%
Interest income	618	1,558	(940)	(60.3)%
Interest expense	(87,849)	(88,656)	807	(0.9)%

Loss from continuing operations before income taxes	(122,907)	(29,079)	(93,828)	322.7%
Income tax (expense) / benefit	(1,801)	945	(2,746)	(290.6)%

Loss from continuing operations	(124,708)	(28,134)	(96,574)	343.3%

Loss from discontinued operations	(43,290)	(1,187)	(42,103)	3547.0%

Net loss	(167,998)	(29,321)	(138,677)	473.0%
Distributions to preferred unitholders	(62)	(61)	(1)	1.6%

Net loss available to owners	$(168,060)	$(29,382)	$(138,678)	472.0%

  Revenue

        Total revenue declined $61.7 million, or 11.9%, to $455.8 million for the year ended December 31, 2009 from $517.5 million for the year ended December 31, 2008, reflecting the continued weakness in U.S. lodging fundamentals and impact of the economic recession in all of our markets. Comparability of the annual periods was impacted by an increase of $35.9 million in total revenue arising from the net impact of acquisitions during the periods. When excluding non-comparable hotels, total revenue from hotels owned for the duration of both periods declined $97.4 million. The continued decline in group bookings, as both businesses and associations cancelled non-essential meetings, adversely affected ADR and food and beverage revenue.

        The following were the key hotel operating statistics for the hotels owned at December 31, 2009 and 2008, respectively:

	For the Year Ended December 31,
	2009	2008	% Change
Number of hotels (at end of period)	116	114	1.8%
Occupancy %	63.5%	67.9%	(6.5)%
ADR	$109.52	$123.00	(11.0)%
RevPAR	$69.53	$83.57	(16.8)%

        Most of the decline in RevPAR reflected a number of negative trends within primary customer segments, including decreases in demand, length of stay, booking pace, and business travel, as well as declines in ADR reflecting discounted pricing.

        Room Revenue—Room revenue decreased $48.8 million, or 11.1%, to $389.6 million for the year ended December 31, 2009 from $438.4 million for the year ended December 31, 2008. The decrease in room revenue was due to a 16.8% decline in RevPAR, driven by a 11.0% decrease in ADR and a 6.5% decrease in occupancy. Comparability of the annual periods was impacted by a $33.5 million increase in revenues arising from the net impact of acquisitions during the periods.

        Food and Beverage Revenue—Food and beverage revenue decreased $8.9 million, or 13.9%, to $54.8 million for the year ended December 31, 2009 from $63.7 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $1.7 million in food and beverage revenues arising from the net impact of acquisitions during the periods. The primary driver of the decreases in food and beverage revenue for the remainder of the portfolio was a $7.3 million decline in event catering revenues at the hotels. The remaining $3.3 million decline in food and beverage revenue was the result of guests limiting their expenditures as a result of the recession.

        Other Operating Department Revenue—Other operating department revenue, which includes revenue derived from ancillary sources, decreased $4.1 million, or 26.7%, to $11.3 million for the year ended December 31, 2009 from $15.5 million for the year ended December 31, 2008, primarily as a result of guests continuing to limit expenditures in all areas, including these ancillary sources. Comparability of the annual periods was impacted by an increase of $0.6 million in other operating department revenue arising from the net impact of acquisitions during the periods.

  Hotel Operating Expense

        Hotel operating expense decreased $26.4 million, or 8.6%, to $279.4 million for the year ended December 31, 2009 from $305.8 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $18.6 million in hotel operating expense arising from the net impact of acquisitions during the periods. Excluding the impact of acquisitions during the periods, hotel operating expense decreased $45.0 million primarily as a result of lower occupancy across our portfolio.

  Depreciation

        Depreciation expense increased $11.4 million, or 14.2%, to $91.5 million for the year ended December 31, 2009 from $80.1 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $7.2 million in depreciation expense arising from the net impact of acquisitions during the periods. The remaining increase was primarily due to depreciation on building and furniture, fixtures and equipment related to $17.2 million of capital expenditures made during 2009, partially offset by a reduction of the furniture, fixtures and equipment basis at certain hotels due to impairment charges of $21.5 million in 2008.

  Impairment Loss

        Impairment loss increased $40.0 million to $61.4 million for the year ended December 31, 2009 from $21.5 million for the year ended December 31, 2008. The increase was due to our determination that the carrying values for 16 of our hotels were not fully recoverable, which resulted in us recording impairment charges related to such hotels in 2009. This excludes one hotel that was deemed to have a carrying value that was not fully recoverable and, as a result, we recognized an impairment loss of $37.0 million which is included in discontinued operations for 2009. At December 31, 2008, five of our hotels were deemed to have carrying values that were not fully recoverable. For both 2009 and 2008, the determination that carrying values for certain of our hotels were not fully recoverable was made based on changes in the capital markets and the overall decline in lodging demand.

  Property Tax, Ground Rent and Insurance

        Property tax, ground rent and insurance expense increased $1.2 million, or 3.7%, to $33.2 million for the year ended December 31, 2009 from $32.0 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $2.0 million in property tax, ground rent and insurance expense arising from the net impact of acquisitions during the periods. Property tax, ground rent and insurance expense for the remainder of the portfolio decreased $0.8 million mainly due to a combination of declines in assessed property values due to the recession and our efforts to aggressively challenge real estate tax assessments and manage our insurance premiums.

  General and Administrative

        General and administrative expense decreased $0.6 million, or 3.1%, to $18.2 million for the year ended December 31, 2009 from $18.8 million for the year ended December 31, 2008.

  Transaction and Pursuit Costs

        Transaction and pursuit costs increased $6.7 million to $8.7 million for the year ended December 31, 2009 from $2.0 million for the year ended December 31, 2008, primarily as a result of a $5.6 million fee paid in 2009 in order to terminate an obligation to purchase two hotels under a purchase and sale agreement. The purchase and sale agreement was terminated due to an overall decline in the economy, which resulted in our deciding not to continue to pursue this acquisition opportunity. This payment resulted in a year-over-year increase in costs associated with unsuccessful acquisition efforts of $4.6 million. Additionally, transaction costs increased $2.1 million year-over-year due to the size and complexity of the transactions that occurred during 2009 versus 2008.

  Interest Income

        Interest income decreased $1.0 million, or 60.3%, to $0.6 million for the year ended December 31, 2009 from $1.6 million for the year ended December 31, 2008. This decrease was primarily due to declines in interest rates on demand deposits.

  Interest Expense

        Interest expense decreased $0.8 million, or 0.9%, to $87.8 million for the year ended December 31, 2009 from $88.7 million for the year ended December 31, 2008. Comparability of the annual periods was impacted by an increase of $5.2 million in interest expense arising from the net impact of acquisitions during the periods. Excluding the impact of acquisitions during the periods, interest expense decreased $4.4 million. This $4.4 million decrease was primarily due to a decline in interest rates as a result of the downturn in the economy, which caused mortgage interest expense to decrease $4.1 million with the remaining reduction resulting from a decrease in average outstanding balances.

  Income Tax Expense

        Income tax expense increased $2.7 million to $1.8 million for the year ended December 31, 2009 from a $0.9 million income tax benefit for the year ended December 31, 2008. The increase in income tax expense was due to an immaterial out-of-period adjustment for previously unrecorded state taxes in the State of Texas. As part of our structure, we own TRSs that are subject to federal and state income taxes. The TRSs' combined effective tax rates of 37.8% did not change significantly for the year ended December 31, 2009.

  Income from Discontinued Operations

        Net loss from discontinued operations increased $42.1 million to $43.3 million for the year ended December 31, 2009 from $1.2 million for the year ended December 31, 2008. Included in the 2009 net loss from discontinued operations is a $36.9 million impairment charge for the New York LaGuardia Airport Marriott. The remaining increase in net loss from discontinued operations is primarily the result of the downturn in the overall economy, which resulted in an 8.7% decline in occupancy and a 3.4% decline in ADR for the six hotels sold in 2010 and a 8.6% decline in occupancy and a 15.0% decline in ADR for the New York LaGuardia Airport Marriott.

Non-GAAP Financial Measures

        We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of our operating performance. FFO, Adjusted FFO, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Adjusted FFO, EBITDA and Adjusted EBITDA as reported by other companies that do not define such terms exactly as we define such terms.

  Funds From Operations

        We calculate FFO in accordance with standards established by NAREIT which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, impairment write-downs of depreciable real estate, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of depreciation and amortization, gains or losses from sales of real estate, impairment write-downs of depreciable real estate, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. Our calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing us to non-REITs. We present FFO attributable to common shareholders, which includes our OP units, because our OP units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO attributable to all common shares and OP units.

        We further adjust FFO for certain additional items that are not in NAREIT's definition of FFO, such as hotel transaction and pursuit costs, the amortization of share based compensation and other expenses that were the result of the IPO and related formation transactions. Impairment losses are non-cash expenses that are generally non-recurring in nature and relate to the operating performance of our hotels. We believe that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

        The following is a reconciliation of our GAAP net income (loss) to FFO and Adjusted FFO for the nine months ended September 30, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	For the nine months ended September 30,		For the year ended December 31,
	2011	2010	2010	2009	2008
Net income (loss)	$12,910	$(12,115)	$(22,616)	$(167,998)	$(29,321)
Depreciation and amortization	91,479	70,465	96,940	91,503	80,105
Depreciation and amortization, discontinued operations	2,602	2,870	3,853	7,270	6,766
Distributions to preferred unitholders	(61)	(48)	(62)	(62)	(61)
Gain on sale of properties	(23,515)	(23,711)	(23,710)	—	—
Impairment loss	—	—	—	61,426	21,472
Impairment loss, discontinued operations	—	—	—	36,946	—
Noncontrolling interest in joint venture	55	—	213	—	—
Adjustments related to joint venture(1)	(222)	—	(30)	—	—

FFO	83,248	37,461	54,588	29,085	78,961
Transaction and pursuit costs	3,614	7,438	14,345	8,665	1,955
IPO costs(2)	10,333	—	—	—	—
Amortization of share based compensation	1,962	—	—	—	—
Other expenses(3)(4)	5,665	2,345	3,126	2,626	2,626
Organization costs	—	—	—	—	145

Adjusted FFO	$104,822	$47,244	$72,059	$40,376	$83,687

(1)
Includes depreciation and amortization expense allocated to the noncontrolling interest in joint venture.

(2)
Includes formation expenses related to the IPO for the transfer and assumption of indebtedness and other contractual obligations of the RLJ Predecessor.

(3)
Includes $4.3 million, for the nine months ended September 30, 2011, of incremental interest expense related to the accelerated payoff of mortgage indebtedness.

(4)
Includes certain compensation obligations of the RLJ Predecessor.

  Earnings Before Interest, Taxes, Depreciation and Amortization

        EBITDA is defined as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We consider EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions.

        We further adjust EBITDA for certain additional items such as discontinued operations, hotel transaction and pursuit costs, the amortization of share based compensation and other expenses that were the result of the IPO and related formation transactions. We believe that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs. We present EBITDA attributable to common shareholders, which includes our OP units, because our OP units are redeemable for common shares. We believe it is meaningful for the investor to understand EBITDA attributable to all common shares and OP units.

        The following is a reconciliation of our GAAP net income (loss) to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008 (in thousands):

	For the nine months ended September 30,		For the year ended December 31,
	2011	2010	2010	2009	2008
Net income (loss)	$12,910	$(12,115)	$(22,616)	$(167,998)	$(29,321)
Depreciation and amortization	91,479	70,465	96,940	91,503	80,105
Depreciation and amortization, discontinued operations	2,602	2,870	3,853	7,270	6,766
Distributions to preferred unitholders	(61)	(48)	(62)	(62)	(61)
Interest expense, net(1)	75,371	64,489	84,970	87,287	87,098
Interest expense, discontinued operations, net	488	4,703	5,646	7,898	7,830
Income tax expense (benefit)	1,546	898	945	1,801	(945)
Noncontrolling interest in joint venture	55	—	213	—	—
Adjustments related to joint venture(2)	(746)	—	(45)	—	—

EBITDA	183,644	131,262	169,844	27,699	151,472
Transaction and pursuit costs	3,614	7,438	14,345	8,665	1,955
IPO Costs(3)	10,333	—	—	—	—
Gain on sale of properties	(23,515)	(23,711)	(23,710)	—	—
Amortization of share based compensation	1,962	—	—	—	—
Other expenses(4)	1,363	2,345	3,126	2,626	2,626
Impairment loss	—	—	—	61,426	21,472
Impairment loss, discontinued operations	—	—	—	36,946	—
Organization costs	—	—	—	—	145

Adjusted EBITDA	$177,401	$117,334	$163,605	$137,362	$177,670

(1)
Excludes amounts attributable to investment in loans of $1.2 million and $2.6 million for the nine months ended September 30, 2011 and 2010, respectively, and $1.6 million, $56 and zero for the years ended December 31, 2010, 2009 and 2008, respectively.

(2)
Includes depreciation, amortization and interest expense allocated to the noncontrolling interest in joint venture.

(3)
Includes formation expenses related to the IPO for the transfer and assumption of indebtedness and other contractual obligations of the RLJ Predecessor.

(4)
Includes certain compensation obligations of the RLJ Predecessor.

Liquidity and Capital Resources

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our hotels, including:

  •
  recurring maintenance and capital expenditures necessary to maintain our hotels in accordance with brand standards (see "—Capital Expenditures and Reserve Funds");

  •
  interest expense and scheduled principal payments on outstanding indebtedness (see "—Contractual Obligations");

  •
  distributions necessary to qualify for taxation as a REIT; and

  •
  capital expenditures to improve our hotels, including capital expenditures required by our franchisors in connection with our formation transactions, recent hotel acquisitions and the rebranding of five of our hotels (see "—Capital Expenditures and Reserve Funds").

        We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our revolving credit facility.

        Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of acquiring additional hotels and redevelopments, renovations, expansions and other capital expenditures that need to be made periodically with respect to our hotels and scheduled debt payments. We expect to meet our long-term liquidity requirements through various sources of capital, including our revolving credit facility and future equity (including OP units) or debt offerings, existing working capital, net cash provided by operations, long-term hotel mortgage indebtedness and other secured and unsecured borrowings. However, there are a number of factors that may have a material adverse effect on our ability to access these capital sources, including the current state of overall equity and credit markets, our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by lenders, general market conditions for REITs, our operating performance and liquidity and market perceptions about us. The success of our business strategy will depend, in part, on our ability to access these various capital sources.

        Our hotels will require periodic capital expenditures and renovation to remain competitive. In addition, acquisitions, redevelopments or expansions of hotels will require significant capital outlays. We may not be able to fund such capital improvements solely from net cash provided by operations because we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to qualify and maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or hotel redevelopment through retained earnings is very limited. Consequently, we expect to rely heavily upon the availability of debt or equity capital for these purposes. If we are unable to obtain the necessary capital on favorable terms, or at all, our financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

        On November 4, 2011, our board of trustees authorized a share repurchase program pursuant to which we may acquire up to $100.0 million of our common shares from time to time, subject to market conditions and other considerations. We are not obligated to acquire any specified amount of common shares and we may modify or suspend the share repurchase program at any time. As of the date of this prospectus, we have not repurchased any common shares under the share repurchase program.

  Our Revolving Credit Facility

        We, through our operating partnership, have an unsecured revolving credit facility that provides for maximum borrowings of up to $300 million. The credit facility requires that a group of no less than fifteen of our hotel properties remain unencumbered by outstanding indebtedness. The credit facility contains certain financial covenants relating to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum secured indebtedness. If an event of default exists, under the terms of the credit facility, we are not permitted to make distributions to shareholders, other than those required to qualify for and maintain REIT status. The credit facility matures on June 20, 2014 and may be extended for an additional year, at our option.

        Borrowings under the credit facility bear interest at variable rates equal to the LIBOR plus an applicable margin. The margin ranges from 2.25% to 3.25%, depending on our leverage ratio, as calculated under the terms of the credit facility. We incur an unused facility fee of between 0.30% and 0.40%, based on the amount by which the maximum borrowing amount exceeds the total principal balance of outstanding borrowings.

        We did not incur any interest expense on the credit facility for the nine months ended September 30, 2011. For the nine months ended September 30, 2011, the Company incurred an unused commitment fee of approximately $343,000. There were no borrowings outstanding under the revolving credit facility at September 30, 2011.

  Our Outstanding Mortgage Indebtedness

        As of September 30, 2011 and December 31, 2010, we were subject to the following mortgage loans (in thousands):

					Principal balance at
Lender	Number of Assets Encumbered	Interest rate at September 30, 2011(1)	Maturity Date		September 30, 2011	December 31, 2010
Keybank(2)	6	1.47% (3)	April 2012		$48,000	$48,000
State Street Bank(2)		2.98% (3)	April 2012		37,000	37,000
Wells Fargo	1	4.25% (4)	June 2013	(5)	60,000	60,000
Wells Fargo	1	5.50% (4)	Oct 2013	(5)	40,000	40,000
Wells Fargo	1	5.50% (4)	Oct 2013	(5)	31,000	31,000
Wells Fargo(6)	1	4.90% (7)	Dec 2013	(5)	150,000	150,000
Blackstone(6)		10.75% (7)	Dec 2013	(5)	50,000	50,000
Capmark Financial Group	1	6.12%	April 2015		4,357	4,446
Capmark Financial Group	1	5.50%	May 2015		5,014	5,123
Capmark Financial Group	1	5.55%	May 2015		11,742	11,997
Capmark Financial Group	1	5.55%	June 2015		5,094	5,205
Barclay's Bank	1	5.55%	June 2015		2,661	2,718
Barclay's Bank	1	5.55%	June 2015		4,368	4,462
Barclay's Bank	1	5.55%	June 2015		10,181	10,400
Barclay's Bank	1	5.55%	June 2015		9,086	9,282
Barclay's Bank	1	5.55%	June 2015		8,142	8,317
Barclay's Bank	1	5.60%	June 2015		5,645	5,751
Barclay's Bank	1	5.60%	June 2015		8,771	8,956
Barclay's Bank	1	5.55%	June 2015		5,335	5,450
Barclay's Bank	1	5.55%	June 2015		35,371	36,135
Barclay's Bank	1	5.60%	June 2015		6,717	6,861

				Principal balance at
Lender	Number of Assets Encumbered	Interest rate at September 30, 2011(1)	Maturity Date	September 30, 2011		December 31, 2010
Barclay's Bank	1	5.55%	June 2015	5,986		6,116
Barclay's Bank	1	5.55%	June 2015	6,880		7,028
Barclay's Bank	1	5.60%	June 2015	8,764		8,952
Barclay's Bank	1	5.55%	June 2015	6,870		7,018
Barclay's Bank	1	5.55%	June 2015	7,562		7,724
Barclay's Bank	1	5.55%	June 2015	6,880		7,028
Barclay's Bank	1	5.55%	June 2015	7,853		8,023
Barclay's Bank	1	5.55%	June 2015	9,855		10,068
Capmark Financial Group	1	5.50%	July 2015	6,933		7,083
Barclay's Bank	1	5.44%	Sept 2015	11,304		11,547
Merrill Lynch	1	6.29%	July 2016	9,321		9,403
Merrill Lynch	1	6.29%	July 2016	5,558		5,605
Merrill Lynch	1	6.29%	July 2016	7,802		7,871
Merrill Lynch	1	6.29%	July 2016	9,336		9,416
Wachovia Securities	43	6.29%	July 2016	494,770		499,132
Wachovia Securities	1	6.29%	July 2016	6,683		6,742
Wells Fargo / Morgan Stanley	2	6.29%	July 2016	35,357		35,669
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	6,857		6,916
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	9,762		9,845
Capmark Financial Group		—	—	—	(8)	72,246
Merrill Lynch		—	—	—	(8)	92,000
Wells Fargo		—	—	—	(8)	23,967
Wells Fargo / GE		—	—	—	(8)	186,392
Capmark Financial Group		—	—	—	(8)	10,818
Capmark Financial Group		—	—	—	(8)	9,975
Capmark Financial Group		—	—	—	(8)	12,350
Capmark Financial Group		—	—	—	(8)	10,334
Capmark Financial Group		—	—	—	(8)	22,934
Capmark Financial Group		—	—	—	(8)	11,078
Capmark Financial Group		—	—	—	(8)	11,355
Capmark Financial Group		—	—	—	(8)	13,339
Capmark Financial Group		—	—	—	(9)	58,000

	86			$1,202,817		$1,747,077

(1)
Interest rate at September 30, 2011 gives effect to interest rate swaps and LIBOR floors, where applicable.

(2)
The Keybank and State Street Bank loans are a senior and a mezzanine loan, respectively.

(3)
Requires payments of interest only.

(4)
Requires payments of interest only until the commencement of the extension periods.

(5)
Maturity date may be extended for up to two additional one-year terms at our option (subject to the prior satisfaction of certain conditions and advance notice of the exercise of our option).

(6)
The Wells Fargo and Blackstone loans are a senior and mezzanine loan, respectively.

(7)
Requires payments of interest only until the commencement of the second extension period.

(8)
Loan(s) was/(were) paid off in conjunction with the IPO on May 16, 2011.

(9)
Loan was terminated in conjunction with the New York LaGuardia Airport Marriott deed in lieu of foreclosure arrangement.

        Some mortgage agreements are subject to customary financial covenants. We were in compliance with these covenants at September 30, 2011 and December 31, 2010.

Sources and Uses of Cash

        As of September 30, 2011, we had $368.5 million of cash and cash equivalents compared to $267.5 million at December 31, 2010, $151.4 million at December 31, 2009 and $156.2 million at December 31, 2008.

  Cash flows from Operating Activities

        Net cash flow provided by operating activities totaled $90.6 million for the nine months ended September 30, 2011. Net income of $12.9 million was due in significant part to non-cash expenses, including $91.5 million of depreciation, $4.8 million of amortization of deferred financing costs, $0.8 million of amortization of deferred management fees and $2.0 million of amortization of share based compensation. In addition, there was a gain on the extinguishment of indebtedness of $23.5 million and changes in operating assets and liabilities due to the timing of cash receipts and payments from our hotels resulted in net cash inflow of $2.3 million.

        Net cash flow provided by operating activities totaled $64.1 million for the year ended December 31, 2010. Net loss of $22.6 million was due in significant part to non-cash expenses, including $100.8 million of depreciation and $3.1 million of amortization of deferred financing costs, partially offset by a $23.7 million gain on the sale of six hotels. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our hotels resulted in net cash inflow of $5.6 million.

        Net cash flow provided by operating activities totaled $28.9 million for the year ended December 31, 2009. Net loss of $168.0 million was due in significant part to non-cash expenses, including $98.9 million of depreciation, $98.4 million of impairment charges and $3.8 million of amortization. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our hotels resulted in net cash outflow of $5.0 million.

        Net cash flow provided by operating activities totaled $77.0 million for the year ended December 31, 2008. Net loss of $29.3 million was due in significant part to non-cash expenses, including $86.9 million of depreciation, $21.5 million of impairment charges and $3.8 million of amortization. In addition, changes in operating assets and liabilities due to the timing of cash receipts and payments from our hotels resulted in net cash outflow of $5.2 million.

  Cash flows from Investing Activities

        Net cash flow used in investing activities totaled $265.8 million for nine months ended September 30, 2011 primarily due to $194.8 million used for the purchase of nine hotels, $52.0 million in improvements and additions to hotels, and the net funding of restricted cash reserves of $19.1 million.

        Net cash flow used in investing activities totaled $786.6 million for the year ended December 31, 2010 primarily due to $828.9 million used for the purchase of 15 hotels, $15.9 million in improvements and additions to hotels, a purchase deposit paid of $8.5 million and the net funding of restricted cash reserves of $16.1 million, partially offset by $72.7 million from the sale of six hotels.

        Net cash flow used in investing activities totaled $198.0 million for the year ended December 31, 2009 primarily due to $145.3 million used for the purchase of two hotels, $12.9 million used to purchase two loans, $20.6 million in improvements and additions to hotels and $8.6 million of net funding of restricted cash reserves.

        Net cash flow used in investing activities totaled $130.4 million for the year ended December 31, 2008 primarily due to $87.8 million used for the purchase of nine hotels, net of assumed mortgage indebtedness. Additionally, $38.5 million was used to purchase improvements and additions to hotels and $9.4 million was the net funding to restricted cash reserves.

  Cash flows from Financing Activities

        Net cash flow provided by financing activities totaled $276.3 million for nine months ended September 30, 2011 primarily due to $568.7 of proceeds from the issuance and sale of common shares, $140.0 million in proceeds from the term loan and $126.7 million in net contributions from partners. This was offset by $486.3 million of mortgage loan repayments, $39.4 million paid for offering costs related to the issuance and sale of common shares, $16.3 million of partners' distributions, $8.6 million in payment of distributions to shareholders and unitholders, $4.1 million paid for deferred financing fees, $3.1 million in payment of member distributions, $0.5 million of payments for the redemption of preferred units, a $0.5 million distribution related to the joint venture noncontrolling interest and $0.3 million of shares acquired to satisfy the statutory minimum federal and state tax obligations of certain employees in connection with the vesting of restricted common shares issued to such employees under our equity incentive plan.

        Net cash flow provided by financing activities totaled $838.6 million for year ended December 31, 2010 primarily due to $589.1 million of borrowing under our credit facility, $331.0 million in proceeds from mortgage loans, $801.8 million in net contributions from partners, offset by $735.1 million of repayments under our credit facility, $79.7 million of mortgage loan repayments, $29.0 million in payment of member distributions, $31.0 million in payment of partners distributions and $8.4 million paid for deferred financing fees.

        Net cash flow provided by financing activities totaled $164.4 million for year ended December 31, 2009 primarily due to $151.0 million of borrowing under our credit facility, $14.8 million in proceeds from mortgage loans, $48.9 million in net contributions from partners, offset by $6.0 million of repayments under our credit facility, $10.8 million of mortgage loan repayments, $33.0 million in payment of partners distributions.

        Net cash flow provided by financing activities totaled $125.7 million for year ended December 31, 2008 primarily due to $57.8 million of borrowing under our credit facility, $70.6 million in proceeds from mortgage loans, $204.3 million in net contributions from partners, offset by $99.8 million of repayments under our credit facility, $6.3 million of mortgage loan repayments, $2.0 million of deferred financing costs paid, $6.4 million in payment of member distributions and $92.5 million in payment of partners distributions.

Capital Expenditures and Reserve Funds

        We maintain each of our hotels in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. The cost of all such routine improvements and alterations will be paid out of furniture, fixture and equipment, or FF&E, reserves, which will be funded by a portion of each hotel's gross revenues. Routine capital expenditures will be administered by the hotel management companies. However, we will have approval rights over the capital expenditures as part of the annual budget process for each of our hotels.

        From time to time, certain of our hotels may be undergoing renovations as a result of our decision to upgrade portions of the hotels, such as guestrooms, public space, meeting space, and/or restaurants, in order to better compete with other hotels in our markets. In addition, often upon acquisition of a hotel we are required to complete a property improvement plan in order to bring the hotel up to the respective franchisor's standards. If permitted by the terms of the management agreement, funding for a renovation will first come from the FF&E reserves. To the extent that the FF&E reserves are not available or adequate to cover the cost of the renovation, we will fund all or the remaining portion of the renovation with cash and cash equivalents on hand, our $300 million unsecured credit facility and other sources of available liquidity.

        As of the date of this prospectus, we have authorized renovation projects totaling $115.0 million in 2011. The 2011 capital improvement program is largely focused on upgrading and/or repositioning 24 hotels acquired in 2010 and 2011, including seven brand conversions. The balance of the renovations will include brand related upgrades at other select hotels.

        With respect to some of our hotels that are operated under franchise agreements with major national hotel brands and for some of our hotels subject to first mortgage liens, we are obligated to maintain FF&E reserve accounts for future capital expenditures at these hotels. The amount funded into each of these reserve accounts is generally determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents for each of the respective hotels, and typically ranges between 2.0% and 5.0% of the respective hotel's total gross revenue. As of September 30, 2011, approximately $50.6 million was held in FF&E reserve accounts for future capital expenditures.

Off-Balance Sheet Arrangements

        As of September 30, 2011, we had no off-balance sheet arrangements.

Contractual Obligations

        The following table sets forth our contractual obligations and commitments as of September 30, 2011 (in thousands):

	Amount of commitment expiration per period
Obligations and Commitments	2011	2012	2013	2014	2015	Thereafter	Total
Mortgage loans and interest(1)	$17,260	$154,237	$398,312	$50,059	$244,963	$605,886	$1,470,717
Term loan	140,000	—	—	—	—	—	140,000
Ground rent	400	400	400	400	400	33,600	35,600
Operating lease obligations	218	845	864	887	914	138	3,866

	$157,878	$155,482	$399,576	$51,346	$246,277	$639,624	$1,650,183

(1)
Amounts include principal and interest payments. Interest payments have been included in the long-term debt obligations based on the interest rate at September 30, 2011.

        The following table sets forth our contractual obligations and commitments on a pro forma basis as of September 30, 2011 to reflect obligations that we have in place as of the date of the prospectus (in thousands):

	Amount of commitment expiration per period
Obligations and Commitments	2011	2012	2013	2014	2015	Thereafter	Total
Mortgage loans and interest(1)	$19,463	$159,886	$400,443	$194,566	$242,925	$603,858	$1,621,141
Ground rent	400	400	400	400	400	33,600	35,600
Operating lease obligations	218	845	864	887	914	138	3,866

	$20,081	$161,131	$401,707	$195,853	$244,239	$637,596	$1,660,607

(1)
Amounts include principal and interest payments. Interest payments have been included in the long-term debt obligations based on the interest rate at September 30, 2011.

Inflation

        We rely entirely on the performance of the hotels and their ability to increase revenues to keep pace with inflation. Increases in the costs of operating our hotels due to inflation would adversely affect the operating performance of our TRS, which in turn, could inhibit the ability of our TRS to make required rent payments to us. Hotel management companies, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our hotel management companies to raise room rates.

Seasonality

        Depending on a hotel's location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating performance. For hotels located in non-resort markets, demand is generally lower in the winter months due to decreased travel and higher in the spring and summer months during the peak travel season. Accordingly, we expect that we will have lower revenue, operating income and cash flow in the first and fourth quarters and higher revenue, operating income and cash flow in the second and third quarters.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk includes risks that arise from changes in interest rates, equity prices and other market changes that affect market sensitive instruments. Our primary market risk exposure is to changes in interest rates on our variable rate debt. As of September 30, 2011, we had approximately $556.0 million of total variable debt outstanding (or 41.4% of total indebtedness) with a weighted average interest rate of 5.10% per annum. If market rates of interest on our variable rate debt outstanding as of September 30, 2011 were to increase by 1.00%, or 100 basis points, interest expense would decrease future earnings and cash flows by approximately $1.9 million annually, taking into account our existing contractual hedging arrangements.

        At the time we file this registration statement, we expect to have $558.0 million of variable rate debt outstanding (or 41.5% of total indebtedness) with a weighted average interest rate of 4.74% per annum. If market rates of interest on our variable rate debt outstanding as of September 30, 2011 were to increase by 1.0% or 100 basis points, interest expense would decrease future earnings and cash flows by approximately $3.0 million annually, taking into account our existing contractual hedging arrangements.

        Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable. We have entered into derivative financial instruments such as interest rate swaps or caps to mitigate our interest rate risk or to effectively lock the interest rate on a portion of our variable rate debt. We do not intend to enter into derivative or interest rate transactions for speculative purposes.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates, including mortgage obligations and the term loan. For debt obligations outstanding as of September 30, 2011, the following table presents principal repayments and related weighted average interest rates by contractual maturity dates (in thousands):

	2011	2012	2013	2014	2015	Thereafter	Total
Fixed rate debt	$—	$—	$—	$—	$201,371	$585,446	$786,817
Weighted average interest rate	—	—	—	—	5.56%	6.29%	6.10%
Variable rate debt	$140,000	$85,000	$331,000	$—	$—	$—	$556,000
Weighted average interest rate	5.25%	2.13%	5.79%	—	—	—	5.10%

Total	$140,000	$85,000	$331,000	$—	$201,371	$585,446	$1,342,817

        The foregoing table reflects indebtedness outstanding as of September 30, 2011 and does not consider indebtedness, if any, incurred or repaid after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during future periods, prevailing interest rates, and our hedging strategies at that time.

        Changes in market interest rates on our fixed rate debt impact the fair value of the debt, but such changes have no impact on our combined consolidated financial statements. If interest rates rise, and our fixed rate debt balance remains constant, we expect the fair value of our debt to decrease. As of September 30, 2011, the estimated fair value of our fixed rate debt was $777.5 million, which is based on having the same debt service requirements that could have been borrowed at the date presented, at prevailing current market interest rates.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates, including mortgage obligations. The following table sets forth our contractual obligations on a pro forma basis as of September 30, 2011 to reflect obligations that we have in place as of the date of the prospectus. For debt obligations outstanding as of September 30, 2011, the following table presents principal repayments and related weighted average interest rates by contractual maturity dates (in thousands):

	2011	2012	2013	2014	2015	Thereafter	Total
Fixed rate debt	$—	$—	$—	$—	$201,371	$585,446	$786,817
Weighted average interest rate	—	—	—	—	5.56%	6.29%	6.10%
Variable rate debt	$—	$85,000	$331,000	$142,000	$—	$—	$558,000
Weighted average interest rate	—	2.13%	5.79%	3.84%	—	—	4.74%

Total	$—	$85,000	$331,000	$142,000	$201,371	$585,446	$1,344,817

OUR BUSINESS AND PROPERTIES

Our Company

        We are a self-advised and self-administered Maryland REIT that invests primarily in premium-branded, focused-service and compact full-service hotels. We are one of the largest U.S. publicly-traded lodging REITs in terms of both number of hotels and number of rooms. Our hotels are concentrated in urban and dense suburban markets that we believe exhibit multiple demand generators and high barriers to entry. We believe focused-service and compact full-service hotels with these characteristics generate high levels of RevPAR, strong operating margins and attractive returns.

        As of September 30, 2011, we owned interests in 140 hotels with 20,488 suites/rooms located in 19 states and the District of Columbia. In addition, on October 27, 2011, we acquired the 176-room Courtyard Charleston Historic District in Charleston, South Carolina. As of the date of this prospectus, we, through wholly-owned subsidiaries, own a 100% interest in 140 of our hotels and a 95% interest in one hotel.

        We intend to elect and qualify to be taxed as a REIT, for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. Substantially all of our assets are held by, and all of our operations are conducted through, our operating partnership. We are the sole general partner of our operating partnership. As of the date of this prospectus, we own, through a combination of direct and indirect interests, 99.2% of the OP units. See "Description of Our Operating Partnership and Our Partnership Agreement."

Our Investment and Growth Strategies

        Our objective is to generate strong returns for our shareholders by continuing to invest primarily in premium-branded, focused-service hotels and compact full-service hotels at prices where we believe we can generate attractive returns on investment and generate long-term value appreciation through aggressive asset management. We intend to pursue this objective through the following investment and growth strategies:

  Investment Strategies

  •
  Targeted ownership of premium-branded, focused-service and compact full-service hotels.  We believe that premium-branded, focused-service hotels have the potential to generate attractive returns relative to other types of hotels due to their ability to achieve RevPAR levels at or close to those generated by traditional full-service hotels, while achieving higher profit margins due to their more efficient operating model and less volatile cash flows. We also may invest in compact full-service hotels which have operating characteristics that resemble those of focused-service hotels.

  •
  Use of premium hotel brands.  We believe in affiliating our hotels with premium brands owned by leading international franchisors such as Marriott, Hilton and Hyatt. Within the focused-service category, we target hotels affiliated with premium brands such as Courtyard by Marriott, Residence Inn by Marriott, Hilton Garden Inn, Homewood Suites by Hilton and Hyatt Place. We believe that utilizing premium brands provides significant advantages because of their guest loyalty programs, worldwide reservation systems, effective product segmentation, global distribution and strong customer awareness.

  •
  Focus on urban and dense suburban markets.  We focus on owning and acquiring hotels in both urban and dense suburban markets that we believe have multiple demand generators and high barriers to entry. As a result, we believe that these hotels generate higher returns on investment.

  Growth Strategies

  •
  Maximize returns from our hotels.  We believe that our hotels have the potential to generate significant improvements in RevPAR and EBITDA as a result of our aggressive asset management and the ongoing economic recovery in the United States. We actively monitor and advise our third-party hotel management companies on most aspects of our hotels' operations, including property positioning, physical design, capital planning and investment, guest experience and overall strategic direction. We regularly review opportunities to invest in our hotels in an effort to enhance the quality and attractiveness of our hotels, increase their long-term value and generate attractive returns on investment.

  •
  Pursue a disciplined hotel acquisition strategy.  We seek to acquire additional hotels at prices below replacement cost where we believe we can generate attractive returns on investment. We intend to target acquisition opportunities where we can enhance value by pursuing proactive investment strategies such as renovation, repositioning or rebranding. We may be able to acquire hotels on more attractive terms from sellers who may be able to defer tax obligations by contributing hotels to our operating partnership in exchange for OP units, which will be redeemable for cash or, at our option, common shares. As a result, such sellers can take advantage of tax deferral on the sale of a hotel and participate in the potential appreciation in the value of our common shares.

  •
  Pursue a disciplined capital recycling program.  We intend to continue to pursue a disciplined capital allocation strategy designed to maximize the value of our investments by selectively selling hotels that are no longer consistent with our investment strategy or whose returns appear to have been maximized. To the extent that we sell hotels, we intend to redeploy the capital into acquisition and investment opportunities that we believe will achieve higher returns.

Our Hotels

  Overview

        As of September 30, 2011, we owned a high-quality portfolio of 140 hotels located in 19 states and the District of Columbia comprising over 20,400 rooms. For the nine months ended September 30, 2011, the average occupancy rate for our hotels was 73.1%, and the ADR and RevPAR of our hotels were $123.24 and $90.06 respectively. No single hotel accounted for more than 8.2% of our total revenue for the nine months ended September 30, 2011.

        We believe that the quality of our portfolio is evidenced by the RevPAR penetration index of 113.5 for our hotels for the nine months ended September 30, 2011 and portfolio-wide guest satisfaction scores that are consistently higher than the average industry scores for their respective brands.

        The following table sets forth certain operating information for our hotels as of and for the nine months ended September 30, 2011, and for the years ended December 31, 2010, 2009 and 2008 (excluding hotels that were not open at the end of the applicable period):

	Nine Months Ended September 30, 2011		Year Ended or as of December 31,
			2010(2)	2009(3)	2008(4)
Statistical data(1):
Number of hotels	139		139	138	137
Number of rooms	20,355		20,355	20,075	19,777
Occupancy(5)	73.1	%(6)	69.4%	65.2%	69.2%
ADR(7)	$123.24	(8)	$118.46	$117.66	$133.30
RevPAR(9)(10)	$90.06		$82.22	$76.69	$92.20

(1)
The 133-room Garden District Hotel was closed for substantially all of the periods presented and, therefore, is not reflected in the statistical data. The 176-room Courtyard Charleston Historic District, which was acquired on October 27, 2011, is also not reflected in the statistical data.

(2)
Excludes one hotel that was not open at the end of the period.

(3)
Excludes two hotels that were not open at the end of the period.

(4)
Excludes three hotels that were not open at the end of the period.

(5)
Occupancy represents the total number of hotel rooms sold in a given period divided by the total number of rooms available. Occupancy measures the utilization of our hotels' available capacity. We use occupancy to measure demand at a specific hotel or group of hotels in a given period. Additionally, occupancy levels help us determine achievable ADR levels.

(6)
For the nine months ended September 30, 2010 and 2011, the average occupancy rate for the 137 hotels that were open for all of each period was 70.5% and 72.7%, respectively.

(7)
ADR represents total hotel room revenues divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. We use ADR to assess the pricing levels that we are able to generate, as changes in ADR have a greater impact on operating margins and profitability than changes in occupancy.

(8)
For the nine months ended September 30, 2010 and 2011, the ADR for the 137 hotels that were open for all of each period was $116.36 and $120.92, respectively.

(9)
RevPAR is the product of ADR and occupancy. RevPAR does not include non-room revenues such as food and beverage revenue or other operating department revenues. We use RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional basis.

(10)
The RevPAR for the 135 hotels that were open for all of the nine months ended September 30, 2010 and 2011, and the years ended 2008, 2009 and 2010 was $79.74, $85.41, $92.24, $74.73 and $78.67, respectively. The RevPAR for the 136 hotels that were open for all of 2009 and 2010 was $75.12 and $79.18, respectively.

  Brand Affiliations

        Our hotels operate under strong, premium brands, with approximately 93% of our hotels operating under existing relationships with Marriott, Hilton or Hyatt. The following table sets forth the brand affiliations of our hotels:

Brand Affiliations(1)	Number of Hotels	Percentage of Total	Number of Rooms	Percentage of Total
Marriott
Courtyard by Marriott	32	22.9%	4,223	20.6%
Fairfield Inn & Suites by Marriott	14	10.0%	1,433	7.0%
Marriott	6	4.3%	1,834	9.0%
Renaissance	3	2.1%	782	3.8%
Residence Inn by Marriott	33	23.6%	3,607	17.6%
SpringHill Suites by Marriott	11	7.9%	1,354	6.6%

Subtotal	99	70.8%	13,233	64.6%
Hilton
Doubletree	2	1.4%	911	4.5%
Embassy Suites	4	2.9%	950	4.6%
Hampton Inn/Hampton Inn & Suites	9	6.4%	1,115	5.4%
Hilton	2	1.4%	462	2.3%
Hilton Garden Inn	6	4.3%	1,174	5.7%
Homewood Suites	2	1.4%	301	1.5%

Subtotal	25	17.8%	4,913	24.0%
Hyatt
Hyatt Summerfield Suites	6	4.3%	828	4.0%

Subtotal	6	4.3%	828	4.0%
Other Brand Affiliation/Independent(2)	10	7.1%	1,514	7.4%

Total	140	100.0%	20,488	100.0%

(1)
Table does not reflect the 176-room Courtyard Charleston Historic District, which was acquired on October 27, 2011.

(2)
We are in the process of branding or rebranding 5 of these 10 hotels into brands affiliated with Hilton or InterContinental.

  Our Hotels

        The following table provides a comprehensive list of our hotels as of the date of this prospectus. The table includes key metrics such as each hotel's brand, franchise affiliation, service level and geographic region:

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Courtyard Chicago Downtown/Magnificent Mile	IL	Midwest	2003	306	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Downtown/Convention Center(2)	TX	South	2006	270	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin-University Area	TX	South	1987	198	Marriott	Courtyard by Marriott	Focused Service
Courtyard Houston by The Galleria	TX	South	2007	190	Marriott	Courtyard by Marriott	Focused Service
Courtyard Atlanta Buckhead	GA	South	1996	181	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Midway Airport	IL	Midwest	1997	174	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Schaumburg	IL	Midwest	2005	162	Marriott	Courtyard by Marriott	Focused Service
Courtyard Boulder Louisville	CO	West	1996	154	Marriott	Courtyard by Marriott	Focused Service
Courtyard Salt Lake City Airport	UT	West	1999	154	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Airport	TX	South	2006	150	Marriott	Courtyard by Marriott	Focused Service
Courtyard Fort Wayne	IN	Midwest	1989	142	Marriott	Courtyard by Marriott	Focused Service
Courtyard Grand Junction	CO	West	2007	136	Marriott	Courtyard by Marriott	Focused Service
Courtyard Fort Lauderdale SW/Miramar	FL	South	2006	128	Marriott	Courtyard by Marriott	Focused Service
Courtyard Indianapolis at the Capitol	IN	Midwest	1997	124	Marriott	Courtyard by Marriott	Focused Service
Courtyard Louisville Northeast	KY	South	2004	114	Marriott	Courtyard by Marriott	Focused Service
Courtyard Merrillville	IN	Midwest	1987	112	Marriott	Courtyard by Marriott	Focused Service
Courtyard Houston Sugar Land	TX	South	1997	112	Marriott	Courtyard by Marriott	Focused Service
Courtyard Valparaiso	IN	Midwest	1985	111	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin South	TX	South	1996	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Denver West/Golden	CO	West	2000	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Detroit Pontiac/Bloomfield	MI	Midwest	1998	110	Marriott	Courtyard by Marriott	Focused Service
Courtyard Austin Northwest/Arboretum	TX	South	1996	102	Marriott	Courtyard by Marriott	Focused Service
Courtyard Dallas Mesquite	TX	South	1998	101	Marriott	Courtyard by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Courtyard Benton Harbor St. Joseph	MI	Midwest	1988	98	Marriott	Courtyard by Marriott	Focused Service
Courtyard Goshen	IN	Midwest	1989	91	Marriott	Courtyard by Marriott	Focused Service
Courtyard Tampa Brandon	FL	South	1997	90	Marriott	Courtyard by Marriott	Focused Service
Courtyard Denver Southwest/Lakewood	CO	West	1999	90	Marriott	Courtyard by Marriott	Focused Service
Courtyard Chicago Southeast/Hammond, IN	IN	Midwest	1997	85	Marriott	Courtyard by Marriott	Focused Service
Courtyard Grand Rapids Airport	MI	Midwest	1997	84	Marriott	Courtyard by Marriott	Focused Service
Courtyard Boulder Longmont	CO	West	2002	78	Marriott	Courtyard by Marriott	Focused Service
Courtyard South Bend Mishawaka	IN	Midwest	1995	78	Marriott	Courtyard by Marriott	Focused Service
Courtyard San Antonio Airport/North Star Mall	TX	South	1996	78	Marriott	Courtyard by Marriott	Focused Service
Courtyard Charleston Historic District(2)(3)	SC	South	1961	176	Marriott	Courtyard by Marriott	Focused Service
Fairfield Inn & Suites Washington, DC/Downtown	DC	South	1986	198	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Denver Cherry Creek	CO	West	1986	134	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites San Antonio Airport/North Star Mall	TX	South	1996	120	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Chicago Midway Airport	IL	Midwest	1997	114	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Merrillville	IN	Midwest	1990	112	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites San Antonio Downtown/Market Square	TX	South	1995	110	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Tampa Brandon	FL	South	1997	107	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Key West	FL	South	1986	106	Marriott	Fairfield Inn & Suites by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Fairfield Inn & Suites Chicago Southeast/Hammond, IN	IN	Midwest	1997	94	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Indianapolis Airport	IN	Midwest	1994	86	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Austin South	TX	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Austin-University Area	TX	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Memphis	TN	South	1995	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Fairfield Inn & Suites Valparaiso	IN	Midwest	1996	63	Marriott	Fairfield Inn & Suites by Marriott	Focused Service
Louisville Marriott Downtown(2)	KY	South	2005	616	Marriott	Marriott	Full Service
Auburn Hills Marriott Pontiac at Centerpoint	MI	Midwest	2000	290	Marriott	Marriott	Compact Full Service
Denver Marriott South at Park Meadows	CO	West	2003	279	Marriott	Marriott	Compact Full Service
Denver Airport Marriott at Gateway Park	CO	West	1998	238	Marriott	Marriott	Compact Full Service
Austin Marriott South	TX	South	2001	211	Marriott	Marriott	Compact Full Service
Chicago Marriott Midway	IL	Midwest	2002	200	Marriott	Marriott	Compact Full Service
Renaissance Pittsburgh Hotel	PA	Northeast	2001	300	Marriott	Renaissance	Compact Full Service
Renaissance Fort Lauderdale-Plantation Hotel	FL	South	2002	250	Marriott	Renaissance	Compact Full Service
Renaissance Boulder FlatIron Hotel	CO	West	2002	232	Marriott	Renaissance	Compact Full Service
Residence Inn Austin Downtown/Convention Center(2)	TX	South	2006	179	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn National Harbor Washington, DC	MD	South	2008	162	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Oak Brook(2)	IL	Midwest	2003	156	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Houston by The Galleria	TX	South	1994	146	Marriott	Residence Inn by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Residence Inn Louisville Downtown	KY	South	2005	140	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Fort Lauderdale Plantation	FL	South	1996	138	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Downtown on the Canal	IN	Midwest	1997	134	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Naperville/Warrenville	IL	Midwest	2003	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Fort Lauderdale SW/Miramar	FL	South	2006	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Silver Spring	MD	South	2005	130	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Schaumburg	IL	Midwest	2001	125	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Carmel	IN	Midwest	2002	120	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Detroit Pontiac/Auburn Hills	MI	Midwest	1998	114	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Columbia	MD	South	1998	108	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Detroit Novi	MI	Midwest	2003	107	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Grand Junction	CO	West	2007	104	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Salt Lake City Airport	UT	West	1999	104	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Denver Southwest/Lakewood	CO	West	1998	102	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Louisville Northeast	KY	South	2000	102	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin Round Rock	TX	South	1999	96	Marriott	Residence Inn by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Residence Inn Indianapolis Airport	IN	Midwest	1994	95	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn San Antonio Downtown/Market Square	TX	South	1995	95	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin North/Parmer Lane	TX	South	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Denver West/Golden	CO	West	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Boulder Louisville	CO	West	2000	88	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin Northwest/Arboretum	TX	South	1996	84	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Boulder Longmont	CO	West	2002	84	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn South Bend	IN	Midwest	1988	80	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Indianapolis Fishers	IN	Midwest	1996	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Chicago Southeast/Hammond, IN	IN	Midwest	1998	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Merrillville	IN	Midwest	1996	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Houston Sugar Land	TX	South	1997	78	Marriott	Residence Inn by Marriott	Focused Service
Residence Inn Austin South	TX	South	1996	66	Marriott	Residence Inn by Marriott	Focused Service
SpringHill Suites Denver North/Westminster	CO	West	2002	164	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Austin South	TX	South	2000	152	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Louisville Hurstbourne/North	KY	South	2001	142	Marriott	SpringHill Suites by Marriott	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
SpringHill Suites Austin North/Parmer Lane	TX	South	2002	132	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Chicago Schaumburg	IL	Midwest	2001	132	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Indianapolis Carmel	IN	Midwest	2002	126	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Gainesville	FL	South	2007	126	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Bakersfield	CA	West	2007	119	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Boulder Longmont	CO	West	2005	90	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites South Bend Mishawaka	IN	Midwest	2001	87	Marriott	SpringHill Suites by Marriott	Focused Service
SpringHill Suites Detroit Southfield	MI	Midwest	2003	84	Marriott	SpringHill Suites by Marriott	Focused Service
Doubletree Metropolitan Hotel New York City(4)	NY	Northeast	1962	759	Hilton	Doubletree	Compact Full Service
Doubletree Hotel Columbia	MD	South	1982	152	Hilton	Doubletree	Compact Full Service
Embassy Suites Tampa-Downtown Convention Center	FL	South	2006	360	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Columbus	OH	Midwest	1984	221	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Los Angeles-Downey	CA	West	1985	219	Hilton	Embassy Suites	Compact Full Service
Embassy Suites Fort Myers-Estero	FL	South	2006	150	Hilton	Embassy Suites	Compact Full Service
Hampton Inn Houston-Near The Galleria	TX	South	1995	176	Hilton	Hampton Inn	Focused Service
Hampton Inn Chicago-Midway Airport	IL	Midwest	1990	170	Hilton	Hampton Inn	Focused Service
Hampton Inn Garden City(2)	NY	Northeast	2006	143	Hilton	Hampton Inn	Focused Service
Hampton Inn West Palm Beach Central Airport	FL	South	2004	105	Hilton	Hampton Inn	Focused Service
Hampton Inn Ft. Walton Beach	FL	South	2000	100	Hilton	Hampton Inn	Focused Service
Hampton Inn Merrillville	IN	Midwest	1995	64	Hilton	Hampton Inn	Focused Service
Hampton Inn & Suites Clearwater/St. Petersburg-Ulmerton Road, FL	FL	South	2007	128	Hilton	Hampton Inn & Suites	Focused Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Hampton Inn & Suites Denver Tech Center	CO	West	1999	123	Hilton	Hampton Inn & Suites	Focused Service
Hampton Inn & Suites Las Vegas-Red Rock/Summerlin	NV	West	2007	106	Hilton	Hampton Inn & Suites	Focused Service
Hilton New York/Fashion District	NY	Northeast	2010	280	Hilton	Hilton	Compact Full Service
Hilton Mystic	CT	Northeast	1986	182	Hilton	Hilton	Compact Full Service
Hilton Garden Inn New York/West 35th Street	NY	Northeast	2009	298	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn New Orleans Convention Center	LA	South	2000	284	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn Chicago/Midway Airport	IL	Midwest	2005	174	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn Bloomington(2)	IN	Midwest	2006	168	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn St. George	UT	West	2005	150	Hilton	Hilton Garden Inn	Focused Service
Hilton Garden Inn West Palm Beach Airport	FL	South	2007	100	Hilton	Hilton Garden Inn	Focused Service
Homewood Suites by Hilton Washington	DC	South	2001	175	Hilton	Homewood Suites	Focused Service
Homewood Suites by Hilton Tampa-Brandon	FL	South	2006	126	Hilton	Homewood Suites	Focused Service
Hyatt Summerfield Suites Dallas/Lincoln Park	TX	South	2000	155	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Houston/Galleria	TX	South	2000	147	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Dallas/Uptown	TX	South	2000	141	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Austin/Arboretum	TX	South	1999	130	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Dallas/Richardson	TX	South	1997	130	Hyatt	Summerfield Suites	Focused Service
Hyatt Summerfield Suites Colorado Springs	CO	West	2000	125	Hyatt	Summerfield Suites	Focused Service
Crowne Plaza Hotel West Palm Beach	FL	South	1983	219	InterContinental	Crowne Plaza	Compact Full Service
Holiday Inn Austin-NW Plaza/Arboretum Area	TX	South	1984	194	InterContinental	Holiday Inn	Compact Full Service

Hotel	State	Region	Year Opened(1)	Rooms	Brand Parent Company	Brand	Service Level
Holiday Inn Select Grand Rapids Airport	MI	Midwest	2003	148	InterContinental	Holiday Inn	Compact Full Service
Holiday Inn Express Chicago-Midway Airport	IL	Midwest	1999	104	InterContinental	Holiday Inn Express	Focused Service
Holiday Inn Express Merrillville	IN	Midwest	1995	62	InterContinental	Holiday Inn Express	Focused Service
Hollywood Heights Hotel	CA	West	1975	160	Independent	Independent	Focused Service
Garden District Hotel(5)	LA	South	1955	133	Independent	Independent	Focused Service
Wyndham Pittsburgh	PA	Northeast	1970	198	Wyndham	Wyndham	Compact Full Service
Wyndham Raleigh Durham-Research Triangle Park	NC	South	1989	175	Wyndham	Wyndham	Compact Full Service
Sleep Inn Midway Airport	IL	Midwest	1995	121	Choice Hotels	Sleep Inn	Focused Service

(1)
Represents the year that each hotel was initially constructed and opened.

(2)
This hotel is subject to a ground lease. See "Our Principal Agreements—Ground Leases" for more information.

(3)
This hotel was under contract as of September 30, 2011 and was acquired on October 27, 2011.

(4)
This hotel is owned through a joint venture in which we own a 95% economic interest. We are the managing member of this joint venture and control all material decisions related to this hotel. Our joint venture partner is affiliated with the hotel's property manager.

(5)
This hotel is currently closed and under renovation. It is currently scheduled to re-open in the second half of 2012.

Asset Management

        We have a dedicated team of asset management professionals that proactively work with our third-party hotel management companies to maximize profitability at each of our hotels. Our asset management team monitors the performance of our hotels on a daily basis and holds frequent ownership meetings with personnel at the hotels. Our asset management team works closely with our third-party hotel management companies on key aspects of each hotel's operation, including, among others, revenue management, market positioning, cost structure, capital and operational budgeting as well as the identification of return on investment initiatives and overall business strategy. In addition, we retain approval rights on key staffing positions at many of our hotels, such as the hotel's general manager and director of sales. We believe that our strong asset management process helps to ensure that each hotel is being operated to our and our franchisors' standards, that our hotels are being adequately maintained in order to preserve the value of the asset and the safety of the hotel to customers, and that our hotel management companies are maximizing revenue and enhancing operating margins.

Our Financing Strategy

        We expect to continue to maintain a prudent capital structure by limiting our net debt-to-EBITDA to a ratio of 5.0x or below. We define net debt as total indebtedness minus cash and cash equivalents. Over time, we intend to finance our long-term growth with equity issuances and debt financing having staggered maturities. Our debt currently includes mortgage debt secured by our hotels and unsecured debt. We have a mix of fixed and floating rate debt, however, the majority of our debt will either bear interest at fixed rates or effectively bear interest at fixed rates due to interest rate hedges on the debt. Over time, we will seek to primarily utilize unsecured debt (with the goal of achieving an investment grade credit rating) and a greater percentage of fixed rate and hedged floating rate debt relative to unhedged floating rate debt.

        On June 20, 2011, our company, through our operating partnership, entered into a three-year, $300 million unsecured revolving credit facility to fund future acquisitions, as well as for hotel redevelopments, capital expenditures and general corporate purposes. See "Our Business and Properties—Our Indebtedness—Revolving Credit Facility."

Regulation

  General

        Our hotels are subject to various U.S. federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our hotels has the necessary permits and approvals to operate its business.

  Americans with Disabilities Act

        Our hotels must comply with applicable provisions of the ADA, to the extent that such hotels are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our hotels where such removal is readily achievable. We believe that our hotels are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our hotels and to make alterations as appropriate in this respect.

  Environmental Matters

        Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at our hotels may expose us to third-party liability or materially and adversely affect our ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

        Our hotels are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management. Our hotels incur costs to comply with these laws and regulations and could be subject to fines and penalties for non-compliance.

        Some of our hotels contain asbestos-containing building materials. We believe that the asbestos is appropriately contained, in accordance with current environmental regulations and that we have no need for any immediate remediation or current plans to remove the asbestos. Environmental laws require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

        Some of our hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at our hotels and others if property damage or health concerns arise.

Insurance

        We carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our hotels and earthquake, wind, flood and hurricane coverage on hotels in areas where we believe such coverage is warranted, in each case with limits of liability that we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each hotel, including loss of rental income during the reconstruction period. We have selected policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses, including, but not limited to losses caused by riots, war or acts of God. In the opinion of our management, our hotels are adequately insured.

Competition

        The U.S. lodging industry is highly competitive. Our hotels compete with other hotels for guests in each of their markets on the basis of several factors, including, among others, location, quality of accommodations, convenience, brand affiliation, room rates, service levels and amenities, and level of customer service. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels operated under premium brands in the focused-service and full-service segments. We believe that hotels, such as our hotels, that are affiliated with leading national brands, such as the Marriott, Hilton or Hyatt brands, will enjoy the competitive advantages associated with operating under such brands. Increased competition could harm our occupancy and revenues and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may materially and adversely affect our operating results and liquidity.

        We face competition for the acquisition of hotels from institutional pension funds, private equity funds, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these competitors have substantially greater financial and operational resources and access to capital than we have and may have greater knowledge of the markets in which we seek to invest. This competition may reduce the number of suitable investment opportunities offered to us and decrease the attractiveness of the terms on which we may acquire our targeted hotel investments, including the cost thereof.

Our Indebtedness

        As of September 30, 2011, we had approximately $1.34 billion of outstanding debt. For more information regarding our outstanding mortgage indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Outstanding Mortgage Indebtedness."

  Wachovia Loans

        We have a pool of loans, which we refer to as the Wachovia loans, between various of our property-owning subsidiaries (as borrowers) and Wachovia Bank, National Association (as lender),

which matures in July 2016. The Wachovia loans, which collectively had an outstanding principal balance of approximately $494.8 million at September 30, 2011, are secured on a cross-collateralized basis by 43 of our hotels and are subject to mortgages or deeds of trusts containing substantially the same terms. The pool of Wachovia loans is split into eight tranches, with each tranche having substantially the same terms and bearing interest at a fixed rate of 6.29% per annum. Since January 2010, the Wachovia loans have begun to amortize.

        The Wachovia loans include customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due; breach of covenants; breach of representations and warranties; insolvency proceedings; and the occurrence of defaults beyond applicable notice and grace periods under any applicable franchise agreements or operating leases. Upon the occurrence of an event of default, the lender may, at its option, declare all outstanding principal and accrued interest immediately due and payable and exercise all rights and remedies available to it with respect to the 43 hotels securing the applicable Wachovia loans.

        The foregoing summary of the Wachovia loans does not purport to be complete and is qualified in its entirety by reference to the terms contained in the form of the Wachovia mortgage and note, copies of which are filed as exhibits to this registration statement of which this prospectus is a part.

  Our Revolving Credit Facility

        We, through our operating partnership, have an unsecured revolving credit facility that provides for maximum borrowings of up to $300 million. The credit facility requires that a group of no less than fifteen of our hotel properties remain unencumbered by outstanding indebtedness. The credit facility contains certain financial covenants relating to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum secured indebtedness. If an event of default exists, under the terms of the credit facility, we are not permitted to make distributions to shareholders, other than those required to qualify for and maintain REIT status. The credit facility matures on June 20, 2014 and may be extended for an additional year, at our option.

        Borrowings under the credit facility bear interest at variable rates equal to the LIBOR plus an applicable margin. The margin ranges from 2.25% to 3.25%, depending on our leverage ratio, as calculated under the terms of the credit facility. We incur an unused facility fee of between 0.30% and 0.40%, based on the amount by which the maximum borrowing amount exceeds the total principal balance of outstanding borrowings.

        We did not incur any interest expense on the credit facility for the nine months ended September 30, 2011. For the nine months ended September 30, 2011, the Company incurred an unused commitment fee of approximately $343,000. There were no borrowings outstanding under the revolving credit facility at September 30, 2011.

Employees

        We currently employ 51 persons.

Corporate Information

        Our principal executive offices are located at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814. Our telephone number is (301) 280-7777. Our website is located at www.rljlodgingtrust.com. The information that is found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we file with or furnish to the SEC. We have included our website address in this prospectus as an inactive textual reference and do not intend it to be an active link to our website.

OUR PRINCIPAL AGREEMENTS

Hotel Management Agreements

        In order to qualify as a REIT, we cannot directly or indirectly operate any of our hotels. We lease our hotels to TRS lessees, which in turn engage property managers to manage our hotels. Each of our hotels is operated pursuant to a hotel management agreement with one of 15 independent hotel management companies. Each hotel management company receives a base management fee and is also eligible to receive an incentive management fee upon the achievement of certain financial benchmarks set forth in each applicable management agreement. The incentive management fee is generally calculated as a percentage of hotel operating profit after we have received a priority return on our investment in the hotel. WLS, a fully-integrated owner, developer and manager of premium-brand hotels, is the management company for 104 of our hotels and the remaining hotels are managed by 14 other hotel management companies located in the United States. Below is a summary of the principal terms of the hotel management agreements with WLS and a general overview of our non-WLS hotel management agreements.

  WLS Hotel Management Agreements

        Our TRS lessees, as lessees of the respective hotels, have entered into hotel management agreements with WLS for 104 of our hotels. This summary is qualified in its entirety by reference to the form of the WLS hotel management agreement filed as an exhibit to this registration statement of which this prospectus is a part.

  Term

        Ninety-nine of our WLS hotel management agreement contain initial terms of twenty years (with an average remaining term of approximately 15 years) and are subject to two automatic renewal terms of ten years each, while the remaining five WLS hotel management agreements contain initial terms of ten years (with an average remaining term of approximately seven years) and are subject to two automatic renewal terms of five years each.

  Amounts Payable under our WLS Hotel Management Agreements

        Under the WLS hotel management agreements, WLS receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee ranges between 3.0% and 3.5% of gross hotel revenues for the applicable hotel. Gross hotel revenue is calculated as all hotel revenue before subtracting expenses. The incentive management fee, which is calculated on a per hotel basis, is 15% of operating profit (as defined in the applicable management agreements) remaining after we receive an annual payment equal to 11% of our total capital investment, including debt, in the applicable hotels. We also pay certain computer support and accounting service fees to WLS, as reflected in each hotel management agreement.

  Termination Events

        Performance Termination.    We have structured our WLS management agreements to align our interests with those of WLS by providing us with a right to terminate a WLS management agreement if WLS fails to achieve certain criteria relating to the performance of a hotel under WLS management, as measured with respect to any two consecutive fiscal years. We may initiate a performance termination if, during any two consecutive year period, (1) an independent hotel consulting expert, agreed to by both WLS and us, determines that the operating profit of the affected hotel is less than the operating profit of comparable hotels as determined by the independent hotel consulting expert, and (2) the RevPAR penetration index fails to exceed a specified RevPAR penetration index threshold, as set forth in the applicable management agreement. WLS has the right, which can be exercised no more than three times per hotel, to avoid a performance termination by paying an amount equal to the amount that the operating profit fell below the annual operating budgets for the relevant performance termination period, as reflected in each WLS management agreement, or by agreeing to offset the operating budget difference against future management fees due to WLS.

        Early Termination for Casualty/Condemnation or Cause.    Subject to certain qualifications and applicable cure periods, the hotel management agreements are generally terminable by either party upon material casualty or condemnation of the hotel or the occurrence of certain customary events of default, including, among others: the bankruptcy or insolvency of either party; the failure of either party to make a payment when due, and failure to cure such non-payment after due notice; failure by us to provide WLS with sufficient working capital to operate the hotel after due notice; breach by either party of covenants or obligations under a WLS hotel management agreement; and failure by us to complete work approved or required under the terms of the hotel's franchise agreement and the applicable WLS management agreement.

        If an event of default occurs and continues beyond the grace period set forth in the WLS hotel management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the applicable hotel management agreement, upon at least 30 days' written notice to the other party.

        Early Termination by WLS—Liquidated Damages.    In the event that WLS elects to terminate a WLS hotel management agreement due to an event of default by us, WLS may elect to recover a termination fee, as liquidated damages, equal to 2.5 times the actual base management fee and incentive management fee earned by WLS under that hotel management agreement in the fiscal year immediately preceding the fiscal year in which such termination occurred.

  Sale of a Hotel

        Each WLS hotel management agreement provides that we cannot sell the applicable hotel to any unrelated third party or engage in certain change of control actions (1) if we are in default under the hotel management agreement or (2) with or to a person or entity that is known in the community as being of bad moral character or has been convicted of a felony or is in control of or controlled by persons convicted of a felony or would be in violation of any franchise agreement requirements applicable to us. Each WLS hotel management agreement further requires that any future owner of the applicable hotel, at the option of WLS, assume the WLS hotel management agreement or enter into a new WLS hotel management agreement for such hotel.

  Other Hotel Management Agreements

        As of the date of this prospectus, thirty-seven of our hotels are managed by 14 hotel management companies other than WLS. Each of these hotels is subject to a hotel management agreement that contains customary terms and conditions that generally are similar to the provisions found in the WLS hotel management agreements described above. The hotel management agreements generally have initial terms that range from one to 10 years, and some provide for one or two automatic extension periods ranging from five to 10 years. In addition, each hotel management company receives a base management fee ranging from 2.5% to 7% of gross hotel revenues and an incentive management fee ranging from 10% to 25% of available cash flow (or other similar metric) as set forth in the applicable management agreement, calculated on a per hotel basis, generally equal to the operating profit of the hotel after deducting a priority return to us based upon a percentage of our total capital investment in the hotels. Each of the non-WLS hotel management agreements also provides us with a right to terminate such management agreement if the hotel management company fails to reach certain performance targets (as provided in the applicable management agreement) or provides us with a right to terminate the management agreement in our sole and absolute discretion. In addition, certain management agreements give us the right to terminate the management agreement upon the sale of the hotel or for any reason upon payment of a stipulated termination fee. The performance targets vary, but generally provide us with the right to terminate the applicable hotel management agreement if the operating profit of the hotel is less than 90% to 95% of the budget targets set forth pursuant to such management agreement and/or the RevPAR is less than 90% to 115% of comparable hotels. The hotel management agreements are also generally terminable by either party upon material casualty or condemnation of the hotel or the occurrence of certain customary events of default.

Franchise Agreements

        As of the date of this prospectus, 96, 25 and 6 of our hotels operate under franchise agreements with Marriott, Hilton and Hyatt, respectively. Of the remaining 14 hotels that we own as of the date of this prospectus, 8 hotels operate under existing franchise agreements with brands other than Marriott, Hilton or Hyatt, 2 hotels are not subject to a franchise agreement and 4 hotels receive the benefits of a franchise agreement pursuant to management agreements with Marriott. We are in the process of branding or rebranding 5 of these 14 hotels into brands affiliated with Hilton or InterContinental.

        Franchisors provide a variety of benefits to franchisees, including centralized reservation systems, national advertising, marketing programs and publicity designed to increase brand awareness, training of personnel and maintenance of operational quality at hotels across the brand system. The franchise agreements generally specify management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which our TRS lessees, as the franchisees, must comply. The franchise agreements obligate our TRS lessees to comply with the franchisors' standards and requirements, including training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the TRS lessee, display of signage and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas. Each of the existing franchise agreements for our hotels require that we pay a royalty fee of between 3% and 6% of the gross room revenue of the hotels and, for certain full service hotels, on food and beverage revenue. We also must pay marketing, reservation or other program fees ranging between 0.4% and 4.3% of gross room revenue. In addition, under certain of our franchise agreements, the franchisor may require that we renovate guest rooms and public facilities from time to time to comply with then-current brand standards.

        The franchise agreements also provide for termination at the applicable franchisor's option upon the occurrence of certain events, including failure to pay royalties and fees or to perform other obligations under the franchise license, bankruptcy and abandonment of the franchise or a change in control. The TRS lessee that is the franchisee is responsible for making all payments under the applicable franchise agreement to the franchisor; however we are required to guarantee the obligations under each of the franchise agreements. In addition, many of our existing franchise agreements provide the franchisor with a right of first offer in the event of certain sales or transfers of a hotel and provide that the franchisor has the right to approve any change in the hotel management company engaged to manage the hotel.

TRS Leases

        In order for us to qualify as a REIT, neither our company nor any of our subsidiaries, including the operating partnership, may directly or indirectly operate our hotels. Subsidiaries of our operating partnership, as lessors, lease our hotels to our TRS lessees, which, in turn, are parties to the existing hotel management agreements with third-party hotel management companies for each of our hotels. The TRS leases for our hotels contain the provisions described below. We intend that leases with respect to hotels acquired in the future will contain substantially similar provisions to those described below; however, we may, in our discretion, alter any of these provisions with respect to any particular lease.

  Lease Terms

        Leases have initial terms that range from three to five years and a majority of the leases can be renewed by our TRS lessees for three successive five-year renewal terms unless the lessee is in default at the expiration of the then-current term. In addition, our TRS leases are subject to early termination by us in the event that we sell the hotel to an unaffiliated party, a change in control occurs or applicable provisions of the Code are amended to permit us to operate our hotels. Our leases are also subject to early termination upon the occurrence of certain events of default and/or other contingencies described in the lease.

  Amounts Payable under the Leases

        During the term of each TRS lease, our TRS lessees are obligated to pay us a fixed annual base rent plus a percentage rent and certain other additional charges that our TRS lessees agree to pay under the terms of the respective TRS lease. Percentage rent is calculated based on revenues generated from guest rooms, food and beverage sales, and certain other sources, including meeting rooms and movie rentals. Base rent is paid to us monthly, any percentage rent is paid to us quarterly, and any additional charges are paid to us when due.

        Other than certain capital expenditures for the building and improvements, which are obligations of the lessor, the leases require our TRS lessees to pay rent, all costs and expenses, franchise fees, ground rent (if applicable), property taxes and certain insurance, and all utility and other charges incurred in the operation of the hotels they lease. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel.

  Maintenance and Modifications

        Under each TRS lease, the TRS lessee may, at its expense, make additions, modifications or improvements to the hotel that it deems desirable and that we approve. In addition, our TRS lessees are required, at their expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make repairs that may be necessary and appropriate to keep the hotel in good order and repair. Under the TRS lease, we are responsible for maintaining, at our cost, any underground utilities or structural elements, including exterior walls and the roof of the hotel (excluding, among other things, windows and mechanical, electrical and plumbing systems). Each TRS lessee, when and as required to meet the standards of the applicable hotel management agreement, any applicable hotel franchise agreement or to satisfy the requirements of any lender, must establish an FF&E reserve in an amount equal to up to 5% of room revenue for the purpose of periodically repairing, replacing or refurbishing furnishings and equipment.

  Events of Default

        Events of default under each of the leases include, among others: the failure by a TRS lessee to pay rent when due; the breach by a TRS lessee of a covenant, condition or term under the lease, subject to the applicable cure period; the bankruptcy or insolvency of a TRS lessee; cessation of operations by a TRS lessee on the leased hotel for more than 30 days, except as a result of damage, destruction, or a partial or complete condemnation; or the default by a TRS lessee under a franchise agreement subject to any applicable cure period.

  Termination of Leases on Disposition of the Hotels or Change of Control

        In the event that we sell a hotel to a non-affiliate or a change of control occurs, we generally have the right to terminate the lease by paying the applicable TRS lessee a termination fee to be governed by the terms and conditions of the lease.

Ground Leases

        As of the date of this prospectus, seven of our hotels are subject to ground leases that cover the land underlying the respective hotels:

  •
  The Residence Inn Chicago Oak Brook is subject to a ground lease with an initial term that expires on March 6, 2100. During the initial term of the ground lease, the total rent is $1.56 million, which was paid in a lump sum upon commencement of the ground lease in 2001. After the initial term, we may extend the ground lease for an additional renewal term of 99 years for $1. Under certain circumstances set forth in the ground lease, we have the option to acquire the land underlying the Residence Inn Chicago Oak Brook.

  •
  The Courtyard Austin Downtown/Convention Center and the Residence Inn Austin Downtown/Convention Center, which are situated on the same parcel of land, are subject to a single ground lease with a term that expires on November 14, 2100. In addition to an aggregate base monthly rent of $33,334, we must pay annual percentage rent in the amount by which 3.25% of the total amount of rents for all guest rooms, meeting rooms or conference room exceeds total annual base rent. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease.

  •
  The Hilton Garden Inn Bloomington is subject to a ground lease with an initial term that expires on January 30, 2053. During the initial term of the ground lease, the total rent is $490, payable in 10 equal annual installments of $49 each, commencing on December 2, 2024. After expiration of the initial term, the ground lease will be automatically extended for five successive 10-year renewal terms unless we give notice of non-renewal or there is an uncured event of default (as defined in the ground lease) at the expiration of the then-current term. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease. The Hilton Garden Inn Bloomington is also subject to an agreement to lease parking spaces with an initial term extending out to 2033. The agreement to lease parking spaces may be extended if certain events occur. The agreement provides for a monthly rental payment based on city ordinance rates (at December 31, 2010 the rate was approximately $2 per month) and the number of parking spaces reserved for the exclusive use of the hotel, plus amounts based on actual usage in excess of the reserved spaces.

  •
  The Louisville Marriott Downtown is subject to a ground lease with an initial term that expires on June 25, 2053. The annual rent for the initial term of the ground lease is $1 plus a profits participation payment equal to 25% of the amount that net income during any year during the lease term exceeds a specified investment return as calculated based on the terms of the ground lease. After expiration of the initial term, the ground lease will be automatically extended for four successive 25-year terms unless we give notice of non-renewal or there is an uncured event of default (as defined in the ground lease) at the expiration of the then-current term. Under certain circumstances set forth in the ground lease, we will need to obtain the consent of the ground lessor prior to transferring our interest in the ground lease.

  •
  The Hampton Inn Garden City is subject to a sublease of a ground lease with a term that expires on December 31, 2016. The sublease is associated with an agreement for payment in lieu of taxes and will revert to fee simple ownership at the end of the ground lease. The annual rent for the term of the sublease is $1. In addition, an annual compliance fee of $1,000 is required under the terms of the ground lease. Under certain circumstances set forth in the sub-sublease, we will need to obtain the consent of the ground sub-sublessor prior to transferring our interest in the sub-sublease.

  •
  A portion of the site of the Courtyard Charleston Historic District, South Carolina is subject to a ground lease with a term that expires on October 1, 2096. The current annual base rent of $750,000 continues until 2021, after which the annual base rent increases periodically during the term of the ground lease to a maximum of $1.0 million. In addition to base rent, we are required to pay, as percentage rent, 1.5% of gross quarterly room sales income based on proceeds from 126 rooms. We are also responsible for paying all taxes, utilities and other costs associated with the ownership and operation of the property. All FF&E is deemed to be part of the leased premises. The ground lessor has a security interest in FF&E, which will become the property of the ground lessor upon termination or expiration of ground lease. We and the ground lessor each have the right to match any offer to purchase the hotel should the other party desire to sell their interest in the property. We are required to obtain the ground lessor's consent (which may not be unreasonably withheld) in connection with any change in the hotel management company.

        The foregoing ground leases and ground subleases generally require us to pay all charges, costs, expenses, assessments and liabilities relating to ownership and operation of the properties, including real property taxes and utilities, and to obtain and maintain insurance covering the subject property.

MANAGEMENT

Our Trustees, Executive Officers and Key Employees

        Our board of trustees consists of seven members, a majority of whom are independent within the meaning of the corporate governance listing standards of the NYSE. Pursuant to our organizational documents, each of our trustees is elected by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our declaration of trust and bylaws are amended, the number of trustees may never be less than two nor more than 15.

        The following table sets forth certain information concerning our executive officers and trustees:

Name	Age	Position
Robert L. Johnson	65	Executive Chairman of the Board
Thomas J. Baltimore, Jr.	48	President, Chief Executive Officer and Trustee
Leslie D. Hale	39	Chief Financial Officer
Ross H. Bierkan	51	Chief Investment Officer
Evan Bayh	55	Trustee*
Nathaniel A. Davis	57	Trustee*
Robert M. La Forgia	53	Trustee*
Glenda G. McNeal	51	Trustee*
Joseph Ryan	69	Trustee*

*
Independent within the meaning of the NYSE listing standards.

  Biographical Summaries of Executive Officers and Trustees

        Robert L. Johnson serves as the Executive Chairman of our board of trustees. Prior to the formation of our company, Mr. Johnson co-founded and served as the chairman of RLJ Development and The RLJ Companies, which owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, film production, gaming and automobile dealership industries. Prior to co-founding RLJ Development in 2000, he was founder and chairman of Black Entertainment Television, or BET, which was acquired in 2001 by Viacom Inc., a media-entertainment holding company. Mr. Johnson continued to serve as chief executive officer of BET until 2006. He currently serves on the boards of directors of KB Home (NYSE: KBH), the Lowe's Companies, Inc. (NYSE: LOW) and Strayer Education, Inc. (NASDAQ: STRA). He was a director of Hilton Hotels Corporation, a global lodging company, and US Airways Group, Inc. until 2006 and 2005, respectively. Mr. Johnson received his Bachelor of Arts degree from the University of Illinois and his Master of Public Administration degree from Princeton University.

        Our board of trustees determined that Mr. Johnson should serve on our board of trustees based on his experience as a successful business leader and entrepreneur, as well as his experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing.

        Thomas J. Baltimore Jr. serves as the President and Chief Executive Officer of our company and a member of our board of trustees. Prior to the formation of our company, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 until the formation of our company. During this time period, RLJ Development raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 to 1998 and later as vice president of development and finance from 1999 to 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development from 1994 to 1996. Mr. Baltimore currently serves on the boards of directors of Prudential Financial, Inc. (NYSE: PRU), Duke Realty Corporation (NYSE: DRE) and Integra Life Services Company (NASDAQ: IART). Mr. Baltimore received his Bachelor of Science degree and his Master of Business Administration degree from the University of Virginia.

        Our board of trustees determined that Mr. Baltimore should serve on our board of trustees based on his extensive knowledge of our company and his experience and relationships in the lodging industry.

        Evan Bayh is one of our trustees and serves as chairman of our nominating and corporate governance committee. Since 2010, Senator Bayh has been a partner at McGuireWoods LLC, a global diversified law firm, and a senior advisor at Apollo Global Management, a leading global alternative asset management firm. From 1998 through 2010, Senator Bayh was a member of the United States Senate, representing the state of Indiana. He served on six Committees—Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. He also chaired two subcommittees. From 1988 until 1997, Senator Bayh served as the Governor of Indiana. Prior to this, he was elected to statewide office as the Indiana Secretary of State. Senator Bayh received a Bachelor's degree with honors in Business Economics from Indiana University and a Juris Doctor from the University of Virginia.

        Our board of trustees determined that Senator Bayh's experience as a former United States Senator and former Governor of Indiana, in addition to his breadth of management experience, adds valuable expertise to our board of trustees, especially with respect to regulatory and governance issues.

        Nathaniel A. Davis is one of our trustees and serves as chairman of our compensation committee. Mr. Davis has served as managing director of RANDD Advisory Group, a business consulting group that advises venture capital, media, and technology firms and provides due diligence, business process improvement, sales process improvement, management development and business plan development services since 2003. From 2006 through 2008, Mr. Davis served as chief executive officer and president of XM Satellite Radio, a leading broadcaster of satellite radio. He also was a member of the XM Satellite Radio board of directors from 1999 until 2008. Mr. Davis served as executive in residence of Columbia Capital, a venture capital franchise, from 2003 until 2006. From 2000 to 2003, Mr. Davis was President, Chief Operating Officer and a member of the board of directors of XO Communications, a telecommunications service provider. XO Communications filed for Chapter 11 bankruptcy in June 2002 and emerged from bankruptcy in 2003. Prior to this, Mr. Davis served as executive vice president, network and technical service of Nextel Communications; as chief financial officer of MCI Telecommunications U.S.; and as president and chief operating officer of MCI Metro. Mr. Davis currently is a director of K12 Inc. (NYSE: LRN), an online educational services provider and Earthlink Communications, Inc. (NASDAQ: ELNK), an Internet service provider. He previously was a board member of Charter Communications, a cable television operator. Mr. Davis received a Bachelor of Science degree in Engineering from the Stevens Institute of Technology, a Master of Science degree in Computer Science from the University of Pennsylvania and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania.

        Our board of trustees determined that Mr. Davis should serve on our board of trustees based on his extensive financial, operational and entrepreneurial experience. Mr. Davis also qualifies as an "audit committee financial expert."

        Robert M. La Forgia is one of our trustees and serves as the chairman of our audit committee. Currently, Mr. La Forgia is principal of Apertor Hospitality, LLC, a national advisory and asset management services firm specializing in the hospitality and gaming industries, which he founded in August 2009. In March 2008, Mr. La Forgia joined The Atalon Group, a boutique turnaround management and advisory firm specializing in troubled real estate situations and served as executive vice president—finance of certain Atalon Group subsidiaries until July 2010. Prior to this,

Mr. La Forgia held a number of leadership positions during his 26-year tenure at Hilton Hotels Corporation (currently Hilton Worldwide), a global hospitality firm. Mr. La Forgia served as the chief financial officer (and chief accounting officer) of Hilton Hotels Corporation from 2004 through 2008, first as a senior vice president and subsequently as executive vice president. From 1996 through 2004, he was senior vice president and controller of Hilton, and prior to this, he held a number of management positions within Hilton's corporate finance function. Mr. La Forgia received a Bachelor of Science degree in Accounting from Providence College and a Master of Business Administration degree from the Anderson School of Management at the University of California, Los Angeles.

        Our board of trustees determined that Mr. La Forgia should serve on our board of trustees based on his significant experience in the critical areas of accounting, finance, real estate, capital markets and hospitality, primarily at a publicly-held company, and that he qualifies as an "audit committee financial expert."

        Glenda G. McNeal is one of our trustees. Since 1989, Ms. McNeal has worked for the American Express Company (NYSE: AXP), a global payments, network, credit card and travel services company, where she has served since 2010 as Executive Vice President and General Manager of the Global Client Group in Global Merchant Services. In this role, she is responsible for managing the largest global relationships for the company. Ms. McNeal was employed by Salomon Brothers, Inc. from 1987 until 1989 and began her career with Arthur Andersen, LLP in 1982. She serves on the board of directors of United States Steel Corporation (NYSE: X), an integrated steel producer with major production operations in the United States, Canada and Central Europe, and is a trustee of Dillard University, where she serves as Vice Chairperson of the board of trustees and chairperson of its Governance and Nomination Committee. She also is a member of the Board of Directors of Vente Privée USA, a joint venture between American Express and VentePrivée.com, and the PepsiCo Ethnic Advisory Board, where she serves as chair of the Human Sustainability Committee. Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and a Master of Business Administration degree in Finance from the Wharton School of Business, University of Pennsylvania.

        Our board of trustees determined that Ms. McNeal should serve on our board of trustees based on her background in financial management, finance, accounting and travel-related businesses.

        Joseph Ryan is one of our trustees and serves as our lead independent trustee. Since 2007, Mr. Ryan has served as chairman and chief executive officer of both Ryan Investments, LLC, a private firm with investments in hospitality, private banking, and technology start-ups, and Joseph Ryan & Associates, a company offering mediation, arbitration and consulting services for companies and professional services organizations. Prior to this, he was a partner in the business transactions group at Venable, LLP, a law firm based in Washington, DC. From 1994 through 2006, Mr. Ryan served as executive vice president and general counsel for Marriott International, Inc., a hotel management and hospitality firm. Before joining Marriott International, Mr. Ryan practiced law for 27 years with the Los Angeles-based law firm of O'Melveny & Myers, where he also served as managing partner. Mr. Ryan received a Bachelor of Arts degree from the University of Washington and his Juris Doctor from the Columbia School of Law.

        Our board of trustees determined that Mr. Ryan should serve on our board of trustees due to his knowledge of and experience in the hospitality industry, expertise in corporate governance and risk assessment and oversight, legal background and general business knowledge.

        Leslie D. Hale serves as the Chief Financial Officer of our company. Ms. Hale served as chief financial officer and senior vice president of real estate and finance of RLJ Development from 2007 until the formation of our company. Prior to that, she was the vice president of real estate and finance for RLJ Development from 2006 to September 2007 and director of real estate and finance until her 2006 promotion. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp. including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration degree from Howard University and her Master of Business Administration degree from Harvard University.

        Ross H. Bierkan serves as the Chief Investment Officer of our company. Mr. Bierkan served as a principal and executive vice president of RLJ Development from 2000 until the formation of our company. In this capacity he was responsible for overseeing approximately $4.0 billion of real estate acquisitions. Previously, Mr. Bierkan was a co-founder of The Plasencia Group, a hospitality transaction and consulting group, and from 1993 to 2000 served as its vice president, with responsibility for providing market studies, property analyses and investment sales for institutional hotel owners. Before co-founding The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage firm. From 1982 to 1988, he held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites). Mr. Bierkan also serves on the advisory boards for Springhill Suites by Marriott and Hyatt Summerfield Suites. Mr. Bierkan received his Bachelor of Arts degree from Duke University.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our board of trustees is not staggered, with each of our trustees subject to re-election annually;

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  of the seven persons who will serve on our board of trustees, five, or 71%, of our trustees, have been determined by us to be independent for purposes of the NYSE's corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

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  at least two of our trustees qualify as an "audit committee financial expert" as defined by the SEC;

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  we have opted out of the business combination and control share acquisition statutes in the MGCL; and

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  we do not have a shareholders rights plan.

        Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees will meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Role of Our Board in Risk Oversight

        One of the key functions of our board of trustees is informed oversight of our risk management process. Our board of trustees administers this oversight function directly, with support from its three standing committees—our audit committee, our nominating and corporate governance committee and our compensation committee—each of which addresses risks specific to its respective areas of oversight. For example, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Our board of trustees and its standing committees also hear reports from the members of management responsible for the matters considered in order to enable our board of trustees and each committee to understand and discuss risk identification and risk management.

Board Committees

        The principal functions of each of our standing committees, which consist solely of independent trustees, are briefly described below. Our board of trustees may from time to time establish other committees to facilitate our management.

  Audit Committee

        Our audit committee is comprised of Messrs. Davis, La Forgia and Ms. McNeal, with Mr. La Forgia serving as its chairperson. Mr. La Forgia and Mr. Davis each qualifies as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our board of trustees has determined that each audit committee member is "financially literate" as that term is defined by the NYSE corporate governance listing standards. We have adopted an audit committee charter, which details the principal functions of our audit committee, including oversight related to:

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  review of all related party transactions in accordance with our related party transactions policy;

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  our accounting and financial reporting processes;

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  the integrity of our consolidated financial statements and financial reporting process;

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  our systems of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

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  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

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  the performance of our internal audit function; and

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  our overall risk profile.

        Our audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

  Compensation Committee

        Our compensation committee is comprised of Messrs. Bayh, Davis and Ryan, with Mr. Davis serving as its chairperson. We have adopted a compensation committee charter, which details the principal functions of our compensation committee, including:

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  reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

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  reviewing and approving the compensation of our other executive officers;

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  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive and equity-based compensation plans;

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  determining the number of shares underlying, and the terms of, share option and restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

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  assisting management in complying with our proxy statement and annual report disclosure requirements;

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  producing a report on executive compensation to be included in our annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is comprised of Messrs. Bayh, Davis, La Forgia and Ryan and Ms. McNeal, with Senator Bayh serving as its chairperson. We have adopted a nominating and corporate governance committee charter, which details the principal functions of our nominating and corporate governance committee, including:

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  identifying and recommending to the full board of trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

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  developing and recommending to our board of trustees corporate governance guidelines and implementing and monitoring such guidelines;

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  reviewing and making recommendations on matters involving the general operation of our board of trustees, including board size and composition, and committee composition and structure;

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  recommending to our board of trustees nominees for each committee of our board of trustees;

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  annually facilitating the assessment of our board of trustees' performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

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  overseeing our board of trustees' evaluation of management.

Code of Business Conduct and Ethics

        Our board of trustees has adopted a code of business conduct and ethics that applies to our trustees, executive officers and other employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or trustees requires approval by our nominating and corporate governance committee or another committee of our board of trustees comprised solely of independent trustees, and any such waiver requires prompt disclosure as required by law or NYSE regulations.

Executive Compensation

  Compensation Discussion and Analysis

        We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. Our compensation committee has designed a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, our company's competitive position within our segment of the real estate industry and each executive officer's long-term career contributions to our company. The compensation incentives designed to further these goals take the form of annual cash compensation and equity awards, and long-term equity incentives measured by performance targets established by our compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We adjusted base salaries and made equity grants under our equity incentive plan to our executive officers upon completion of the IPO. These awards under our equity incentive plan were granted to recognize such individuals' efforts on our behalf in connection with our formation and the IPO and to provide a retention element to their compensation. Our "named executive officers" during 2011 are expected to be: Robert L. Johnson, our Executive Chairman; Thomas J. Baltimore, Jr., our President and Chief Executive Officer and a member of our board of trustees; Leslie D. Hale, our Chief Financial Officer; and Ross H. Bierkan, our Chief Investment Officer.

  Elements of Executive Officer Compensation

        The following is a summary of the elements of and amounts that are expected to be paid, under our compensation plans for fiscal year 2011 to our executive officers. Because our company was formed in January 2011 and did not commence operations until the completion of the IPO in May 2011, meaningful individual compensation information is not available for prior periods.

        The anticipated annualized 2011 compensation for each of our executive officers listed in the table below was determined based on a review of publicly disclosed compensation packages of executives of other public real estate companies and other information provided to us by the FTI Schonbraun McCann Group, our compensation consultant. Our named executive officers entered into employment agreements upon completion of the IPO and will continue to be parties to such employment agreements for their respective terms or until such time as our compensation committee determines in its discretion that revisions to such employment agreements are advisable and our company and the executive officers agree to the proposed revisions.

  Annual Base Salary

        Base salary is designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, our compensation committee considered each executive officer's role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity.

  Annual Cash Bonus

        Annual cash bonuses are designed to incentivize our executive officers at a variable level of compensation based on the performance of both our company and such individual. In connection with our annual cash bonus program, our compensation committee has determined annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan is designed to reward the achievement of specific, pre-established financial and operational objectives. Our 2011 cash bonuses have not yet been determined and will be paid in calendar year 2012, if at all.

  Equity Awards

        We provide equity awards pursuant to our equity incentive plan. Equity awards are designed to focus our executive officers and other employees on and reward them for achieving our long-term goals and enhancing shareholder value. In determining equity awards, our compensation committee takes into account our company's overall financial performance. The awards made under our equity incentive plan in 2011 were granted to recognize such individuals' efforts on our behalf in connection with our formation and the IPO, and to provide a retention element to their compensation.

  Retirement Savings Opportunities

        All full-time employees are able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan. We provide this plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment.

  Health and Welfare Benefits

        We provide to all full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits.

  Summary Compensation Table

        The following table sets forth compensation for our named executive officers on an annualized basis for the fiscal year ending December 31, 2011. The base salary and share awards were effective as of the IPO and the "Other Compensation" column reflects the annualized amount of benefits expected to be paid to these officers for the fiscal year ending December 31, 2011. The "Target Bonus" column reflects anticipated performance-based compensation for 2011 and will not be paid until 2012, if at all.

We entered into an employment agreement with each of our named executive officers effective upon the completion of the IPO. See "—Executive Compensation—Employment Agreements."

Name and Principal Position	Year	Salary ($)	Target Bonus ($)(1)	Share Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Robert L. Johnson	2011	350,000	437,500	585,000	—	—	164	1,372,664
Executive Chairman
Thomas J. Baltimore, Jr.	2011	750,000	1,125,000	1,732,500	—	—	19,600	3,627,100
President and Chief Executive Officer
Leslie D. Hale	2011	350,000	350,000	393,750	—	—	19,600	1,113,350
Chief Financial Officer
Ross H. Bierkan	2011	420,000	525,000	495,000	—	—	19,600	1,459,600
Chief Investment Officer

(1)
Bonuses for 2011 will be awarded by our compensation committee after the end of the 2011 fiscal year based on a combination of individual and corporate performance.

(2)
Reflects the annualized value of restricted share awards granted under our equity incentive plan concurrently with the completion of the IPO. Messrs. Johnson, Baltimore and Bierkan and Ms. Hale received 130,000, 385,000, 110,000 and 87,500 restricted shares, respectively, under our equity incentive plan with an initial aggregate value of $2,340,000, $6,930,000, $1,980,000 and $1,575,000, respectively. These restricted share awards vest in approximately equal, quarterly installments on each of the first 16 quarterly anniversaries of the completion of the IPO, subject to the executive's continued employment with us. These amounts will be amortized ratably over the restricted shares' vesting period of four years.

(3)
With respect to Mr. Johnson, represents the estimated value of life insurance paid by us for Mr. Johnson's benefit and with respect to Messrs. Baltimore and Bierkan and Ms. Hale, represents the estimated value of life and health insurance paid by us for the benefit of the executive officer.

  Equity Incentive Plan

        Our board of trustees adopted, and our shareholders approved, our equity incentive plan, for the purpose of attracting and retaining non-employee trustees, employees, officers and service providers for us and for our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our equity incentive plan provides for the grant of options to purchase our common shares, share awards (including restricted shares and restricted share units), share appreciation rights, performance awards and other equity-based awards, including LTIP units, which are convertible on a one-for-one basis with OP units in our operating partnership. We reserved a total of 5,000,000 common shares for issuance pursuant to our equity incentive plan (which number includes the 1,120,830 restricted shares issued under our equity incentive plan upon completion of the IPO), subject to certain adjustments set forth in our equity incentive plan. As of September 30, 2011, 3,876,736 common shares were available for future issuance under the equity incentive plan. This summary is qualified in its entirety by the detailed provisions of our equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Our equity incentive plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, common shares thereunder if such acquisition would be prohibited by the share ownership limits contained in our declaration of trust or would impair our status as a REIT.

  Administration of our Equity Incentive Plan

        Our equity incentive plan is administered by our compensation committee, and our compensation committee determines all terms of awards under our equity incentive plan. Each member of our compensation committee that administers our equity incentive plan is both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Code. Our compensation committee also determines who will receive awards under our equity incentive plan, the type of award and its terms and conditions and the number of common shares subject to the award, if the award is equity-based. Our compensation committee also interprets the provisions of our equity incentive plan. During any period of time in which we do not have a compensation committee, our equity incentive plan will be administered by our board of trustees or another committee appointed by our board of trustees. References below to our compensation committee include a reference to our board of trustees or another committee appointed by our board of trustees for those periods in which our board of trustees or such other committee appointed by our board of trustees is acting.

  Eligibility

        All of our employees and the employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under our equity incentive plan. In addition, our non-employee trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under our equity incentive plan. Incentive share options, however, are only available to our employees.

  Share Authorization

        The number of common shares that may be issued under our equity incentive plan is 5,000,000. In connection with share splits, distributions, recapitalizations and certain other events, our board of trustees will make proportionate adjustments that it deems appropriate in the aggregate number of common shares that may be issued under our equity incentive plan and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any common shares, the common shares subject to such awards will again be available for purposes of our equity incentive plan.

        The maximum number of common shares subject to options or share appreciation rights that can be issued under our equity incentive plan to any person is 1,000,000 common shares in any single calendar year. The maximum number of common shares that can be issued under our equity incentive plan to any person other than pursuant to an option or share appreciation right is 1,000,000 common shares in any single calendar year. The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is $5 million and the maximum amount that may be earned as a cash-settled performance award or other cash award in respect of a performance period by any one person is $5 million.

        In connection with the IPO, we granted 1,120,830 restricted common shares under our equity incentive plan to certain executives, employees and members of our board of trustees. In addition, during the quarter ended June 30, 2011, we granted 2,302 fully vested common shares to certain members of our board of trustees as part of their 2011 compensation. During the quarter ended September 30, 2011, we granted 3,132 fully vested common shares to certain members of our board of trustees as part of their 2011 compensation, and 3,000 restricted common shares previously issued under our equity incentive plan were forfeited as a result of the recipient of the unvested common shares leaving our company. As of September 30, 2011, 3,876,736 common shares were available for future issuance under our equity incentive plan.

  Share Usage

        Common shares that are subject to awards will be counted against our equity incentive plan share limit as one share for every one share subject to the award. The number of shares subject to any share appreciation rights awarded under our equity incentive plan will be counted against the aggregate number of shares available for issuance under our equity incentive plan regardless of the number of shares actually issued to settle the share appreciation right upon exercise.

  No Repricing

        Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding share option or share appreciation right, including by replacement with or substitution of another award type, that would reduce the exercise price of the share option or share appreciation right or would replace any share option or share appreciation right with an exercise price above the current market price with cash or another security, in each case without the approval of our shareholders (although appropriate adjustments may be made to outstanding share options and share appreciation rights to achieve compliance with applicable law, including the Code).

  Options

        Our equity incentive plan authorizes our compensation committee to grant incentive share options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If we were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant.

        The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive share options to any 10% shareholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by our compensation committee.

        The exercise price for any option or the purchase price for restricted shares is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides, by the surrender of common shares (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised, of the exercise or purchase price, (3) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by us or (4), to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us.

  Share Awards

        Our equity incentive plan also provides for the grant of share awards (which includes restricted shares and share units). An award of common shares may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives restricted shares will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that our board of trustees may require any dividends to be reinvested in shares. A participant who receives share units will have no such rights. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares.

  Share Appreciation Rights

        Our equity incentive plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common shares on the date of exercise over the fair market value of our common shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

  Performance Awards

        Our equity incentive plan also authorizes our compensation committee to grant performance awards. Performance awards represent the participant's right to receive a compensation amount, based on the value of the common shares, if performance goals established by our compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award. Performance goals may relate to our financial performance or the financial performance of our OP units, the participant's performance or such other criteria determined by our compensation committee. If the performance goals are met, performance awards will be paid in cash, common shares or a combination thereof.

  Bonuses

        Cash performance bonuses payable under our equity incentive plan may be based on the attainment of performance goals that are established by our compensation committee and relate to one or more performance criteria described in our equity incentive plan. Cash performance bonuses must be based upon objectively determinable bonus formulas established in accordance with the terms of our equity incentive plan.

  Dividend Equivalents

        Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents. No dividend equivalent rights can be granted in tandem with an option or share appreciation right.

  Other Equity-Based Awards

        Our compensation committee may grant other types of share-based awards under our equity incentive plan, including LTIP units (which are described below). Other equity-based awards are payable in cash, common shares or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by our compensation committee.

        LTIP units are a special class of OP units in our operating partnership. Each LTIP unit awarded under our equity incentive plan will be equivalent to an award of one share under our equity incentive plan, reducing the number of common shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit.

The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as the other outstanding OP units in our operating partnership, which profit distribution will generally equal the per share distribution on a share. This treatment with respect to quarterly distributions is similar to the expected treatment of our share awards, which will receive full distributions whether vested or not. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement of our operating partnership requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership or a later issuance of additional LTIP units. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a grantee will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares. See "Description of Our Operating Partnership and Our Partnership Agreement," for a further description of the rights of limited partners in our operating partnership.

  Recoupment

        Award agreements for awards granted pursuant to our equity incentive plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for "cause" as defined in our equity incentive plan, applicable award agreement, or any other agreement between us and the grantee. Reimbursement or forfeiture also applies if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved. Awards are also subject to mandatory repayment to the extent the grantee is or becomes subject to any clawback or recoupment right we may have.

  Change in Control

        If we experience a change in control in which outstanding awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity: (1) except for performance awards, all restricted shares, LTIP units and restricted share units will vest and the underlying common shares and all dividend equivalent rights will be delivered immediately before the change in control; or (2) at our board of trustees' discretion, either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the completion of the change in control, or all options, share appreciation rights, restricted shares and share units will be cashed out before the change in control. In the case of performance awards denominated in shares or LTIP units, if more than half of the performance period has lapsed, the awards will be converted into restricted shares or share units based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the awards will be converted into restricted shares assuming target performance has been achieved.

        In summary, a change in control under our equity incentive plan occurs if:

  •
  a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, 50% or more of the total combined voting power of our outstanding securities;

  •
  our shareholders approve a reorganization or merger, unless (1) the holders of our voting shares immediately prior to the merger have at least 50.1% of the combined voting power of the securities in the surviving entity or its parent or (2) no person owns 50% or more of the shares of the surviving entity or the combined voting power of our outstanding voting securities;

  •
  we sell or dispose of all or substandially all of our assets; or

  •
  individuals who constitute our board of trustees cease for any reason to constitute a majority of our board of trustees, treating any individual whose election or nomination was approved by a majority of the incumbent trustees as an incumbent trustee for this purpose.

  Adjustments for Share Dividends and Similar Events

        The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under our equity incentive plan, including the individual limitations on awards, to reflect share splits and other similar events.

  Section 162(m) of the Code.

        Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. Our equity incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under our equity incentive plan that awards qualify for this exception.

  To qualify as performance-based:

            (i)  the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

           (ii)  the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more trustees who qualify as outside trustees for purposes of the exception;

          (iii)  the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders before payment is made in a separate vote; and

          (iv)  the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

        Under our equity incentive plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries (except with respect to the total shareholder return and earnings per share criteria), will be used by the compensation committee in establishing performance goals: (1) RevPAR; (2) hotel occupancy rates; (3) ADR; (4) FFO; (5) Adjusted FFO; (6) net earnings or net income; (7) operating earnings; (8) pretax earnings; (9) earnings per share; (10) share price, including growth measures and total shareholder return; (11) EBITDA; (12) return measures, including return on assets, capital, investment, equity, sales or revenue; (13) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (14) expense targets; (15) market share; (16) financial ratios as provided in our credit agreements; (17) working capital targets; (18) completion of asset acquisitions or dispositions and/or achievement of acquisition or disposition goals; (19) revenues under management; (20) distributions to shareholders; (21) RevPAR penetration ratios; and (22) any combination of any of the foregoing business criteria. Business criteria may be (but are not required to be) measured on a basis consistent with GAAP.

  Amendment or Termination

        Our board of trustees may amend, suspend or terminate our equity incentive plan at any time; provided that no amendment, suspension or termination may adversely impair the benefits of participants with outstanding awards without the participants' consent or violate our equity incentive plan's prohibition on repricing. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that changes the no-repricing provisions of our equity incentive plan. Our equity incentive plan does not have a term, but may be terminated by our board of trustees at any time.

  Employment Agreements

        We entered into an employment agreement with each of our executive officers that took effect upon completion of the IPO. The employment agreements for Messrs. Johnson, Baltimore and Bierkan are for a four-year term with an automatic renewal term of one additional year unless either party gives 60 days' prior notice that the term will not be extended. The employment agreement for Ms. Hale is for a three-year term with an automatic renewal term of one additional year unless either party gives 60 days' prior notice that the term will not be extended.

        Our employment agreement with Robert L. Johnson provides for a base salary of $350,000, a target bonus of $437,500 (with the actual bonus to be determined by the compensation committee), with eligibility for grants of equity.

        Our employment agreement with Thomas J. Baltimore, Jr. provides for a base salary of $750,000, a target bonus of $1,125,000 (with the actual bonus to be determined by the compensation committee), with eligibility for grants of equity.

        Our employment agreement with Leslie D. Hale provides for a base salary of $350,000, a target bonus of $350,000 (with the actual bonus to be determined by the compensation committee), with eligibility for grants of equity.

        Our employment agreement with Ross H. Bierkan provides for a base salary of $420,000, a target bonus of $525,000 (with the actual bonus to be determined by the compensation committee), with eligibility for grants of equity.

        Regardless of the reason for any termination of employment, each executive officer is entitled to receive the following benefits upon termination: (1) payment of any unpaid portion of such executive's base salary through the effective date of termination; (2) reimbursement for any outstanding reasonable business expense; (3) continued insurance benefits to the extent required by law; and (4) payment of any vested but unpaid rights as may be required independent of the employment agreement.

        In addition to the benefits described above, each executive officer is entitled to receive a severance payment if we terminate his or her employment without cause (including non-renewal by us of the initial term for an additional one-year period) or if the executive resigns for good reason. The severance payment consists of: (1) a pro-rata bonus for the year of termination based on the portion of the year that has elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in our equity incentive plan) when satisfaction of the performance criteria is not required); (2) continued payment by us of the executive's base salary, as in effect as of the executive's last day of employment, for a period of 36 months for

Messrs. Baltimore, Johnson and Bierkan and 24 months for Ms. Hale (in each case, except for a non-renewal of the initial term as described below); (3) continued payment for life and health insurance coverage for 24 months for Messrs. Baltimore, Johnson and Bierkan, and 12 months for Ms. Hale, to the same extent we paid for such coverage immediately prior to termination; (4) for Messrs. Baltimore, Johnson and Bierkan, three times, and for Ms. Hale, two times (in each case, except for a non-renewal of the initial term as described below) the executive's target annual bonus for the year of termination and highest grant date fair value of annual equity award received by the executive in the prior three calendar years or, if the executive has not been employed for three years, the highest annual equity award of the executive for the year of termination and any prior year during which employed, provided that one quarter of any equity awards made in connection with the IPO shall be treated as the annual equity award until there is an annual equity award after the IPO; and (5) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive. If the termination is due to non-renewal of the initial term of the agreements by us, the amounts received by Messrs. Baltimore, Johnson and Bierkan will be based on continuing base salary for a period of 24 months and they will receive two times their target annual bonus and grant date fair value of annual equity award and Ms. Hale would receive continuing base salary for a period of 12 months and one times her target annual bonus and grant date fair value of annual equity award. The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

        For purposes of the employment agreements, the term "cause" means any of the following, subject to any applicable cure provisions: (a) the conviction of the executive of any felony; (b) gross negligence or willful misconduct in connection with the performance of the executive's duties; (c) conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of the executive at our expense; or (d) the material breach by the executive of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements with us. The term "good reason" under the employment agreements means any of the following, subject to any applicable cure provisions, without the executive's consent: (a) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive's position with us, or any other action by us that results in a substantial diminution of the executive's duties or responsibilities; (b) a requirement that the executive work principally from a location that is 30 miles further from the executive's residence than our address on the effective date of the executive's employment agreement; (c) a material reduction in the executive's aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (d) any material breach by us of the employment agreement.

        If the executive officer's employment terminates due to death or disability, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive's estate is entitled to receive payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death or disability regardless of whether the performance criteria has been satisfied and vesting of all unvested equity awards.

        If the executive officer's employment terminates due to retirement, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive is entitled to receive payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of retirement to the extent the performance goals have been achieved and vesting of all unvested equity awards.

        If the executive officer's employment terminates due to our failure to extend the term of the employment agreement after the one-year renewal term has ended, in addition to the benefits to be provided regardless of the reason for termination of employment, the executive is entitled to receive (1) payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of non-renewal to the extent performance goals have been achieved and (2) vesting of all unvested equity awards.

        Each employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term of each of Messrs. Baltimore, Johnson and Bierkan employment with us and for 12 months after the term of Ms. Hale's employment with us.

Trustee Compensation

        We have approved a compensation program for our non-employee trustees, including each of the independent trustees, that consists of annual retainer fees and equity awards. Each non-employee trustee will receive an annual base retainer for his or her services of $75,000, payable in cash in quarterly installments in conjunction with quarterly meetings of our board of trustees. In addition, each non-employee trustee will receive an annual equity award of restricted shares with an aggregate value of $75,000, which will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our board of trustees. Each non-employee trustee who chairs the audit, compensation or nominating and corporate governance committees will receive an additional annual cash retainer of $15,000, $15,000 and $10,000, respectively. In addition, our lead independent trustee will receive an additional annual cash retainer of $20,000. Our non-employee trustees may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as a chairperson of any committee or for service as lead independent trustee) in the form of restricted common shares. We also will reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full board of trustees and committee meetings.

        Concurrently with the completion of the IPO, we granted 4,166 restricted common shares with an initial value of approximately $75,000 to each of our non-employee trustees under our equity incentive plan. These awards of restricted shares vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our board of trustees.

Limitation of Liability and Indemnification

        We entered into indemnification agreements with each of our executive officers and trustees that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (1) have no obligation to indemnify such trustee or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding and (2) have no obligation to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our declaration of trust, a resolution of our board of trustees or an agreement approved by our board of trustees. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which such trustee or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, executive officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Rule 10b5-1 Sales Plans

        Our trustees and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the trustee or executive officer when entering into the plan, without further direction from them. The trustee or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our trustees and executive officers also may buy or sell additional common shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our expected insider trading policy.

Compensation Committee Interlocks and Insider Participation

        Currently, none of our executive officers serves as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of trustees or compensation committee.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth the beneficial ownership of our common shares and OP units by (1) each of the executive officers named in the table appearing under the caption "Management—Summary Compensation Table," (2) each of our trustees, (3) all of our executive officers and trustees as a group and (4) each holder of 5% or more of our common shares and OP units.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights held by that person that are currently exercisable or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person. Unless otherwise indicated, the address of each named person is c/o 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814.

Name of Beneficial Owner	Number of Common Shares and OP Units Beneficially Owned		Percentage of All Common Shares and OP Units(1)
Robert L. Johnson	1,586,650	(2)	1.5%
Thomas J. Baltimore, Jr.	1,146,924	(3)	1.1%
Leslie D. Hale	202,342		*
Ross H. Bierkan	466,285	(4)	*
Evan Bayh	7,054		*
Nathaniel A. Davis	69,167		*
Robert M. La Forgia	9,167		*
Glenda G. McNeal	4,167		*
Joseph Ryan	17,964		*
California State Teachers' Retirement System	12,767,554	(5)	11.9%
GE Pension Trust	7,382,424	(6)	6.9%
California Public Employees' Retirement System	5,690,178	(7)	5.3%
Teacher Retirement System of Texas	5,627,832	(8)	5.3%
Common Pension Fund E	5,445,804	(9)	5.1%
All trustees and executive officers as a group (9 persons)	3,509,720		3.3%

*
Represents less than 1% of our common shares outstanding on a fully diluted basis.

(1)
Based on a total of 107,171,209 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our common shares) outstanding as of the date of this prospectus. Does not reflect common shares reserved for potential future issuance under our equity incentive plan.

(2)
Represents 335,250 OP units received by Mr. Johnson in connection with the formation transactions.

(3)
Represents 156,450 OP units received by Mr. Baltimore in connection with the formation transactions.

(4)
Represents 67,050 OP units received by Mr. Bierkan in connection with the formation transactions.

(5)
Represents common shares received in connection with our formation transactions. The address of California State Teachers' Retirement System is 100 Waterfront Place, 15th Floor, West Sacramento, CA 95605.

(6)
Represents common shares received in connection with our formation transactions. The address of GE Pension Trust is 3001 Summer Street, Stamford, CT 06904.

(7)
Includes common shares received in connection with our formation transactions. The address of California Public Employees' Retirement System is 400 Q Street, Suite E4800, Sacramento CA 95814.

(8)
Represents common shares received in connection with our formation transactions. The address of Teacher Retirement System of Texas is 1000 Red River Street, Austin, TX 78701.

(9)
Represents common shares received in connection with our formation transactions. The address of Common Pension Fund E is 50 West State Street, 9th Floor, Trenton, NJ 08608.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our predecessor paid monthly fees for management advisory services to the managing member of RLJ Development. Such fees amounted to $0.9 million and $1.7 million for the nine months ended September 30, 2011 and 2010, respectively. Upon completion of the IPO and our formation transactions, the management fee obligation of our predecessor ceased to exist.

        RLJ Companies LLC and its affiliates, a related party, periodically provide services or pay certain amounts on our behalf. At September 30, 2011 and December 31, 2010, there was approximately $35,000 and $0.1 million due to RLJ Companies, LLC.

        Our predecessor paid certain costs on behalf of RLJ Development (Mexico), LLC, a related party through common-ownership, and RLJ Development (Mexico), LLC paid for certain amounts on our predecessor's behalf. At December 31, 2010, the amounts due from RLJ Development (Mexico), LLC were $0.7 million. We did not have any amount due from or payable to RLJ Development (Mexico), LLC at September 30, 2011.

        For the nine months ended September 30, 2011, the Company made charitable contributions to various foundations and charitable organizations totaling $0.2 million; $25,000 of these charitable contributions were directed by related parties. For the nine months ended September 30, 2010, the Company made charitable contributions to various foundations and charitable organizations totaling $0.3 million; $55,000 of these contributions were directed by related parties.

        In addition, in connection with the IPO and our formation transactions in May 2011, each of our executive officers and trustees and certain employees received material benefits, including the following:

  •
  Robert L. Johnson, Executive Chairman of our board of trustees, received common shares and OP units, with an initial aggregate value of approximately $26.3 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Johnson 130,000 restricted shares under our equity incentive plan, with an initial aggregate value of approximately $2.3 million, subject to vesting requirements.

  •
  Thomas J. Baltimore, Jr., our President, Chief Executive Officer and member of our board of trustees, received common shares and OP units, with an initial aggregate value of approximately $14.0 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Baltimore 385,000 restricted shares under our equity incentive plan, with an initial aggregate value of approximately $6.9 million, subject to vesting requirements.

  •
  Leslie D. Hale, our Chief Financial Officer, received common shares, with an initial aggregate value of approximately $2.1 million, in exchange for her ownership interests in our predecessor in our formation transactions. In addition, we granted Ms. Hale 87,500 restricted shares under our equity incentive plan, with an initial aggregate value of approximately $1.6 million, subject to vesting requirements.

  •
  Ross H. Bierkan, our Chief Investment Officer, received common shares and OP units, with an initial aggregate value of approximately $6.5 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Bierkan 110,000 restricted shares under our equity incentive plan, with an initial aggregate value of approximately $2.0 million, subject to vesting requirements.

        In addition, we granted to each of our non-employee trustees 4,166 restricted shares with an initial value of approximately $75,000 under our equity incentive plan, subject to vesting requirements.

        The restricted share awards granted to our executive officers and employees upon completion of the IPO will vest in 16 approximately equal, quarterly installments on each of the first 16 quarterly anniversaries of the date of the grant, subject to the executive officer's or employee's continued employment with us. The restricted share awards granted to our non-employee trustees upon completion of the IPO will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our board of trustees.

Employment Agreements

        We entered into an employment agreement with each of our executive officers effective upon completion of the IPO. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

Indemnification Agreements for Officers and Trustees

        We entered into indemnification agreements with our trustees and executive officers effective upon completion of the IPO. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

Registration Rights Agreements

        We entered into registration rights agreements with the entities and individuals receiving our common shares and OP units in our formation transactions, including our executive officers. See "Shares Eligible for Future Sale—Registration Rights Agreements."

Sublease Agreement with RLJ Companies

        Under a lease dated as of June 28, 2005, RLJ Development leased office space in Bethesda, Maryland, where our headquarters are located. RLJ Development historically subleased a portion of the office space subject to the lease to RLJ Companies, LLC, or RLJ Companies, the parent of certain other companies founded and controlled by Robert L. Johnson, our Executive Chairman. Under the terms of the sublease, RLJ Companies paid RLJ Development monthly rent at the same rate at which RLJ Development paid rent to the owner of the building, based on the number of rentable square feet RLJ Companies occupied under the sublease relative to the total rentable square feet available to RLJ Development under the lease agreement. RLJ Companies also was responsible for its allocable share of operating costs, including, among others, utility costs and common area costs. As of March 31, 2011, RLJ Companies subleased approximately 14,200 square feet of office space from RLJ Development, and the annualized rent payable by the RLJ Companies to RLJ Development was approximately $590,000. In connection with our formation transactions and the IPO, we assumed the lease from RLJ Development, allowing our continued use of the office space as our corporate headquarters. In addition, subsequent to the consummation of our formation transactions and the IPO, the sublease with the RLJ Companies has remained in full force and effect, which provides that RLJ Companies pay us rent for its allocable share of the leased space. The primary lease and the sublease both expire on June 28, 2015, and the primary lease can be renewed for one additional five-year period at our option, subject to the satisfaction of certain criteria.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO
CERTAIN ACTIVITIES

        The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees without shareholder approval. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders' best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary objective is to enhance shareholder value over time by generating strong risk-adjusted returns for our shareholders. We invest principally in hotels located in the United States. We target primarily premium-branded, focused-service and compact full-service hotels that are consistent with our investment and growth strategies. We also may selectively invest in loans secured by these types of hotels or ownership interests in entities owning these types of hotels to the extent the investment provides us with an opportunity to acquire the underlying real estate, and subject to the limitations imposed by reason of our intention to qualify as a REIT. For a discussion of our hotels and our acquisition and other strategic objectives, see "Our Business and Properties."

        We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We primarily expect to pursue our investment objectives through the ownership by our operating partnership of hotels, but we may also make equity investments in other entities, including joint ventures that own hotels. Our management team will identify and negotiate acquisition and other investment opportunities, subject to the approval by our board of trustees. For information concerning the investing experience of these individuals, please see the section entitled "Management."

        We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

        We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with enhancing shareholder value over time.

        We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific asset, other than the tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location, hotel type or franchise brand. We currently anticipate that our real estate investments will continue to be concentrated in premium-branded, focused-service and compact full-service hotels. We anticipate that our real estate investments will continue to be diversified in terms of geographic market.

Investments in Real Estate Mortgages

        While we will emphasize equity real estate investments in hotels, we may selectively acquire loans secured by hotels or entities that own hotels to the extent that those investments are consistent with our qualification as a REIT and provide us with an opportunity to acquire the underlying real estate. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to a hotel owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by hotels. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a hotel or group of hotels. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

        Subject to the gross income and asset requirements required to qualify as a REIT, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity's common shares, limited liability or partnership interests, interests in another REIT or entry into a joint venture. However, other than in our formation transactions, we do not presently intend to invest in these types of securities.

Purchase and Sale of Investments

        We expect to invest in hotels primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell any hotels, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and redevelopment, renovation and expansion opportunities that align with our investment and growth strategies.

Lending Policies

        We do not expect to engage in any significant lending in the future. However, we do not have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act of 2002. Subject to tax rules applicable to REITs, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our board of trustees may, in the future, adopt a formal lending policy without notice to or consent of our shareholders.

Issuance of Additional Securities

        If our board of trustees determines that obtaining additional capital would be advantageous to us, we may, without shareholder approval, issue debt or equity securities, including causing our operating partnership to issue additional OP units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of any other limited partners.

        We may offer our common shares, OP units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire our common shares, OP units or other debt or equity securities. We may issue preferred shares from time to time, in one or more classes or series, as authorized by our board of trustees without the need for shareholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Reporting Policies

        We intend to make available to our shareholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Conflict of Interest Policies

  Relationship with Our Operating Partnership

        Conflicts of interest could arise in the future as a result of the relationships between us, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties and obligations to our operating partnership and to its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

        Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

        The partnership agreement of our operating partnership provides that the provisions limiting our liability, as the general partner, to our operating partnership and the limited partners act as an express limitation of any fiduciary or other duties that we would otherwise owe our operating partnership and the limited partners. The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

        The partnership agreement of our operating partnership expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

  Policies Applicable to All Trustees and Officers

        We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any material related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. This policy provides that the audit committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. This policy also requires any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction. Further, we have adopted a code of business conduct and ethics that prohibits conflicts of interest between us, on the one hand, and our employees, officers and trustees, on the other hand, unless such transactions are approved by a majority of our disinterested trustees or otherwise comply with our related party transaction policy. In addition, our board of trustees is subject to certain provisions of Maryland law that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts. If such policies or provisions of law are not successful, decisions could be made that are not in the best interests of our shareholders.

 OUR ORGANIZATIONAL STRUCTURE

        We were formed as a Maryland real estate investment trust in January 2011. We conduct our business through a traditional umbrella partnership real estate investment trust, or UPREIT, in which our hotels are indirectly owned by our operating partnership, RLJ Lodging Trust, L.P., through limited partnerships, limited liability companies or other subsidiaries. We are the sole general partner of our operating partnership and as of the date of this prospectus, we own approximately 99.2% of the OP units in our operating partnership. In the future, we may issue OP units from time to time in connection with acquisitions of hotels or for financing, compensation or other reasons.

        In order for the income from our hotel operations to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly or indirectly operate any of our hotels. Accordingly, we lease each of our hotels, and intend to lease any hotels we acquire in the future, to subsidiaries of our TRSs, or TRS lessees, which are wholly-owned by us, and our TRS lessees have engaged, or will engage, third-party hotel management companies to manage our hotels, and any hotels we acquire in the future, on market terms. Our TRS lessees pay rent to us that we intend to treat as "rents from real property," provided that the third-party hotel management companies engaged by our TRS lessees to manage our hotels are deemed to be "eligible independent contractors" and certain other requirements are met. Our TRSs are subject to U.S. federal, state and local income taxes applicable to corporations. See "Our Principal Agreements—Hotel Management Agreements."

        The following chart generally depicts our structure and ownership as of the date of this prospectus:

(1)
Includes common shares issued to members of our senior management team in connection with our formation transactions, as well as restricted shares granted to our trustees, executive officers and other employees under our equity incentive plan.

(2)
Reflects OP units issued to RLJ Development, an entity in which each of Messrs. Johnson, Baltimore and Bierkan hold an equity interest, as consideration for substantially all of RLJ Development's assets and liabilities, which were contributed to us in connection with our formation transactions.

DESCRIPTION OF SHARES

        The following summary of the material terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our declaration of trust provides that we may issue up to 450,000,000 common shares, par value $0.01 per share, and 50,000,000 preferred shares, par value $0.01 per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized common shares or the number of shares of any class or series without shareholder approval.

        Maryland law provides, and our declaration of trust provides, that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Common Shares

  Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of the declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of shares and the termination of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

  Dividends, Distributions, Liquidation and Other Rights

        Subject to the preferential rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by the board of trustees, and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and other liabilities of our company and any shares with preferential rights related thereto.

        Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares, common shares will have equal dividend, liquidation and other rights.

Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series into one or more classes or series of shares. Prior to issuance of shares of each new class or series, our board of trustees will be required by Maryland REIT law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and the terms of any class or series then outstanding, the preferences, conversion rights, redemption provisions, any basis upon which dividends are payable (including rate or formula and whether dividends are cumulative), voting powers, restrictions, limitations as to dividends or other distributions, and other terms and conditions of each such class or series. As a result, our board of trustees will be able to authorize the issuance of shares that have priority over our common shares with respect to dividends, voting, distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common shares or that might otherwise be in the best interests of our shareholders. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Reclassify Our Unissued Common Shares or Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common shares or preferred shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Common Shares and Issue Additional Common and Preferred Shares

        We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        In order to assist us in complying with the limitations on the concentration of ownership of our shares imposed by the Code, our declaration of trust generally prohibits any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders provided that our board of trustees determines that such exceptions will not jeopardize our qualification as a REIT.

        Our declaration of trust also prohibits any person from (1) beneficially or constructively owning our shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code, (2) transferring our shares if such transfer would result in us being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares that would result in our owning (directly or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests, and (4) beneficially or constructively owning our shares that would cause us otherwise to fail to qualify as a REIT, including, but not limited to, as a result of any "eligible independent contractor" (as defined in Section 856(d)(9)(A) of the Code) that operates a "qualified lodging facility" (as defined in Section 856(d)(9)(D)(i) of the Code) on behalf of a TRS failing to qualify as such. Any person who acquires or attempts or intends to acquire beneficial ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of trustees may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

        Our board of trustees, in its sole discretion, may exempt a person from the above share ownership limits and any of the restrictions described above. However, our board of trustees may not grant an exemption to any person unless our board of trustees obtains such representations, covenants and understandings as it may deem appropriate in order to determine that granting the exemption would not result in us losing our qualification as a REIT. As a condition of granting the exemption, our board of trustees may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our qualification as a REIT.

        In addition, our board of trustees from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

        If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

  •
  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the share ownership limits in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that our shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

  •
  such shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

  •
  the market price on the date we, or our designee, accepts such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates representing shares of beneficial interest bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares within 30 days after the end of each taxable year will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our shares that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our qualification as a REIT and to ensure compliance with our share ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Our share ownership limits could delay, defer or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or might otherwise be in the best interests of our shareholders.

Stock Exchange Listing

        Our common shares are listed on the NYSE under the symbol "RLJ."

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be Wells Fargo Shareowners Services, a division of Wells Fargo Bank N.A.

 SHARES ELIGIBLE FOR FUTURE SALE

General

        As of the date of this prospectus, we have 106,277,209 common shares outstanding. Upon effectiveness of the registration statement of which the prospectus is a part, 102,546,305 common shares will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust, and except for any common shares held by our "affiliates," as that term is defined by Rule 144. In addition, 665,141 of our common shares, which constitute "restricted shares" as defined by Rule 144, may be sold subject to applicable restrictions on sale under Rule 144. See "—Rule 144."

        No prediction can be made as to the effect, if any, that future issuances or resales of common shares, or the availability of common shares for future issuance or resale, will have on the market price of our common shares prevailing from time to time. Issuances or resales of substantial numbers of common shares, or the perception that such issuances or resales could occur, may affect adversely prevailing market price of our common shares. See "Risk Factors—Risks Related to Our Common Shares."

        For a description of certain restrictions on transfers of our common shares held by our shareholders, see "Description of Shares—Restrictions on Ownership and Transfer."

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, is entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year is entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of our common shares then outstanding; or

  •
  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights Agreements

        In connection with our formation transactions, our operating partnership issued an aggregate of 894,000 OP units to RLJ Development as consideration for substantially all of its assets and liabilities. Beginning on or after the date which is 12 months after the completion of the IPO, limited partners of our operating partnership and certain qualifying assignees of a limited partner have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, common shares on a one-for-one basis, based upon the fair market value of an equivalent number of common shares at the time of the redemption, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." See "Description of Our Operating Partnership and Our Partnership Agreement."

        Upon completion of the IPO and our formation transactions, we entered into registration rights agreement with RLJ Development relating to the OP units. Under the registration rights agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to cause to be filed a registration statement covering the resale of our common shares issuable, at our option, in exchange for OP units issued in our formation transactions. In addition, commencing 365 days after the closing of the IPO, we will be required, upon request from the parties subject to such registration rights agreement, to use our commercially reasonable efforts to register for resale the common shares issued in connection with the redemption of such OP units; provided, however, the holders of such common shares issued in connection with the redemption of OP units collectively may not exercise such registration rights more than once in any consecutive six month period. Under such registration rights agreement, such holders are entitled to receive notice of any underwritten public offering on behalf of investors in Fund II and Fund III receiving our common shares in our formation transactions at least 10 business days prior to the anticipated filing date of such registration statement. Such holders may request in writing within five business days following receipt of such notice to participate in such underwritten public offering; provided that if the aggregate dollar amount or number of common shares as to which registration has been demanded exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting its success, the common shares issued in connection with the redemption of OP units may be excluded from such underwritten public offering.

Grants Under Our Equity Incentive Plan

        Our equity incentive plan provides for the grant of incentive awards to our employees, officers, trustees and other service providers. We issued an aggregate of 1,120,830 restricted shares to our trustees, executive officers and other employees under this plan in connection with the IPO. In addition, we granted 2,302 fully vested common shares to certain members of our board of trustees as part of their 2011 compensation, during the second quarter of 2011. In the third quarter, we granted 3,132 fully vested common shares to certain members of our board of trustees as part of their 2011 compensation, and 3,000 restricted common shares previously issued under our equity incentive plan were forfeited as a result of the recipient of the unvested common shares leaving our company. As of September 30, 2011, 3,876,736 common shares were available for future issuance under our equity incentive plan.

        On May 13, 2011, we filed a registration statement on Form S-8 with the SEC covering the common shares issuable under our equity incentive plan. Common shares covered by such registration statement are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, Messrs. Johnson, Baltimore and Bierkan agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units) or repayable with, common shares, subject to certain exceptions, without first obtaining the written consent of the underwriters in the IPO until May 10, 2012 (subject to extension in certain cases), the one year anniversary of the IPO. However, Messrs. Johnson, Baltimore and Bierkan may transfer or dispose of our common shares during the one year lock-up period in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the one year lock-up period, provided that no report is required to be filed by the transferor under the Exchange Act as a result of the transfer.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

        The following summary of certain provisions of Maryland law and our declaration of trust and bylaws, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Trustees

        Our declaration of trust and bylaws provide that the number of trustees of our company may be established by our board of trustees, but may not be fewer than two nor more than 15. Our declaration of trust and bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

        Pursuant to our bylaws, each of our trustees will be elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of our common shares will have no right to cumulative voting in the election of trustees. Trustees will be elected by a plurality of the votes cast.

        Our bylaws provide that at least a majority of our trustees must be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under provisions of the MGCL that apply to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

        A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.

        After the five-year prohibition, unless, among other conditions, the trust's common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust's board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees, pursuant to the statute, has determined to opt out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and, accordingly, the supermajority vote requirements will not apply to business combinations between us and an interested shareholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested shareholder may be able to enter into business combinations with our company without compliance by us with the supermajority vote requirements and the other provisions of the statute.

        We cannot assure you that our board of trustees will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of the resolution of our board of trustees will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. "Control shares" are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There is no assurance, however, that our board of trustees will not amend or eliminate such provision at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds shareholder vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

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  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

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  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.

        Our declaration of trust provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we also (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from our board, which removal will be allowed only for cause, (2) vest in our board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and fill vacancies and (3) require, unless called by the Executive Chairman of our board of trustees, the President or Chief Executive Officer or our board of trustees, the written request of shareholders entitled to cast a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Declaration of Trust and Bylaws and Approval of Extraordinary Transactions

        Under the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that such actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding a majority of the votes entitled to be cast on the matter.

        Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders will be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the executive chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of our board of trustees; or

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  by a shareholder who was a shareholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders. Nominations of persons for election to our board of trustees may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of our board of trustees; or

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  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our board of trustees were to opt into the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees' and Officers' Liability

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by such director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by such director or officer or on such director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, company, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of the IPO, we entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Share Ownership Limits

        Subject to certain exceptions, our declaration of trust provides that no person or entity (other than a person or entity who has been granted an exception) may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see "Description of Shares—Restrictions on Ownership and Transfer."

REIT Qualification

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF OUR OPERATING PARTNERSHIP AND OUR PARTNERSHIP AGREEMENT

        We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of RLJ Lodging Trust, L.P., which we refer to as the "partnership agreement." This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, references to "we," "our," "us" and "our company" refer to RLJ Lodging Trust.

General

        RLJ Lodging Trust, L.P., our operating partnership, was formed on January 31, 2011 to acquire, own and operate our assets. We are considered to be an UPREIT in which all of our assets are owned in a limited partnership, our operating partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income. We conduct substantially all of our business through our operating partnership and its subsidiaries, and we are liable for its obligations.

        Our operating partnership is structured to make distributions with respect to OP units that are equivalent to the distributions made to our common shareholders. The partnership agreement permits limited partners in our operating partnership to redeem their OP units for cash or, at our election, our common shares on a one-for-one basis (in a taxable transaction) beginning one year after the date of issuance, which will enable limited partners, if our shares are then listed, to achieve liquidity for their investment.

        We are the sole general partner of our operating partnership, and, as of the date of this prospectus, we own approximately 99.2% of the OP units in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as the sole general partner, have the exclusive power to manage and conduct the business of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. The limited partners have no power to remove us as general partner as long as our shares are publicly traded.

Capital Contributions

        We transferred substantially all of the net proceeds of the IPO to our operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors, and we received a number of OP units equal to the number of common shares issued to investors. Our operating partnership was deemed to have simultaneously paid the selling commissions and other costs associated with the IPO. If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue OP units for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our shareholders.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Distributions

        The partnership agreement requires that our operating partnership distribute available cash to its partners on at least a quarterly basis in accordance with their relative percentage interests or specified preferences, if any. Available cash is all cash revenues and funds received plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures) made by our operating partnership during such period, investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion. Distributions are made in a manner such that a holder of one OP unit receives the same amount of distributions from our operating partnership as the amount paid by us to a holder of one common share.

        Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no OP unit will be entitled to a distribution in preference to any other OP unit. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

        Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to the holders of the OP units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any, will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Allocations of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the other holders of the OP units in accordance with their respective percentage interests in the OP units at the end of each fiscal year. Upon the occurrence of certain specific events or a later issuance of additional LTIP units, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of LTIP units, if any, to equalize the capital accounts of such holders with the capital accounts of OP unit holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "U.S. Federal Income Tax Considerations."

LTIP Units

        We may at any time cause our operating partnership to issue LTIP units to members of our senior management team. These LTIP units will vest on such terms as determined by our compensation committee. In general, LTIP units are a special class of OP units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership or a later issuance of additional LTIP units. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares.

Transfers

        We, as general partner, generally may not transfer any of our OP units in our operating partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of our operating partnership, except in connection with a merger, consolidation or other combination with or into another person following the consummation of which the equity holders of the surviving entity are substantially identical to our shareholders, or as otherwise permitted by the partnership agreement. In addition, we may not engage in a merger, consolidation or other combination with or into another person or a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares unless following such merger or other consolidation, substantially all of the assets of the surviving entity consist of OP units and each partner receives or has the right to receive cash, securities or other property equal to the conversion factor calculated pursuant to the partnership agreement and the amount paid to a shareholder.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our operating partnership.

        Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Redemption Right

        As a general rule, limited partners will have the right to cause our operating partnership to redeem their OP units at any time beginning one year following the date of the issuance of the OP units held by any such limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP units, regardless of the length of time such limited partner has held its OP units.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the OP units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying the redemption amount in our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common shares on the NYSE for the 10 trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. As general partner, we will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to the limitations described below.

        No OP unit or interest may be issued to us as general partner or limited partner unless:

  •
  our operating partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us;

  •
  we make an additional capital contribution to our operating partnership; or

  •
  our operating partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class in proportion to their respective percentage interests in that class.

Indemnification and Limitation of Liability

        The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the written consent of the partners holding partnership interests representing more than 50% of the percentage interests entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

  •
  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

  •
  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

  •
  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

  •
  to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

  •
  to modify the manner in which capital accounts, or any debits or credits thereto, are computed;

  •
  to include provisions referenced in future U.S. federal income tax guidance relating to compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that we determine are reasonably necessary in respect of such guidance; and

  •
  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

  •
  the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

  •
  the prohibition against removing us as general partner by the limited partners;

  •
  restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our common shares to OP units;

  •
  limitations on transactions with affiliates;

  •
  our liability as general partner for monetary or other damages to our operating partnership; or

  •
  the transfer of partnership interests held by us or the dissolution of our operating partnership.

        Amendments to the partnership agreement that would, among other things, (1) convert a limited partner's interest into a general partner's interest, (2) modify the limited liability of a limited partner, (3) alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units, or (4) materially alter the unit redemption right of the limited partners, must be approved by each affected limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Term

        Our operating partnership will continue until dissolved pursuant to the partnership agreement or as otherwise provided by law.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have authority to make tax elections under the Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Conflicts of Interest

        Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences and certain other tax considerations relating to the qualification and taxation of RLJ Lodging Trust as a REIT and the ownership and disposition of the common shares of our company. As used in this section, references to the terms "Company," "we," "our," and "us" mean only RLJ Lodging Trust, and not its subsidiaries or other lower-tier entities, except as otherwise indicated. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed in this section. However, the law firm of Hogan Lovells US LLP, or Hogan Lovells, has acted as our tax counsel in connection with this resale offering and has provided to us an opinion regarding the material federal income tax consequences to our shareholders of the ownership and disposition of our common shares. The opinion and this summary are based upon the Code, the Treasury regulations, and interpretations of the foregoing as expressed in existing court decisions, legislative history, and administrative determinations (including administrative interpretations and practices expressed in private letter rulings, which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings, and in published rulings and procedures), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described in the opinion or below. Both the opinion and this summary are also based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents and in the manner that we have represented. Neither the opinion nor this summary addresses the actual material federal income tax consequences of the ownership and disposition of our common shares to any particular shareholder, which depend on that shareholder's particular tax circumstances, and, except as explicitly set forth in the opinion or in this summary, does not address the special federal income tax consequences that may apply to investors subject to special tax rules, including:

  •
  tax-exempt organizations, except to the extent discussed below in "—Taxation of Shareholders—Taxation of Tax-Exempt U.S. Shareholders";

  •
  broker-dealers;

  •
  traders in securities that elect to mark to market;

  •
  trusts, estates, regulated investment companies, real estate investment trusts, financial institutions, insurance companies or S corporations;

  •
  investors subject to the alternative minimum tax provisions of the Code;

  •
  investors that hold their common shares as part of a "hedge," "straddle," "conversion transaction," "synthetic security," or other integrated investment;

  •
  investors that hold their common shares through a partnership or similar pass-through entity;

  •
  holders who receive our common shares through the exercise of employee share options or otherwise as compensation;

  •
  persons holding 10% or more (by vote or value) of our outstanding common shares, except to the extent discussed below;

  •
  non-U.S. shareholders (as defined below), except to the extent discussed below in "—Taxation of Shareholders—Taxation of Non-U.S. Shareholders";

  •
  foreign (non-U.S.) governments;

  •
  a person with a "functional currency" other than the U.S. dollar;

  •
  a U.S. expatriate;

  •
  a nominee; or

  •
  investors who are otherwise subject to special tax treatment under the Code.

        The opinion and this summary do not address the applicable state, local or non-U.S. tax consequences. The opinion and this summary assume that shareholders will hold our common shares as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend on the shareholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common shares.

        The discussion set forth herein is not intended to be, and should not be construed as, tax advice.

Taxation of our Company

        We intend to elect to be taxed as a REIT, commencing with our short taxable year that began at the time of the completion of the IPO and that will end December 31, 2011, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized and that we operate, and will continue to operate, in such a manner as to qualify for taxation as a REIT.

        Hogan Lovells has provided to us an opinion that our current organization and current and intended method of operation (as described herein and in a letter that we have provided to Hogan Lovells) will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2011, and thereafter. It must be emphasized that the opinion of Hogan Lovells will be based on various assumptions relating to our organization and operation, will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, the economic terms of our leases, and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan Lovells will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells' opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification.

        Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Hogan Lovells. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan Lovells. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification as a REIT." While we intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify as a REIT."

        Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders.

        For tax years through 2012, most shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends at a maximum rate of 15%, which is the same as the long-term capital gain rate. With limited exceptions, however, dividends received by individual U.S. shareholders from us or other REITs are taxed at rates applicable to ordinary income, which are as high as 35% through 2012 (and, in the absence of legislative action, will be as high as 39.6% starting in 2013). See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders."

        Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

  •
  We will be taxed at regular U.S. federal corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  We (or our shareholders) may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions" below.

  •
  If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as "foreclosure property," we may thereby avoid (1) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (2) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%). See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property," below.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a

    100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

  •
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, which, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods (or, collectively, the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below under "—Requirements for Qualification as a REIT."

  •
  We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and any TRSs we own are not comparable to similar arrangements among unrelated parties.

  •
  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

  •
  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's tax basis in our common shares.

  •
  The earnings of any subsidiaries that are subchapter C corporations, including any taxable REIT subsidiaries (as defined below), are subject to U.S. federal corporate income tax.

        Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and net worth. We could also be subject to tax in other situations and on transactions not presently contemplated.

  Requirements for Qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for sections 856 through 860 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer "individuals" (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

  (7)
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

  (8)
  that uses a calendar year for U.S. federal income tax purposes;

  (9)
  that meets other tests described below, including with respect to the nature of its income and assets; and

  (10)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

        The Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation's initial tax year as a REIT (which, in our case, is 2011). Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information.

        We will elect to be treated as a REIT for U.S. federal income tax purposes with respect to our short taxable year ending December 31, 2011, when we file our U.S. federal income tax return for such short taxable year in satisfaction of condition (7). To satisfy requirement (8), we have adopted

December 31 as our year end. We will have no earnings and profits from a non-REIT year in satisfaction of condition (10).

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Gross Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

  Effect of Subsidiary Entities

  Ownership of Partnerships

        All of our hotels are owned through subsidiaries of our operating partnership. We intend that our operating partnership will qualify as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT's proportionate share of a partnership's assets and income is based on the REIT's pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets is based on the REIT's proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any such entity were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the applicable REIT asset tests or the gross income tests and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See "—Gross Income Tests," "—Asset Tests," and "—Failure to Qualify as a REIT," below, for a discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

        Pursuant to Treasury regulations under Section 7701 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly-traded partnership."

        Neither our operating partnership nor any of its non-corporate subsidiaries that are not TRSs, REITs, or Qualified REIT Subsidiaries, or QRSs, has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a TRS, REIT or QRS will be treated as either a disregarded entity or as a partnership for U.S. federal income tax purposes.

        Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that is not a TRS, REIT or QRS for federal income tax purposes if it is a "publicly-traded partnership" and it does not derive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly-traded partnership" is any partnership (1) the interests in which are traded on an established securities market or (2) the interests in which are readily tradable on a "secondary market or the "substantial equivalent thereof." To the extent we have unaffiliated owners of OP units, such OP units will not be traded on an established securities market, and we will take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly-traded partnership. There is a significant risk, however, that the right of a holder of OP units to redeem the units for our common shares could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. If our operating partnership were treated as a publicly-traded partnership for federal income tax purposes, it would be taxed as a corporation unless at least 90% of its gross income consisted of "qualifying income" under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

        Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to our operating partnership of the cash proceeds received in offerings of our common shares. As a result, the partners of our operating partnership, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed below and result in a greater portion of our distribution being taxable as a dividend.

  Ownership of Disregarded Subsidiaries

        If a REIT owns a corporate subsidiary that is a QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS, a QRS or another REIT. See "—Gross Income Tests" and "—Asset Tests."

  Ownership of Taxable REIT Subsidiaries

        In general, a REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our shareholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by a taxable subsidiary to a REIT is an asset in the hands of the REIT, and the REIT generally treats the dividends paid to it from such taxable subsidiary, if any, as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible (through 2012 in the absence of legislative action) for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Annual Distribution Requirements" and "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders."

        Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest paid or accrued by a TRS to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS' adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend to continue to conduct all of our transactions with our TRSs on an arm's-length basis.

        A TRS cannot directly or indirectly operate or manage a lodging facility (or health care facility) or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a "qualified lodging facility" and such facility is operated on behalf of the TRS by an "eligible independent contractor." A "qualified lodging facility" is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. "Customary amenities" must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An "eligible independent contractor" is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a "qualified lodging facility," is actively engaged in the trade or business of operating "qualified lodging facilities" for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an "eligible independent contractor" with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the shares of the eligible independent contractor is publicly-traded, 5% of the publicly-traded shares of the eligible independent contractor). We believe, and currently intend to take all steps reasonably practicable to ensure, that none of our TRSs has engaged or will engage in "operating" or "managing" its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRSs have qualified and continue to qualify as "eligible independent contractors" with regard to those TRSs.

  Gross Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

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  "rents from real property";

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

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  interest income derived from mortgage loans secured by real property; and

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  income attributable to temporary investments of new capital in shares and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (1) other dividends, (2) interest, and (3) gain from the sale or disposition of shares or securities, in either case, not held for sale to customers.

        For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency income; and (3) income and gain from certain hedging transactions. See "—Income from Hedging Transactions."

  Rents from Real Property

        We expect that rents paid pursuant to our leases of our hotels to our TRSs, together with gain from the sale of hotels and dividends and interest received from the TRSs, will constitute substantially all of our gross income. Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if the following conditions are met:

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  First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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  Third, rents we receive from a "related party tenant" generally will not qualify as rents from real property. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant. Two exceptions apply with respect to the lease of property to a TRS. To qualify as such, a TRS cannot engage in the operation or management of hotels or health care properties. As we discuss in greater detail above in "Risk Factors—If any hotel management companies that we engage do not qualify as "eligible independent contractors," or if our hotels are not "qualified lodging facilities," we will fail to qualify as a REIT," we may lease our hotels that qualify as "qualified lodging facilities" to our TRSs if the hotel is operated on behalf of the TRS by an "eligible independent contractor." (A similar rule applies with regard to "qualified health care properties.") In addition, we may lease any property to a TRS if at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met.

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  Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue, or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. A REIT is permitted to provide directly to tenants services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. A REIT may provide a minimal amount of "non-customary" services to its tenants, other than through an independent contractor, but if the impermissible tenant services income exceeds 1% of the total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of the total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. A REIT is deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of the direct cost of providing the service.

        Because we lease substantially all of our properties to our TRSs, we do not generally provide services to our tenants. We have a few small leases of space at our hotels with tenants that are unrelated third parties. In that case, we cannot provide any assurance that the IRS will agree with our positions related to whether any services we provide directly to tenants are "usually or customarily rendered" in connection with the rental of space for occupancy only. We intend to monitor the activities at our properties and do not intend to provide services that will cause us to fail to meet the gross income tests.

        In order for the rent paid pursuant to our leases to our TRSs to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

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  the intent of the parties;

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  the form of the agreement;

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  the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

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  the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

        In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

        Our leases have been structured with the intent to qualify as true leases for federal income tax purposes. If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the TRSs would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

        As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Each of our company's leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as "rents from real property" since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. We have not renegotiated, and do not intend to renegotiate, the percentages used to determine the percentage rent during the terms of the leases in a manner that has had or will have the effect of basing rent on income or profits. In addition, we believe that the rental provisions and other terms of the leases conform to normal business practice and generally are not intended to be used as a means of basing rent on income or profits. Furthermore, we intend that, with respect to properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

        As noted above, under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rents from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rents from real property." The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. Substantially all of our personal property is owned by our TRSs.

  Interest Income

        Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We expect to receive interest payments from our TRSs, which will constitute qualifying income for purpose of the 95% gross income test but not necessarily the 75% gross income test. We do not expect that these amounts of interest will affect our ability to qualify under the 75% gross income test.

  Dividend Income

        We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

  Income from Hedging Transactions

        From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from "clearly identified" hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is "clearly identified." In general, for a hedging transaction to be "clearly identified," (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified "substantially contemporaneously" with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

  Income from Prohibited Transactions

        Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. We currently intend that we will hold our hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels and make sales of hotels consistent with our investment objectives. No assurance can be given that any hotels or other property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

  Income from Foreclosure Property

        We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from property described in clause (1) above that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

  Failure to Satisfy the Gross Income Tests

        We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax, which could be significant in amount, based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

  Certain Potential Excise Taxes on TRS Payments

        Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for safe-harbor provisions contained in the Code. Safe-harbor provisions are provided where:

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  the TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  rents paid to the REIT by tenants who are not receiving services from the TRS are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; and

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  the TRS's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing the service.

        While we believe that our arrangements with our TRSs reflect arm's-length terms, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective incomes.

  Asset Tests

        At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets:

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  at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings and leasehold interests in real property, shares of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

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  not more than 25% of our total assets may be represented by securities other than those described in the first bullet above;

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  except for securities described in the first bullet above and securities in TRSs or QRSs, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets;

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  except for securities described in the first bullet above and securities in TRSs or QRSs, we may not own more than 10% of any one issuer's outstanding voting securities;

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  except for securities described in the first bullet above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

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  not more than 25% of our total assets may be represented by securities of one or more TRSs.

        For purposes of the asset tests, a REIT is not treated as owning the shares of a QRS or an equity interest in any entity treated as a partnership or disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

        The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into shares, (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" (as defined in the Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        We intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. See "—Failure to Satisfy the Asset Tests." We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset requirements.

  Failure to Satisfy the Asset Tests

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any non-compliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

        The failure to satisfy the 5% asset test, or the 10% vote or value asset tests, can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

  Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

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  the sum of: (1) 90% of our "REIT taxable income," computed without regard to our net capital gain and the deduction for dividends paid, and (2) 90% of our net income, if any, (after tax) from foreclosure property; minus

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  the sum of specified items of "non-cash income."

        For purposes of this test, "non-cash income" means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

        We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, we may declare a dividend in October, November, or December of any year with a record date in one of these months if we pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by our shareholders on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gain in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gain; and (2) cannot be passed through or used by our shareholders. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, and (b) the amounts of income we retained and on which we paid corporate income tax.

        In addition, if we were to recognize "built-in-gain" (as defined below) on the disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. "Built-in-gain" is the excess of (1) the fair market value of the asset (measured at the time of acquisition) over (2) the basis of the asset (measured at the time of acquisition).

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries, and our inclusion of items in income for U.S. federal income tax purposes or for other reasons. If we do not have sufficient cash to meet our distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

  Record-Keeping Requirements

        We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT. Failure to comply could result in monetary fines.

  Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. shareholders that are individuals, trusts and estates will generally be taxable at capital gain rates (through 2012 only, in the absence of legislation extending this rate). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Taxation of Shareholders

  Taxation of Taxable U.S. Shareholders

        This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

  Distributions Generally

        So long as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

  Capital Gain Dividends

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we designate as capital gain dividends will generally be taxed to U.S. shareholders as long-term capital gain without regard to the period during which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. shareholder as capital gain. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

        We may elect to retain and pay taxes on some or all of our net long term capital gain, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gain as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gain. See "—Annual Distribution Requirements."

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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  a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15% (through 2012), and taxable to U.S. shareholders that are corporations at a maximum rate of 35%; or

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  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of our Company" and "—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

  Qualified Dividend Income

        With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we may own an interest);

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  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT "C" corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (1) the dividends are received from (a) a U.S. corporation (other than a REIT or a RIC), (b) any TRS we may form, or (c) a "qualifying foreign corporation," and (2) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

  Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gain from the disposition of shares, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

  Dispositions of Our Common Shares

        In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the common shares at the time of the disposition. In general, a U.S.

shareholder's adjusted basis will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gain deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

        In general, capital gain recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum federal income tax rate of 15% (through 2012), if our common shares is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the shares are held for one year or less. These rates are subject to change in 2013 in the absence of intervening legislation. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.

        Capital losses recognized by a U.S. shareholder upon the disposition of our common shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

  Medicare Tax on Unearned Income

        High-income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning after December 31, 2012. Net investment income, for this purpose, includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual's net investment income or the excess of the individual's modified adjusted gross income over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual.

        U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

  Information Reporting Requirements and Backup Withholding

        We will report to our shareholders and to the IRS the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. Generally, dividend payments are not subject to withholding; however they may be subject to backup withholding. A shareholder may be subject to backup withholding at a rate of 28% (through 2012, but scheduled to increase, without legislative intervention, to 31% on or after January 1, 2013) with respect to dividends unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "—Taxation of Non-U.S. Shareholders."

  Taxation of Tax-Exempt U.S. Shareholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our common shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder) and (2) our common shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our common shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder.

        Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common shares. These shareholders should consult with their own tax advisors concerning these set aside and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our common shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless:

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  either (1) one pension trust owns more than 25% of the value of our shares, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

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  we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated as owned by the beneficiaries of such trusts for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT may be owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities).

        Certain restrictions on the ownership and transfer of our company's common shares contained in its declaration of trust generally should prevent a person from owning more than 10% of the value of our common shares, and thus we are not likely to become a pension-held REIT.

        Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common shares.

  Taxation of Non-U.S. Shareholders

        The following is a summary of the U.S. federal income tax considerations of the acquisition, ownership and disposition of our common shares applicable to our non-U.S. shareholders. For purposes of this summary, a "non-U.S. shareholder" is a beneficial owner of our common shares that is not a U.S. shareholder (as defined above under "—Taxation of Taxable U.S. Shareholders") or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances.

  Distributions Generally

        As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as:

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  ordinary income dividends;

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  return of capital distributions; or

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  long-term capital gain.

        This discussion assumes that our common shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common shares are no longer regularly traded on an established securities market, the tax consequences described below would materially differ.

  Ordinary Income Dividends

        A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

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  not attributable to our net capital gain, or

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  the distribution is attributable to our net capital gain from the sale of "U.S. real property interests," or USRPIs, and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one year period ending on the date of the distribution.

        In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. shareholder's investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treat rate with us;

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  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business; or

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  the non-U.S. shareholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

        Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If the amount of tax withheld with respect to a distribution to a non-U.S. shareholder exceeds the non-U.S. shareholder's U.S. federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS.

  Return of Capital Distributions

        Unless (A) our common shares constitute a USRPI, as described in "—Dispositions of Our Common Shares" below, or (B) either (1) the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits and are not FIRPTA gain distributions will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, and (2) the non-U.S. shareholder's basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

  Capital Gain Dividends

        A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

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  the distribution is attributable to our net capital gain (other than from the sale of USRPI) and we timely designate the distribution as a capital gain dividend; or

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  the distribution is attributable to our net capital gain from the sale of USRPI and the non-U.S. shareholder owns more than 5% of the value of common shares at any point during the one-year period ending on the date on which the distribution is paid.

        Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPI generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

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  the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

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  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

  FIRPTA Distributions

        From time to time, some of our distributions may be of amounts attributable to gain from the sale or exchange of U.S. real property interests. Such distributions to a non-U.S. shareholder will generally be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of shares that is "regularly traded" on a domestic "established securities market," both as defined by applicable Treasury Regulations, and (2) the

non-U.S. shareholder does not own more than 5% of that class of shares at any time during the one year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. shareholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, or be required to pay branch profits tax. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty. Although there can be no assurance in this regard, we believe that our common shares are "regularly traded" on a domestic "established securities market" within the meaning of applicable Treasury Regulations; however, we can provide no assurance that our common shares will be or will continue to be "regularly traded" on a domestic "established securities market" in future taxable years.

        Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest are taxed to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. shareholder. A non-U.S. shareholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal rates applicable to a U.S. shareholder and will be required to file a U.S. federal income tax return reporting these amounts. If such a non-U.S. shareholder is a corporation, it may also owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. shareholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of U.S. real property interests. The amount of any tax so withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability, and the non-U.S. shareholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

  Undistributed Capital Gain

        Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from, its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. shareholder's actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.

  Backup Withholding and Information Reporting

        The sale of our common shares by a non-U.S. shareholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of common shares is effected at a foreign office of a broker that is:

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  a U.S. person;

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  a controlled foreign corporation for U.S. tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

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  a foreign partnership, if at any time during its tax year: (1) one or more of its partners are "U.S. persons," as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business.

        Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that you are a United States person and the applicable documentation requirements are satisfied. Generally, a non-U.S. shareholder satisfies the information reporting requirements by providing IRS form W-8BEN or an acceptable substitute. Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. shareholder's federal income tax liability if certain required information is furnished to the IRS. The application of information reporting and backup withholding varies depending on the shareholder's particular circumstances, and therefore a non-U.S. shareholder is advised to consult its tax advisor regarding the applicable information reporting and backup withholding.

  Dispositions of our Common Shares

        Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA.

        Generally, with respect to any particular shareholder, our common shares will constitute a USRPI only if each of the following three statements is true.

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  Fifty percent or more of our assets throughout a prescribed testing period consists of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. We believe that 50% or more of our assets will consist of interests in U.S. real property.

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  We are not a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT less than 50% of the value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity.

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  Either (a) our common shares are not "regularly traded," as defined by applicable Treasury regulations, on an established securities market; or (b) our common shares are "regularly traded" on an established securities market but the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale. We expect that our common shares will continue to be regularly traded on an established securities market.

        Specific wash sale rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common shares are "regularly traded" on an established securities market in the United States, such non-U.S. shareholder has owned more than 5% of our outstanding common shares at any time during the one-year period ending on the date of such distribution.

        If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  New Legislation Relating to Foreign Accounts

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions," or FFIs, and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares paid to an FFI or to a foreign nonfinancial entity, unless (1) the FFI undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is an FFI, it generally must enter into an agreement by June 30, 2013 with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S. owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Withholding on U.S. source dividends and interest paid to non-participating FFIs will begin on January 1, 2014, and withholding on all withholdable payments (including gross proceeds from the disposition of U.S. securities) will be fully phased in on January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Considerations

  Sunset of Reduced Tax Rate Provisions

        In the absence of intervening legislation, several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, highest ordinary income tax rates of 33% and 35% (rather than 36% and 39.6%, respectively), and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

  Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

  State, Local and Foreign Taxes

        We, our subsidiaries, and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

  Tax Shelter Reporting

        If a holder of our common shares recognizes a loss as a result of a transaction with respect to our common shares of at least (1) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (2) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

 SELLING SHAREHOLDERS

        Up to 65,557,064 of our common shares are being offered by this prospectus, all of which are being offered for resale for the account of the selling shareholders. The selling shareholders may, from time to time, offer and sell pursuant to this prospectus any or all of the common shares being registered. When we refer to the "selling shareholders" in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling shareholders' interests other than through a public sale.

        The table below sets forth the name of each selling shareholder and the number of our common shares that each selling shareholder may offer pursuant to this prospectus, from time to time, as of the date of this prospectus. Each of the selling shareholders was an investor in Fund II or Fund III. The information presented regarding the selling shareholders is based on information regarding the selling shareholders available to us as of the date of this prospectus.

        Because the selling shareholders may offer all, some or none of the common shares pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of common shares that will be held by the selling shareholders after completion of this offer. The following table has been prepared assuming that the selling shareholders sell all of our common shares beneficially owned by them that have been registered by us and do not acquire any additional common shares during the offering. We cannot advise you as to whether the selling shareholders will in fact sell any or all of their common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the date for which the information set forth in the table below is provided.

        Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Beneficial Ownership Prior to Resale Offering		Common Shares Offered Pursuant to This Prospectus (Maximum Number That May Be Sold)	Beneficial Ownership After Resale Offering(1)
Name of Selling Shareholder	Common Shares(2)(3)	Percentage of Class(4)		Common Shares	Percentage of Class(4)
Leslie D. Hale(5)	202,342	*	118,645	—	—
Sheila C. Johnson	1,127,023	1.1%	1,127,022	—	—
California State Teachers Retirement System	12,767,554	12.0%	12,767,554	—	—
General Electric Pension Trust	7,382,424	6.9%	7,382,424	—	—
California Public Employees Retirement System	5,690,178	5.4%	5,664,678	—	—
Teachers Retirement System of Texas	5,627,832	5.3%	5,627,832	—	—
Common Pension Fund E	5,445,804	5.1%	5,445,804	—	—
Treasurer of the State of North Carolina	3,630,536	3.4%	3,630,536	—	—
State of Connecticut Retirement Plans and Trust Funds	3,630,536	3.4%	3,630,536	—	—
Teachers Retirement Systems of the State of Illinois	3,630,536	3.4%	3,630,536	—	—
General Electric Real Estate Equities, Inc.	2,813,916	2.6%	2,813,916	—	—
The Church Pension Fund	2,166,186	2.0%	2,166,186	—	—
Marriott Hotel Services, Inc.	1,827,403	1.7%	1,827,403	—	—
Zurich American Insurance Company	1,228,214	1.2%	1,228,214	—	—
Allstate Insurance Company	1,193,354	1.1%	1,193,354	—	—
Allstate Life Insurance Company	1,063,514	1.0%	1,063,514	—	—
Illinois State Board of Investment	1,052,755	*	1,052,755	—	—
Metropolitan Life Insurance Company of CT	937,972	*	937,972	—	—
Boeing Company Employee Retirement Plans Master Trust	937,972	*	937,972	—	—
WFC Holdings Corporation	913,701	*	913,701	—	—
General Mills Group Trust	913,701	*	913,701	—	—
General Retirement System of the City of Detroit	701,837	*	701,837	—	—
Allstate Plans Master Trust	647,560	*	647,560	—	—
Presidio Equity Partners 2007-1 LLC	63,230	*	63,230	—	—
BTK Partners III, LLC	35,091	*	35,091	—	—
Christopher Bridges	35,091	*	35,091	—	—

*
Less than 1%.

(1)
Because the selling shareholders are not obligated to sell all or any portion of our common shares shown as offered by them, we cannot estimate the actual number of our common shares (or actual percentage of the class) that will be held by any selling shareholder upon completion of this resale offering.

(2)
Includes common shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(3)
The registration statement of which this prospectus forms a part shall also cover any additional common shares that become issuable in connection with the common shares registered for sale in this prospectus because of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant's outstanding common shares.

(4)
Based on 106,277,209 common shares outstanding at November 30, 2011, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling shareholder has sole or shared voting or investment power and also any shares that the selling shareholder has the right to acquire within 60 days of such date through the exercise of options or other rights.

(5)
Ms. Hale serves as the Chief Financial Officer of our company. Ms. Hale served as Chief Financial Officer and Senior Vice President of real estate and finance of RLJ Development from 2007 until the formation of our company.

 PLAN OF DISTRIBUTION

        We are registering our common shares by this prospectus to permit the selling shareholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders. The selling shareholders or pledgees, donees or transferees of, or other successors in interest to, the selling shareholders may sell all or a portion of our common shares beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire our common shares as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from the purchasers of our common shares for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if our common shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include such pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

Determination of Offering Price by Selling Shareholders

        The selling shareholders may offer their common shares pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the market, by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

        Our common shares are listed on the NYSE under the symbol "RLJ." The public price at which our common shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling shareholders may offer their common shares from time to time pursuant to this prospectus, we expect selling shareholders to consider a number of factors in addition to prevailing market conditions, including:

  •
  the information set forth in this prospectus and otherwise available to selling shareholders;

  •
  the history of and prospects for our industry;

  •
  an assessment of our management;

  •
  our present operations;

  •
  the trend of our revenues and earnings;

  •
  our earnings prospects;

  •
  the price of similar securities of generally comparable companies; and

  •
  other factors deemed relevant.

        The aggregate proceeds to the selling shareholders from the sale of our common shares offered by them hereby will be the purchase price of the common shares less discounts and commissions, if any, paid by the selling shareholders.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common shares are listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise;

  •
  through the settlement of short sales (except that no selling shareholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement); or

  •
  a combination of any such methods or any other mehod permitted by applicable law.

        In connection with sales of our common shares, selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common shares in the course of hedging their positions. The selling shareholders may also sell our common shares short and deliver our common shares to close out short positions, or loan or pledge our common shares to broker-dealers that in turn may sell the common shares.

        The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common shares which may be resold thereafter pursuant to this prospectus if our common shares are delivered by the selling shareholders. However, if the common shares are to be delivered by the selling shareholders' successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the successors in interest as selling shareholders under this prospectus.

        Selling shareholders might not sell any, or all, of our common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer our common shares by other means not described in this prospectus.

        To the extent required, upon being notified by a selling shareholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of our common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling shareholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares, and, if the selling shareholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling shareholders, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as selling shareholders under this prospectus.

        In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, our common shares may be sold in such states only through registered or licensed brokers or dealers.

        The selling shareholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common shares by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of our common shares pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of our common shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of our common shares pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling shareholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act.

        Pursuant to a registration rights agreement between us and the selling shareholders, we have agreed to indemnify each selling shareholder, each person, if any, who controls a selling shareholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the partners, members, officers, directors, employees or representatives of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and each of our trustees and officers, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than brokerage and sales commissions, fees and disbursements of the selling shareholders' counsel, accountants and other advisors, and any transfer taxes, in connection with the registration and sale of our common shares pursuant to this prospectus.

New York Stock Exchange

        Our common stock is listed on the NYSE under the symbol "RLJ."

Stabilization and Other Transactions

        As described above, the selling shareholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common shares offered by this prospectus.

 EXPERTS

        The combined consolidated financial statements of The RLJ Predecessor as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, and the consolidated balance sheet of RLJ Lodging Trust as of February 1, 2011, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters relating to this offering, including the validity of the common shares offered hereby and certain tax matters, will be passed upon for us by Hogan Lovells US LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.rljlodgingtrust.com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act, with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of this registration statement, including the exhibits and schedules to this registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our shareholders reports containing financial information.

RLJ LODGING TRUST UNAUDITED PRO FORMA COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

        The unaudited pro forma combined consolidated financial statements for the year ended December 31, 2010 have been derived from our predecessor's historical combined consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report with respect to such financial statements is included elsewhere in this prospectus. Due to the timing of the Company's initial public offering (the "IPO"), the unaudited pro forma financial statements as of and for the nine months ended September 30, 2011 have been derived from the unaudited interim combined consolidated financial statements of the predecessor together with the Company. These unaudited interim combined consolidated financial statements have been prepared on substantially the same basis as the predecessor's audited combined consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the Company's financial position as of September 30, 2011 and the results of the Company's operations and cash flows for the nine-month period ended September 30, 2011. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full 2011 fiscal year.

        The unaudited pro forma combined consolidated balance sheet as of September 30, 2011 is presented to reflect adjustments to the Company's historical combined consolidated balance sheet as of September 30, 2011 as if certain transactions were completed on September 30, 2011. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 are presented as if the IPO was completed on January 1, 2010.

        As of the date of this prospectus, the predecessor acquired twenty-five hotels during 2010 and 2011. The unaudited pro forma combined consolidated balance sheet as of September 30, 2011 is presented to reflect adjustments to the Company's historical combined consolidated balance sheet to illustrate the estimated effect of one hotel acquisition completed subsequent to September 30, 2011, as if it had occurred on September 30, 2011. The unaudited pro forma combined consolidated statement of operations for the nine months ended September 30, 2011 the year ended December 31, 2010 are presented as if hotel acquisitions completed during the applicable period and subsequent to such period and the one disposition had occurred on January 1, 2010. Such acquisitions and the one disposition have been included in the unaudited pro forma combined consolidated financial statements because we believe the impact of such completed acquisitions and the one disposition are important to the readers of this prospectus, although the impact of such acquisitions and the one disposition is not considered significant to the financial statements on an individual property basis or in aggregate under Rule 3-05 of Regulation S-X.

        The following unaudited pro forma financial statements should be read in conjunction with (i) the predecessor's historical audited combined consolidated financial statements at December 31, 2010 and 2009 and for the three year period ended December 31, 2010 and the notes thereto appearing elsewhere in this prospectus, (ii) the Company's historical unaudited combined consolidated financial statements as of September 30, 2011 and 2010 and the notes thereto appearing elsewhere in this prospectus and (iii) the "Risk Factors," and "Cautionary Note Regarding Forward-Looking Statements," sections in this prospectus. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma combined consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of September 30, 2011 assuming the hotel acquisition completed subsequent to September 30, 2011 or what actual results of operations would have been for the nine months ended September 30, 2011 and the year ended December 31, 2010 assuming the IPO and the hotel acquisitions completed subsequent to January 1, 2010 and the one disposition had all been completed on January 1, 2010, nor are they indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

Unaudited Pro Forma Combined Consolidated Balance Sheet of RLJ Lodging Trust

September 30, 2011

(unaudited)

(Amounts in thousands)

	RLJ Lodging Trust(1)	Courtyard Charleston Historic District(2)	Pro forma Adjustments		Pro forma
Assets
Investment in hotel properties, net	$2,760,784	$42,000	$—		$2,802,784
Investment in loans	12,685	—	—		12,685
Property and equipment, net	1,147	—	—		1,147
Cash and cash equivalents	368,461	(40,903)	2,000	(3)	329,558
Restricted cash reserves	89,590	—	—		89,590
Hotel receivables, net of allowance of $246	27,299	55	—		27,354
Deferred financing costs, net	8,628	—	—		8,628
Deferred income tax asset	1,453	—	—		1,453
Prepaid expense and other assets	28,583	(923)	—		27,660

Total Assets	$3,298,630	$229	$2,000		$3,300,859

Liabilities and Equity
Mortgage loans	$1,202,817	$—	$—		$1,202,817
Term loan	140,000	—	2,000	(3)	142,000
Interest rate swap liability	2,326	—	—		2,326
Accounts payable and accrued expense	78,095	218	—		78,313
Deferred income tax liability	1,453	—	—		1,453
Advance deposits and deferred revenue	4,995	11	—		5,006
Accrued interest	2,099	—	—		2,099
Distributions payable	16,079	—	—		16,079

Total Liabilities	1,447,864	229	2,000		1,450,093
Equity
Preferred shares of beneficial interest, $0.01 par value, 50,000,000 shares authorized; zero shares issued and outstanding at September 30, 2011	—	—	—		—
Common shares of beneficial interest, $0.01 par value, 450,000,000 shares authorized; 106,300,067 shares issued and outstanding at September 30, 2011	1,063	—	—		1,063
Additional paid-in-capital	1,835,041	—	—		1,835,041
Accumulated other comprehensive loss	(2,312)	—	—		(2,312)
Distributions in excess of net earnings	(1,745)	—	—		(1,745)

Total shareholders' equity	1,832,047	—	—		1,832,047
Noncontrolling interest
Noncontrolling interest in joint venture	7,068	—	—		7,068
Noncontrolling interest in Operating Partnership	11,651	—	—		11,651

Total noncontrolling interest	18,719	—	—		18,719

Total Equity	1,850,766	—	—		1,850,766

Total Liabilities and Equity	$3,298,630	$229	$2,000		$3,300,859

Notes to Pro Forma Combined Consolidated Balance Sheet of RLJ Lodging Trust

September 30, 2011

(unaudited)

(Amounts in thousands)

1.
RLJ Lodging Trust (the "Company") is engaged in investing primarily in premium-branded, focused-service and compact full-service hotels. The RLJ Lodging Trust column represents the Company's unaudited historical combined consolidated balance sheet as of September 30, 2011.

  Included in equity at September 30, 2011, are acquisition cost expenses of $2,910 that were expensed prior to September 30, 2011 related to the purchase of nine hotels and have been included as pro forma adjustments in the pro forma combined consolidated statement of operations.

2.
The Courtyard Charleston Historic District represents the unaudited assets and liabilities purchased on October 27, 2011 (adjusted for purchase price allocations). Pursuant to the purchase and sale agreement, there was a proration of operating results on the date of closing between the Company and the seller and this proration is reflected in note 2b below. Other than the liabilities described in note 2c, which are based upon the amounts acquired at closing, no other liabilities were acquired. The hotel was acquired with cash of $42,000.

a.
Investment in hotel of $42,000 is recorded at acquisition cost and depreciated using the straight line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment, 40 years for building and improvements and 15 years for land improvements). The only intangible assets acquired consist of favorable tenant lease agreements and miscellaneous operating agreements, which are short-term in nature and at market rates. Intangible assets are amortized using the straight-line method over the non-cancelable term of the lease. The preliminary allocation of purchase price for the hotel is as follows:

Acquisition completed after September 30, 2011
Land and land improvements	$2,715
Building and improvements	35,828
Furniture, fixtures and equipment	2,898
Intangibles	559

Allocated Purchase Price	$42,000

  b.
  Cash and cash equivalents of $135, net prepaid expenses of ($923) (after reversing an acquisition deposit that was in the Company's historical accounts), and accounts receivable of $55 were acquired.

  c.
  Accounts payable and accrued expenses of $218 and advance deposits of $11 were assumed.

3.
Represents the five separate first mortgage non-recourse loans totaling $142,000 the Company entered into on October 21, 2011. Each loan is collateralized by a hotel. The Company utilized $140,000 of the proceeds from these new loans to fully repay the Company's unsecured term loan. The mortgage loans have an initial term of three years and bear interest at LIBOR plus 3.60%.

Unaudited Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Nine Months Ended September 30, 2011

(unaudited)

(Amounts in thousands)

	RLJ Lodging Trust(1)	Pro forma Acquisitions(2)	Acquisition Adjustments		Subtotal	Pro forma Adjustments		Pro forma
Revenue
Hotel operating revenue
Room Revenue	$495,217	$5,880	$—		$501,097	$—		$501,097
Food and beverage revenue	59,664	679	—		60,343	—		60,343
Other operating department revenue	14,810	252	—		15,062	—		15,062

Total revenue	569,691	6,811	—		576,502	—		576,502

Expense
Hotel operating expense
Room	110,753	1,373	—		112,126	—		112,126
Food and beverage	41,767	654	—		42,421	—		42,421
Management fees	19,519	165	39	(3)	19,723	—		19,723
Other hotel operating expenses	172,744	2,448	7	(4)	175,199	—		175,199

Total hotel operating expense	344,783	4,640	46		349,469	—		349,469
Depreciation	91,479	—	1,086	(5)	92,565	—		92,565
Property tax, ground rent and insurance	35,951	931	—		36,882	—		36,882
General and administrative	17,504	—	—		17,504	4,321	(7)	21,825
Transaction and pursuit costs	3,614	—	(2,910	)(6)	704	—		704
IPO Costs	10,333	—	—		10,333	—		10,333

Total operating expense	503,664	5,571	(1,778)		507,457	4,321		511,778

Operating income	66,027	1,240	1,778		69,045	(4,321)		64,724
Other income	742	—	—		742	—		742
Interest income	1,264	—	—		1,264	—		1,264
Interest expense	(75,415)	—	—		(75,415)	12,194	(8)	(62,274)
						947	(9)

Income (loss) from continuing operations before income taxes	(7,382)	1,240	1,778		(4,364)	8,820		4,456
Income tax expense	(1,546)	—	—		(1,546)	—		(1,546)

Net income (loss) from continuing operations	$(8,928)	$1,240	$1,778		$(5,910)	$8,820		$2,910

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Nine Months Ended September 30, 2011

(Amounts in thousands)

        The following unaudited pro forma combined consolidated statement of operations of RLJ Lodging Trust (the "Company") for the nine months ended September 30, 2011 has been prepared to illustrate the estimated effect of this offering, the hotel acquisitions, the hotel disposition and the transactions described in items (1) through (9) below, assuming this offering and such transactions were completed on January 1, 2011.

1.
Represents the Company's unaudited historical combined consolidated statement of operations for the nine months ended September 30, 2011. Due to the timing of the IPO, the Company's results of operations for the nine months ended September 30, 2011 reflect the financial condition and results of operations of the predecessor together with the Company.

2.
Represents the combined unaudited historical results of operations of the ten hotels acquired in 2011, in each case, as if such acquisitions had occurred as of the latter of January 1, 2011 or the opening of the hotel, as shown in the table below.

	Embassy Suites Columbus	Renaissance Pittsburgh Hotel	Lodgian Portfolio (4 hotels)	Archon Portfolio (2 hotels)	Hampton Inn Houston— Near the Galleria	Courtyard Charleston Historic District	Total
Acquisition Date	1/11/2011	1/12/2011	1/18/2011	1/24/2011	3/14/2011	10/27/2011
Revenue
Hotel operating revenue
Room revenue	$62	$287	$849	$358	$1,098	$3,226	$5,880
Food and beverage revenue	7	76	295	66	—	235	679
Other operating department revenue	1	13	48	7	20	163	252

Total revenue	70	376	1,192	431	1,118	3,624	6,811

Expense
Hotel operating expense
Room	31	83	262	121	200	676	1,373
Food and beverage	21	112	222	75	—	224	654
Management fees	3	11	(3)	11	34	109	165
Other hotel operating expenses	17	128	350	220	333	1,400	2,448

Total hotel operating expense	72	334	831	427	567	2,409	4,640
Depreciation	—	—	—	—	—	—	—
Property tax, ground rent and insurance	—	2	84	48	2	795	931
General and administrative	—	—	—	—	—	—	—
Transaction and pursuit costs	—	—	—	—	—	—	—
IPO costs	—	—	—	—	—	—	—

Total operating expense	72	336	915	475	569	3,204	5,571

Operating (loss) / income	(2)	40	277	(44)	549	420	1,240
Other income	—	—	—	—	—	—	—
Interest income	—	—	—	—	—	—	—
Interest expense	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	(2)	40	277	(44)	549	420	1,240
Income tax expense	—	—	—	—	—	—	—

Net income (loss) from continuing operations	$(2)	$40	$277	$(44)	$549	$420	$1,240

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust (Continued)

For the Nine Months Ended September 30, 2011

(Amounts in thousands)

3.
Represents a contractual adjustment to management fees for differences between the management fee the seller was obligated to pay and the management fee the predecessor (now the Company) contracted to pay.

4.
Represents a contractual adjustment to franchise fees for differences between the franchise fee the seller was obligated to pay and the franchise fee the predecessor (now the Company) contracted to pay.

5.
Reflects depreciation expense based on the Company's new cost basis in the acquired hotels. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment, 40 years for buildings and improvements and 15 years for land improvements).

6.
Reflects the adjustment for hotel acquisition costs related to hotels acquired during the nine months ended September 30, 2011.

7.
Reflects the adjustment to include additional compensation expense that the Company would have incurred as follows:

a.
Estimated amortization of restricted share awards with an aggregate value of $19.8 million granted to the Company's executive officers and other employees based on a four year vesting period.

b.
Annual cash compensation of $435 and restricted share compensation with an aggregate value of $375 granted to the Company's non-employee trustees.

8.
Represents the elimination of interest expense totalling $12,194 incurred on the portion of the predecessor's variable rate mortgage debt that was repaid with all of the net proceeds of the IPO and cash on hand.

9.
Reflects interest expense of $947 arising from the $142,000 of mortgage loans. The mortgage loans have an initial term of three years and bear interest at LIBOR plus 3.60% (3.86% as of September 30, 2011).

        The Company's unaudited pro forma combined consolidated statement of operations for the nine months ended September 30, 2011 is not necessarily indicative of what the actual results of operations would have been for the nine months ended September 30, 2011, nor does it purport to represent the Company's future results of operations.

Unaudited Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Year Ended December 31, 2010

(unaudited)

(Amounts in thousands)

	Predecessor(1)	Pro forma Acquisitions(2)	Acquisition Adjustments		Subtotal	Pro forma Adjustments		Pro forma
Revenue
Hotel operating revenue
Room Revenue	$445,630	$167,389	$—		$613,019	$—		$613,019
Food and beverage revenue	57,710	23,349	—		81,059	—		81,059
Other operating department revenue	13,326	6,565	—		19,891	—		19,891

Total revenue	516,666	197,303	—		713,969	—		713,969

Expense
Hotel operating expense
Room	96,389	42,451	—		138,840	—		138,840
Food and beverage	37,798	18,920	—		56,718	—		56,718
Management fees	18,373	6,940	(727	)(3)	24,586	—		24,586
Other hotel operating expenses	159,267	59,714	696	(4)	219,677	—		219,677

Total hotel operating expense	311,827	128,025	(31)		439,821	—		439,821
Depreciation	96,940	—	23,686	(5)	120,626	—		120,626
Property tax, ground rent and insurance	32,500	14,478	—		46,978	—		46,978
General and administrative	19,542	—	—		19,542	5,760	(9)	25,302
Transaction and pursuit costs	14,345	—	(12,898	)(6)	1,447	—		1,447

Total operating expense	475,154	142,503	10,757		628,414	5,760		634,174

Operating income	41,512	54,800	(10,757)		85,555	(5,760)		79,795
Other income	629	—	—		629	—		629
Interest income	3,352	4	—		3,356	—		3,356
Interest expense	(86,735)	—	(15,645	)(7)	(103,744)	27,746	(10)	(80,728)
			(1,364	)(7)		(4,672	)(11)
						(58	)(12)

Income (loss) from continuing operations before income taxes	(41,242)	54,804	(27,766)		(14,204)	17,256		3,052
Income tax expense	(945)	—	(663	)(8)	(1,608)	—		(1,608)

Net income (loss) from continuing operations	$(42,187)	$54,804	$(28,429)		$(15,812)	$17,256		$1,444

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust

For the Year Ended December 31, 2010

(Amounts in thousands)

        The following unaudited pro forma combined consolidated statement of operations of RLJ Lodging Trust (the "Company") for the year ended December 31, 2010 has been prepared to illustrate the estimated effect of this offering, the hotel acquisitions, the hotel disposition and the transactions described in items (1) through (12) below, assuming this offering and such transactions were completed on January 1, 2010.

1.
Represents the predecessor's audited historical combined consolidated statement of operations for the year ended December 31, 2010.

2.
Represents the combined unaudited historical results of operations of the 25 hotels acquired in 2010 and 2011, in each case, as if such acquisitions had occurred as of the latter of January 1, 2010 or the opening of the hotel, as shown in the table below. The Hilton New York/Fashion District did not open until April 2010. The Garden District Hotel was closed for all of 2010; therefore, there are no historical results of operations for this property.

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust (Continued)

For the Year Ended December 31, 2010

(Amounts in thousands)

	Embassy Suites Tampa	Red Roof Inn DC	Embassy Suites Ft Myers	Homewood Suites Washington	NY/Fashion District	HIS Denver Tech Center	Garden District Hotel	Integrated Capital Portfolio (3 hotels)	HGI New Orleans Convention Center	Green Park Portfolio (2 hotels)	Hollywood Heights Hotel	Doubletree Metropolitan Hotel NYC	Embassy Suites Columbus	Renaissance Pittsburgh Hotel	Lodgian Portfolio (4 hotels)	Archon Portfolio (2 hotels)	Hampton Inn Houston— Near the Galleria	Courtyard Charleston Historic District	Total
Acquisition Date	4/15/2010	6/1/2010	6/23/2010	7/1/2010	9/22/2010	10/14/2010	10/26/2010	11/5/2010	11/16/2010	11/18/2010	12/17/2010	12/23/2010	1/11/2011	1/12/2011	1/18/2011	1/24/2011	3/14/2011	10/27/2011
Revenue
Hotel operating revenue
Room revenue	$5,137	$2,530	$1,923	$5,139	$6,675	$2,459	$—	$14,602	$7,328	$4,946	$4,732	$54,406	$5,324	$13,241	$21,643	$7,634	$4,917	$4,753	$167,389
Food and beverage revenue	1,224	—	378	55	—	12	—	437	830	350	673	4,093	1,105	4,692	7,742	1,334	—	424	23,349
Other operating department revenue	465	140	77	148	66	42	—	235	541	161	355	1,721	84	645	1,290	251	115	229	6,565

Total revenue	6,826	2,670	2,378	5,342	6,741	2,513	—	15,274	8,699	5,457	5,760	60,220	6,513	18,578	30,675	9,219	5,032	5,406	197,303

Expense
Hotel operating expense
Room	779	332	591	1,004	1,509	505	—	2,979	2,076	1,054	1,116	16,134	1,700	3,097	5,598	2,132	985	860	42,451
Food and beverage	835	—	595	120	—	—	—	193	1,000	332	618	4,002	968	3,758	4,965	1,151	—	383	18,920
Management fees	153	119	100	214	167	101	—	829	348	77	144	2,409	165	557	880	338	151	188	6,940
Other hotel operating expenses	1,914	812	1,166	1,291	1,656	813	—	3,628	3,168	1,756	1,872	15,243	2,801	6,634	10,274	3,369	1,607	1,710	59,714

Total hotel operating expense	3,681	1,263	2,452	2,629	3,332	1,419	—	7,629	6,592	3,219	3,750	37,788	5,634	14,046	21,717	6,990	2,743	3,141	128,025
Depreciation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Property tax, ground rent and insurance	364	401	187	443	421	106	—	762	458	513	412	4,809	392	901	2,281	478	353	1,197	14,478
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transaction costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total operating expense	4,045	1,664	2,639	3,072	3,753	1,525	—	8,391	7,050	3,732	4,162	42,597	6,026	14,947	23,998	7,468	3,096	4,338	142,503

Operating (loss) / income	2,781	1,006	(261)	2,270	2,988	988	—	6,883	1,649	1,725	1,598	17,623	487	3,631	6,677	1,751	1,936	1,068	54,800
Other income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Interest income	—	—	—	—	—	—	—	—	—	4	—	—	—	—	—	—	—	—	4
Interest expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations before income taxes	2,781	1,006	(261)	2,270	2,988	988	—	6,883	1,649	1,729	1,598	17,623	487	3,631	6,677	1,751	1,936	1,068	54,804
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations	$2,781	$1,006	$(261)	$2,270	$2,988	$988	$—	$6,883	$1,649	$1,729	$1,598	$17,623	$487	$3,631	$6,677	$1,751	$1,936	$1,068	$54,804

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust (Continued)

For the Year Ended December 31, 2010

(Amounts in thousands)

3.
Represents a contractual adjustment to management fees for differences between the management fee the seller was obligated to pay and the management fee the predecessor (now the Company) contracted to pay.

4.
Represents a contractual adjustment to franchise fees for differences between the franchise fee the seller was obligated to pay and the franchise fee the predecessor (now the Company) contracted to pay.

5.
Reflects depreciation expense based on the Company's new cost basis in the acquired hotels. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (three to five years for furniture, fixtures and equipment, 40 years for buildings and improvements and 15 years for land improvements).

6.
Reflects the adjustment for hotel acquisition costs related to hotels acquired during the year ended December 31, 2010.

7.
Reflects interest expense of $15,645 arising from four mortgage loans collateralized by the Embassy Suites Tampa-Downtown, Homewood Suites by Hilton Washington and Doubletree Metropolitan Hotel New York City. Interest expense for the period was calculated based on the following terms of the loans:

Property	Amount of Loan	Interest Rate(1)	Maturity Date
Embassy Suites Tampa-Downtown Convention Center(2)(3)	$40,000	5.50%	10/6/2013
Homewood Suites by Hilton Washington DC(2)(3)	31,000	5.50%	10/6/2013
Doubletree Metropolitan Hotel New York City(3)	150,000	4.90%	12/23/2013
Doubletree Metropolitan Hotel New York City(3)	50,000	10.75%	12/23/2013

	$271,000

(1)
All four loans bear interest at variable rates. The predecessor (now the Company) entered into interest rate swap agreements and interest rate cap agreements in order to hedge its interest rate exposure. As interest expense is hedged by the swaps and the cap, there would be no impact to the reported interest expense, until LIBOR increases by more than 0.70%.

(2)
The acquisition of these hotels was initially financed with capital contributions. Subsequent to the acquisitions, the mortgage loan transactions were completed and have, therefore, been included in the pro forma adjustments.

(3)
Interest expense arising from amortization of deferred financing costs, calculated on a straight-line basis, which approximates the effective interest method over the three-year term of these loans, is $1,364.
8.
Reflects estimated income tax expense as a result of the hotel acquisitions.

Notes to the Pro Forma Combined Consolidated Statement of Operations of RLJ Lodging Trust (Continued)

For the Year Ended December 31, 2010

(Amounts in thousands)

9.
Reflects the adjustment to include additional compensation expense that the Company expects to incur as follows:

a.
Estimated amortization of restricted share awards with an aggregate value of $19.8 million granted to the Company's executive officers and other employees based on a four year vesting period.

b.
Cash compensation of $435 and restricted share compensation with an aggregate value of $375 granted to the Company's non-employee trustees.

10.
Represents the elimination of interest expense totalling $27,746 incurred on the portion of the predecessor's variable rate mortgage debt that was repaid with substantially all of the net proceeds of the IPO and cash on hand.

11.
Reflects interest expense of $4,672 arising from the $142,000 of mortgage loans. The mortgage loans have an initial term of three years and bear interest at LIBOR plus 3.60% (3.86% as of December 31, 2010).

12.
Represents the elimination of $58 of interest expense arising from the ineffective portion of interest rate swaps terminated in connection with the repayment of a portion of the predecessor's variable rate mortgage debt with all of the net proceeds of the IPO.

        The Company's unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2010 is not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2010, nor does it purport to represent the Company's future results of operations.

RLJ Lodging Trust

Combined Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Investment in hotel properties, net	$2,760,784	$2,626,690
Investment in loans	12,685	12,840
Property and equipment, net	1,147	1,585
Cash and cash equivalents	368,461	267,454
Restricted cash reserves	89,590	70,520
Hotel receivables, net of allowance of $246 and $406, respectively	27,299	19,556
Deferred financing costs, net	8,628	9,298
Deferred income tax asset	1,453	799
Prepaid expense and other assets	28,583	37,082

Total assets	$3,298,630	$3,045,824

Liabilities and Owners' Equity
Mortgage loans	$1,202,817	$1,747,077
Term loan	140,000	—
Interest rate swap liability	2,326	3,820
Accounts payable and accrued expense	78,095	60,973
Deferred income tax liability	1,453	799
Advance deposits and deferred revenue	4,995	5,927
Accrued interest	2,099	3,495
Distributions payable	16,079	—

Total liabilities	1,447,864	1,822,091
Equity
Partners' capital
Fund II general partner	—	(13,409)
Fund II limited partners	—	433,013
Fund III general partner	—	(23,328)
Fund III limited partners	—	811,918
Members' capital
Class A members	—	6,592
Class B members	—	4,751
Fund II—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at May 16, 2011 and December 31, 2010, respectively	—	189
Fund III—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at May 16, 2011 and December 31, 2010, respectively	—	190
Accumulated other comprehensive loss	(2,312)	(3,806)
Shareholders' equity:
Preferred shares of beneficial interest, $0.01 par value, 50,000,000 shares authorized; zero shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	—	—
Common shares of beneficial interest, $0.01 par value, 450,000,000 shares authorized; 106,300,067 and zero shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	1,063	—
Additional paid-in-capital	1,835,041	—
Distributions in excess of net earnings	(1,745)	—

Total shareholders' equity	1,834,359	—
Noncontrolling interest
Noncontrolling interest in joint venture	7,068	7,623
Noncontrolling interest in Operating Partnership	11,651	—

Total noncontrolling interest	18,719	7,623

Total equity	1,850,766	1,223,733

Total liabilities and equity	$3,298,630	$3,045,824

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Lodging Trust

Combined Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenue
Hotel operating revenue
Room revenue	$172,589	$119,134	$495,217	$327,672
Food and beverage revenue	19,497	13,870	59,664	41,749
Other operating department revenue	5,165	3,448	14,810	9,394

Total revenue	197,251	136,452	569,691	378,815

Expense
Hotel operating expense
Room	39,012	25,304	110,753	70,278
Food and beverage	13,479	9,443	41,767	28,016
Management fees	6,755	4,828	19,519	13,497
Other hotel expenses	59,559	41,532	172,744	115,948

Total hotel operating expense	118,805	81,107	344,783	227,739
Depreciation and amortization	29,026	24,422	91,479	70,465
Property tax, insurance and other	12,463	9,677	35,951	27,417
General and administrative	6,329	4,647	17,504	14,547
Transaction and pursuit costs	282	5,455	3,614	7,438
IPO Costs	89	—	10,333	—

Total operating expense	166,994	125,308	503,664	347,606

Operating income	30,257	11,144	66,027	31,209
Other income	518	177	742	411
Interest income	424	2,730	1,264	2,889
Interest expense	(21,664)	(21,580)	(75,415)	(64,760)

Income (Loss) from continuing operations before income taxes	9,535	(7,529)	(7,382)	(30,251)
Income tax expense	(858)	(382)	(1,546)	(898)

Income (Loss) from continuing operations	8,677	(7,911)	(8,928)	(31,149)

Income (loss) from discontinued operations	22,970	(619)	21,838	19,034

Net income (loss)	31,647	(8,530)	12,910	(12,115)
Net loss (income) attributable to non-controlling interests
Noncontrolling interest in joint venture	(22)	—	55	—
Noncontrolling interest in common units of Operating Partnership	(306)	—	(285)	—

Net income (loss) attributable to the Company	31,319	(8,530)	12,680	(12,115)
Distributions to preferred unitholders	—	(16)	(61)	(48)

Net income (loss) attributable to common shareholders	$31,319	$(8,546)	$12,619	$(12,163)

Basic and diluted per common share data:
Net income (loss) per share attributable to common shareholders before discontinued operations—basic and diluted	$0.08		$(0.10)
Discontinued operations	0.22		0.24

Net income per share attributable to common shareholders—basic and diluted	$0.30		$0.14

Weighted-average number of common shares—basic and diluted	105,228,305		89,316,830

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Lodging Trust

Combined Consolidated Statement of Changes in Equity and Comprehensive Loss

(Amounts in thousands, except share data)

(unaudited)

	Partners' Capital								Shareholders' Equity
	Fund II		Fund III		Members' Capital				Common Stock					Noncontrolling Interests
							Preferred Units						Accumulated Other Comprehensive Loss				Total Owners' / Shareholders Equity
	General Partner	Limited Partners	General Partner	Limited Partners						Par Value	Additional Paid-in- Capital	Distributions in excess of net earnings		Operating Partnership	Consolidated Joint Venture	Total Noncontrolling Interests
					Class A	Class B	Fund II	Fund III	Shares
Balance at December 31, 2010	$(13,409)	$433,013	$(23,328)	$811,918	$6,592	$4,751	$189	$190	—	$—	$—	$—	$(3,806)	$—	$7,623	$7,623	$1,223,733
Components of comprehensive income:
Net income (loss)	(7)	(9,444)	—	(234)	(256)	(85)	—	—	—	—	—	22,706	—	285	(55)	230	12,910
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	—	—	—	—	1,494	—	—	—	1,494

Total comprehensive income																	14,404
Partners' contributions	4,258	3,291	5,031	114,141	—	—	—	—	—	—	—	—	—	—	—	—	126,721
Partners' distributions	(3,230)	(4,876)	(3,798)	(4,392)	—	—	—	—	—	—	—	—	—	—	—	—	(16,296)
Members' distributions	—	—	—	—	(2,547)	(557)	—	—	—	—	—	—	—	—	—	—	(3,104)
Proceeds from sale of common stock, net	—	—	—	—	—	—	—	—	31,595,000	316	529,058	—	—	—		—	529,374
Issuance of restricted stock	—	—	—	—	—	—	—	—	1,120,830	11	(11)	—	—	—	—	—	—
Amortization of share based compensation	—	—	—	—	—	—	—	—	—	—	1,962	—	—	—	—	—	1,962
Share grants to trustees	—	—	—	—	—	—	—	—	5,434	—	80	—	—	—	—	—	80
Shares acquired to satisfy minimum required federal and state tax withholding on vesting restricted stock	—	—	—	—	—	—	—	—	(24,148)	—	(338)	—	—	—	—	—	(338)
Forfeiture of restricted stock	—	—	—	—	—	—	—	—	(3,000)	—	(53)	—	—	—	—	—	(53)
Exchange of owners' equity for common stock and units	12,388	(421,960)	22,095	(921,396)	(3,789)	(4,109)	61	60	73,605,951	736	1,304,343	—	—	11,571	—	11,571	—
Distributions to JV partner	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(500)	(500)	(500)
Distributions to preferred unitholders	—	(24)	—	(37)	—	—	—	—	—	—		—	—	—	—	—	(61)
Redemption of preferred units	—	—	—	—	—	—	(250)	(250)	—	—	—	—	—	—	—	—	(500)
Distributions on common shares and units	—	—	—	—	—	—	—	—	—	—	—	(24,451)	—	(205)	—	(205)	(24,656)

Balance at September 30, 2011	$—	$—	$—	$—	$—	$—	$—	$—	106,300,067	$1,063	$1,835,041	$(1,745)	$(2,312)	$11,651	$7,068	$18,719	$1,850,766

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Lodging Trust

Combined Consolidated Statement of Changes in Equity and Comprehensive Loss (Continued)

(Amounts in thousands, except share data)

(unaudited)

	Partners' Capital
	Fund II		Fund III
					Members' Capital		Preferred Units		Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners						Total Owners' Equity
					Class A	Class B	Fund II	Fund III
Balance at December 31, 2009	$(11,440)	$459,903	$(17,852)	$50,163	$13,643	$5,807	$189	$190	$(14,856)	$485,747
Components of comprehensive loss:
Net (loss) income	(17)	(22,399)	(5)	(10,161)	15,351	5,116	—	—	—	(12,115)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(58)	(58)
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	10,745	10,745

Total comprehensive loss										(1,428)
Partners' contributions	5,017	6,483	6,037	278,392	—	—	—	—	—	295,929
Partners' distributions	(6,483)	(6,483)	(10,283)	—	—	—	—	—	—	(23,249)
Members' distributions	—	—	—	—	(21,395)	(7,131)	—	—	—	(28,526)
Distributions to preferred unitholders	—	(24)	—	(24)	—	—	—	—	—	(48)

Balance at September 30, 2010	$(12,923)	$437,480	$(22,103)	$318,370	$7,599	$3,792	$189	$190	$(4,169)	$728,425

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Lodging Trust

Combined Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$12,910	$(12,115)
Adjustments to reconcile net loss to cash flow provided by operating activities:
Gain on sale of properties	—	(23,711)
Gain on extinguishment of indebtedness	(23,516)	—
Depreciation and amortization	91,479	73,335
Amortization of deferred financing costs	4,816	2,322
Amortization of deferred management fees	750	750
Share grants to trustees	80	—
Amortization of share based compensation	1,962	—
Unrealized gain on interest rate swaps	—	(58)
Changes in assets and liabilities:
Hotel receivables, net	(7,286)	(7,999)
Prepaid expense and other assets	(7,895)	328
Accounts payable and accrued expense	19,969	10,596
Advance deposits and deferred revenue	(1,300)	2,421
Accrued interest	(1,396)	1,131

Net cash flow provided by operating activities	90,573	47,000

Cash flows from investing activities:
Acquisition of hotel properties, net of cash acquired	(194,830)	(310,209)
Purchase deposit	—	(5,250)
Proceeds from principal payments on investment in loans	155	—
Improvements and additions to hotel properties	(51,988)	(8,543)
Additions to property and equipment	(93)	—
Advances from related parties	—	10,724
Proceeds from sale of hotel properties	—	73,117
Funding of restricted cash reserves, net	(19,070)	(9,849)

Net cash flow used in investing activities	(265,826)	(250,010)

Cash flows from financing activities:
Borrowings under credit facility	—	383,506
Repayments under credit facility	—	(399,905)
Proceeds from term loan	140,000	—
Proceeds from mortgage loans	—	60,000
Payment of mortgage principal	(486,260)	(71,729)
Payment of members' distributions	(3,104)	(28,526)
Proceeds from partners' contributions	126,721	295,929
Payment of partners' distributions	(16,296)	(23,249)
Distributions to preferred unitholders	(500)	—
Proceeds from issuance of common shares	568,700	—
Payment of offering costs	(39,379)	—
Distributions to noncontrolling interest	(500)	—
Repurchase of common stock	(338)	—
Distributions on common shares	(8,506)	—
Distributions on OP units	(71)	—
Payment of preferred unitholder distributions	(61)	(32)
Payment of deferred financing costs	(4,146)	(4,093)

Net cash flow provided by financing activities	276,260	211,901

Net change in cash and cash equivalents	101,007	8,891
Cash and cash equivalents, beginning of period	267,454	151,382

Cash and cash equivalents, end of period	$368,461	$160,273

The accompanying notes are an integral part of these combined consolidated financial statements.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements

(unaudited)

1. Organization

        RLJ Lodging Trust (the "Company") was formed as a Maryland real estate investment trust ("REIT") on January 31, 2011. The Company is a self-advised and self-administered REIT that invests primarily in premium-branded, focused-service and compact full-service hotels. The Company completed the initial public offering of its common shares of beneficial interest (the "IPO") on May 16, 2011. The IPO resulted in the sale of 27,500,000 common shares at a price per share of $18.00 and generated gross proceeds of $495.0 million. The aggregate proceeds to the Company, net of underwriters' discounts in connection with the IPO, were approximately $464.1 million. On June 3, 2011, the Company issued and sold an additional 4,095,000 common shares at a price per share of $18.00 upon exercise of the underwriters' overallotment option (the "Overallotment"), generating gross proceeds of approximately $73.7 million. The Company received aggregate proceeds, net of underwriters' discounts, in connection with the Overallotment of approximately $69.1 million. Subsequent to the IPO, the Company contributed the net proceeds from the IPO, including proceeds received from the Overallotment, to the Company's operating partnership, RLJ Lodging Trust, L.P. (the "Operating Partnership"), which was formed as a Delaware limited partnership on January 31, 2011, in exchange for units of limited partnership interest in the Operating Partnership ("OP Units"). The Operating Partnership holds substantially all of the Company's assets and conducts substantially all of its business. Upon completion of the IPO, the Company owned approximately 99.1% of the aggregate OP units. The Company intends to elect and qualify to be taxed as a REIT, for U.S. federal income tax purposes, commencing with the portion of its taxable year ending December 31, 2011.

        Upon completion of the IPO and related formation transactions, the Company succeeded to the operations and hotel investment and ownership platform of RLJ Development, LLC ("RLJ Development"), and the lodging assets of RLJ Lodging Fund II, L.P. (and its parallel fund) ("Fund II") and RLJ Real Estate Fund III, L.P. (and its parallel fund) ("Fund III"), which collectively comprise the Company's predecessor (the "RLJ Predecessor"). Accordingly, the RLJ Predecessor was not a separate legal entity. RLJ Development, Fund II and Fund III were entities under the common control of Robert L. Johnson, the Company's Executive Chairman, and were formed for the purpose of acquiring and operating hotel properties. Upon completion of the IPO and formation transactions, all of the existing investors in RLJ Development, Fund II and Fund III received common shares or OP units, as applicable, as consideration for their respective interests in RLJ Development, Fund II and Fund III, and as a result became equity owners of the Company and/or the Operating Partnership, as applicable. The formation transactions, including the consideration received by the owners of RLJ Development, Fund II and Fund III, are described in greater detail in the final prospectus relating to the IPO, dated May 10, 2011, which the Company filed with the Securities and Exchange Commission (the "SEC").

        Due to the timing of the IPO and the formation transactions, the Company's financial condition as of December 31, 2010 and results of operations for the three and nine months ended September 30, 2010 reflect the financial condition and results of operations of the RLJ Predecessor. The Company's results of operations for the nine months ended September 30, 2011 reflect the financial condition and results of operations of the RLJ Predecessor together with the Company, while the financial condition as of September 30, 2011 reflects solely the Company.

        Substantially all of the Company's assets are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of the Operating

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

1. Organization (Continued)

Partnership. The Company owned, through a combination of direct and indirect interests, 99.2% of the OP units at September 30, 2011. See Note 9 for additional disclosures on OP units.

        As of September 30, 2011, the Company owned interests in 140 hotels with 20,488 rooms located in 19 states and the District of Columbia. The Company owned interests in land parcels located adjacent to certain hotels. The Company, through wholly-owned subsidiaries, also owned a 100% interest in two mortgage loans secured by hotels. The Company, through wholly-owned subsidiaries, owned a 100% interest in all of its assets, with the exception of the Doubletree Metropolitan Hotel New York City, in which the Company, through wholly-owned subsidiaries, owned a 95% interest in a joint venture, DBT Met Hotel Venture, LP, which was formed to engage in hotel operations related to the Doubletree Metropolitan hotel. An independent hotel operator manages each hotel.

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The accompanying unaudited interim combined consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP") and in conformity with the rules and regulations of the SEC applicable to interim financial information. As such, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying unaudited interim financial statements include adjustments based on management's estimates (consisting of normal recurring adjustments), which the Company considers necessary for a fair statement of the combined consolidated balance sheets, statements of operations, statements of changes in equity and comprehensive loss and statements of cash flows for the interim periods presented. The financial information should be read in conjunction with the combined consolidated financial statements for the year ended December 31, 2010, included in the final prospectus relating to the IPO, dated May 10, 2011, which the Company filed with the SEC. Operating results for the three and nine months ended September 30, 2011 are not necessarily indicative of actual operating results for the entire year.

  Use of Estimates

        The preparation of the financial statements and accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reporting Periods

        As of September 30, 2011, the Company owned four hotels that are managed by affiliates of Marriott International ("Marriott"). The Company's hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. The Company's results for the three and nine months ended September 30, 2011 and 2010 include the results of

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

operations for the Company's Marriott-managed hotels for the 36-week periods ending September 9, 2011 and September 10, 2010, respectively.

  Reclassifications

        Certain de minimus prior year amounts in these financial statements have been reclassified to conform to the current year presentation with no impact to net income, shareholders' equity or cash flows.

  Investment in Hotel Properties

        Hotel acquisitions consist almost exclusively of land, land improvements, buildings, furniture, fixtures and equipment and inventory. The Company records the purchase price among these asset classes based on their respective fair values. When the Company acquires properties, they are acquired for use. Generally, the Company does not acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. The only intangible assets acquired through September 30, 2011 consisted of favorable tenant lease agreements and miscellaneous operating agreements, which are short-term in nature and at market rates. In conjunction with the acquisition of a hotel, the Company typically negotiates new franchise and management agreements with the selected brand and manager.

        The Company's investments in hotels are carried at cost and are depreciated using the straight-line method over estimated useful lives of 15 years for land improvements, 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Intangible assets arising from favorable or unfavorable leases are amortized using the straight-line method over the non-cancelable portion of the term of the agreement. Maintenance and repairs are expensed and major renewals or improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

        The Company considers each individual hotel to be an identifiable component of the business. In accordance with the impairment or disposal of long-lived assets guidance, the Company does not consider a hotel as "held for sale" until it is probable that the sale will be completed within one year and the other requisite criteria for such classification have been met. Once a hotel is designated as "held for sale" the operations for that hotel are included in discontinued operations. The Company does not depreciate hotel assets so long as they are classified as "held for sale." Upon designation of a hotel as being "held for sale" and quarterly thereafter, the Company reviews the realizability of the carrying value, less cost to sell, in accordance with the guidance. Any such adjustment in the carrying value of a hotel classified as "held for sale" is reflected in discontinued operations. The Company includes in discontinued operations the operating results of those hotels that are classified as "held for sale."

        The Company assesses the carrying values of each hotel whenever events or changes in circumstances indicate that the carrying amounts of these hotels may not be fully recoverable. Recoverability of the hotel is measured by comparison of the carrying amount of the hotel to the estimated future undiscounted cash flows which take into account current market conditions and the

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

2. Summary of Significant Accounting Policies (Continued)

Company's intent with respect to holding or disposing of the hotel. If the Company's analysis indicates that the carrying value of the hotel is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the fair value of the hotel. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third party appraisals, where considered necessary.

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and economy in general and the Company's plans to manage the underlying hotels. However, assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and the Company's ultimate investment intent that occur subsequent to a current impairment analysis could impact these assumptions and result in future impairment charges of the hotels.

  Earnings Per Share

        Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period excluding the weighted average number of unvested restricted shares ("participating securities" as defined in Note 11). The basic earnings per share calculation includes the effect of such participating securities. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period plus other potentially dilutive securities such as stock grants or shares that would be issued in the event of conversion of operating partnership units. No adjustment is made for shares that are anti-dilutive during a period.

  Share Based Compensation

        From time to time, the Company may award non-vested shares under the 2011 Equity Incentive Plan (the "2011 Plan"), as compensation to officers, employees and non-employee trustees (see Note 10). The shares issued to officers and employees vest over a period of time as determined by the Board of Trustees at the date of grant. The Company recognizes compensation expense for non-vested shares on a straight-line basis over the vesting period based upon the fair market value of the shares on the date of grant, adjusted for forfeitures.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisition of Hotel Properties

        The Company did not acquire any hotels during the three months ended September 30, 2011. During the nine months ended September 30, 2011, the Company, through wholly-owned subsidiaries, acquired the following hotels, which were funded by capital contributions:

Hotel	Location	Acquisition Date	Management Company	Rooms	Purchase Price	% Interest
Embassy Suites Columbus	Columbus, OH	January 11, 2011	Crescent Hotels and Resorts	221	$9.5 million	100%
Renaissance Pittsburgh Hotel	Pittsburgh, PA	January 12, 2011	Sage Hospitality	300	47.1 million	100%
Courtyard Atlanta Buckhead	Atlanta, GA	January 18, 2011	Noble Management Group	181	27.0 million	100%
Doubletree Hotel Columbia	Columbia, MD	January 18, 2011	Urgo Hotels	152	10.5 million	100%
Denver Airport Marriott at Gateway Park	Denver, CO	January 18, 2011	Sage Hospitality	238	46.0 million	100%
Crowne Plaza Hotel West Palm Beach	West Palm Beach, FL	January 18, 2011	Windsor Capital Group	219	16.0 million	100%
Wyndham Raleigh Durham-Research Triangle Park	Durham, NC	January 24, 2011	Noble Management Group	175	7.0 million	100%
Wyndham Pittsburgh	Pittsburgh, PA	January 24, 2011	Urgo Hotels	198	21.2 million	100%
Hampton Inn Houston-Near the Galleria	Houston, TX	March 14, 2011	Interstate Management Company	176	20.3 million	100%

				1,860	$204.6 million

        During the nine months ended September 30, 2010, the Company, through wholly-owned subsidiaries, acquired the following hotels, which were funded by capital contributions:

Hotel	Location	Acquisition Date	Management Company	Rooms	Purchase Price	% Interest
Embassy Suites Tampa	Tampa, FL	April 15, 2010	Hilton Hotels Corporation	360	$76.9 million	100%
Fairfield Inn and Suites Washington, DC	Washington, DC	June 1, 2010	Urgo Hotels	198	40.0 million	100%
Embassy Suites Ft Myers/Estero	Ft Myers, FL	June 23, 2010	Hilton Hotels Corporation	150	13.2 million	100%
Homewood Suites Washington DC	Washington, DC	July 1, 2010	Crestline Hotels and Resorts	175	58.5 million	100%
Hilton New York/Fashion District	New York, NY	September 22, 2010	Highgate Hotels	280	121.8 million	100%

				1,163	$310.4 million

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisition of Hotel Properties (Continued)

        The allocation of purchase price for the hotel properties acquired was as follows (in thousands):

	September 30,
	2011	2010
Land and land improvements	$29,131	$50,959
Buildings and improvements	153,557	249,334
Furniture, fixtures and equipment	21,900	10,116

Total Purchase Price	$204,588	$310,409

        There were no contingent consideration arrangements associated with these acquisitions nor was any goodwill recognized. See Note 16 for detail of non-cash prorations assumed at acquisition dates.

        Total revenues and net income (loss) from the hotels acquired during the nine months ended September 30, 2011 and 2010, which are included in the accompanying unaudited combined consolidated statements of operations for the three and nine months ended September 30, 2011 and 2010, respectively, were as follows (in thousands):

	2011 acquisitions
	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenue	$17,615	$—	$51,189	$—
Net income	$803	$—	$738	$—

	2010 acquisitions
	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenue	$16,538	$9,051	$48,843	$13,187
Net income (loss)	$1,598	$(3,140)	$7,389	$(4,132)

        The following unaudited condensed pro forma financial information presents the results of operations as if the 2011 and 2010 acquisitions had taken place on the latter of January 1, 2010 or the opening date of the hotel. The Hilton New York / Fashion District did not open until April 2010. The Garden District Hotel acquired on October 26, 2010 has been closed since 2008 and accordingly has no operating history and is excluded from the condensed pro forma financial information. The condensed pro forma financial information excludes discontinued operations and is not necessarily indicative of what actual results of operations of the Company would have been assuming the acquisitions had taken place on January 1, 2010, nor does it purport to represent the results of operations for future periods.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

3. Acquisition of Hotel Properties (Continued)

The unaudited condensed pro forma financial information, excluding discontinued operations, is as follows, (in thousands, except share and per share data):

	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenue	$197,251	$183,185	$572,879	$529,248
Net income (loss)	$8,371	$4,336	$(5,776)	$(13,454)
Net income (loss) per share attributable to common shareholders—basic and diluted	$0.08		$(0.06)

Weighted average number of shares outstanding—basic and diluted	105,228,305		89,316,830

4. Discontinued Operations

        On November 16, 2009, RLJ Development, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell six hotels. The assets were reclassified as held for sale and the operating results for the hotels were reclassified to discontinued operations. On April 23, 2010, RLJ Development completed the sale of the six hotels for a total sale price of $73.5 million. The sale resulted in a gain of approximately $23.7 million.

        On April 23, 2010, the Company defeased five individual mortgages associated with the aforementioned six hotels sold on April 23, 2010 by replacing the original collateral with government securities. These loans carried an outstanding balance of $34.0 million at April 23, 2010. On April 28, 2010, the Company fully repaid the remaining outstanding $8.5 million mortgage loan associated with the six hotels sold on April 23, 2010, including a mortgage prepayment penalty totaling $0.2 million.

        In February 2010, Fund II received a notice of event of default for failure to make the required monthly payment on its mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, NY. The mortgage loan matured in July 2010. In April 2011, Fund II escrowed an executed deed in lieu of foreclosure agreement for the benefit of the lenders. On August 5, 2011, the Company transferred title to the hotel to the lenders pursuant to the deed in lieu of foreclosure arrangement. The Company recorded a gain on extinguishment of indebtedness of approximately $23.5 million to discontinued operations in August 2011 and removed the hotel's net assets and liabilities from its combined consolidated balance sheet at that time.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

4. Discontinued Operations (Continued)

        Operating results of discontinued operations were as follows (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Net revenues	$3,537	$7,032	$16,917	$26,337
Operating expenses	4,006	7,356	18,107	25,555

Operating income (loss)	(469)	(324)	(1,190)	782
Interest expense	(77)	(291)	(488)	(5,459)

Net loss from discontinued operations, before gain on sale	(546)	(615)	(1,678)	(4,677)
Gain on extinguishment of indebtedness	23,516	—	23,516	—
Gain on sale of properties	—	(4)	—	23,711

Net income (loss) from discontinued operations	$22,970	$(619)	$21,838	$19,034

5. Investment in Hotel Properties

        Investment in hotel properties as of September 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	September 30, 2011	December 31, 2010
Land and land improvements	$512,302	$488,031
Buildings and improvements	2,320,128	2,188,153
Furniture, fixtures and equipment	363,308	310,266
Intangibles	1,298	1,298

	3,197,036	2,987,748
Accumulated depreciation and amortization	(436,252)	(361,058)

Investment in hotel properties, net	$2,760,784	$2,626,690

        For the three and nine months ended September 30, 2011, depreciation and amortization expense related to investment in hotel properties was approximately $28.8 million and $90.8 million (excluding discontinued operations), respectively. For the three and nine months ended September 30, 2010, depreciation and amortization expense related to investment in hotel properties was approximately $24.3 million and $69.8 million (excluding discontinued operations), respectively.

  Impairment

        During each of the three and nine month periods ended September 30, 2011 and 2010, the Company determined there was no impairment on its investment in hotels.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

6. Debt

  Credit Facility

        The Company, through the Operating Partnership, has an unsecured revolving credit facility that provides for maximum borrowings of up to $300.0 million. The credit facility requires that a group of no less than fifteen of the Company's hotel properties remain unencumbered by outstanding indebtedness. The credit facility contains certain financial covenants relating to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum secured indebtedness. If an event of default exists, under the terms of the credit facility, the Company is not permitted to make distributions to shareholders, other than those required to qualify for and maintain REIT status. As of September 30, 2011, the Company was in compliance with all financial covenants.

        The credit facility matures on June 20, 2014 and may be extended for an additional year, at the Company's option. In addition, the Company has the option to increase the revolving loan commitment to $450.0 million, subject to certain conditions (including consent of the lenders). The Company incurred $3.0 million in deferred financing fees related to the credit facility.

        Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus an applicable margin. The margin ranges from 2.25% to 3.25%, depending on the Company's leverage ratio, as calculated under the terms of the credit facility. The Company incurs an unused facility fee of between 0.30% and 0.40%, based on the amount by which the maximum borrowing amount exceeds the total principal balance of outstanding borrowings.

        Under the terms of the credit facility, one or more standby letters of credit, up to a maximum aggregate outstanding balance of $30.0 million, may be issued on behalf of the Company by the lenders holding the credit facility. The Company will incur a fee of 0.125% of the value of each standby letter of credit that is issued on its behalf. Any outstanding standby letters of credit would reduce the available borrowings on the credit facility by a corresponding amount. No standby letters of credit were outstanding at September 30, 2011. The Company also may borrow up to a maximum aggregate outstanding balance of $40.0 million of swingline loans. Any outstanding swingline loans would reduce the available borrowings on the credit facility by a corresponding amount. No swingline loans were outstanding at September 30, 2011.

        The Company did not incur any interest expense on the credit facility for the three or nine months ended September 30, 2011. For both the three and nine months ended September 30, 2011, the Company incurred an unused commitment fee of approximately $0.3 million. There were no borrowings outstanding at September 30, 2011.

  RLJ Predecessor Credit Facility

        Fund III, through wholly-owned subsidiaries, maintained a credit facility that provided for maximum borrowings of up to $200.0 million. The credit facility was collateralized by Fund III's partners' committed and uncalled capital and was guaranteed by Fund III. Borrowings under the credit facility bore interest at variable rates equal to the LIBOR plus a margin of 0.75%. For both the three and nine months ended September 30, 2010, the weighted average interest rate for borrowings under the credit facility was approximately 1.00%. There were no borrowings at September 30, 2011 since the credit facility matured on January 31, 2011.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

6. Debt (Continued)

        Fund III incurred interest expense related to the credit facility of approximately $0.2 million and $0.8 million for the three and nine months ended September 30, 2010. No interest expense related to the credit facility was incurred for either the three or nine months ended September 30, 2011. Additionally, there was an unused commitment fee of 0.15% of the unused portion of the credit facility. For the three and nine months ended September 30, 2011, Fund III incurred an unused commitment fee of approximately zero and $12,000, respectively. For the three and nine months ended September 30, 2010, Fund III incurred an unused commitment fee of approximately $39,000 and $0.1 million, respectively.

        A letter of credit was issued on Fund III's behalf (now by the Company) with a value of approximately $1.9 million related to securing a swap agreement on certain variable rate mortgages. No balances were drawn on this letter of credit as of September 30, 2011 or December 31, 2010.

        At December 31, 2010, Fund III had approximately $198.1 million available for borrowing.

  Mortgage Loans

        As of September 30, 2011 and December 31, 2010, the Company was subject to the following mortgage loans (in thousands):

					Principal balance at,
Lender	Number of Assets Encumbered	Interest rate at September 30, 2011(1)	Maturity Date		September 30, 2011	December 31, 2010
Keybank(2)	6	1.47% (3)	April 2012		$48,000	$48,000
State Street Bank(2)		2.98% (3)	April 2012		37,000	37,000
Wells Fargo	1	4.25% (4)	June 2013	(5)	60,000	60,000
Wells Fargo	1	5.50% (4)	Oct 2013	(5)	40,000	40,000
Wells Fargo	1	5.50% (4)	Oct 2013	(5)	31,000	31,000
Wells Fargo	1	4.90% (6)	Dec 2013	(5)	150,000	150,000
Blackstone		10.75% (6)	Dec 2013	(5)	50,000	50,000
Capmark Financial Group	1	6.12%	April 2015		4,357	4,446
Capmark Financial Group	1	5.50%	May 2015		5,014	5,123
Capmark Financial Group	1	5.55%	May 2015		11,742	11,997
Capmark Financial Group	1	5.55%	June 2015		5,094	5,205
Barclay's Bank	1	5.55%	June 2015		2,661	2,718
Barclay's Bank	1	5.55%	June 2015		4,368	4,462
Barclay's Bank	1	5.55%	June 2015		10,181	10,400
Barclay's Bank	1	5.55%	June 2015		9,086	9,282
Barclay's Bank	1	5.55%	June 2015		8,142	8,317
Barclay's Bank	1	5.60%	June 2015		5,645	5,751
Barclay's Bank	1	5.60%	June 2015		8,771	8,956
Barclay's Bank	1	5.55%	June 2015		5,335	5,450
Barclay's Bank	1	5.55%	June 2015		35,371	36,135
Barclay's Bank	1	5.60%	June 2015		6,717	6,861
Barclay's Bank	1	5.55%	June 2015		5,986	6,116
Barclay's Bank	1	5.55%	June 2015		6,880	7,028
Barclay's Bank	1	5.60%	June 2015		8,764	8,952
Barclay's Bank	1	5.55%	June 2015		6,870	7,018
Barclay's Bank	1	5.55%	June 2015		7,562	7,724
Barclay's Bank	1	5.55%	June 2015		6,880	7,028

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

6. Debt (Continued)

				Principal balance at,
Lender	Number of Assets Encumbered	Interest rate at September 30, 2011(1)	Maturity Date	September 30, 2011		December 31, 2010
Barclay's Bank	1	5.55%	June 2015	7,853		8,023
Barclay's Bank	1	5.55%	June 2015	9,855		10,068
Capmark Financial Group	1	5.50%	July 2015	6,933		7,083
Barclay's Bank	1	5.44%	Sept 2015	11,304		11,547
Merrill Lynch	1	6.29%	July 2016	9,321		9,403
Merrill Lynch	1	6.29%	July 2016	5,558		5,605
Merrill Lynch	1	6.29%	July 2016	7,802		7,871
Merrill Lynch	1	6.29%	July 2016	9,336		9,416
Wachovia Securities	43	6.29%	July 2016	494,770		499,132
Wachovia Securities	1	6.29%	July 2016	6,683		6,742
Wells Fargo / Morgan Stanley	2	6.29%	July 2016	35,357		35,669
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	6,857		6,916
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	9,762		9,845
Capmark Financial Group		—	—	—	(7)	72,246
Merrill Lynch		—	—	—	(7)	92,000
Wells Fargo		—	—	—	(7)	23,967
Wells Fargo / GE		—	—	—	(7)	186,392
Capmark Financial Group		—	—	—	(7)	10,818
Capmark Financial Group		—	—	—	(7)	9,975
Capmark Financial Group		—	—	—	(7)	12,350
Capmark Financial Group		—	—	—	(7)	10,334
Capmark Financial Group		—	—	—	(7)	22,934
Capmark Financial Group		—	—	—	(7)	11,078
Capmark Financial Group		—	—	—	(7)	11,355
Capmark Financial Group		—	—	—	(7)	13,339
Capmark Financial Group		—	—	—	(8)	58,000

	86			$1,202,817		$1,747,077

(1)
Interest rate at September 30, 2011 gives effect to interest rate swaps and LIBOR floors, where applicable.

(2)
The Keybank and State Street Bank loans are a senior and a mezzanine loan, respectively, which, as of September 30, 2011 had outstanding balances of $48 million and $37 million, respectively.

(3)
Requires payments of interest only.

(4)
Requires payments of interest only until the commencement of the extension periods.

(5)
Maturity date may be extended for up to two additional one-year terms at the Company's option (subject to the Company's prior satisfaction of certain conditions and advance notice of the exercise of the Company's option).

(6)
Requires payments of interest only until the commencement of the second extension period.

(7)
Loan(s) was/(were) paid off in conjunction with the IPO on May 16, 2011.

(8)
Loan was terminated in conjunction with the deed in lieu of foreclosure arrangement.

        Some mortgage agreements are subject to customary financial covenants. The Company was in compliance with these covenants at September 30, 2011 and December 31, 2010.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

6. Debt (Continued)

  Term Loan

        On January 14, 2011, Fund III entered into a $140.0 million unsecured term loan. Fund III agreed to maintain an unencumbered asset pool of ten hotel properties during the term of the term loan. The term loan contains certain financial covenants related to maximum leverage ratio, minimum fixed charge coverage ratio and minimum net worth. As of September 30, 2011, the Company was in compliance with all financial covenants.

        The term loan had an original maturity date of September 30, 2011, with two six month extension options, and bears interest at LIBOR plus 4.25%, with a LIBOR floor of 1.00% (5.25% and zero at September 30, 2011 and December 31, 2010, respectively). For the three and nine months ended September 30, 2011, the Company incurred $1.9 million and $5.1 million of interest expense, respectively, related to the term loan. On September 30, 2011, the Company amended the term loan to extend the maturity date to November 15, 2011, with one extension to December 31, 2011, at the Company's option. On October 21, 2011, the term loan was fully repaid.

7. Income Taxes

        The Company intends to elect and qualify to be taxed as a real estate investment trust under Section 856 through 860 of the Internal Revenue Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its owners. The Company's current intention is to adhere to these requirements and maintain the qualification for taxation as a REIT. As a REIT, the Company is not subject to federal corporate income tax on that portion of net income that is currently distributed to its owners. However, the Company's taxable REIT subsidiaries ("TRS") will generally be subject to federal, state, and local income taxes.

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

        The Company had no accruals for tax uncertainties as of September 30, 2011 and December 31, 2010.

8. Commitments and Contingencies

        The Company is obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents. The management agreements, franchise agreements and/or mortgage loan documents require the Company to reserve restricted cash ranging from 2.0% to 5.0% of the individual hotel's revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the Company upon termination of the

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

8. Commitments and Contingencies (Continued)

management agreements, franchise agreements or mortgage loan documents. Additionally, some mortgage agreements require the Company to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of September 30, 2011 and December 31, 2010, approximately $89.6 million and $70.5 million, respectively, was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

  Litigation

        Neither the Company nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the Company.

9. Equity

  Common Shares of Beneficial Interest

        Under the declaration of trust of the Company, the total number of shares initially authorized for issuance was 100,000 common shares. At formation, the Company issued to each of its two initial shareholders 500 common shares at $1 per share, which shares were subsequently redeemed. On May 5, 2011, the declaration of trust was amended to authorize the issuance of up to 450,000,000 common shares.

        On May 16, 2011, RLJ Lodging Trust completed its IPO and formation transactions. The IPO resulted in the sale of 27,500,000 common shares of beneficial interest, $0.01 par value per share, at $18.00 per share, for total gross proceeds of $495.0 million. The aggregate proceeds to the Company, net of underwriters' discounts, were approximately $464.1 million. The Company used the net proceeds from the IPO and cash on hand to repay approximately $472.6 million of secured indebtedness. The Company recorded costs incurred in connection with the IPO as a reduction of additional paid-in capital in shareholders' equity. Costs incurred in connection with the formation transactions for the transfer and assumption of indebtedness and other contractual obligations of the RLJ Predecessor were expensed as incurred and are included in IPO costs. In connection with the formation transactions, the Company issued 73,605,951 common shares of beneficial interest as consideration to certain entities for their interest in certain entities that merged with and into the Company or the Company's subsidiaries in the formation transactions.

        On May 16, 2011, the Company granted 1,075,000 restricted common shares of beneficial interest to certain executives and employees. The shares vest ratably over 16 quarters. These common shares of beneficial interest were issued under the 2011 Plan.

        On May 16, 2011, the Company granted 20,830 restricted common shares of beneficial interest to certain members of the Board of Trustees. The shares vest ratably over 4 quarters. These common shares of beneficial interest were issued under the 2011 Plan.

        On June 3, 2011, the Company issued and sold an additional 4,095,000 common shares of beneficial interest, $0.01 par value per share, at a price per share of $18.00 upon exercise of the Overallotment, for total gross proceeds of $73.7 million. The Company received aggregate net proceeds of approximately $69.1 million in connection with the Overallotment. The Company holds the net

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

9. Equity (Continued)

proceeds from the Overallotment as cash to be used for working capital purposes or to invest in short-term, interest-bearing, investment-grade securities, and money market accounts that are consistent with its intention to qualify as a REIT.

        On June 17, 2011, the Company granted 25,000 restricted common shares of beneficial interest to certain employees. The shares vest ratably over 16 quarters. These common shares of beneficial interest were issued under the 2011 Plan.

        On June 17, 2011, the Company's Board of Trustees declared a prorated cash dividend of $0.08 per common share of beneficial interest, payable on or about July 15, 2011 to shareholders of record as of June 30, 2011. The $0.08 dividend was prorated from May 16, 2011, the closing date of the IPO, through June 30, 2011.

        On June 30, 2011, the Company granted an aggregate of 2,302 fully vested common shares of beneficial interest to certain members of the Board of Trustees as part of their 2011 compensation.

        On August 16, 2011, the Company acquired 23,614 common shares of beneficial interest that were surrendered by certain employees in satisfaction of their statutory minimum federal income tax obligations in connection with the vesting of restricted common shares of beneficial interest issued to such employees under the 2011 Plan.

        On September 14, 2011, 3,000 restricted common shares of beneficial interest previously issued under the 2011 Plan were forfeited as a result of the recipient of the granted unvested common shares of beneficial interest leaving the Company.

        On September 16, 2011, the Company acquired 534 common shares of beneficial interest that were surrendered by certain employees in satisfaction of their statutory minimum federal income tax obligations in connection with the vesting of restricted common shares of beneficial interest issued to such employees under the 2011 Plan.

        On September 19, 2011, the Company's Board of Trustees declared a cash dividend of $0.15 per common share of beneficial interest, payable on or about October 17, 2011 to shareholders of record as of September 30, 2011.

        On September 30, the Company granted an aggregate of 3,132 fully vested common shares of beneficial interest to certain members of the Board of Trustees as part of their 2011 compensation.

  Preferred Shares of Beneficial Interest

        Under the declaration of trust of the Company, the total number of shares initially authorized for issuance was 10,000 preferred shares. On May 5, 2011, the declaration of trust was amended to authorize the issuance of up to 50,000,000 preferred shares. As of September 30, 2011 and December 31, 2010, respectively, there were no preferred shares of beneficial interest outstanding.

  Noncontrolling Interest in Joint Venture

        As of September 30, 2011, the Company consolidates DBT Met Hotel Venture, LP, a majority-owned limited partnership that has a third-party partner that owns a noncontrolling 5.0% ownership

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

9. Equity (Continued)

interest. The third-party partnership interest is included in noncontrolling interest in joint venture on the balance sheet.

  Noncontrolling Interest in Operating Partnership

        The Company consolidates its Operating Partnership, a majority owned limited partnership that has a noncontrolling ownership interest and is included in noncontrolling interest in Operating Partnership on the balance sheet. As of September 30, 2011, the Operating Partnership had 107,194,067 OP units outstanding, of which 99.2% were owned by the Company and its subsidiaries and 0.8% were owned by other limited partners.

        The outstanding OP units held by limited partners are redeemable for cash, or at the option of the Company, for a like number of common shares of beneficial interest of the Company.

  Partners' Capital

        As of May 16, 2011, the Fund II partners had made aggregate capital contributions of approximately $726.2 million. In addition, $16.9 million of advisory fees, which reduce limited partner capital commitments, had been paid by the limited partners to the Fund II General Partner. Accordingly, 100.0% of total capital commitments had been committed as of May 16, 2011. As of May 16, 2011, Fund II had made distributions of approximately $162.0 million, in aggregate, including approximately $26.5 million of advisory fees distributed to the Fund II General Partner on behalf of the limited partners. On May 16, 2011, Fund II was merged into the Company.

        As of May 16, 2011, the Fund III partners had made aggregate capital contributions of approximately $917.3 million. In addition, $50.1 million of advisory fees, which reduce limited partner capital commitments, had been paid by the limited partners to the Fund III General Partner. Accordingly, 81.2% of total capital commitments had been deployed as of May 16, 2011. As of May 16, 2011, Fund III had made no distributions, except for advisory fees (see Note 14). On May 16, 2011, Fund III was merged into the Company.

        On May 16, 2011, in conjunction with the IPO, the partners of Fund II and Fund III received 73,605,951 common shares of beneficial interest, $0.01 par value per share, at $18.00 per share, for a total gross amount of $1,324.9 million, in exchange for their partnership interests in Fund II and Fund III.

  Members' Capital

        The rights and obligations of the equity holders of RLJ Development (the "Members") are governed by the limited liability company agreement of RLJ Development, dated December 19, 2000 and amended January 1, 2002 (the "Operating Agreement"). Each Member's interest in the Company is equal to the percentage of capital initially contributed by that Member. The Class A Member holds a 75% ownership interest and the two Class B Members hold a total interest of 25%. The Class A Member has made capital contributions totaling $115.3 million, none of which were contributed during the period from January 1, 2011 through May 16, 2011 or the year ended December 31, 2010. The Class B Members were not required to make, nor have they made any, capital contributions during the period from January 1, 2011 through May 16, 2011 or the year ended December 31, 2010.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

9. Equity (Continued)

        On May 16, 2011, in conjunction with the IPO, the Members of RLJ Development received 894,000 OP Units, at $18.00 per unit, for a total gross amount of $16.1 million, in exchange for their contribution to the Operating Partnership of substantially all of the assets and liabilities of RLJ Development.

  Preferred Distributions

        Fund II, through wholly-owned subsidiaries, made distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of May 16, 2011, an aggregate of approximately $0.1 million had been distributed or was payable to preferred unitholders. On May 16, 2011, in conjunction with the IPO, the Fund II unitholders interests in Fund II were redeemed. The Company paid the unitholders the liquidation value of $250,000 plus accumulated and unpaid dividends of approximately $12,000 and a redemption premium of approximately $12,000.

        Fund III, through wholly-owned subsidiaries, made distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of May 16, 2011, an aggregate of approximately $0.1 million had been distributed or was payable to preferred unitholders. On May 16, 2011, in conjunction with the IPO, the Fund III unitholders interests in Fund III were redeemed. The Company paid the unitholders the liquidation value of $250,000 plus accumulated and unpaid dividends of approximately $12,000 and a redemption premium of approximately $24,000.

10. Equity Incentive Plan

        The Company may issue equity-based awards to officers, employees, non-employee trustees and other eligible persons under the 2011 Plan. The 2011 Plan provides for a maximum of 5,000,000 common shares of beneficial interest to be issued in the form of share options, share appreciation rights, restricted share awards, unrestricted share awards, share units, dividend equivalent rights, long-term incentive units, other equity-based awards and cash bonus awards. In addition, the maximum number of common shares subject to awards of any combination that may be granted under the 2011 Plan during any calendar year to any one individual is limited to 1,000,000 shares. The exercise price of share options is determined by the Board of Trustees, but may not be less than 100% of the fair market value of the common shares on the date of grant. For grantees that own greater than ten percent of the total combined voting power of all classes of outstanding voting securities of the Company, the exercise price of share options may not be less than 110% of the fair market value of the common shares on the date of grant. The fair market value for all other types of share awards is determined by the closing price on the date of grant. As of September 30, 2011, there were 3,876,736 common shares available for future grant under the 2011 Plan.

  Non-vested Restricted Share Awards

        From time to time, the Company may award non-vested shares under the 2011 Plan, as compensation to officers, employees and non-employee trustees. The shares issued to officers and employees vest over a period of time as determined by the Board of Trustees at the date of grant. The Company recognizes compensation expense for non-vested shares on a straight-line basis over the vesting period based upon the fair market value of the shares on the date of issuance, adjusted for forfeitures.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

10. Equity Incentive Plan (Continued)

        A summary of the non-vested shares as of September 30, 2011 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2011	—	$—
Granted	1,120,830	17.93
Vested	(73,771)	17.93
Forfeited	(3,000)	17.53

Unvested at September 30, 2011	1,044,059	$17.93

        For the three and nine months ended September 30, 2011, the Company recognized approximately $1.3 million and $2.0 million, respectively, of share-based compensation expense related to these restricted share awards. As of September 30, 2011, there was $18.1 million of total unrecognized compensation costs related to non-vested share awards. As of September 30, 2011, these costs were expected to be primarily recognized over a weighted-average period of 3.6 years. The total fair value of shares vested (calculated as number of shares multiplied by vesting date share price) during both the three and nine months ended September 30, 2011 was approximately $1.3 million.

11. Earnings per Common Share

        The limited partners' outstanding limited partnership units in the Operating Partnership (which may be redeemed for common shares of beneficial interest under certain circumstances) have been excluded from the diluted earnings per share calculation as there was no effect on the amounts for the three and nine months ended September 30, 2011, since the limited partners' share of income would also be added back to net income. Any anti-dilutive shares have been excluded from the diluted earnings per share calculation. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are included in the computation of earnings per share pursuant to the two-class method. Accordingly, distributed and undistributed earnings attributable to unvested restricted shares (participating securities) have been excluded, as applicable, from net income or loss attributable to common shareholders utilized in the basic and diluted earnings per share calculations. Net income or loss figures are presented net of noncontrolling interests in the earnings per share calculations. The weighted average number of OP units held by the noncontrolling interest was 894,000 for both the three and nine months ended September 30, 2011.

        For the three and nine months ended September 30, 2011, diluted weighted average common shares do not include the impact of unvested compensation-related shares because the effect of these items on diluted earnings per share would be anti-dilutive. For the three and nine months ended September 30, 2011, there were 1,044,059 anti-dilutive compensation-related shares outstanding.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

11. Earnings per Common Share (Continued)

        The computation of basic and diluted earnings per common share is as follows (in thousands, except share and per share data):

	For the three months ended,	For the nine months ended,
	September 30, 2011
Numerator:
Net income (loss) attributable to common shareholders before discontinued operations	$8,349	$(9,219)
Add: Income from discontinued operations	22,970	21,838

Net income attributable to common shareholders	31,319	12,619
Less: Dividends paid on unvested restricted shares	(157)	(247)

Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$31,162	$12,372

Denominator:
Weighted-average number of common shares—basic	105,228,305	89,316,830
Unvested restricted shares(1)	—	—

Weighted-average number of common shares—diluted	105,228,305	89,316,830

Net income (loss) per share attributable to common shareholders before discontinued operations—basic and diluted	$0.08	$(0.10)
Discontinued operations	0.22	0.24

Net income per share attributable to common shareholders—basic and diluted	$0.30	$0.14

(1)
Anti-dilutive for all periods presented.

        Unvested restricted shares are considered participating securities which require the use of the two-class method for the computation of basic and diluted earnings per share. For the three months and nine months ended September 30, 2011, no earnings representing nonforfeitable dividends were allocated to the unvested restricted shares issued, because those shares were anti-dilutive for both periods.

12. Financial Instruments: Derivatives and Hedging

        The Company employs interest rate swaps and caps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive loss with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period. As of both September 30, 2011 and December 31, 2010, approximately 25.0% of the Company's borrowings were subject to variable rates, after taking into consideration the effect of interest rate swaps and caps.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

12. Financial Instruments: Derivatives and Hedging (Continued)

        As of September 30, 2011 and December 31, 2010, the Company has entered into the following interest rate swaps and caps (in thousands):

	Notional value at					Fair value at
Hedge type	September 30, 2011		December 31, 2010	Hedge interest rate	Maturity	September 30, 2011	December 31, 2010
Swap-cash flow	$—		$28,269	3.09%	1/22/2011	$—	$(120)
Swap-cash flow	—		8,732	3.45%	4/30/2011	—	(114)
Interest rate cap	—		73,168	5.00%	6/9/2011	—	—
Interest rate cap	—	(1)	60,000	5.00%	7/15/2011	—	—
Interest rate cap	—		16,000	5.00%	7/15/2011	—	—
Interest rate cap	—		16,000	5.00%	7/15/2011	—	—
Swap-cash flow	—	(1)	11,418	3.33%	9/22/2011	—	(266)
Swap-cash flow	—		85,000	3.33%	9/22/2011	—	(2,095)
Interest rate cap	48,000		48,000	6.00%	4/9/2012	—	—
Interest rate cap	37,000		37,000	6.00%	4/9/2012	—	—
Interest rate cap	60,000		60,000	5.00%	6/29/2012	1	18
Interest rate cap	50,000		50,000	3.50%	12/23/2012	6	71
Swap-cash flow	150,000		150,000	1.15%	12/23/2012	(1,497)	(1,384)
Swap-cash flow	40,000		40,000	1.00%	10/6/2013	(471)	39
Swap-cash flow	31,000		31,000	1.00%	10/6/2013	(365)	31

	$416,000		$714,587			$(2,326)	$(3,820)

(1)
Interest rate swap was terminated in conjunction with the IPO on May 16, 2011.

        As of September 30, 2011 and December 31, 2010, there was approximately $2.3 million and $3.8 million, respectively, in unrealized losses included in accumulated other comprehensive loss, a component of shareholders' equity, related to interest rate hedges that are effective in offsetting the variable cash flows. For the three and nine months ended September 30, 2010 approximately $16,000 and $58,000, respectively, in unrealized gains were recognized in earnings related to hedges that were ineffective in offsetting variable cash flows. There were no ineffective hedges during the three and nine months ended September 30, 2011.

13. Fair Value

  Fair Value of Financial Instruments

        The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

13. Fair Value (Continued)

material effect on the estimated fair value amounts. The Company used the following market assumptions and/or estimation methods:

  •
  Cash and cash equivalents, hotel receivables, accounts payable and accrued expenses—The carrying amounts reported in the combined consolidated balance sheet for these financial instruments approximate fair value because of their short maturities.

  •
  Investment in collateralized loans—Fair value is determined by discounting the future contractual cash flows to the present value using a current market interest rate. The fair value estimated at both September 30, 2011 and December 31, 2010 was $22.1 million.

  •
  Interest rate swaps and caps—The fair value of interest rate swaps and caps is determined as discussed in Note 12 to these financial statements.

  •
  Variable rate mortgage notes payable and borrowings under the credit facility—The carrying amounts reported in the combined consolidated balance sheets for these financial instruments approximate fair value. The Company estimates the fair value of its variable rate debt by using quoted market rates for similar loans with similar terms.

  •
  Fixed rate mortgage notes payable—The fair value estimated at September 30, 2011 and December 31, 2010 of $777.5 million and $796.5 million, respectively, is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans with similar terms.

  Fair Value Measurement

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable:

  •
  Level 1—Inputs include quoted market prices in an active market for identical assets or liabilities.

  •
  Level 2—Inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

  •
  Level 3—Inputs are unobservable and corroborated by little or no market data.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

13. Fair Value (Continued)

        Recurring Fair Value Measurements: The following table presents the Company's fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2011 (in thousands).

	Fair Value at September 30, 2011
	Level 1	Level 2	Level 3	Total
Interest rate swap and cap liability	$—	$(2,326)	$—	$(2,326)

Total	$—	$(2,326)	$—	$(2,326)

        The fair values of the derivative financial instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The Company determined that the significant inputs, such as interest yield curves and discount rates, used to value its derivatives fall within Level 2 of the fair value hierarchy and that the credit valuation adjustments associated with the Company's counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of September 30, 2011, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company's derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

14. Advisory Fees

        Pursuant to the terms of the Fund II LP Agreements, the Fund II General Partner was entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund II General Partner providing and managing the day-to-day operations and expenditures of Fund II. Total advisory fees due to the Fund II General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the three and nine months ended September 30, 2011, were approximately zero and $3.2 million, respectively and for the three and nine months ended September 30, 2010, were approximately $2.2 million and $6.5 million, respectively. As of September 30, 2011 and December 31, 2010, all advisory fees due had been paid by the limited partners.

        Pursuant to the terms of the Fund III LP Agreements, the Fund III General Partner was entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund III General Partner providing and managing the day-to-day operations and expenditures of Fund III. Total advisory fees due to the Fund III General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the three and nine months ended September 30, 2011, were approximately zero and $3.8 million, respectively and for the three and nine months ended September 30, 2010, were approximately $3.4 million and $10.3 million, respectively. As of September 30, 2011 and December 31, 2010, all advisory fees due had been paid by the limited partners.

        The combined consolidated financial statements of the Company reflect these advisory fees as contributions and distributions within the respective partner accounts. As a result of the combination of

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

14. Advisory Fees (Continued)

RLJ Development with Fund II and Fund III and after elimination entries, the actual expenses associated with operating Fund II and Fund III have been reflected in these financial statements. Upon completion of the IPO and related formation transactions, the advisory fee obligations of the limited partners ceased to exist.

15. Related Party Transactions

        The RLJ Predecessor paid monthly fees for management advisory services to the managing member of RLJ Development, which are included in general and administrative expense. Such fees amounted to zero and $0.9 million for the three and nine months ended September 30, 2011, respectively and $0.5 million and $1.7 million for the three and nine months ended September 30, 2010, respectively. Upon completion of the IPO and related formation transactions, the management fee obligation of the RLJ Predecessor ceased to exist.

        RLJ Companies LLC and its affiliates, a related party, periodically provide services or pay certain amounts on the Company's behalf. At September 30, 2011 and December 31, 2010, there was approximately $35,000 and $0.1 million due to RLJ Companies, LLC, which was included in accounts payable and accrued expenses.

        The RLJ Predecessor paid certain costs on behalf of RLJ Development (Mexico), LLC, a related party through common-ownership, and RLJ Development (Mexico), LLC paid for certain amounts on the RLJ Predecessor's behalf. At December 31, 2010, the amounts due from RLJ Development (Mexico), LLC were $0.7 million which were included in prepaid and other assets. The Company did not have any amount due from or payable to RLJ Development (Mexico), LLC at September 30, 2011.

        For the three and nine months ended September 30, 2011, the Company made charitable contributions to various foundations and charitable organizations totaling $27,000 and $0.2 million, respectively, which are included in general and administrative expense. For the three and nine months ended September 30, 2011, zero and $25,000 respectively, of these charitable contributions were directed by related parties. For the three and nine months ended September 30, 2010, the Company made charitable contributions to various foundations and charitable organizations totaling $0.1 million and $0.3 million, respectively, which are included in general and administrative expense. For the three and nine months ended September 30, 2010, $5,000 and $55,000, respectively, of these contributions were directed by related parties.

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

16. Supplemental Information to Statements of Cash Flows (in thousands)

	For the nine months ended September 30,
	2011	2010
Interest paid	$71,995	$63,575

Income taxes paid	$1,799	$(178)

Supplemental investing and financing transactions:
In conjunction with the hotel acquisitions, the Company assumed the following assets and liabilities:
Purchase of real estate	$204,588	$310,409
Accounts receivable	457	118
Other assets	862	1,344
Advance deposits	(368)	(624)
Accounts payable and accrued expenses	(2,209)	(1,038)
Application of purchase deposit	(8,500)	—

Acquisition of hotel properties	$194,830	$310,209

In conjunction with the hotel disposals, the Company disposed of the following assets and liabilities:
Sale of real estate	$(31,534)	$(49,406)
Other assets	(8,006)	—
Other liabilities	5,056	—
Gain on sale of property	—	(23,711)
Gain on extinguishment of indebtedness	(23,516)	—
Forgiveness of indebtedness	58,000	—

Disposition of hotel properties	$—	$(73,117)

Supplemental non-cash transactions:
Change in fair market value of interest rate swaps	$1,494	$10,745

Distributions payable	$16,079	$—

Preferred distributions payable	$47	$16

17. Subsequent Events

        On October 14, 2011, the Company paid a dividend of $0.15 per common share of beneficial interest to shareholders of record at September 30, 2011.

        On October 21, 2011, the Company, through wholly-owned subsidiaries, entered into five separate first mortgage non-recourse loans, which resulted in aggregate proceeds to the Company $142.0 million. Each loan is collateralized by a hotel property. The mortgage loans have an initial term of three years and bear interest at LIBOR plus 3.60%. The Company utilized $140.0 million of the proceeds from these new loans to fully repay the Company's unsecured term loan (See Note 6).

RLJ Lodging Trust

Notes to the Combined Consolidated Financial Statements (Continued)

(unaudited)

17. Subsequent Events (Continued)

        On October 27, 2011, the Company, through wholly-owned subsidiaries, acquired a 100% interest in the 176-room Courtyard Charleston Historic District for a purchase price of approximately $42.0 million. The hotel is located in Charleston, South Carolina. Noble Management Group was engaged to manage the hotel.

        In November, 2011, the Company elected to cease the subsidization of debt service on the mortgage loans secured by the Courtyard Goshen and Springhill Suites Southfield. As of September 30, 2011, the principal balance outstanding was $5.6 million and $5.0 million, respectively. The loans mature in July 2016 and May 2015, respectively. The Company will work with the lenders to negotiate a deed in lieu of foreclosure process.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
RLJ Lodging Trust:

        In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of RLJ Lodging Trust and its subsidiary (the "Company") at February 1, 2011 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 2, 2011

RLJ Lodging Trust

Consolidated Balance Sheet

February 1, 2011

Assets
Cash	$1,000

Total assets	$1,000

Shareholders' Equity
Common shares, $0.01 par value per share; 100,000 common shares authorized; 1,000 shares issued and outstanding	$10
Additional paid-in-capital	$990

Total shareholders' equity	$1,000

The accompanying notes are an integral part of the consolidated balance sheet.

RLJ Lodging Trust

Notes to Consolidated Balance Sheet

1. Organization

        RLJ Lodging Trust (the "Company") was formed as a Maryland real estate investment trust on January 31, 2011. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of its common shares of beneficial interest. The Company intends to contribute proceeds from the Offering to RLJ Lodging Trust, L.P. (the "Operating Partnership"), which was formed as a Delaware limited partnership on January 31, 2011, in exchange for partnership interests. The Operating Partnership will hold substantially all of the Company's assets and conduct substantially all of its business. The Company is self-advised and self-administered and was organized to invest primarily in premium-branded, focused-service and compact full-service hotels. The Company intends to elect and qualify to be taxed as a real estate investment trust ("REIT"), for U.S. federal income tax purposes, commencing with the portion of its taxable year ending December 31, 2011.

        The Company has no assets other than cash and has not yet commenced operations.

        Upon completion of the Offering and related formation transactions, the Company will succeed to the operations and hotel investment and ownership platform of RLJ Development, LLC ("RLJ Development"), RLJ Lodging Fund II, L.P. (and its parallel fund) ("Fund II") and RLJ Real Estate Fund III, L.P. (and its parallel fund) ("Fund III"). RLJ Development, Fund II and Fund III are entities under common control of Robert L. Johnson, the Company's Executive Chairman, and were formed for the purpose of acquiring and operating hotel properties. Upon completion of the Offering and formation transactions, all of the existing investors in RLJ Development, Fund II and Fund III will receive common shares and will be equity owners of the Company.

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The consolidated balance sheet includes all of the accounts of the Company as of February 1, 2011, prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant inter-company balances and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Income Taxes

        The Company intends to operate and be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to its

RLJ Lodging Trust

Notes to Consolidated Balance Sheet (Continued)

2. Summary of Significant Accounting Policies (Continued)

shareholders (which is computed without regard to the dividends paid deduction or net capital gain) and which does not necessarily equal net income as calculated in accordance with GAAP. As a REIT, we generally will not be subject to federal income tax to the extent the Company currently distributes its REIT taxable income to its shareholders.

        REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which the qualification is lost unless the IRS grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company's net income and net cash available for distribution to shareholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

  Organizational and Offering Costs

        The Company expenses organization costs as incurred and offering costs, which include selling commissions, will be deferred and charged to shareholders' equity.

  Share-Based Compensation

        In connection with the Offering, the Company expects to adopt an equity incentive plan that will provide for the issuance of share-based equity instruments including potential grants of share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights and other share-based awards, including long-term incentive plan units in the operating partnership, or any combination of the foregoing. Awards granted under this plan will generally require service-based vesting over a period of years subsequent to the grant date and resulting equity-based compensation expense measured at the fair value of the award on the date of grant will be recognized as an expense in the financial statements over the vesting period. The Company will account for awards granted under applicable share based compensation guidance contained in Financial Accounting Standards Board Accounting Standards Codification ASC 718.

3. Shareholders' Equity

        Under the declaration of trust of the Company, the total number of shares initially authorized for issuance is 100,000 common shares. The board of trustees may amend the declaration of trust to increase or decrease the number of authorized shares.

        At formation, the Company issued each of its two shareholders 500 common shares at $1 per share.

4. Subsequent Events

        The Company has evaluated all subsequent events through the date the balance sheet was issued, and no additional matters have come to its attention.

RLJ Lodging Trust

Notes to Consolidated Balance Sheet (Continued)

5. Subsequent Events (unaudited)

        On May 16, 2011, RLJ Lodging Trust completed its initial public offering ("IPO") and formation transactions. The IPO resulted in the sale of 27,500,000 common shares of beneficial interest, $0.01 par value per share, at $18.00 per share, for total gross proceeds of $495.0 million. The aggregate proceeds to RLJ Lodging Trust, net of underwriters' discounts, was approximately $464.1 million. RLJ Lodging Trust used the net proceeds and cash on hand to repay approximately $472.6 million of secured indebtedness. Upon completion of the IPO and related formation transactions, RLJ Lodging Trust succeeded to the operations, the lodging assets and hotel investment and ownership platform of the Company.

        On June 3, 2011, RLJ Lodging Trust issued and sold an additional 4,095,000 common shares at a price per share of $18.00 upon exercise of the Overallotment, for total gross proceeds of $73.7 million. RLJ Lodging Trust received aggregate net proceeds of approximately $69.1 million in connection with the Overallotment. RLJ Lodging Trust holds the net proceeds from the Overallotment as cash to be used for working capital purposes or to invest in short-term, interest-bearing, investment-grade securities, and money market accounts that are consistent with our intention to qualify as a REIT.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of

  RLJ Lodging Fund II, L.P.
  RLJ Lodging Fund II (P.F. #1), L.P.
  RLJ Real Estate Fund III, L.P.
  RLJ Real Estate Fund III, (P.F. #1), L.P., and
  RLJ Development, LLC

        In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of RLJ Lodging Fund II, L.P., RLJ Lodging Fund II, (P.F. #1), L.P. RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III, (P.F. #1), L.P. and RLJ Development, LLC (collectively "The RLJ Predecessor" or the "Company") as of December 31, 2010 and 2009 and the results of their operations and their cash flows for the years ended December 31, 2010, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers, LLP

McLean, VA
March 14, 2011, except with respect
to the effects of discontinued operations
described in Note 2, as to
which the date is December 7, 2011.

The RLJ Predecessor

Combined Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2010	2009
Assets
Investment in hotel properties, net	$2,626,690	$1,877,583
Investment in loans	12,840	12,899
Property and equipment, net	1,585	2,386
Cash and cash equivalents	267,454	151,382
Restricted cash reserves	70,520	52,885
Hotel receivables, net of allowance of $406 and $140, respectively	19,556	10,973
Deferred financing costs, net	9,298	3,830
Deferred income tax asset	799	4,509
Due from general partner	684	10,764
Prepaid expense and other assets	36,398	23,888
Assets of hotels held for sale	—	51,766

Total assets	$3,045,824	$2,202,865

Liabilities and Owners' Equity
Borrowings under credit facility	$—	$145,983
Liabilities of hotels held for sale	—	44,386
Mortgage loans	1,747,077	1,453,008
Interest rate swap liability	3,820	14,929
Due to general partner	62	39
Accounts payable and accrued expense	60,911	48,176
Deferred income tax liability	799	4,509
Advance deposits and deferred revenue	5,927	4,972
Accrued interest	3,495	1,116

Total liabilities	1,822,091	1,717,118
Owners' Equity
Partners' capital
Fund II general partner	(13,409)	(11,440)
Fund II limited partners	433,013	459,903
Fund III general partner	(23,328)	(17,852)
Fund III limited partners	811,918	50,163
Members' capital
Class A members	6,592	13,643
Class B members	4,751	5,807
Fund II—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at December 31, 2010 and 2009, respectively	189	189
Fund III—Series A preferred units, no par value, 12.5%, 250 units authorized, issued and outstanding at December 31, 2010 and 2009, respectively	190	190
Accumulated other comprehensive loss	(3,806)	(14,856)
Noncontrolling interest	7,623	—

Total owners' equity	1,223,733	485,747

Total liabilities and owners' equity	$3,045,824	$2,202,865

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Operations

(Amounts in thousands)

	For the years ended December 31,
	2010	2009	2008
Revenue
Hotel operating revenue
Room revenue	$445,630	$389,622	$438,388
Food and beverage revenue	57,710	54,806	63,660
Other operating department revenue	13,326	11,333	15,454

Total revenue	516,666	455,761	517,502

Expense
Hotel operating expense
Room	96,389	84,131	90,475
Food and beverage	37,798	35,379	41,496
Management fees	18,373	16,510	19,184
Other hotel expenses	159,267	143,379	154,610

Total hotel operating expense	311,827	279,399	305,765
Depreciation	96,940	91,503	80,105
Impairment loss	—	61,426	21,472
Property tax, ground rent and insurance	32,500	33,191	32,002
General and administrative	19,542	18,208	18,784
Transaction and pursuit costs	14,345	8,665	1,955
Organization costs	—	—	145

Total operating expense	475,154	492,392	460,228

Operating income / (loss)	41,512	(36,631)	57,274
Other income	629	955	745
Interest income	3,352	618	1,558
Interest expense	(86,735)	(87,849)	(88,656)

Loss from continuing operations before income taxes	(41,242)	(122,907)	(29,079)
Income tax (expense) / benefit	(945)	(1,801)	945

Loss from continuing operations	(42,187)	(124,708)	(28,134)

Income (loss) from discontinued operations	19,571	(43,290)	(1,187)

Net loss	(22,616)	(167,998)	(29,321)
Net loss attributable to the noncontrolling interest	213	—	—

Net loss attributable to the Company	(22,403)	(167,998)	(29,321)
Distributions to preferred unitholders	(62)	(62)	(61)

Net loss available to owners	$(22,465)	$(168,060)	$(29,382)

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Changes in Owners' Equity

(Amounts in thousands)

	Partners' Capital
					Members' Capital
	Fund II		Fund III				Preferred Units
									Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners	Class A	Class B	Fund II	Fund III		Non- Controlling Interest	Total Owners' Equity
Balance at December 31, 2007	$(8,518)	$567,073	$(6,472)	$(1,142)	$19,651	$5,831	$189	$—	$(14,393)	—	$562,219

Components of comprehensive loss:
Net income (loss)	(13)	(17,502)	(6)	(12,928)	903	225	—	—	—	—	(29,321)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(373)	—	(373)
Unrealized loss on interest rate derivatives	—	—	—	—	—	—	—	—	(17,294)	—	(17,294)

Total comprehensive loss											(46,988)
Partners' contributions	7,157	138,364	8,011	50,768	—		—	—	—	—	204,300
Partners' distributions	(8,251)	(70,561)	(13,711)	—	—	—	—	—	—	—	(92,523)
Members' distributions	—	—	—	—	(6,337)	(68)	—	—	—	—	(6,405)
Issuance of preferred units, net of offering costs of $60	—	—	—	—	—	—	—	190	—	—	190
Distributions to preferred unitholders	—	(30)	—	(31)	—	—	—	—	—	—	(61)

Balance at December 31, 2008	$(9,625)	$617,344	$(12,178)	$36,667	$14,217	$5,988	$189	$190	$(32,060)	—	$620,732

Components of comprehensive loss:
Net loss	(115)	(155,411)	(5)	(11,751)	(537)	(179)	—	—	—	—	(167,998)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(150)	—	(150)
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	17,354	—	17,354

Total comprehensive loss											(150,794)
Partners' contributions	6,946	8,645	8,042	25,278	—	—	—	—	—	—	48,911
Partners' distributions	(8,646)	(10,644)	(13,711)	—	—	—	—	—	—	—	(33,001)
Members' distributions	—	—	—	—	(37)	(2)	—	—	—	—	(39)
Distributions to preferred unitholders	—	(31)	—	(31)	—	—	—	—	—	—	(62)

Balance at December 31, 2009	$(11,440)	$459,903	$(17,852)	$50,163	$13,643	$5,807	$189	$190	$(14,856)	$—	$485,747

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Changes in Owners' Equity (Continued)

(Amounts in thousands)

	Partners' Capital
					Members' Capital
	Fund II		Fund III				Preferred Units
									Accumulated Other Comprehensive Loss
	General Partner	Limited Partners	General Partner	Limited Partners	Class A	Class B	Fund II	Fund III		Non- Controlling Interest	Total Owners' Equity
Components of comprehensive loss:
Net income (loss)	(20)	(26,859)	(8)	(16,379)	15,658	5,205	—	—	—	(213)	(22,616)
Reclassification adjustment for gains included in net loss	—	—	—	—	—	—	—	—	(58)	—	(58)
Unrealized gain on interest rate derivatives	—	—	—	—	—	—	—	—	11,108	—	11,108

Total comprehensive loss											(11,566)
Partners' contributions	6,697	8,646	8,243	778,165	—	—	—	—	—	—	801,751
Partners' distributions	(8,646)	(8,646)	(13,711)	—	—	—	—	—	—	—	(31,003)
Members' distributions	—	—	—	—	(22,709)	(6,261)	—	—	—	—	(28,970)
Noncontrolling interest recorded upon the Doubletree Metropolitan hotel acquisition	—	—	—	—	—	—	—	—	—	7,836	7,836
Distributions to preferred unitholders	—	(31)	—	(31)	—	—	—	—	—	—	(62)

Balance at December 31, 2010	$(13,409)	$433,013	$(23,328)	$811,918	$6,592	$4,751	$189	$190	$(3,806)	$7,623	$1,223,733

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Combined Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(22,616)	$(167,998)	$(29,321)
Adjustments to reconcile net loss to cash flow provided by operating activities:
Gain on sale of properties	(23,710)	—	(43)
Depreciation	100,793	98,884	86,871
Amortization of deferred financing costs	3,083	3,781	3,839
Amortization of deferred management fees	1,000	1,000	1,000
Impairment loss	—	98,372	21,472
Preacquisition costs	—	—	(116)
Deferred income taxes	—	—	(1,123)
Unrealized gain on interest rate swaps	(58)	(149)	(374)
Changes in assets and liabilities:
Hotel receivables, net	(7,431)	(890)	1,340
Prepaid expense and other assets	2,048	1,006	1,792
Accounts payable and accrued expense	8,247	(6,130)	(1,714)
Advance deposits and deferred revenue	342	350	(341)
Accrued interest	2,380	626	(6,304)

Net cash flow provided by operating activities	64,078	28,852	76,978

Cash flows from investing activities:
Acquisition of hotel properties, net of cash acquired	(828,872)	(145,315)	(87,846)
Purchase deposit	(8,500)	—	—
Investment in loans	—	(12,917)	—
Improvements and additions to hotel properties	(15,984)	(20,028)	(35,975)
Additions to property and equipment	(80)	(584)	(2,487)
Advances from (repayments to) related parties	10,103	—	5,187
Repayments to related parties	—	(10,592)	—
Principal payments received	68	9	—
Other investing activities	—	20	154
Proceeds from sale of hotel properties	72,747	—	—
Funding of restricted cash reserves, net	(16,089)	(8,618)	(9,433)

Net cash flow used in investing activities	(786,607)	(198,025)	(130,400)

Cash flows from financing activities:
Borrowings under credit facility	589,146	150,983	57,765
Repayments under credit facility	(735,129)	(6,000)	(99,818)
Proceeds from mortgage loans	331,000	14,777	70,584
Payment of mortgage principal	(79,706)	(10,808)	(6,300)
Payment of member distributions	(28,971)	(39)	(6,405)
Proceeds from partner contributions	801,750	48,911	204,300
Proceeds from issuance of preferred shares	—	—	250
Payment of preferred offering costs	—	—	(60)
Payment of partner distributions	(31,003)	(33,001)	(92,523)
Payment of preferred unitholder distributions	(62)	(62)	(61)
Payment of deferred financing costs	(8,424)	(387)	(2,026)

Net cash flow provided by financing activities	838,601	164,374	125,706

Net change in cash and cash equivalents	116,072	(4,799)	72,284
Cash and cash equivalents, beginning of year	151,382	156,181	83,897

Cash and cash equivalents, end of year	$267,454	$151,382	$156,181

The accompanying notes are an integral part of these combined consolidated financial statements.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements

(Amounts in thousands)

1. Organization

        RLJ Lodging Fund II ("RLJ Fund II") comprises RLJ Lodging Fund II, L.P. (the "Initial Fund II") and RLJ Lodging Fund II (P.F. #1), L.P. (the "Parallel Fund II"), which were formed in the state of Delaware on February 17, 2006 and April 5, 2006, respectively. The general partner of RLJ Fund II is RLJ Capital Partners II, LLC (the "Fund II General Partner"), a Delaware limited liability company. RLJ Fund II will continue until September 15, 2014 unless sooner dissolved pursuant to the terms of the RLJ Fund II limited partnership agreements or by operation of law. The terms of the partnerships may be extended for up to two additional one-year periods by the Fund II General Partner with the consent of a majority of the limited partner Advisory Board in order to permit the orderly dissolution of the fund.

        RLJ Real Estate Fund III ("RLJ Fund III") comprises RLJ Real Estate Fund III, L.P. (the "Initial Fund III") and RLJ Real Estate Fund III (P.F. #1), L.P. (the "Parallel Fund III"), which were formed in the state of Delaware on June 18, 2007 and July 19, 2007, respectively. The general partner of RLJ Fund III is RLJ Capital Partners III, LLC (the "Fund III General Partner"), a Delaware limited liability company. RLJ Fund III will continue until January 14, 2016 unless sooner dissolved pursuant to the terms of the RLJ Fund III limited partnership agreements or by operation of law. The terms of the partnerships may be extended for up to two additional one-year periods by the Fund III General Partner with the consent of a majority of the limited partner Advisory Board in order to permit the orderly dissolution of the fund.

        RLJ Development, LLC ("RLJ Development" and together with RLJ Fund II and RLJ Fund III, the "RLJ Predecessor" or the "Company") was formed in December 2000. RLJ Development is owned by its senior executives. The business and purpose of RLJ Development is to own, hold, manage and sell ownership interests in limited service hotel properties and engage in other real estate development activities.

        RLJ Fund II was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service hotels and full-service hotels located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund II was organized to operate identically to the Initial Fund II, sharing ratably in all investments. The Initial Fund II and the Parallel Fund II are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Lodging II Master, LLC (the "Fund II Master Company").

        RLJ Fund III was formed to acquire, own, hold for investment and ultimately dispose of upscale, focused or limited-service hotels, compact full-service and full-service hotels, and a limited number of mixed-use properties with a lodging component and other commercial and residential properties located in or serving dense urban or suburban markets in the United States and Canada. The Parallel Fund III was organized to operate identically to the Initial Fund III, sharing ratably in all investments. The Initial Fund III and the Parallel Fund III are separate companies that do not have ownership interest in each other; however, through their respective wholly-owned subsidiaries, they jointly own a 100% interest in RLJ Real Estate III Master, LLC (the "Fund III Master Company").

        The Initial Fund II owns a 100% interest in RLJ Lodging II REIT, LLC (the "Fund II Initial REIT"). The Fund II Initial REIT is a real estate investment trust ("REIT") as defined in the Internal Revenue Code (the "Code"). The Parallel Fund II owns a 100% interest in RLJ Lodging II REIT

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

1. Organization (Continued)

(PF#1), LLC (the "Fund II Parallel REIT"). The Fund II Parallel REIT is a REIT as defined in the Code. The Fund II Initial REIT and the Fund II Parallel REIT are collectively referred to as the "Fund II Investment REITs."

        Each investment made by RLJ Fund II is made through the Fund II Investment REITs. The Fund II Investment REITs make investments through the Master Company, which was organized in the state of Delaware on April 5, 2006. The Fund II Initial REIT and the Fund II Parallel REIT each own a percentage of the Fund II Master Company in proportion to the capital contributions made to the Fund II Initial Fund and the Fund II Parallel Fund, respectively. Together, the Fund II Investment REITs own a 100% interest in the Fund II Master Company. Substantially all of RLJ Fund II's and the Fund II Investment REITs' assets are held by, and all of their operations are conducted through, the Fund II Master Company or a wholly-owned subsidiary of the Fund II Master Company.

        The Initial Fund III owns a 100% interest in RLJ Real Estate III REIT, LLC (the "Fund III Initial REIT"). The Fund III Initial REIT is a real estate investment trust ("REIT") as defined in the Internal Revenue Code (the "Code"). The Fund III Parallel Fund owns a 100% interest in RLJ Real Estate III REIT (PF#1), LLC (the "Fund III Parallel REIT"). The Fund III Parallel REIT is a REIT as defined in the Code. The Fund III Initial REIT and the Fund III Parallel REIT are collectively referred to as the "Fund III Investment REITs."

        Each investment made by RLJ Fund III is made through the Fund III Investment REITs. The Fund III Investment REITs make investments through the Fund III Master Company, which was organized in the state of Delaware on July 27, 2007. The Fund III Initial REIT and the Fund III Parallel REIT each own a percentage of the Fund III Master Company in proportion to the capital contributions made to the Fund III Initial Fund and the Fund III Parallel Fund, respectively. Together, the Fund III Investment REITs own a 100% interest in the Fund III Master Company. Substantially all of RLJ Fund III's and the Fund III Investment REITs' assets are held by, and all of their operations are conducted through, the Fund III Master Company or a wholly-owned subsidiary of the Fund III Master Company.

        RLJ Fund II had no operations prior to June 8, 2006, at which time the Second Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II, L.P. and the Amended and Restated Limited Partnership Agreement of RLJ Lodging Fund II, L.P. (P.F. #1) became effective. Collectively, both agreements are referred to as the "Fund II LP Agreements." From June 15, 2006 through September 15, 2006, the Initial Fund II completed six closings, admitting limited partners to the partnership, with the final closing on September 15, 2006. On January 15, 2007, the limited partnership agreements for both the Initial Fund II and the Parallel Fund II were amended and restated. Effective that date, the Initial Fund II is operating under the Third Amended and Restated Limited Partnership Agreement and the Parallel Fund II is operating under the Second Amended and Restated Limited Partnership Agreement.

        RLJ Fund III had no operations prior to July 12, 2007, at which time the Amended and Restated Limited Partnership Agreement of RLJ Real Estate Fund III, L.P. became effective. On August 14, 2007, the Amended and Restated Limited Partnership Agreement of RLJ Real Estate Fund III, L.P. (P.F. #1) became effective. Collectively, both agreements are referred to as the "Fund III LP Agreements." On April 3, 2009, the Fund III LP Agreements were amended and restated and now

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

1. Organization (Continued)

operate under the Second Amended and Restated Limited Partnership Agreement. From August 28, 2007 through January 14, 2008, the Initial Fund III completed five closings, admitting limited partners to the partnership, with the final closing on January 14, 2008.

        As of December 31, 2010, RLJ Fund II owned interests in 110 hotels with 14,713 rooms located in California, Colorado, Connecticut, Florida, Illinois, Indiana, Kentucky, Michigan, Nevada, New York, Tennessee, Texas, and Utah. Additionally, as of December 31, 2010, RLJ Fund II owned interests in land parcels located adjacent to certain hotels located in Illinois, Michigan and Texas. RLJ Fund II, through wholly-owned subsidiaries, owned a 100% interest in all of its assets. All of the assets are leased to the Fund II Master Company's taxable REIT subsidiary, RLJ Lodging II REIT Sub, Inc. (the "Fund II REIT Sub"), or a wholly-owned subsidiary of the Fund II REIT Sub. Each asset is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a percentage rent based on hotel revenues. Lease revenue from the Fund II REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation. An independent hotel operator manages each hotel.

        As of December 31, 2010, RLJ Fund III owned interests in 22 hotels with 4,351 rooms located in California, Colorado, Florida, Louisiana, Maryland, New York, Texas and the District of Columbia. As of December 31, 2010, RLJ Fund III, through wholly-owned subsidiaries, also owned a 100% interest in two mortgage loans collateralized by hotels located in Georgia and Texas. Additionally, as of December 31, 2010, RLJ Fund III owned an interest in a land parcel located adjacent to a hotel in Texas. RLJ Fund III, through wholly-owned subsidiaries, owned a 100% interest in all of the assets, with the exception of the Doubletree Metropolitan Hotel New York City. RLJ Fund III, through wholly-owned subsidiaries, owns a 95% interest in a joint venture, DBT Met Hotel Venture, LP, which was formed to engage in hotel operations related to the Doubletree Metropolitan hotel. The Fund III Master Company owns a 100% interest in the general partner of the limited partnership, DBT Met Venture GP, LLC, formed on December 8, 2010.

        All of RLJ Fund III's assets, with the exception of the Doubletree Metropolitan Hotel New York City, are leased to the Fund III Master Company's taxable REIT subsidiary, RLJ Real Estate III REIT Sub, Inc. (the "Fund III REIT Sub"), or a wholly-owned subsidiary of the Fund III REIT Sub. The Doubletree Metropolitan Manhattan hotel is leased to the DBT Met Venture's taxable REIT subsidiary, RLJ III—DBT Metropolitan Manhattan Lessee, LLC (the "Met REIT Sub"). Each asset is leased under a participating lease that provides for rental payments equal to the greater of (i) a base rent or (ii) a percentage rent based on hotel revenues. Lease revenue from the Fund III REIT Sub and its wholly-owned subsidiaries is eliminated in consolidation. An independent hotel operator manages each hotel.

        As of December 31, 2010, RLJ Development owned no hotel properties and primarily only had assets and liabilities associated with owned furniture, fixtures and equipment, leases and its employees.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The combined consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        The combined consolidated financial statements include the accounts of RLJ Fund II, RLJ Fund III and RLJ Development and their respective wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

        The Initial Fund II and the Parallel Fund II are separate entities that do not have ownership interest in each other but are under the common control of the Fund II General Partner, likewise, the Initial Fund III and the Parallel Fund III are separate entities that do not have ownership interest in each other but are under the common control of the Fund III General Partner. RLJ Development, RLJ Fund II and RLJ Fund III are entities under the common control of Robert L. Johnson and were formed for the purpose of acquiring and operating hotel properties. As part of the intended transaction, the registrant will acquire certain of the assets of RLJ Development, including employees, FF&E, and leases, which will represent substantially all of RLJ Development's business. Since these three entities are under common control and RLJ Lodging Trust will succeed to their operations and businesses, the combined entities of RLJ Fund II, RLJ Fund III, and RLJ Development are presented as The RLJ Predecessor and referred to as the Company.

  Other

        Accounting Standards Codification (ASC) 205-20, "Presentation of Financial Statements—Discontinued Operations" and the Securities and Exchange Commission require that when a property is disposed of, previously issued annual financial statements included in a registration statement be restated to show the operating results of the property in discontinued operations for all periods presented. ASC 205-20 replaced Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        On August 5, 2011, the Company transferred title to the New York LaGuardia Airport Marriott to the lenders pursuant to the deed in lieu of foreclosure arrangement. Accordingly, the hotel's revenues and expenses have been reclassified to discontinued operations for all periods presented and certain disclosures in Notes 2, 3, 4, 5 and 7 have been revised. This reclassification had no effect on shareholders' equity, cash flows or net income (loss). The effect on the Company's previously reported

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

loss from continuing operations attributable to the New York LaGuardia Airport Marriott, for the years ended December 31, 2010, 2009 and 2008 are as follows:

	As Reported			As Adjusted
	For the years ended December 31,			For the years ended December 31,
	2010	2009	2008	2010	2009	2008
Total revenue	$545,568	$482,488	$551,819	$516,666	$455,761	$517,502
Total operating expense	504,175	558,546	493,661	475,154	492,392	460,228
Interest expense, net	(85,209)	(90,596)	(90,535)	(82,754)	(86,276)	(86,353)

Loss from continuing operations before income tax expense	$(43,816)	$(166,654)	$(32,377)	$(41,242)	$(122,907)	$(29,079)

  Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the amounts of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

        Certain prior year amounts in these financial statements have been reclassified to conform with the current year presentation with no impact to net income, owners' equity or cash flows.

  Risks and Uncertainties

        During the recent economic recession, the Company experienced reduced demand for its hotel rooms and services. Uncertainty over the economic recovery will continue to impact the lodging industry and the Company's financial results and growth. While the Company's financial results were impacted by the economic slowdown, it is expected that the Company's future financial results and growth will benefit while the economy continues to improve.

        In addition, the Company owned 23 and 17 hotels located in the Chicago, Illinois and Austin, Texas metropolitan areas, respectively. As a result, the Company is susceptible to adverse market conditions in these areas, including industry downturns, relocation of businesses and any oversupply of hotel rooms or a reduction in lodging demand.

  Revenue Recognition

        The Company's revenue comprises hotel operating revenue, such as room revenue, food and beverage revenue and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales and occupancy taxes collected from guests. All rebates or discounts are recorded as a reduction in revenue, and there are no material contingent obligations with respect to rebates and discounts offered by the hotels. All revenues are recorded on an accrual basis as earned. Appropriate allowances are made for doubtful accounts and

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

are recorded as bad debt expense. The allowances are calculated as a percentage of aged accounts receivable, based on individual hotel management company policy. Cash received prior to guest arrival is recorded as an advance from the guest and recognized as revenue at the time of occupancy.

        Incentive payments received pursuant to entry into management agreements are deferred and amortized into income over the life of the respective agreements. In 2007, RLJ Fund II received an incentive payment of $3.0 million related to purchasing a hotel and entering into a management agreement with Marriott International for management of the New York LaGuardia Airport Marriott, which will be recognized over the remaining term of the management agreement. As of December 31, 2010 and 2009, there is approximately $2.6 million and $2.7 million, respectively, remaining to be recognized.

  Fair Value of Financial Instruments

        The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company used the following market assumptions and/or estimation methods:

  •
  Cash and cash equivalents, hotel receivables, accounts payable and accrued expenses—The carrying amounts reported in the combined consolidated balance sheet for these financial instruments approximate fair value because of their short maturities.

  •
  Investment in collateralized loans—Fair value is determined by discounting the future contractual cash flows to the present value using a current market interest rate. The market rate is determined by giving consideration to one or both of the following criteria, as appropriate: (1) interest rates for loans of comparable quality and maturity, and (2) the value of the underlying collateral. The fair values of the Company's investment in collateralized loans are generally classified within Level 3 of the valuation hierarchy. The fair value estimated at December 31, 2010 and 2009 was $22.1 million and $12.9 million, respectively.

  •
  Interest rate swaps and caps—The fair value of interest rate swaps and caps is determined as discussed in Note 11 to these financial statements.

  •
  Variable rate mortgage notes payable and borrowings under the credit facility—The carrying amounts reported in the combined consolidated balance sheets for these financial instruments approximate fair value. The Company estimates the fair value of its variable rate debt by using quoted market rates for similar loans with similar terms.

  •
  Fixed rate mortgage notes payable—The fair value estimated at December 31, 2010 and 2009 of $796.5 million and $808.4 million, respectively (excluding loans collateralized by properties held for sale), is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans with similar terms.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

  Investment in Hotel Properties

        Hotel acquisitions consist almost exclusively of land, land improvements, building, furniture, fixtures and equipment and inventory. The Company records the purchase price among these asset classes based on their respective fair values. When the Company acquires properties, they are acquired for use. Generally, the Company does not acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when hotels are acquired. The only intangible assets acquired through December 31, 2010 consist of favorable tenant lease agreements and miscellaneous operating agreements, which are short-term in nature and at market rates. In conjunction with the acquisition of a hotel, the Company typically negotiates new franchise and management agreements with the selected brand and manager.

        The Company's investments in hotels are carried at cost and are depreciated using the straight-line method over estimated useful lives of 15 years for land improvements, 40 years for buildings and improvements and three to five years for furniture, fixtures and equipment. Intangible assets arising from favorable or unfavorable leases are amortized using the straight-line method over the non-cancelable term of the agreement. Maintenance and repairs are expensed and major renewals or improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

        The Company considers each individual hotel to be an identifiable component of the business. In accordance with the impairment or disposal of long-lived assets guidance, the Company does not consider a hotel as "held for sale" until it is probable that the sale will be completed within one year and the other requisite criteria for such classification have been met. Once a hotel is designated as "held for sale" the operations for that hotel are included in discontinued operations. The Company does not depreciate hotel assets so long as they are classified as "held for sale." Upon designation of a hotel as being "held for sale" and quarterly thereafter, the Company reviews the realizability of the carrying value, less cost to sell, in accordance with the guidance. Any such adjustment in the carrying value of a hotel classified as "held for sale" is reflected in discontinued operations. The Company includes in discontinued operations the operating results of those hotels that are classified as "held for sale".

        For hotels that are classified as held for investment, the Company assesses the carrying values of each hotel, whenever events or changes in circumstances indicate that the carrying amounts of these hotels may not be fully recoverable. Recoverability of the hotel is measured by comparison of the carrying amount of the hotel to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the hotel. If our analysis indicates that the carrying value of the hotel is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the hotel. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary.

        The use of projected future cash flows is based on assumptions that are consistent with a market participant's future expectations for the travel industry and economy in general and our strategic plans

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

to manage the underlying hotels. However assumptions and estimates about future cash flows and capitalization rates are complex and subjective. Changes in economic and operating conditions and our ultimate investment intent that occur subsequent to a current impairment analyses could impact these assumptions and result in future impairment charges of the hotels.

  Investment in Loans

        The Company holds investments in two collateralized mortgage loans. The loans are collateralized by the related hotels and were recorded at acquisition at their initial investment, which includes the amount paid to the seller plus any fees paid or less any fees received. The acquired loans were of a deteriorated credit quality as the loans were already in default, at the date of the Company's acquisition of the loans and therefore the amounts paid for the loans reflected the Company's determination that it was probable the Company would be unable to collect all amounts due pursuant to the loan's contractual terms.

        When the loans were acquired, the Company commenced foreclosure proceedings. The Company initially acquired the loans for the reward of ownership of the underlying collateral and as a result placed the loans on non-accrual status and recognized income on a cash-basis method. The loans were brought current when the borrower paid all outstanding regular monthly payments and interest accrued. As the loans are no longer in default, the Company determined that the cash flows can reasonably be estimated and therefore the loans are no longer on non-accrual status.

        Company considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest and other cash flows. The Company determines any excess of the loan's scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted. The remaining amount, representing the excess of the loan's cash flows expected to be collected over the amount paid to acquire the loan is accreted into interest income over the remaining life of the loan. The Company will regularly re-estimate cash flows expected to be collected over the life of the loan. Any changes in future cash flows expected to be collected will result in a prospective adjustment to the interest yield which will be recognized over the loan's remaining life. A reserve will be established if the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) of an impaired loan is lower than the carrying value of that loan. As of December 31, 2010 and 2009, no reserves for loan losses were deemed necessary.

  Cash and Cash Equivalents

        All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Company maintains cash balances in domestic banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation.

  Restricted Cash Reserves

        All cash that is required to be maintained in a reserve escrow account by a management agreement and/or a mortgage agreement for replacement of furniture, fixtures and equipment and funding of real estate taxes and insurance is considered to be restricted cash reserves. Net cash from

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

operations from the New York LaGuardia Airport Marriott are distributed monthly to the lender as a result of an event of default on its mortgage loan. The cash distributed to the lender is considered to be restricted cash reserves.

  Deferred Financing Fees

        Deferred financing fees relate to costs incurred to obtain long-term financing of hotel properties. Deferred financing fees are recorded at cost and are amortized using the straight-line method, which approximates the effective interest method, over the respective terms of the mortgage loans that are collateralized by the hotel properties and over the term of a credit facility collateralized by capital commitments of RLJ Fund II or RLJ Fund III, as applicable (see Note 7) and are included as a component of interest expense. For the years ended December 31, 2010, 2009 and 2008, approximately $2.7 million, $3.0 million and $3.1 million (excluding discontinued operations), respectively, of amortization expense was recorded as a component of interest expense. Accumulated amortization at December 31, 2010 and 2009 was approximately $13.1 million and $10.1 million (excluding discontinued operations), respectively.

  Deferred Management Fees

        In June 2006, in consideration for the agreement of White Lodging Services Corporation ("WLS") to enter into new management agreements on terms favorable to RLJ Fund II, a subsidiary of RLJ Fund II made a one-time payment of $20.0 million to WLS. This payment was recorded at cost, and is being amortized as a component of management fee expense, which is included in management fees, over the 20-year initial term of the management agreement. For the years ended December 31, 2010, 2009 and 2008, $1.0 million of amortization expense was recorded in each year with respect to deferred management fees. As of December 31, 2010 and 2009, accumulated amortization was approximately $4.6 million and $3.6 million, respectively.

  Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains and losses resulting from hedging activities.

  Advertising Costs

        The Company expenses advertising costs as incurred. Advertising expense was approximately $4.1 million, $2.1 million and $1.8 million (excluding discontinued operations) for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in other hotel operating expenses.

  Transaction and Pursuit Costs

        The Company incurs costs during the review of potential property acquisitions, including legal fees, architectural costs, environmental reviews and market studies. Prior to December 31, 2008, these costs were included in prepaid expenses and other current assets until the property was either acquired or the deal was abandoned. Costs related to properties that were acquired were reclassified to investment

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

in hotel properties at the time of acquisition. Costs related to deals that were abandoned were expensed to transaction and pursuit costs at the time of abandonment.

        On January 1, 2009, the Company adopted the new accounting guidance on business combinations, which requires transaction costs to be expensed as incurred. At December 31, 2008, the Company had approximately $700 of costs related to acquisitions that were expected to close during 2009, which were included in prepaid expenses and other current assets. Those costs were expensed as transaction and pursuit costs at December 31, 2008.

        On February 26, 2009, RLJ Fund II terminated its obligation to purchase two additional properties under a purchase and sale agreement. Approximately $5.6 million was paid as a termination fee, which is included in transaction and pursuit costs.

  Derivative Financial Instruments

        In the normal course of business, the Company is exposed to the effects of interest rate changes. As of December 31, 2010 and 2009, approximately 24.9% and 23.1%, respectively, of the Company's borrowings were subject to variable rates. The Company limits the risks associated with interest rate changes by following the Company's established risk management policies and procedures, including the use of derivatives. The Company utilizes derivative financial instruments to manage, or hedge, interest rate risk. The Company attempts to require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential in order to qualify for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income each period until the instrument matures.

        The Company utilizes a variety of borrowing vehicles including a credit facility and medium and long-term financings. To reduce the Company's susceptibility to interest rate variability, the Company uses interest rate instruments, typically interest rate swaps and caps, to convert a portion of variable rate debt to fixed rate debt.

        Interest rate differentials that arise under interest rate swap and cap contracts are recognized in interest expense over the life of the contracts. Interest rate swap and cap agreements contain a credit risk that counterparties may be unable to fulfill the terms of the agreement. The Company has minimized that risk by evaluating the creditworthiness of its counterparties, who are limited to major banks and financial institutions, and it does not anticipate nonperformance by the counterparties.

        Gains and losses on swap and cap agreements determined to be effective hedges are reported in other comprehensive income (loss) and are reclassified to earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of all hedged items is recognized in earnings in the current period. At December 31, 2010 and 2009, the aggregate fair value of approximately $3.8 million and $14.9 million, respectively, of the swap agreements was recorded as a liability in the accompanying combined consolidated financial statements.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

  Distributions

        RLJ Fund II is required to make quarterly distributions to the Fund II General Partner and RLJ Fund II's limited partners in accordance with the Fund II LP Agreements. Distributable proceeds are apportioned among the Fund II General Partner and the RLJ Fund II limited partners in proportion to their respective percentage interests and then distributed to each partner (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners and 20% to the Fund II General Partner. As of December 31, 2010, an aggregate of approximately $158.8 million (excluding advisory fees, see Note 12) had been distributed to partners.

        RLJ Fund III is required to make quarterly distributions to the Fund III General Partner and RLJ Fund III's limited partners in accordance with the Fund III LP Agreements. Distributable proceeds are apportioned among the Fund III General Partner and the RLJ Fund III LP limited partners in proportion to their respective percentage interests and then distributed to each partner (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, (iii) third, 80% to partners and 20% to the Fund III General Partner, until each partner has received an internal rate of return of 11%, (iv) fourth, 60% to partners and 40% to the Fund III General Partner until the aggregate amount under (i) and (iii) distributed to the Fund III General Partner equals 20% of the aggregate amount distributed to the partners, and (v) thereafter 80% to limited partners and 20% to the Fund III General Partner. As of December 31, 2010, no distributions had been made to partners (excluding advisory fees, see Note 12).

        RLJ Fund II, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of December 31, 2010, an aggregate of approximately $131 had been distributed to preferred unitholders.

        RLJ Fund III, through wholly-owned subsidiaries, makes distributions to preferred unitholders semi-annually on June 30 and December 31 each year. As of December 31, 2010, an aggregate of approximately $93 had been distributed to preferred unitholders.

        Pursuant to the terms of the RLJ Development's Limited Liability Company Agreement (the "LLC Agreement"), distributions are made at the discretion of the managing member. Distributions are made to Members in the following priority; (i), first to Class A Members who are entitled to receive any unpaid preferred return until the unpaid preferred return is reduced to zero; (ii), next to each Member, an amount equal to the excess of the tax rate percentage (as defined by the LLC Agreement) multiplied by the aggregate amount of net profits allocated to such members; (iii), next to Class A Members in proportion to the respective amounts of their unreturned capital (as defined by the LLC Agreement), until the unreturned capital of all Class A Members is reduced to zero; (iv), thereafter, among the Members in proportion to their respective membership percentage interests.

  Allocation of Profits and Losses

        Profits and losses of RLJ Fund II are allocated to the Fund II General Partner and RLJ Fund II's limited partners in accordance with the Fund II LP Agreements. Profits and losses are apportioned among the Fund II General Partner and the RLJ Fund II limited partners in proportion to their respective percentage interests (i) first, to partners until each has received a hurdle return of 9%,

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

(ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, and (iii) thereafter 80% to limited partners and 20% to the Fund II General Partner.

        Profits and losses of RLJ Fund III are allocated to the Fund III General Partner and RLJ Fund III's limited partners in accordance with the Fund III LP Agreements. Profits and losses are apportioned among the Fund III General Partner and the RLJ Fund III limited partners in proportion to their respective percentage interests (i) first, to partners until each has received a hurdle return of 9%, (ii) second, to partners until each partners' respective unreturned invested equity is reduced to zero, (iii) third, 80% to partners and 20% to the Fund III General Partner, until each partner has received an internal rate of return of 11%, (iv) fourth, 60% to partners and 40% to the Fund III General Partner until the aggregate amount under (i) and (iii) distributed to the Fund III General Partner equals 20% of the aggregate amount distributed to the partners, and (v) thereafter 80% to limited partners and 20% to the Fund III General Partner.

        Profits of RLJ Development are allocated in accordance with the LLC Agreement: (i) first, to Members who received allocations of losses for earlier periods in proportion to the cumulative amount of those losses; (ii) next, to Class A Members in proportion to their respective percentage interests, until those Members have received cumulative allocation of profits for the current year and all prior years not offset by losses allocated to them equal to the cumulative amount of their annual preferred return; and (iii) thereafter, to the Members in proportion to their respective membership percentage interests. Losses of RLJ Development are allocated to Members in the following order or priority: (i) first, to Members who received allocations of profits in earlier fiscal years in proportion to the cumulative amount of profits previously allocated to them; (ii) next, to Members who have a positive capital account in proportion to the respective amounts of their positive capital accounts until the accounts are reduced to zero; and (iii) thereafter, to the Members in proportion to their respective percentage interests.

  Noncontrolling Interests

        As of December 31, 2010, we consolidate DBT Met Hotel Venture, LP, a majority-owned partnership that has a third-party, noncontrolling 5.0% ownership interest. The third-party partnership interest is included in noncontrolling interest on the balance sheet.

  Income Taxes

        The Fund II and Fund III Investment REITs have elected to be taxed as real estate investment trusts under Sections 856 through 860 of the Internal Revenue Code commencing with their taxable years ended December 31, 2006 and 2007, respectively. To qualify as a REIT, each Investment REIT must meet a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their adjusted taxable income to their owners. The Investment REITs' current intention is to adhere to these requirements and maintain the qualification for taxation as REITs. As REITs, the Investment REITs generally are not subject to federal corporate income tax on that portion of net income that is currently distributed to owners. If the Investment REITs fail to qualify for taxation as a REIT in any taxable year, they will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Investment REITs qualify for taxation

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

2. Summary of Significant Accounting Policies (Continued)

as REITs, the Investment REITs may be subject to certain state and local taxes on their income and property, and to federal income and excise taxes on their undistributed taxable income.

        Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. As wholly-owned taxable REIT subsidiaries of the Master Companies, the taxable REIT subsidiaries are required to pay income taxes at the applicable rates. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiary as well as state income taxes incurred by the REITs and Master Companies.

        Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective income tax bases and for operating loss, capital loss and tax credit carryforwards based on enacted income tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that is more likely than not they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

        The Company has made no provision for federal or state income taxes (other than the provisions consolidated from wholly-owned subsidiaries), since the profits and losses are reported by the individual owners. The Company performs an annual review for any uncertain tax positions and will record expected future tax consequences of uncertain tax positions in its financial statements. At December 31, 2010 and 2009, the Company did not identify any uncertain tax positions.

3. Acquisition of Hotel Properties

        On January 8, 2009, RLJ Fund II, through wholly-owned subsidiaries, acquired a 100% interest in the 168-room Hilton Garden Inn Bloomington hotel for a purchase price of approximately $20.7 million. The hotel is located in Bloomington, Indiana. WLS was selected to manage the hotel. The acquisition was financed using proceeds from a mortgage of approximately $14.8 million and operating capital.

        On February 25, 2009, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 298-room Hilton Garden Inn New York/West 35th Street hotel for a purchase price of approximately $125.0 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage proceeds of approximately $60.0 million.

        On April 15, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 360-room Embassy Suites Tampa-Downtown Convention Center hotel for a purchase price of approximately $77.0 million. The hotel is located in Tampa, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage loan proceeds of approximately $40.0 million.

        On June 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 196-room Fairfield Inn & Suites Washington, DC/Downtown hotel for a purchase price of

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

3. Acquisition of Hotel Properties (Continued)

approximately $40.0 million. The hotel is located in Washington, DC. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On June 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 150-room Embassy Suites Ft Myers-Estero hotel for a purchase price of approximately $13.3 million. The hotel is located in Fort Myers, Florida. Embassy Suites Management was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On July 1, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Homewood Suites by Hilton Washington hotel for a purchase price of approximately $58.5 million. The hotel is located in Washington, DC. Crestline Hotels and Resorts was engaged to manage the hotel. The acquisition was initially financed by borrowings on the credit facility and capital contributions and subsequently by mortgage loan proceeds of approximately $31.0 million.

        On September 22, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 280-room Hilton New York/Fashion District for a purchase price of approximately $121.8 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On October 14, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 123-room Hampton Inn & Suites Denver Tech Center hotel for a purchase price of approximately $12.9 million. The hotel is located in Denver, Colorado. K Partners Hospitality Group was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On October 26, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 133-room Garden District hotel for a purchase price of approximately $6.4 million. The hotel is located in New Orleans, Louisiana. The hotel will remain closed during renovations and should re-open in the next twelve to eighteen months. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 108-room Residence Inn Columbia hotel for a purchase price of approximately $14.0 million. The hotel is located in Ellicott City, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 162-room Residence Inn National Harbor Washington, DC hotel for a purchase price of approximately $49.0 million. The hotel is located in National Harbor, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

3. Acquisition of Hotel Properties (Continued)

        On November 5, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 130-room Residence Inn Silver Spring hotel for a purchase price of approximately $25.0 million. The hotel is located in Silver Spring, Maryland. Marriott Hotel Services was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 16, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 284-room Hilton Garden Inn New Orleans Convention Center hotel for a purchase price of approximately $25.2 million. The hotel is located in New Orleans, Louisiana. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 105-room Hampton Inn West Palm Beach Central Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On November 18, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 100-room Hilton Garden Inn West Palm Beach Airport hotel for a purchase price of approximately $12.1 million. The hotel is located in West Palm Beach, Florida. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On December 17, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 160-room Hollywood Heights Hotel for a purchase price of approximately $29.4 million. The hotel is located in Los Angeles, California. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by borrowings on the credit facility and capital contributions.

        On December 23, 2010, RLJ Fund III, through wholly-owned subsidiaries, acquired a 95% interest in the 759-room Doubletree Metropolitan Hotel New York City. The total purchase price was approximately $335.0 million. The hotel is located in New York, New York. Highgate Hotels was engaged to manage the hotel. The acquisition was financed using proceeds from a senior mortgage loan of $150 million, a mezzanine loan of $50 million and capital contributions.

        The allocation of purchase price for the hotel properties acquired was as follows:

	December 31,
	2010	2009
Land and land improvements	$250,125	$26,535
Buildings and improvements	546,940	113,602
Furniture, fixtures and equipment	34,717	5,382
Intangibles	1,298	—

Total Purchase Price	$833,080	$145,519

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

3. Acquisition of Hotel Properties (Continued)

        There were no contingent consideration arrangements associated with these acquisitions nor was any goodwill recognized. See Note 17 for detail of non-cash prorations assumed at acquisition dates.

        Total revenues and net loss from the hotels acquired in 2010 of $33.0 million and $8.9 million, respectively, are included in the accompanying combined consolidated statements of operations for the year ended December 31, 2010. Total revenues and net income from the hotels acquired in 2009 of $23.9 million and $1.3 million, respectively, are included in the accompanying combined consolidated statements of operations for the year ended December 31, 2009.

        The following unaudited pro forma financial information presents the results of operations as if the 2010 acquisitions had taken place on the latter of January 1, 2009 or the opening date of the hotel. The Garden District Hotel acquired on October 26, 2010 has been closed since 2008 and accordingly has no operating history and is excluded from the condensed pro forma financial information. The results of operations for the 2009 acquisitions for the period not owned were not significant compared to the Company's results of operations. The results of operations for the 2008 acquisitions are presented as if the acquisitions had taken place on January 1, 2008. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2009.

	2010	2009	2008
Revenue	$638,546	$587,972	$531,275
Net income (loss)	(2,939)	(163,729)	(31,907)

4. Discontinued Operations

        On January 31, 2007, RLJ Development, through wholly-owned subsidiaries, sold four hotels for $270.0 million, resulting in a gain of approximately $163.7 million. During 2008, RLJ Development settled certain expenses with the purchaser of those hotels and recorded an additional gain on sale of properties of $43.

        On November 16, 2009, RLJ Development, through wholly-owned subsidiaries, entered into a purchase and sale agreement to sell six hotels. The assets were reclassified as held for sale and the operating results for the hotels were reclassified to discontinued operations. On April 23, 2010, RLJ Development completed the sale of the six hotels for a total purchase price of $73.5 million. The sale resulted in a gain of approximately $23.7 million.

        On April 23, 2010, the Company defeased five individual mortgages associated with the aforementioned six hotels sold on April 23, 2010 by replacing the original collateral with government securities. These loans carried an outstanding balance of $34.3 million at December 31, 2009. On April 28, 2010, the Company fully repaid the remaining outstanding $8.5 million mortgage loan associated with the six hotels sold on April 23, 2010, including a mortgage prepayment penalty totaling $153.

        The aforementioned six RLJ Development mortgage notes included financial and other covenants that required the maintenance of certain ratios. As of December 31, 2009, RLJ Development was in compliance with all covenants under the six mortgage loans.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

4. Discontinued Operations (Continued)

        In February 2010, RLJ Fund II received a notice of event of default for failure to make the required monthly payment on its mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, NY. The mortgage loan matured in July 2010. In April 2011, RLJ Fund II escrowed an executed deed in lieu of foreclosure agreement for the benefit of the lenders. On August 5, 2011, the Company transferred title to the hotel to the lenders pursuant to the deed in lieu of foreclosure arrangement. The Company recorded a gain on extinguishment of indebtedness of approximately $23.5 million to discontinued operations in August 2011 and removed the hotel's net assets and liabilities from its combined consolidated balance sheet at that time.

        At December 31, 2009 the balance sheet of the assets of hotels held for sale were as follows:

2009
Assets
Cash held in escrow	$1,546
Accounts receivable, net	499
Prepaid expenses and other current assets	252
Property and equipment, net	49,406
Deferred financing costs, net	63

Total assets	$51,766

Liabilities
Accounts payable	$492
Accrued expenses	1,119
Mortgage notes payable	42,775

Total liabilities	$44,386

        Comparative operating results of discontinued operations were as follows:

	For the Year Ended December 31,
	2010	2009	2008
Net revenues	$35,673	$48,465	$59,281
Operating expenses	34,165	46,916	52,657
Impairment	—	36,946	—

Operating income (loss)	1,508	(35,397)	6,624
Interest expense	(5,647)	(7,893)	(7,854)

Net loss from discontinued operations, before gain on sale	(4,139)	(43,290)	(1,230)
Gain on sale of properties	23,710	—	43

Net income (loss) from discontinued operations	$19,571	$(43,290)	$(1,187)

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

5. Investment in Hotel Properties

        Investment in hotel properties as of December 31, 2010 and 2009 consisted of the following (excluding discontinued operations):

	December 31,
	2010	2009
Land and land improvements	$487,971	$237,915
Buildings and improvements	2,188,213	1,637,852
Furniture, fixtures and equipment	310,266	262,963
Intangibles	1,298	—

	2,987,748	2,138,730
Accumulated depreciation and amortization	(361,058)	(261,147)

Investment in hotel properties, net	$2,626,690	$1,877,583

        For the years ended December 31, 2010, 2009 and 2008, depreciation and amortization expense related to investment in hotel properties was approximately $96.0 million, $90.7 million and $79.4 million (excluding discontinued operations), respectively.

  Impairment

        During the year ended December 31, 2010, the Company determined there was no impairment on its investment in hotels. During the years ended December 31, 2009 and 2008, as a result of the general economic recession and reduced demand for its hotel rooms and services resulting from an overall decline in travel demand, the Company assessed the recoverability of the carrying value for all of the hotel assets in the portfolio. This assessment resulted in the Company determining that 16 and five hotels, respectively, had carrying values in excess of undiscounted cash flows, and accordingly recorded an impairment charge totaling $61.4 million and $21.5 million, respectively. The impairment charge recorded for the New York LaGuardia Airport Marriott for the year ended December 31, 2009 of $36.9 million was reclassified to discontinued operations.

6. Investment in Loans

        On November 3, 2009, RLJ Fund III purchased two mortgage loans collateralized by the SpringHill Suites Houston Medical Park and the Residence Inn Atlanta Midtown. The purchase price was $12.7 million, and was financed by borrowings on the credit facility. The loans mature on September 6, 2017, amortize based on a 30 year term and, as of December 31, 2010, had a principal balance of $14.2 million and $10.8 million, respectively. The acquired loans were of deteriorated credit quality as the loans were already in default at the date of the Company's acquisition of the loans, and therefore the amounts paid for the loans reflected the Company's determination that it was probable the Company would be unable to collect all amounts due pursuant to the loan's contractual terms.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

6. Investment in Loans (Continued)

        Investment in loans as of December 31, 2010 and 2009 consisted of the following:

	December 31,
	2010	2009
Note secured by SpringHill Suites Houston Medical Park	$14,229	$14,431
Note secured by Residence Inn Atlanta Midtown	10,771	10,932

	25,000	25,363
Carrying amount of loans	$12,840	$12,899

Accretable Yield
Balance at December 31, 2009	$—
Reclassification from nonaccretable difference	7,212
Accretion	(43)

Balance at December 31, 2010	$7,169

        The SpringHill Suites Houston Medical Park and Residence Inn Atlanta Midtown loans require monthly payments of principal and interest of $88 and $65, respectively. Subsequent to acquisition, RLJ Fund III, through wholly-owned subsidiaries, began the foreclosure process to protect its investment. On July 16, 2010, RLJ Fund III settled and reinstated both of the loans purchased and reported as investment in loans on the combined consolidated balance sheets. The loans were brought current when the borrower paid all outstanding regular monthly payments due plus default interest of $815 and reimbursement of legal fees of $100. For the year ended December 31, 2010, interest income from the loans was $2.2 million, including $815 of default interest. For the year ended December 31, 2009, interest income from the loans was approximately $56.

7. Long-Term Debt

  Credit Facility

        RLJ Fund II, through wholly-owned subsidiaries, maintained a credit facility that provided for maximum borrowings of up to $100.0 million. The credit facility was collateralized by RLJ Fund II's partners' committed and uncalled capital and was guaranteed by RLJ Fund II. On May 8, 2008, RLJ Fund II terminated its credit facility.

        Borrowings under the credit facility bore interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus a margin of 0.75%. For the year ended December 31, 2008, the weighted average interest rate for borrowings under the credit facility was approximately 4.75%.

        RLJ Fund II incurred interest expense related to the credit facility of approximately $147 for the year ended December 31, 2008. Additionally, there was an unused commitment fee of 0.175% of the unused portion of the credit facility. RLJ Fund II incurred an unused commitment fee of approximately $49 for the year ended December 31, 2008.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

7. Long-Term Debt (Continued)

        RLJ Fund III, through wholly-owned subsidiaries, maintains a credit facility that provides for maximum borrowings of up to $200.0 million. The credit facility is collateralized by RLJ Fund III's partners' committed and uncalled capital and is guaranteed by RLJ Fund III. The credit facility matured on January 31, 2011. Borrowings under the credit facility bear interest at variable rates equal to the London InterBank Offered Rate ("LIBOR") plus a margin of 0.75%. For the years ended December 31, 2010, 2009 and 2008, the weighted average interest rate for borrowings under the credit facility was approximately 1.04%, 1.01% and 3.90%, respectively.

        RLJ Fund III incurred interest expense related to the credit facility of approximately $1.0 million, $1.3 million and $533 for the years ended December 31, 2010, 2009 and 2008, respectively. Additionally, there is an unused commitment fee of 0.15% of the unused portion of the credit facility. RLJ Fund III incurred an unused commitment fee of approximately $156, $119 and $262 for the years ended December 31, 2010, 2009 and 2008, respectively.

        RLJ Fund III is subject to a letter of credit with a value of approximately $1.9 million related to securing a swap agreement on certain variable rate mortgages. No balances have been drawn on this letter of credit as of December 31, 2010. Its issuance reduces the amount available on the credit facility by the entire $1.9 million value.

        At December 31, 2010 and 2009, RLJ Fund III had outstanding borrowings under the credit facility of approximately $0 and $146.0 million, respectively. At December 31, 2010 and 2009, RLJ Fund III had approximately $198.1 million and $50.4 million, respectively, available for borrowing.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

7. Long-Term Debt (Continued)

  Mortgage Loans

        As of December 31, 2010 and 2009, the Company is subject to the following mortgage loans (excluding loans collateralized by properties that are held for sale):

							Principal balance at December 31,
	Number of Assets Encumbered	Interest rate at December 31, 2010(1)		Maturity Date		Prepayment Penalty
Lender							2010	2009
Capmark Financial Group	1	1.36	%(2)	July 2010		(3)	$58,000	$58,000
Keybank / State Street Bank(5)	6	5.23	%(2)	April 2011	(4)	(3)	85,000	85,000
Capmark Financial Group	1	2.01%		June 2011		(3)	72,244	74,092
Merrill Lynch	10	1.86	%(2)	July 2011		(3)	92,000	92,000
Wells Fargo	1	5.59%		Jan 2012	(4)	(3)	23,967	24,710
Wells Fargo / GE	13	5.69%		Feb 2012	(4)	(6)	186,392	199,573
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	10,818	12,250
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	9,975	11,400
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	12,350	13,815
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	10,334	11,765
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	22,934	23,330
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	11,078	12,530
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	11,355	11,560
Capmark Financial Group	1	5.50%		May 2012	(7)	(3)	13,339	14,840
Wells Fargo	1	5.50%		June 2013	(8)	(6)	60,000	—
Wells Fargo	1	5.50%		Oct 2013	(8)	(3)	40,000	—
Wells Fargo	1	5.50%		Oct 2013	(8)	(3)	31,000	—
Wells Fargo	1	4.90%		Dec 2013	(8)	(3)	150,000	—
Blackstone		10.75%		Dec 2013	(8)	(3)	50,000	—
Capmark Financial Group	1	6.12%		April 2015		(9)	4,446	4,557
Capmark Financial Group	1	5.50%		May 2015		(9)	5,123	5,260
Capmark Financial Group	1	5.55%		May 2015		(9)	11,997	12,319
Capmark Financial Group	1	5.55%		June 2015		(9)	5,205	5,344
Barclay's Bank	1	5.55%		June 2015		(9)	2,718	2,791
Barclay's Bank	1	5.55%		June 2015		(9)	4,462	4,581
Barclay's Bank	1	5.55%		June 2015		(9)	10,400	10,678
Barclay's Bank	1	5.55%		June 2015		(9)	9,282	9,530
Barclay's Bank	1	5.55%		June 2015		(9)	8,317	8,537
Barclay's Bank	1	5.60%		June 2015		(9)	5,751	5,904
Barclay's Bank	1	5.60%		June 2015		(9)	8,956	9,174
Barclay's Bank	1	5.55%		June 2015		(9)	5,450	5,595
Barclay's Bank	1	5.55%		June 2015		(9)	36,135	37,099
Barclay's Bank	1	5.60%		June 2015		(9)	6,861	7,043
Barclay's Bank	1	5.55%		June 2015		(9)	6,116	6,279
Barclay's Bank	1	5.55%		June 2015		(9)	7,028	7,215
Barclay's Bank	1	5.60%		June 2015		(9)	8,952	9,189
Barclay's Bank	1	5.55%		June 2015		(9)	7,018	7,204
Barclay's Bank	1	5.55%		June 2015		(9)	7,724	7,929
Barclay's Bank	1	5.55%		June 2015		(9)	7,028	7,216
Barclay's Bank	1	5.55%		June 2015		(9)	8,023	8,237
Barclay's Bank	1	5.55%		June 2015		(9)	10,068	10,336

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

7. Long-Term Debt (Continued)

					Principal balance at December 31,
	Number of Assets Encumbered	Interest rate at December 31, 2010(1)	Maturity Date	Prepayment Penalty
Lender					2010	2009
Capmark Financial Group	1	5.50%	July 2015	(9)	7,083	7,272
Barclay's Bank	1	5.44%	Sept 2015	(9)	11,547	11,853
Merrill Lynch	1	6.29%	July 2016	(10)	9,403	9,505
Merrill Lynch	1	6.29%	July 2016	(10)	5,605	5,662
Merrill Lynch	1	6.29%	July 2016	(10)	7,871	7,956
Merrill Lynch	1	6.29%	July 2016	(10)	9,416	9,510
Wachovia Securities	43	6.29%	July 2016	(10)	499,132	504,549
Wachovia Securities	1	6.29%	July 2016	(10)	6,742	6,815
Wells Fargo / Morgan Stanley	2	6.29%	July 2016	(10)	35,669	36,056
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	(10)	6,917	6,992
Wells Fargo / Morgan Stanley	1	6.29%	July 2016	(10)	9,849	9,956

	120				$1,747,077	$1,453,008

(1)
Interest rate at December 31, 2010 gives effect to interest rate swaps and LIBOR floors, where applicable.

(2)
Requires payments of interest only.

(3)
Prepayment of this loan is not subject to a prepayment penalty.

(4)
Maturity date may be extended for one additional year at the Company's option (subject to our prior satisfaction of certain conditions, including, among others, maintenance of a specified debt service coverage ratio and advance notice of the exercise of our option).

(5)
The Keybank/State Street Bank loans are comprised of a senior and a mezzanine loan, which, as of December 31, 2010 had outstanding balances of $48 million and $37 million, respectively.

(6)
This loan is subject to a prepayment penalty in an amount calculated as a percentage of the outstanding balance at the time of such prepayment.

(7)
Maturity date may be extended for up to two additional one-year terms at the Company's option (subject to the Company's prior satisfaction of certain conditions, including, among others, a principal pay down for the first extension, maintenance of a specified debt service coverage ratio for the second extension, and advance notice of the exercise of the Company's option).

(8)
Maturity date may be extended for up to two additional one-year terms at the Company's option (subject to the Company's prior satisfaction of certain conditions and advance notice of the exercise of the Company's option).

(9)
This loan is subject to defeasance, except during the 90 days prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

(10)
This loan is subject to defeasance, except during the three years prior to the maturity date during which time prepayment of the loan is not subject to a prepayment penalty.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

7. Long-Term Debt (Continued)

        As of December 31, 2010, future minimum principal payments on mortgage loans are as follows:

2011	$293,304
2012	294,300
2013	345,192
2014	14,896
2015	15,975
Thereafter	783,410

$1,747,077

        Some mortgage agreements are subject to customary financial covenants. The Company was in compliance with these covenants at December 31, 2010 and 2009.

        In February 2010, RLJ Fund II received a notice of event of default for failure to make the required monthly payment on its mortgage loan secured by the New York LaGuardia Airport Marriott located in New York, NY. The mortgage loan matured in July 2010. In April 2011, RLJ Fund II escrowed an executed deed in lieu of foreclosure agreement for the benefit of the lenders. On August 5, 2011, the Company transferred title to the hotel to the lenders pursuant to the deed in lieu of foreclosure arrangement. At December 31, 2010, the book value of the New York LaGuardia Airport Marriott equals the fair market value which is less than the mortgage loan balance.

        In March 2010, RLJ Fund II amended the Wells Fargo/GE mortgage loan secured by 13 properties, which was previously due and payable in January 2010. In conjunction with the amendment, the mortgage principal balance was paid down to $192.1 million. The amended mortgage loan is subject to a variable rate of interest, currently 5.69%, and requires monthly payments of principal and interest. Additionally, a one-time mortgage amortization payment of $2.5 million was paid in December 2010. The mortgage has a new maturity date of February 2012.

        In May 2010, RLJ Fund II restructured certain Capmark Financial Group mortgage loans secured by eight properties. In connection with the restructuring, principal was paid down by $7.5 million on these loans. The restructured loans are subject to a variable interest rate of LIBOR plus 4.00% and the original maturity dates were extended to May 2012, plus two one-year extensions are available.

8. Commitments and Contingencies

  Ground Leases

        The Louisville Marriott Downtown is subject to a ground lease with an initial term extending out to 2053. The ground lease may be extended for up to four additional twenty-five year terms at RLJ Fund II's option. The annual ground rent is one dollar; however, the property is subject to an annual profit participation payment based on net income as calculated based on the terms of the ground lease. As of both December 31, 2010 and 2009, no liability was incurred for profit participation.

        The Courtyard Austin Downtown/Convention Center and Residence Inn Austin Downtown/Convention Center are subject to a ground lease with a term extending to 2100. The annual ground rent is $400; however, the properties are subject to an annual profit participation payment based on

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

8. Commitments and Contingencies (Continued)

gross revenue as calculated based on the terms of the ground lease. For the years ended December, 31, 2010, 2009 and 2008, approximately $176, $230 and $202, respectively, had been incurred for profit participation.

        The Hilton Garden Inn Bloomington is subject to a ground lease with an initial term extending to 2053. The ground lease automatically extends for up to five additional ten-year terms unless certain conditions are met. A de minimus minimum rent payment is to be paid in ten equal annual installments commencing with the twentieth anniversary of the leases' inception. No other payments are required under the terms of the ground lease.

        The Hilton Garden Inn Bloomington is subject to an agreement to lease parking spaces with an initial term extending to 2033. The agreement to lease parking spaces may be extended if certain events occur. The agreement provides for a monthly rental payment based on city ordinance rates (at December 31, 2010 and 2009 the rate was de minimis) and the number of parking spaces reserved for the exclusive use of the hotel, plus amounts based on actual usage in excess of the reserved spaces. For the years ended December 31, 2010 and 2009, approximately $110 and $108 of rent was paid.

        The Hampton Inn Garden City is subject to a ground lease with an initial term extending to 2016. The lease is associated with an agreement for payment in lieu of taxes and will revert to fee simple ownership at the end of the ground lease. A de minimus rent payment is to be paid annually. In addition, an annual compliance fee of $1 is required under the terms of the ground lease.

  Restricted Cash Reserves

        The Company is obligated to maintain reserve funds for capital expenditures at the hotels (including the periodic replacement or refurbishment of furniture, fixtures and equipment) as determined pursuant to the management agreements, franchise agreements and/or mortgage loan documents. The management agreements, franchise agreements and/or mortgage loan documents require the Company to reserve restricted cash ranging from 1.0% to 5.0% of the individual hotel's revenues and maintain the reserves in restricted cash reserve escrows. Amounts will be capitalized as incurred. Any unexpended amounts will remain the property of the Company upon termination of the management agreements, franchise agreements or mortgage loan documents. Additionally, some mortgage agreements require the Company to reserve restricted cash for the periodic payment of real estate taxes and insurance. As of December 31, 2010 and 2009, approximately $65.9 million and $52.9 million, respectively, was available in restricted cash reserves for future capital expenditures, real estate taxes and insurance.

        As of December 31, 2010, the New York LaGuardia Airport Marriott was in default on its mortgage loan. Under the terms of the mortgage loan, the lender receives the monthly net cash from operations from the hotel. As of December 31, 2010, approximately $4.6 million in cash was held by the lender.

  Management Agreements

        As of December 31, 2010, all of the Company's hotel properties are operated pursuant to long-term agreements with terms ranging from 3 to 60 years, with fourteen management companies, including Aimbridge Hospitality (two hotels), Concord Hospitality Enterprises Company (one hotel),

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

8. Commitments and Contingencies (Continued)

Crescent Hotels and Resorts (two hotels), Crestline Hotels (one hotel), Embassy Suites Management (three hotels), Highgate Hotels (three hotel), Interstate Hotels (six hotels), K Partners Hospitality (one hotel) Marriott International (five hotels), Noble (one hotel), Stonebridge Realty Advisors, Inc. (one hotel), Urgo Hotels (two hotels) and WLS (104 hotels). Each management company receives a base management fee generally between 2.0% and 7.0% of hotel revenues. The management companies are also eligible to receive an incentive management fee if hotel operating income, as defined in the management agreements, exceeds certain thresholds. The incentive management fee is generally calculated as a percentage of hotel operating income after the Company has received a priority return on their investment in the hotel.

        For years ended December 31, 2010, 2009 and 2008, the Company incurred management fee expense, including amortization of deferred management fees, of approximately $19.1 million, $17.2 million and $21.4 million (excluding discontinued operations), respectively.

  Franchise Agreements

        As of December 31, 2010, 125 of the Company's hotel properties are operated under franchise agreements with terms ranging from 5 to 34 years. The management agreements for these hotels allow the properties to operate under the respective brands. Pursuant to the franchise agreements, the Company pays a royalty fee, generally between 2.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 0.4% and 4.3% of room revenue. Certain hotels are also charged a royalty fee of between 2.0% and 3.0% of food and beverage revenues. For the years ended December 31, 2010, 2009 and 2008, the Company incurred franchise fee expense of approximately $33.0 million, $28.8 million and $31.9 million (excluding discontinued operations), respectively.

  Litigation

        Neither the Company nor any of its subsidiaries are currently involved in any regulatory or legal proceedings that management believes will have a material adverse effect on the financial position, operations or liquidity of the Company.

  Purchase Agreements

        As of December 31, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Embassy Suites Columbus from 2700 Corporate Exchange Drive Holdings, LLC. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on January 11, 2011, and received its $250 deposit as a credit at closing.

        As of December 31, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Renaissance Pittsburgh from Fulton Hotel Developer, LLLP. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on January 12, 2011, and received its $2.0 million deposit as a credit at closing.

        As of December 31, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase a portfolio of four hotels from LSREF Peach

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

8. Commitments and Contingencies (Continued)

Investments, LLC. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on January 18, 2011, and received its $4.0 million deposit as a credit at closing.

        As of December 31, 2010, RLJ Fund III, through wholly-owned subsidiaries, was subject to a purchase and sale agreement to purchase the Wyndham Raleigh Durham and the Wyndham Pittsburgh University from W2001 Eastern Hotel Realty. RLJ Fund III consummated the transaction pursuant to the terms of the agreement on January 18, 2011, and received its $2.0 million deposit as a credit at closing.

        RLJ Fund III, through wholly-owned subsidiaries, is subject to a security deposit agreement with the Federal Deposit Insurance Corporation (the "FDIC") for the opportunity to pursue properties seized by the government. If RLJ Fund III breaches the confidentiality agreement, it may forfeit its deposit. The agreement requires a $250 deposit which is available to be refunded at RLJ Fund III's request to terminate, or if granted by the FDIC even with breach of confidentiality.

9. Owners' Equity

  Partners' Capital

        As of December 31, 2010, the RLJ Fund II partners had made aggregate capital contributions of approximately $726.2 million. In addition, $16.8 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund II General Partner. Accordingly, 100.0% of total capital commitments have been committed as of December 31, 2010. As of December 31, 2010, RLJ Fund II had made distributions of approximately $150.1 million, in aggregate, including approximately $23.2 million of advisory fees distributed to the Fund II General Partner on behalf of the limited partners.

        As of December 31, 2010, the RLJ Fund III partners had made aggregate capital contributions of approximately $807.0 million. In addition, $47.6 million of advisory fees, which reduce limited partner capital commitments, have been paid by the limited partners to the Fund III General Partner. Accordingly, 71.7% of total capital commitments have been deployed as of December 31, 2010. As of December 31, 2010, RLJ Fund III had made no distributions.

  Members' Capital

        The rights and obligations of the equity holders of RLJ Development (the "Members") are governed by its limited liability company agreement of RLJ Development dated December 19, 2000, and amended January 1, 2002 (the "Operating Agreement"). Each member's interest in the Company is equal to the percentage of capital initially contributed by that Member. The Class A Members hold a 75% ownership interest and the two Class B members hold a total interest of 25%. The Class A Members have made capital contributions totalling $115.3 million none of which were contributed during the years ended December 31, 2010 and 2009. The Class B Members were not required to make, nor have they made any, capital contributions during the years ended December 31, 2010 and 2009.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

9. Owners' Equity (Continued)

  Series A Preferred Units

        On October 24, 2006, the Fund II Investment REITs (through the Fund II Initial REIT and the Fund II Parallel REIT) completed two private offerings of 125 units each (250 units in the aggregate) of 12.5% cumulative non-voting preferred units for an aggregate amount of $250. The units have no par value and have a liquidation value of $1. Dividends are paid semi-annually on June 30 and December 31. The units are redeemable by the Initial REIT and the Fund II Parallel REIT, respectively, for the liquidation value plus accumulated and unpaid dividends plus, if redeemed before December 31, 2011, a redemption premium. After deducting underwriting discounts and commissions and other offering costs, the Fund II Investment REITs raised aggregate net proceeds of approximately $189.

        On December 17, 2007, the Fund III Investment REITs (through the Fund III Initial REIT and the Fund III Parallel REIT) completed two private offerings of 125 units each (250 units in the aggregate) of 12.5% cumulative non-voting preferred units for an aggregate amount of $250. The units have no par value and have a liquidation value of $1. Dividends are paid semi-annually on June 30 and December 31. The units are redeemable by the Fund III Initial REIT and the Fund III Parallel REIT, respectively, for the liquidation value plus accumulated and unpaid dividends plus, if redeemed before December 31, 2012, a redemption premium. After deducting underwriting discounts and commissions and other offering costs, the Fund III Investment REITs raised aggregate net proceeds of approximately $190.

        As of December 31, 2010, an aggregate of approximately $131 had been distributed to Fund II preferred unitholders.

        As of December 31, 2010, an aggregate of approximately $93 had been distributed to Fund III preferred unitholders.

10. Financial Instruments: Derivatives and Hedging

        The Company employs interest rate swaps and caps to hedge against interest rate fluctuations. Unrealized gains and losses are reported in other comprehensive income (loss) with no effect recognized in earnings as long as the characteristics of the swap and the hedged item are closely matched. The ineffective portion of all hedges is recognized in earnings in the current period.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

10. Financial Instruments: Derivatives and Hedging (Continued)

        As of December 31, 2010 and 2009, the Company has entered into the following interest rate swaps and caps:

	Notional value at December 31,				Fair value at December 31,
			Swap interest rate
Hedge type	2010	2009		Maturity	2010	2009
Swap-cash flow	$—	$33,919	5.10%	1/19/2010	$—	$(151)
Swap-cash flow	—	12,250	5.09%	5/17/2010	—	(274)
Swap-cash flow	—	58,000	5.08%	6/13/2010	—	(1,504)
Swap-cash flow	—	11,400	5.33%	6/21/2010	—	(322)
Interest rate cap	—	75,000	5.00%	6/23/2010	—	—
Swap-cash flow	—	13,815	5.33%	6/27/2010	—	(403)
Swap-cash flow	—	11,765	5.33%	6/27/2010	—	(343)
Interest rate cap	—	60,000	5.00%	7/11/2010	—	—
Interest rate cap	—	16,000	5.00%	7/11/2010	—	—
Interest rate cap	—	16,000	5.00%	7/11/2010	—	—
Swap-cash flow	—	23,330	5.33%	7/15/2010	—	(733)
Swap-cash flow	—	11,418	5.49%	7/18/2010	—	(377)
Swap-cash flow	—	12,090	5.49%	7/18/2010	—	(399)
Swap-cash flow	—	12,530	4.94%	8/2/2010	—	(391)
Swap-cash flow	—	19,903	4.94%	8/23/2010	—	(670)
Swap-cash flow	—	11,560	4.94%	8/30/2010	—	(398)
Swap-cash flow	—	40,300	4.77%	10/3/2010	—	(1,491)
Swap-cash flow	—	24,852	4.77%	10/3/2010	—	(920)
Swap-cash flow	—	14,839	4.76%	10/15/2010	—	(565)
Swap-cash flow	—	12,090	4.72%	11/30/2010	—	(513)
Swap-cash flow	—	10,075	4.72%	11/30/2010	—	(427)
Swap-cash flow	28,269	28,269	3.09%	1/22/2011	(120)	(811)
Interest rate cap	48,000	48,000	6.00%	4/9/2011	—	—
Interest rate cap	37,000	37,000	6.00%	4/9/2011	—	—
Swap-cash flow	8,732	8,732	3.45%	4/30/2011	(114)	(328)
Interest rate cap	73,168	—	5.00%	6/9/2011	—	—
Interest rate cap	60,000	—	5.00%	7/15/2011	—	—
Interest rate cap	16,000	—	5.00%	7/15/2011	—	—
Interest rate cap	16,000	—	5.00%	7/15/2011	—	—
Swap-cash flow	11,418	11,418	3.33%	9/22/2011	(266)	(449)
Swap-cash flow	85,000	85,000	3.33%	9/22/2011	(2,095)	(3,460)
Interest rate cap	60,000	—	5.00%	6/29/2012	18	—
Interest rate cap	50,000	—	3.50%	12/23/2012	71	—
Swap-cash flow	150,000	—	1.15%	12/23/2012	(1,384)	—
Swap-cash flow	40,000	—	1.00%	10/6/2013	39	—
Swap-cash flow	31,000	—	1.00%	10/6/2013	31	—

	$714,587	$719,555			$(3,820)	$(14,929)

        As of December 31, 2010 and 2009, there was approximately $3.8 million and $14.9 million, respectively, in unrealized losses included in accumulated other comprehensive loss, a component of owners' equity, related to interest rate hedges that are effective in offsetting the variable cash flows.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

10. Financial Instruments: Derivatives and Hedging (Continued)

For the years ended December 31, 2010, 2009 and 2008 there was approximately $58, $150 and $373, respectively, in unrealized gains recognized in earnings related to hedges that were ineffective in offsetting variable cash flows.

        Over time, the unrealized gains reported in accumulated other comprehensive loss will be reclassified to interest income. The unrealized gains are reclassified to earnings during the same period the associated hedged items are also recognized in earnings. For the years ended December 31, 2010, 2009 and 2008, the Company reclassified approximately $58, $150 and $373, respectively, of accumulated other comprehensive loss to earnings as interest income in conjunction with interest rate swaps. As of December 31, 2010, there were no ineffective hedges. The Company does not anticipate reclassifying any unrealized gains to interest income over the next twelve months.

11. Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value hierarchy has three levels of inputs, both observable and unobservable:

  •
  Level 1—Inputs include quoted market prices in an active market for identical assets or liabilities.

  •
  Level 2—Inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

  •
  Level 3—Inputs are unobservable and corroborated by little or no market data.

        Recurring Fair Value Measurements: The following table presents the Company's fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010.

	Fair Value at December 31, 2010
	Level 1	Level 2	Level 3	Total
Interest rate swap and cap liability	$—	$(3,820)	$—	$(3,820)

Total	$—	$(3,820)	$—	$(3,820)

        Consistent with the prior year, the fair values of the derivative financial instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The Company determined that the significant inputs, such as interest yield curves and discount rates, used to value its derivatives fall within Level 2 of the fair value hierarchy and that the credit valuation adjustments associated with the Company's counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of December 31, 2010, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

11. Fair Value Measurements (Continued)

derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        For purposes of determining impairment charges in 2009 and 2008, investments in hotel properties were valued using third-party appraisals. These appraisals include various valuation techniques that require inputs that are both observable and unobservable. Inputs used to value the hotel properties include discount and capitalization rates and sales comparables where available and appropriate. These valuations are generally classified within Level 3 of the valuation hierarchy.

12. Advisory Fees

        Pursuant to the terms of the Fund II LP Agreements, the Fund II General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund II General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund II. Total advisory fees due to the Fund II General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the years ended December 31, 2010, 2009 and 2008 were approximately $8.6 million, $8.6 million and $8.2 million, respectively. As of December 31, 2010, 2009 and 2008 all advisory fees due had been paid.

        Pursuant to the terms of the Fund III LP Agreements, the Fund III General Partner is entitled to receive annual advisory fees directly from the limited partners in consideration for the Fund III General Partner providing and managing the day-to-day operations and expenditures of RLJ Fund III. Total advisory fees due to the General Partner from limited partners, including advisory fees due from the limited partners admitted during subsequent closes, for the years ended December 31, 2010, 2009 and 2008 were approximately $13.7 million, per year. As of December 31, 2010, 2009 and 2008, all advisory fees had been paid by the limited partners.

        The combined consolidated financial statements of the Company reflect these advisory fees as contributions and distributions within the respective partner accounts. As a result of the combination of RLJ Development with RLJ Fund II and RLJ Fund III and after elimination entries, the actual expenses associated with operating RLJ Fund II and RLJ Fund III have been reflected in these financial statements.

13. Related Party Transactions

        For the years ended December 31, 2010, 2009 and 2008, RLJ Fund II, through wholly owned subsidiaries, incurred management and franchise fees of approximately $1.0 million, $1.0 million and $2.6 million, respectively, to affiliates of Marriott International, a related party through its limited partnership interests in RLJ Fund II and RLJ Fund III. As of both December 31, 2010 and 2009, RLJ Fund II had no management and franchise fees payable to affiliates of Marriott International.

        For the years ended December 31, 2010, 2009 and 2008, RLJ Fund III, through wholly-owned subsidiaries, incurred management and franchise fees of approximately $103, $0 and $0, respectively, to affiliates of Marriott International, a related party through its limited partnership interest in RLJ Fund III. As of December 31, 2010 and 2009, RLJ Fund III had no management and franchise fees payable to affiliates of Marriott International.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

13. Related Party Transactions (Continued)

        For the year ended December 31, 2010, RLJ Fund III, through wholly owned subsidiaries, incurred management fees of approximately $966, to affiliates of Highgate Hotels, a related party. As of December 31, 2010, RLJ Fund III had $177 of management fees payable to affiliates of Highgate Hotels.

        In 2009, the Fund III Master Company borrowed from the credit facility (see Note 7) to advance approximately $10.3 million to the General Partner of RLJ Fund III, creating a receivable of $10.3 million at December 31, 2009 from the Fund III General Partner at the Master Company. The receivable was paid in full in January 2010.

        The Company pays monthly fees for management advisory services to the managing member of RLJ Development. Such fees amounted to $2.3 million, $1.8 million and $1.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

        RLJ Companies LLC, a related party, periodically pays certain amounts on the Company's behalf. As of December 31, 2010 and 2009, amounts due to RLJ Companies LLC totaled $61 and $39, respectively.

        During 2010 and 2009, the Company paid certain costs on the behalf of RLJ Development (Mexico), LLC, a related party through common ownership, and RLJ Development (Mexico), LLC paid for certain amounts on the Company's behalf. At December 31, 2009 and 2008, the amounts due from RLJ Development (Mexico), LLC were $684 and $481, respectively.

        During 2010 and 2009, the Company made charitable contributions totaling $320 and $326, respectively, which are included in general and administrative expense. These charitable contributions were paid to various foundations and charitable organizations, of which $55 and $105, respectively, were directed by related parties.

14. Income Taxes

        For federal income tax purposes, the cash distributions paid to the preferred unitholders and to the Company may be characterized as ordinary income, return of capital (generally non-taxable) or

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

14. Income Taxes (Continued)

capital gains. The following characterizes partner distributions made to the Company and preferred unitholders for the years ended December 31, 2010 and 2009:

	For the Years Ended December 31,
	2010	2009
Partner distributions
Ordinary income	100.0%	—
Return of capital	—	100.0%
Capital gains	—	—

	100%	100%

Preferred distributions
Ordinary income	100.0%	—
Return of capital	—	100.0%
Capital gains	—	—

	100.0%	100%

        The components of the income tax provision are as follows:

	For the Years Ended December 31,
	2010	2009	2008
Current:
Federal	$—	$—	$—
State	(997)	(1,801)	(883)
Deferred:
Federal	52	—	1,694
State	—	—	134

Total net deferred tax (expense) / benefit	$(945)	$(1,801)	$945

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

14. Income Taxes (Continued)

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010, 2009 and 2008 as a result of the following differences:

	For the Years Ended December 31,
	2010	2009	2008
Expected federal tax benefit at statutory rate	$14,897	$56,650	$11,007
Tax impact of passthrough entities	(5,850)	(5,690)	(5,578)
Tax impact of REIT election	2,162	(37,702)	1,050

Expected tax benefit at TRS	11,209	13,258	6,479
Change in valuation allowance	(12,426)	(13,589)	(5,309)
State income tax benefit (expense), net of federal tax benefit	143	(556)	(206)
Other, net	129	(914)	(19)

Income tax (expense) benefit	$(945)	$(1,801)	$945

        During 2009, the Company identified an unrecorded prior period (2007) state tax expense totaling $981 which was corrected in the 2009 Statement of Operations as an adjustment to increase current period income tax expense.

        Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets (liabilities) include the following:

	December 31,
	2010	2009
Property and equipment	$—	$(3,978)
Prepaid expenses	(794)	(531)
Accrued Interest	(5)	—

Gross deferred tax liabilities	$(799)	$(4,509)

Property and equipment	$2,070	$—
Allowance for doubtful accounts	158	50
Incentive and vacation accrual	1,189	804
Inventory basis difference	37	33
Transaction Costs	135	208
Alternative minimum tax credit carryforward	26	78
Net operating loss carryforwards	28,507	22,232
Valuation allowance	(31,323)	(18,896)

Gross deferred tax assets	$799	$4,509

        The Company recorded a valuation allowance of approximately $31.3 million and $18.9 million related to its net operating loss, or NOL, carryforwards and other deferred tax assets at December 31, 2010 and 2009, respectively, as the Company believed it was more likely than not that it would not realize the benefits associated with these NOLs and other deferred tax assets. The ability to carry

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

14. Income Taxes (Continued)

forward the NOLs of approximately $28.5 million will begin to expire in 2026, if not utilized by then. If the Company's TRS entities were to experience a change in control as defined in Section 382 of the Code, the TRS's ability to utilize NOLs in the years after the change in control would be limited.

        The net current and non-current components of deferred income taxes included in the combined consolidated balance sheets are as follows:

	December 31,
	2010	2009
Current net deferred tax assets	$—	$—
Current net deferred tax liabilities	(799)	(4,509)
Non-current net deferred tax assets	799	4,509
Non-current net deferred tax liabilities	—	—

Net deferred tax liability	$—	$—

15. Comprehensive Loss

        For the years ended December 31, 2010, 2009 and 2008 comprehensive loss was approximately $11.6 million, $150.8 million and $47.0 million, respectively. As of December 31, 2010 and 2009, the Company's accumulated other comprehensive loss was approximately $3.8 million and $14.9 million, respectively. The accumulated other comprehensive loss resulted entirely from the Company's unrealized losses on its interest rate derivative instruments.

16. Segment Information

        The Company separately evaluates the performance of each of its hotels. However, because each of the hotels has similar economic characteristics, facilities, and services, the properties have been aggregated into a single operating segment.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

17. Supplemental Information to Statement of Cash Flows

	For the years ended December 31,
	2010	2009	2008
Interest paid	$83,670	$87,761	$95,595

Income taxes paid	$1,934	$1,814	$975

Supplemental non-cash transactions:
In conjunction with the hotel acquisitions, the Company assumed the following assets and liabilities:
Purchase of real estate	$833,080	$145,519	$173,649
Assumption of loans	—	—	(85,000)
Accounts receivable	878	11	292
Other assets	6,942	170	712
Advance deposits	(624)	(134)	(141)
Non-controlling interest	(7,836)	—	—
Accounts payable and accrued expenses	(3,568)	(251)	(1,666)

Acquisition of hotel properties	$828,872	$145,315	$87,846

In conjunction with the hotel disposals, the Company disposed of the following assets and liabilities:
Sale of real estate	$49,452	$—	$—
Other assets	286	—	—
Other liabilities	(701)	—	—
Gain on sale of property	23,710	—	—

Disposition of hotel properties	$72,747	$—	$—

Change in fair market value of interest rate swaps	$11,109	$17,354	$(17,294)

18. Subsequent Events

        On January 5, 2011, RLJ Fund III issued a capital call notice to partners, calling an aggregate contribution of approximately $67.9 million, including approximately $2.5 million of advisory fees payable to the General Partner.

        On January 11, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 221-room Embassy Suites Columbus hotel for a purchase price of approximately $9.6 million. The hotel is located in Columbus, Ohio. Crescent Hotels and Resorts was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 12, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 300-room Renaissance Pittsburgh Hotel for a purchase price of approximately $47.3 million. The hotel is located in Pittsburgh, Pennsylvania. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 14, 2011, RLJ Fund III entered into a $140 million unsecured term loan. RLJ Fund III has agreed to maintain an unencumbered asset pool of ten hotel properties during the term of the

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

18. Subsequent Events (Continued)

credit facility. The credit facility has an original maturity date of September 30, 2011, with two six-month extension options, and bears interest at LIBOR plus 4.25%, with a LIBOR floor of 1.00%.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 181-room Courtyard Atlanta Buckhead hotel for a purchase price of approximately $27.0 million. The hotel is located in Atlanta, Georgia. Noble Management Group was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 152-room Doubletree Hotel Columbia for a purchase price of approximately $10.5 million. The hotel is located in Columbia, Maryland. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 238-room Denver Airport Marriott at Gateway Park hotel for a purchase price of approximately $46.0 million. The hotel is located in Denver, Colorado. Sage Hospitality was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 18, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 219-room Crowne Plaza Hotel West Palm Beach for a purchase price of approximately $16.0 million. The hotel is located in West Palm Beach, Florida. Windsor Capital Group was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 175-room Wyndham Raleigh Durham-Research Triangle Park hotel for a purchase price of approximately $7.0 million. The hotel is located in Durham, North Carolina. Noble Management Group was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On January 24, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 198-room Wyndham Pittsburgh hotel for a purchase price of approximately $21.3 million. The hotel is located in Pittsburgh, Pennsylvania. Urgo Hotels was engaged to manage the hotel. The acquisition was financed by capital contributions.

        On March 14, 2011, RLJ Fund III, through wholly-owned subsidiaries, acquired a 100% interest in the 176-room Hampton Inn Houston—Near the Galleria for a purchase price of approximately $20.3 million. The hotel is located in Houston, Texas. Interstate Management Company was engaged to manage the hotel. The acquisition was financed by capital contributions.

        The following unaudited pro forma financial information presents the results of operations as if the 2011 acquisitions had taken place on the latter of January 1, 2010 or the opening date of the hotel. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what actual results of operations would have been had the acquisitions taken place on January 1, 2010.

For the Year Ended December 31, 2010
Revenue	$620,991
Net income (loss)	(15,491)

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

18. Subsequent Events (Continued)

        The preliminary allocation of purchase price for the hotel properties acquired was as follows:

December 31, 2010
Land and land improvements	$31,846
Buildings and improvements	189,385
Furniture, fixtures and equipment	25,080
Intangibles	559

Allocated purchase price	$246,870

        The Company has evaluated all subsequent events through the date the financial statements were issued, and no additional matters have come to our attention.

19. Other Subsequent Events (unaudited)

        On May 16, 2011, RLJ Lodging Trust completed its initial public offering ("IPO") and formation transactions. The IPO resulted in the sale of 27,500,000 common shares of beneficial interest, $0.01 par value per share, at $18.00 per share, for total gross proceeds of $495.0 million. The aggregate proceeds to RLJ Lodging Trust, net of underwriters' discounts, was approximately $464.1 million. RLJ Lodging Trust used the net proceeds and cash on hand to repay approximately $472.6 million of secured indebtedness. Upon completion of the IPO and related formation transactions, RLJ Lodging Trust succeeded to the operations, the lodging assets and hotel investment and ownership platform of the Company.

        On June 3, 2011, RLJ Lodging Trust issued and sold an additional 4,095,000 common shares at a price per share of $18.00 upon exercise of the Overallotment, for total gross proceeds of $73.7 million. RLJ Lodging Trust received aggregate net proceeds of approximately $69.1 million in connection with the Overallotment. RLJ Lodging Trust holds the net proceeds from the Overallotment as cash to be used for working capital purposes or to invest in short-term, interest-bearing, investment-grade securities, and money market accounts that are consistent with our intention to qualify as a REIT.

        On June 17, 2011, RLJ Lodging Trust's board of trustees declared a prorated cash dividend of $0.08 per common share of beneficial interest, payable on July 15, 2011 to shareholders of record as of June 30, 2011. The $0.08 dividend is prorated from May 16, 2011, the closing date of the IPO, through June 30, 2011.

        On June 20, 2011, RLJ Lodging Trust entered into a $300.0 million, three-year, unsecured revolving credit agreement (the "Credit Agreement"). Subject to certain terms and conditions set forth in the Credit Agreement, RLJ Lodging Trust may increase the original principal amount to $450.0 million and may extend the maturity date by one additional year. Availability under the Credit Agreement is based in part on (i) the aggregate commitments of the lender, and (ii) the value of qualifying unencumbered hotel properties included in the borrowing base, as defined in the Credit Agreement. Borrowings under the Credit Agreement will bear interest equal to LIBOR plus a margin of 2.25% - 3.25% based upon RLJ Lodging Trust's leverage ratio with no LIBOR floor. In addition, the Credit Agreement provides for swing loans and permits the issuances of letters of credits.

The RLJ Predecessor

Notes to Combined Consolidated Financial Statements (Continued)

(Amounts in thousands)

19. Other Subsequent Events (unaudited) (Continued)

        On July 15, 2011, RLJ Lodging Trust paid a dividend of $0.08 per common share of beneficial interest to shareholders of record at June 30, 2011.

        On August 5, 2011, RLJ Lodging Trust transferred title to the New York LaGuardia Airport Marriott to the lenders pursuant to a deed in lieu of foreclosure arrangement (see Note 7). RLJ Lodging Trust recorded a gain on the forgiveness of indebtedness of approximately $23.0 million.

        On October 14, 2011, RLJ Lodging Trust paid a dividend of $0.15 per common share of beneficial interest to shareholders of record at September 30, 2011.

        On October 21, 2011, RLJ Lodging Trust, through wholly-owned subsidiaries, entered into five separate first mortgage non-recourse loans, which resulted in aggregate proceeds of $142.0 million. Each loan is collateralized by a hotel property. The mortgage loans have an initial term of three years and bear interest at LIBOR plus 3.60%. RLJ Lodging Trust utilized $140.0 million of the proceeds from these new loans to fully repay its unsecured term loan (See Note 7).

        On October 27, 2011, RLJ Lodging Trust, through wholly-owned subsidiaries, acquired a 100% interest in the 176-room Courtyard Charleston Historic District for a purchase price of approximately $42.0 million. The hotel is located in Charleston, South Carolina. Noble Management Group was engaged to manage the hotel.

        In November, 2011, RLJ Lodging Trust elected to cease the subsidization of debt service on the mortgage loans secured by the Courtyard Goshen and Springhill Suites Southfield. As of September 30, 2011, the principal balance outstanding was $5.6 million and $5.0 million, respectively. The loans mature in July 2016 and May 2015, respectively. RLJ Lodging Trust will work with the lenders to negotiate a deed in lieu of foreclosure process.

The RLJ Predecessor

Real Estate and Accumulated Depreciation

December 31, 2010

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2010
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Marriott Airport Austin South	$22,043	$2,252	$16,522	$1,337	$2,252	$17,859	$20,111	$1,966	2006	40
Marriott Denver South @ Park Meadow	39,154	5,384	39,488	269	5,384	39,757	45,141	4,538	2006	40
Marriott Louisville Downtown	72,244	—	89,541	19	—	89,560	89,560	10,254	2006	40
Marriott Pontiac	13,806	3,437	25,224	22	3,437	25,246	28,683	2,892	2006	40
Marriott Midway	28,027	4,464	32,736	555	4,464	33,291	37,755	3,797	2006	40
Renaissance Boulder Suites @ Flatiron	18,833	4,440	32,557	3	4,440	32,560	37,000	3,730	2006	40
Renaissance Plantation	25,361	4,842	35,517	187	4,842	35,704	40,546	4,079	2006	40
Holiday Inn Austin NW Plaza	11,844	1,546	11,337	443	1,546	11,780	13,326	1,335	2006	40
Courtyard Austin Central	14,559	1,894	13,891	536	1,894	14,427	16,321	1,628	2006	40
Courtyard Austin NW Parmer Lane	12,547	1,443	10,585	609	1,443	11,194	12,637	1,248	2006	40
Courtyard Austin South	5,450	1,530	11,222	96	1,530	11,318	12,848	1,268	2006	40
Courtyard Benton Harbor	2,595	345	2,534	130	345	2,664	3,009	297	2006	40
Courtyard Brandon	10,617	1,036	7,599	53	1,036	7,652	8,688	1,155	2006	40
Courtyard Chicago Downtown Mag Mile	36,135	8,140	59,696	1,783	8,140	61,479	69,619	6,761	2006	40
Courtyard Fort Wayne	9,713	1,143	8,389	180	1,143	8,569	9,712	973	2006	40
Courtyard Golden	6,861	1,325	9,716	43	1,325	9,759	11,084	1,096	2006	40
Courtyard Goshen	5,605	356	2,614	114	356	2,728	3,084	410	2006	40
Courtyard Grand Rapids Airport	4,446	706	5,185	142	706	5,327	6,033	581	2006	40
Courtyard Hammond	7,871	1,038	7,616	114	1,038	7,730	8,768	879	2006	40
Courtyard Indy Capital	17,709	2,482	18,207	127	2,482	18,334	20,816	2,092	2006	40
Courtyard Lakewood	2,718	536	3,931	19	536	3,950	4,486	445	2006	40
Courtyard Longmont/Boulder	6,116	1,192	8,745	83	1,192	8,828	10,020	988	2006	40
Courtyard Louisville	9,282	1,640	12,025	55	1,640	12,080	13,720	1,358	2006	40
Courtyard Louisville NE	9,448	1,374	10,079	153	1,374	10,232	11,606	1,158	2006	40
Courtyard Merrillville	9,144	537	3,943	283	537	4,226	4,763	737	2006	40
Courtyard Mesquite	7,235	942	6,915	58	942	6,973	7,915	797	2006	40
Courtyard Midway	9,593	2,172	15,927	206	2,172	16,133	18,305	2,373	2006	40
Courtyard Mishawaka/South Bend	7,024	640	4,699	71	640	4,770	5,410	721	2006	40
Courtyard Pontiac	6,910	482	3,543	73	482	3,616	4,098	641	2006	40
Courtyard Salt Lake City Airport	18,172	2,333	17,110	46	2,333	17,156	19,489	1,964	2006	40
Courtyard San Antonio Airport Northstar	9,849	1,196	8,768	458	1,196	9,226	10,422	1,030	2006	40
Courtyard Sugarland	8,251	1,217	8,931	48	1,217	8,979	10,196	1,025	2006	40
Courtyard Valparaiso	4,690	248	1,825	50	248	1,875	2,123	370	2006	40
Courtyard Schaumburg	13,173	2,078	15,239	10	2,078	15,249	17,327	1,621	2007	40
Courtyard Miramar	10,664	1,619	11,872	—	1,619	11,872	13,491	1,039	2007	40
Courtyard Austin Downtown	37,638	6,049	44,361	—	6,049	44,361	50,410	3,607	2007	40
Courtyard Grand Junction	10,664	1,576	11,754	—	1,576	11,754	13,330	711	2008	40
Courtyard Austin Airport	11,291	1,691	12,404	1,030	1,691	13,434	15,125	967	2007	40
Residence Inn Austin NW	11,477	1,403	10,290	33	1,403	10,323	11,726	1,182	2006	40
Residence Inn Austin South Airport	6,853	802	5,883	5	802	5,888	6,690	675	2006	40
Residence Inn Austin Parmer Lane	8,023	1,483	10,872	36	1,483	10,908	12,391	1,227	2006	40
Residence Inn Carmel	8,952	1,646	12,076	143	1,646	12,219	13,865	1,366	2006	40
Residence Inn Fishers	8,335	998	7,322	33	998	7,355	8,353	843	2006	40
Residence Inn Golden	7,018	1,222	8,963	26	1,222	8,989	10,211	1,011	2006	40
Residence Inn Hammond	6,917	980	7,190	123	980	7,313	8,293	833	2006	40
Residence Inn Galleria	17,606	2,665	19,549	21	2,665	19,570	22,235	2,242	2006	40
Residence Inn Indianapolis Airport	7,728	786	5,772	167	786	5,939	6,725	806	2006	40
Residence Inn Indianapolis Canal	17,960	2,670	19,588	345	2,670	19,933	22,603	2,262	2006	40
Residence Inn Lakewood	4,462	986	7,230	13	986	7,243	8,229	815	2006	40
Residence Inn Longmont	7,028	1,407	10,321	—	1,407	10,321	11,728	1,162	2006	40
Residence Inn Louisville	8,431	1,298	9,519	46	1,298	9,565	10,863	1,094	2006	40
Residence Inn Louisville NE	7,724	1,319	9,675	71	1,319	9,746	11,065	1,092	2006	40

The RLJ Predecessor

Real Estate and Accumulated Depreciation

December 31, 2010 (Continued)

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2010
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Residence Inn Merrillville	7,112	595	4,372	190	595	4,562	5,157	780	2006	40
Residence Inn Novi	7,083	1,427	10,445	24	1,427	10,469	11,896	1,178	2006	40
Residence Inn Oakbrook	11,547	—	20,436	—	—	20,436	20,436	2,299	2006	40
Residence Inn Plantation	19,943	2,183	16,021	3	2,183	16,024	18,207	2,240	2006	40
Residence Inn Pontiac	10,502	320	2,354	163	320	2,517	2,837	782	2006	40
Residence Inn Round Rock	11,566	1,684	12,349	133	1,684	12,482	14,166	1,417	2006	40
Residence Inn Salt Lake City	9,403	875	6,416	37	875	6,453	7,328	739	2006	40
Residence Inn San Antonio Downtown	11,454	1,822	13,360	23	1,822	13,383	15,205	1,533	2006	40
Residence Inn Schaumburg	10,357	1,790	13,124	245	1,790	13,369	15,159	1,516	2006	40
Residence Inn South Bend	3,391	603	4,425	231	603	4,656	5,259	518	2006	40
Residence Inn Sugarland	7,500	1,100	8,073	20	1,100	8,093	9,193	926	2006	40
Residence Inn Chicago Naperville	10,068	1,923	14,101	11	1,923	14,112	16,035	1,588	2006	40
Residence Inn Downtown Louisville	11,291	1,815	13,308	—	1,815	13,308	15,123	1,331	2007	40
Residence Inn Miramar	11,291	1,692	12,409	5	1,692	12,414	14,106	1,087	2007	40
Residence Inn Grand Junction	8,155	870	9,197	8	870	9,205	10,075	604	2008	40
Residence Inn Austin Downtown	23,210	3,767	27,626	11	3,767	27,637	31,404	2,246	2007	40
SpringHill Suites North Parmer Lane	7,028	1,957	14,351	2	1,957	14,353	16,310	1,615	2006	40
SpringHill Suites Austin South Airport	12,061	1,605	11,768	77	1,605	11,845	13,450	1,355	2006	40
SpringHill Suites Carmel	8,956	1,816	13,320	580	1,816	13,900	15,716	1,527	2006	40
SpringHill Suites Louisville Hurstbourne	8,317	1,890	13,869	526	1,890	14,395	16,285	1,586	2006	40
SpringHill Suites Mishawaka South Bend	5,751	983	7,217	51	983	7,268	8,251	949	2006	40
SpringHill Suites Schaumburg	10,124	1,554	11,396	485	1,554	11,881	13,435	1,329	2006	40
SpringHill Suites Southfield	5,123	379	2,782	17	379	2,799	3,178	611	2006	40
SpringHill Suites Westminster	10,400	2,409	17,670	109	2,409	17,779	20,188	1,994	2006	40
SpringHill Suites Longmont	7,214	1,144	8,388	11	1,144	8,399	9,543	840	2007	40
Fairfield Inn Austin Central	4,002	556	4,078	23	556	4,101	4,657	469	2006	40
Fairfield Inn Austin South	4,298	505	3,702	16	505	3,718	4,223	425	2006	40
Fairfield Inn Brandon	10,072	926	6,795	103	926	6,898	7,824	1,015	2006	40
Fairfield Inn & Suites Cherry Creek	11,316	1,203	8,823	104	1,203	8,927	10,130	1,018	2006	40
Fairfield Inn Hammond	6,742	722	5,301	251	722	5,552	6,274	623	2006	40
Fairfield Inn Indianapolis Airport	6,763	657	4,820	257	657	5,077	5,734	667	2006	40
Fairfield Inn & Suites Key West	14,164	1,803	19,325	—	1,803	19,325	21,128	2,078	2006	40
Fairfield Inn Memphis	1,590	163	1,199	46	163	1,245	1,408	195	2006	40
Fairfield Inn Merrillville	7,479	768	5,636	41	768	5,677	6,445	650	2006	40
Fairfield Inn Midway	5,205	1,425	10,449	44	1,425	10,493	11,918	1,200	2006	40
Fairfield Inn San Antonio Airport	9,416	1,140	8,363	94	1,140	8,457	9,597	965	2006	40
Fairfield Inn San Antonio Downtown	8,580	1,378	10,105	52	1,378	10,157	11,535	1,162	2006	40
Fairfield Inn Valparaiso	2,266	157	1,157	2	157	1,159	1,316	216	2006	40
Holiday Inn Select Kentwood	4,054	582	4,274	2	582	4,276	4,858	655	2006	40
Hampton Inn Merrillville	5,783	665	4,879	109	665	4,988	5,653	566	2006	40
Holiday Inn Express Merrillville	5,158	545	4,005	77	545	4,082	4,627	464	2006	40
Hampton Inn Chicago Midway Airport	16,555	2,747	20,143	357	2,747	20,500	23,247	2,325	2006	40
Hilton Garden Inn Midway	21,418	2,978	21,842	—	2,978	21,842	24,820	2,503	2006	40
Sleep Inn Midway Airport	10,326	1,189	8,718	20	1,189	8,738	9,927	1,236	2006	40

The RLJ Predecessor

Real Estate and Accumulated Depreciation

December 31, 2010 (Continued)

(Dollars in thousands)

		Initial Costs			Gross Amount at December 31, 2010
Description	Debt	Land	Building & Improvements	Subsequent Costs Capitalized	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciation Life
Holiday Inn Express Hotel & Suites Midway Airport	12,892	1,874	13,742	232	1,874	13,974	15,848	1,590	2006	40
Homewood Suites Brandon	9,410	1,377	10,099	—	1,377	10,099	11,476	778	2007	40
Hilton Garden Inn Bloomington	13,801	—	18,945	—	—	18,945	18,945	948	2009	40
TGIFriday's	2,403	829	6,139	148	829	6,287	7,116	694	2006	40
Marriott LaGuardia	58,000	4,860	27,540	14	4,860	27,554	32,414	4,976	2007	40
Hilton Garden Inn St. George	10,818	1,822	13,363	17	1,822	13,380	15,202	1,226	2007	40
SpringHill Suites Bakersfield	9,975	1,560	8,838	—	1,560	8,838	10,398	1,027	2007	40
SpringHill Suites Gainesville	12,350	4,018	12,118	—	4,018	12,118	16,136	1,055	2007	40
Hampton Inn & Suites Clearwater	10,334	1,106	12,721	—	1,106	12,721	13,827	1,093	2007	40
Hampton Inn Garden City	22,934	5,691	22,764	10	5,691	22,774	28,465	1,991	2007	40
Hampton Inn & Suites Las Vegas / Summerlin	11,078	2,341	4,609	6	2,341	4,615	6,956	527	2007	40
Courtyard Houston Galleria	18,589	3,069	22,508	8	3,069	22,516	25,585	1,923	2007	40
Hampton Inn Fort Walton Beach	11,357	8,774	6,109	96	8,774	6,205	14,979	499	2007	40
Hilton Mystic	13,339	6,092	9,111	119	6,092	9,230	15,322	722	2007	40
Embassy Suites Downey	23,967	4,857	29,943	1,317	4,857	31,260	36,117	2,257	2008	40
Summerfield Suites Colorado Springs	8,900	1,453	8,234	—	1,453	8,234	9,687	514	2008	40
Summerfield Suites Austin	13,650	2,813	15,940	54	2,813	15,994	18,807	998	2008	40
Summerfield Suites Lincoln Park	20,280	3,169	17,958	20	3,169	17,978	21,147	1,123	2008	40
Summerfield Suites Dallas Uptown	15,600	2,241	12,698	—	2,241	12,698	14,939	793	2008	40
Summerfield Suites Richardson	10,112	1,445	8,186	—	1,445	8,186	9,631	511	2008	40
Summerfield Suites Houston Galleria	16,458	2,976	16,866	83	2,976	16,949	19,925	1,057	2008	40
Hilton Garden Inn New York/West 35th Street	60,000	24,244	96,978	17	24,244	96,995	121,239	4,647	2009	40
Embassy Suite Tampa Downtown Convention Center	40,000	2,161	71,017	1	2,161	71,018	73,179	1,175	2010	40
Red Roof Inn DC	—	16,214	22,265	11	16,214	22,276	38,490	496	2010	40
Embassy Suites Fort Myers Estero	—	2,816	7,862	—	2,816	7,862	10,678	141	2010	40
Homewood Suites Washington DC	31,000	23,139	34,188	—	23,139	34,188	57,327	605	2010	40
Fashion 26	—	35,592	82,392	—	35,592	82,392	117,984	787	2010	40
Hampton Inn & Suites Denver Tech Center	—	2,373	9,180	—	2,373	9,180	11,553	68	2010	40
Garden District	—	1,901	3,865	—	1,901	3,865	5,766	—	2010	40
Residence Inn Columbia	—	1,993	11,487	—	1,993	11,487	13,480	49	2010	40
Residence Inn National Harbor	—	7,457	37,046	—	7,457	37,046	44,503	167	2010	40
Residence Inn Silver Spring	—	3,945	18,896	—	3,945	18,896	22,841	87	2010	40
Hilton Garden Inn New Orleans Convention Center	—	3,405	20,750	—	3,405	20,750	24,155	83	2010	40
Hampton Inn West Palm Beach Central Airport	—	2,280	9,769	—	2,280	9,769	12,049	35	2010	40
Hilton Garden Inn West Palm Beach Central Airport	—	1,206	10,811	—	1,206	10,811	12,017	36	2010	40
Hollywood Heights Hotel	—	5,303	19,136	—	5,303	19,136	24,439	38	2010	40
Doubletree Metropolitan Hotel New York City	200,000	140,273	188,072	—	140,273	188,072	328,345	553	2010	40

	$1,747,077	$487,971	$2,171,033	$17,180	$487,971	$2,188,213	$2,676,184	$175,432

65,557,064 Shares

Common Shares

PROSPECTUS

                        , 2011

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$119,605
Printing and engraving fees	$100,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$70,000
Miscellaneous Expenses	$10,395

Total	$400,000

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        In connection with our formation and initial capitalization, on January 31, 2011, we issued 500 common shares to our Executive Chairman, Robert L. Johnson, and 500 common shares to our President and Chief Executive Officer, Thomas J. Baltimore, Jr., for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. On August 19, 2011, we repurchased these shares from Messrs. Johnson and Baltimore for a total of $1,000.

        In connection with our formation transactions, an aggregate of 73,605,951 common shares and 894,000 OP units, with an aggregate value of approximately $1.3 billion (based on the initial public offering price of $18.00 per share) were issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets. All of such persons were "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares was effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act.

Item 34.    Indemnification of Trustees and Officers.

        The Maryland REIT law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the trustee did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of the IPO, we entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

(a)   Financial Statements.

        See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b)   Exhibits.

        The list of exhibits following the signature page of this Registration Statement on Form S-11 is incorporated herein by reference.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on December 7, 2011.

RLJ LODGING TRUST
By:	/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

* Robert L. Johnson	Executive Chairman and Trustee	December 7, 2011
/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr.	President, Chief Executive Officer and Trustee (principal executive officer)	December 7, 2011
/s/ LESLIE D. HALE Leslie D. Hale	Chief Financial Officer (principal financial officer)	December 7, 2011
/s/ JULIO E. MORALES Julio E. Morales	Chief Accounting Officer (principal accounting officer)	December 7, 2011
* Evan Bayh	Trustee	December 7, 2011
* Nathaniel A. Davis	Trustee	December 7, 2011
* Robert M. La Forgia	Trustee	December 7, 2011

Signature		Title	Date

* Glenda G. McNeal		Trustee	December 7, 2011
* Joseph Ryan		Trustee	December 7, 2011
*By:	/s/ THOMAS J. BALTIMORE, JR. Thomas J. Baltimore, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	(4)	Form of Purchase Agreement
2.1	(1)	Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC
2.2	(1)	Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC
2.3	(1)	Contribution Agreement, dated as of February 1, 2011, by and between RLJ Lodging Trust and RLJ Development, LLC
2.4	(3)	First Amendment to Contribution Agreement, dated as of April 25, 2011, by and between RLJ Lodging Trust and RLJ Development, LLC
3.1	(4)	Articles of Amendment and Restatement of Declaration of Trust of RLJ Lodging Trust
3.2	(4)	Amended and Restated Bylaws of RLJ Lodging Trust
4.1	(3)	Form of Specimen Common Share Certificate
4.2	(5)	Registration Rights Agreement, dated May 16, 2011, by and among RLJ Lodging Trust and the persons listed on Schedule I thereto
4.3	(5)	Registration Rights Agreement, dated May 16, 2011, by and among RLJ Lodging Trust and the persons listed on Schedule I thereto
5.1		Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
8.1		Opinion of Hogan Lovells US LLP regarding tax matters
10.1	(5)	Amended and Restated Agreement of Limited Partnership, dated May 13, 2011
10.2	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Thomas J. Baltimore, Jr.
10.3	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Evan Bayh
10.4	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Ross H. Bierkan
10.5	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Nathaniel Davis
10.6	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Leslie D. Hale
10.7	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Robert L. Johnson
10.8	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Robert M. La Forgia
10.9	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Glenda G. McNeal
10.10	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Julio E. Morales
10.11	(5)	Indemnification Agreement, dated May 16, 2011, between RLJ Lodging Trust and Joseph Ryan
10.12	(4)	RLJ Lodging Trust 2011 Equity Incentive Plan
10.13	(4)	Form of Restricted Share Agreement
10.14	(4)	Form of Restricted Share Agreement for Trustees
10.15	(2)	Form of Non-Qualified Option Agreement
10.16	(2)	Form of Share Units Agreement
10.17	(4)	Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Robert L. Johnson

Exhibit Number		Exhibit Description
10.18	(4)	Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Thomas J. Baltimore, Jr.
10.19	(4)	Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Leslie D. Hale
10.20	(4)	Employment Agreement dated as of April 27, 2011 by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Ross H. Bierkan
10.21	(2)	Form of the Wachovia Mortgage
10.22	(2)	Form of the Wachovia Note
10.23	(6)	Credit Agreement, dated as of June 20, 2011, by and among the Operating Partnership, the Company, Wells Fargo Bank National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, PNC Bank, National Association, Barclays Bank PLC and Deutsche Bank Trust Company Americas, as Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners and the other lenders party thereto
10.24	(6)	Guaranty, dated as of June 20, 2011, by the Company and certain subsidiaries of the Company party thereto
10.23	(2)	Form of WLS Management Agreement
21.1	(4)	List of Subsidiaries of RLJ Lodging Trust
23.1		Consent of PricewaterhouseCoopers LLP
23.2		Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.3		Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
24.1		Power of Attorney for Robert L. Johnson, dated as of November 4, 2011
24.2		Power of Attorney for Evan Bayh, dated as of November 4, 2011
24.3		Power of Attorney for Nathaniel A. Davis, dated as of November 4, 2011
24.4		Power of Attorney for Robert M. La Forgia, dated as of November 4, 2011
24.5		Power of Attorney for Glenda G. McNeal, dated as of November 4, 2011
24.6		Power of Attorney for Joseph Ryan, dated as of November 4, 2011
101.INS		XBRL Instance Document	Submitted electronically with this report
101.SCH		XBRL Taxonomy Extension Schema Document	Submitted electronically with this report
101.CAL		XBRL Taxonomy Calculation Linkbase Document	Submitted electronically with this report
101.DEF		XBRL Taxonomy Extension Definition Linkbase Document	Submitted electronically with this report
101.LAB		XBRL Taxonomy Label Linkbase Document	Submitted electronically with this report
101.PRE		XBRL Taxonomy Presentation Linkbase Document	Submitted electronically with this report

Attached as Exhibit 101 to this report are the following documents formatted in XBRL (Extensible Business Reporting Language):

  (i)
  the Unaudited Combined Consolidated Balance Sheets as of September 30, 2011, and December 31, 2010, for RLJ Lodging Trust;

  (ii)
  the Unaudited Combined Consolidated Statements of Operations for the nine months ended September 30, 2011 and September 30, 2010, for RLJ Lodging Trust;

  (iii)
  the Unaudited Combined Consolidated Statements of Changes in Owners' Equity for the nine months ended September 30, 2011 and September 30, 2010, for RLJ Lodging Trust;

  (iv)
  the Unaudited Combined Consolidated Statements of Cash Flows for nine months ended September 30, 2011 and September 30, 2010, for RLJ Lodging Trust;

  (v)
  the Balance Sheet as of February 1, 2011, for RLJ Lodging Trust;

  (vi)
  the Combined Consolidated Balance Sheets as of December 31, 2010 and 2009, for The RLJ Predecessor;

  (vii)
  the Combined Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008, for The RLJ Predecessor;

  (viii)
  the Combined Consolidated Statements of Changes in Owners' Equity for the years ended December 31, 2010, 2009 and 2008, for The RLJ Predecessor; and

  (ix)
  the Combined Consolidated Statements of Cash Flows for years ended December 31, 2010, 2009 and 2008, for The RLJ Predecessor.

Users of this data are advised pursuant to Rule 406T of Regulation S-T that this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

(1)
Previously filed with Registration Statement on Form S-11/A (SEC File No. 333-172011) filed by the Registrant with the Securities and Exchange Commission on March 15, 2011.

(2)
Previously filed with Registration Statement on Form S-11/A (SEC File No. 333-172011) filed by the Registrant with the Securities and Exchange Commission on April 13, 2011.

(3)
Previously filed with Registration Statement on Form S-11/A (SEC File No. 333-172011) filed by the Registrant with the Securities and Exchange Commission on April 29, 2011.

(4)
Previously filed with Registration Statement on Form S-11/A (SEC File No. 333-172011) filed by the Registrant with the Securities and Exchange Commission on May 5, 2011.

(5)
Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 19, 2011.

(6)
Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 24, 2011.